As filed with the Securities and Exchange Commission on October 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVUS CAPITAL CORPORATION II

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	85-3230987 (I.R.S. Employer Identification Number)

8556 Oakmont Lane

Indianapolis, IN 46260

(317) 590-6959

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Novus Capital Corporation II

8556 Oakmont Lane

Indianapolis, IN 46260

Attention: Robert J. Laikin

(317) 590-6959

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Mittman, Esq.

Brad L. Shiffman, Esq.

Kathleen A. Cunningham, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10021

(212) 885-5000

rmittman@blankrome.com

bshiffman@blankrome.com

kcunningham@blankrome.com

Michael H. Irvine, Esq.

Jeffrey R. Vetter, Esq.

Daniel Reichert, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Bush Plaza, 12th Floor

San Francisco, California 94104

(415) 801-4880

mirvine@gunder.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.0001 per share	115,150,822	N/A	$547.43	$0.05

(1)       Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of the registrant estimated to be issued in connection with the business combination described herein.

(2)       Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Energy Vault, Inc., a Delaware corporation (“Energy Vault”) is a private company, no market exists for its securities, and Energy Vault has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Energy Vault securities expected to be exchanged in the Merger.

(3)       Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROXY STATEMENT AND PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2021

NOVUS CAPITAL CORPORATION II

8556 Oakmont Lane

Indianapolis, IN 46260

Dear Novus Capital Corporation II Stockholders:

Novus Capital Corporation II, a Delaware corporation (“Novus”), NCCII Merger Corp., a wholly-owned subsidiary of Novus incorporated in the State of Delaware (“Merger Sub”), and Energy Vault, Inc., a Delaware corporation (“Energy Vault”), have entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) pursuant to which Merger Sub will merge with and into Energy Vault, with Energy Vault surviving the merger and becoming a wholly-owned direct subsidiary of Novus (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). At the closing of the Business Combination, each of the then issued and outstanding shares of Energy Vault common stock (including each share of Energy Vault preferred stock that will be converted into shares of Energy Vault common stock immediately prior to such closing) will be cancelled and automatically convert into the right to receive the number of shares of Novus common stock equal to the exchange ratio (determined in accordance with the Business Combination Agreement and as further described herein). In addition, the holders of Energy Vault common stock (including each share of Energy Vault preferred stock that will be converted into shares of Energy Vault common stock immediately prior to such closing) and holders of Energy Vault equity awards immediately prior to such closing are eligible to receive up to 9,000,000 additional shares of Novus common stock (the “Earn Out Shares”) upon the achievement of certain earn out targets.

Upon completion of the Business Combination, it is anticipated that Energy Vault’s stockholders will own approximately 70.7% of the total outstanding common stock of the combined company, assuming that none of the Public Stockholders exercise their redemption rights and that no Earn Out Shares are issued. On September 8, 2021, Novus executed subscription agreements with certain investors for the sale of an aggregate of approximately 10,000,000 shares of Novus Class A common stock at a purchase price of $10.00 per share for gross aggregate proceeds of approximately $100.0 million (the “PIPE”). The closing of the sale of the PIPE will occur concurrently with the consummation of the Business Combination. See the section titled “The Business Combination” on page 103 of the attached proxy statement/prospectus for further information on the consideration being paid to the stockholders of Energy Vault. Following the Business Combination and the related financing, Novus’s stockholders will own approximately 22.8% of the outstanding common stock of the Combined Company, assuming that none of the Public Stockholders exercise their redemption rights and that no Earn Out Shares are issued and excluding shares purchased by them in the PIPE or approximately 8.6%. in the event that Novus’s public stockholders exercise their redemption rights to the maximum extent permitted under the Business Combination Agreement).

Novus’s units, common stock and warrants are currently listed on the New York Stock Exchange, or the NYSE, under the symbols “NXU.U,” “NXU,” and “NXU WS,” respectively. Novus has applied to list the shares of common stock and the warrants of Novus on the NYSE under the symbols “          ” and “      ,” respectively, upon the closing of the Business Combination. At the closing of the Business Combination, each Novus unit will be separated into its components, which consists of one share of common stock and one-third of warrant, and such units will no longer exist. Upon closing, Novus intends to change its name from “Novus Capital Corporation II” to “Energy Vault Holdings, Inc.”

Novus is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Novus special meeting of stockholders, which will be held on            , 2021, at 10:00 a.m., Eastern time, via live webcast at the following address:      , unless postponed or adjourned to a later date, Novus will ask its stockholders to adopt the Business Combination Agreement thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.

After careful consideration, Novus’s board of directors has unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus, and Novus’s board of directors has determined that it is advisable to consummate the Business Combination. The board of directors of Novus recommends that its stockholders vote “FOR” each of the proposals described in this proxy statement/prospectus.

More information about Novus, Energy Vault and the Business Combination is contained in this proxy statement/prospectus. Novus and Energy Vault urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 43 OF THIS PROXY STATEMENT/PROSPECTUS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Robert J. Laikin Chief Executive Officer

    , 2021

The accompanying proxy statement/prospectus is dated            , 2021 and is first being mailed to the stockholders of Novus on or about that date.

Your vote is very important. Whether or not you plan to attend the special meeting of Novus’s stockholders online, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of Novus’s stockholders and vote online, you must obtain a proxy from your broker or bank.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

NOVUS CAPITAL CORPORATION II

8556 Oakmont Lane

Indianapolis, IN 46260

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON            , 2021

To the Stockholders of Novus Capital Corporation II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Novus Capital Corporation II, a Delaware corporation (“Novus,” “we,” “our” or “us”), will be held on            , 2021, at 10:00 a.m., Eastern time, via live webcast at the following address:

You are cordially invited to attend the special meeting for the following purposes:

●	The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of September 8, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among Novus, Energy Vault, Inc., a Delaware corporation (“Energy Vault”), and NCCII Merger Corp., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Novus will issue shares of common stock of Novus (“Combined Company Common Stock”) to holders of common stock of Energy Vault (“Energy Vault Common Stock”) and Merger Sub will merge with and into Energy Vault, with Energy Vault surviving the merger and becoming a wholly-owned direct subsidiary of Novus (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).
●	The “Charter Proposals” — To consider and vote upon amendments to Novus’s amended and restated certificate of incorporation. The proposed amendments detailed below will be voted on separately and are collectively referred to as the “Charter Proposals”:

●	Name Change Charter Amendment — to change Novus’s name to “Energy Vault Holdings, Inc.”;
●	Common Stock Reclassification Amendment — to eliminate the Class B Common Stock classification and provide for a single class of common stock;
●	The Authorized Share Charter Amendment — To change the number of authorized shares of Novus’s capital stock, par value $0.0001 per share, from 525,000,000 shares, consisting of (a) 520,000,000 shares of common stock, including 500,000,000 shares of Novus Common Stock and 20,000,000 shares of Class B Common Stock and (b) 5,000,000 shares of preferred stock, to 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 5,000,000 shares of preferred stock;
●	The Director Removal Charter Amendment — To provide that any director or the entire board of directors of Novus may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Novus’s capital stock entitled to vote thereon, voting together as a single class;
●	Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine;
●	Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the bylaws and to certain specified provisions of the certificate of incorporation to 662∕3%; and
●	Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”).

●	The Equity Incentive Plan Proposal— To consider and vote upon the adoption of the Energy Vault Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) established to be effective after the Closing to assist Novus, immediately upon consummation of the Business Combination (the “Combined Company”) in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.
●	The NYSE Proposal— To consider and vote upon a proposal to (i) issue Combined Company Common Stock to (a) Energy Vault’s stockholders as a result of the Merger pursuant to the Business Combination Agreement and (b) the investors in the PIPE; and (ii) issue equity awards under the 2021 Plan if such plan is approved in accordance with Proposal 3 (Equity Incentive Plan Proposal).
●	The Adjournment Proposal— a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Novus’s stockholders and personnel, the special meeting will be held completely virtually, conducted only via webcast at the following address: . There will be no physical meeting location. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Only holders of record of shares of Novus Common Stock and Novus Class B Common Stock at the close of business on , 2021 are entitled to notice of the virtual special meeting and to vote at the virtual special meeting and any adjournments or postponements thereof. A complete list of Novus’s stockholders of record entitled to vote at the virtual special meeting will be available at the virtual special meeting and for ten days before the virtual special meeting at Novus’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the virtual special meeting.

Pursuant to Novus’s amended and restated certificate of incorporation, Novus is providing the holders of shares of Novus Class A Common Stock (the “Novus Common Stock”) originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, shares of Novus Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Novus to pay its income taxes or any other taxes payable) from the IPO and a concurrent private placement of warrants to the initial stockholders of Novus listed on Schedule C of the Business Combination Agreement (“Novus Initial Stockholders”) and NCCII Co-Invest LLC (together with the Novus Initial Stockholders, the “Founders”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of , 2021 of approximately $287.5 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Novus Common Stock. Holders of Novus’s outstanding warrants sold in the IPO, which are exercisable for shares of Novus Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. The Founders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to their respective Founder’s shares (but not with respect to any shares of Novus Common Stock purchased in the PIPE or in the open market), and such Founder’s shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of , 2021, the record date for the special meeting of stockholders (the “Record Date”), the Founders, including Novus’s officers and directors, own approximately % of outstanding Novus Common Stock. The Novus Initial Stockholders, including Novus’s officers and directors, have agreed to vote any shares of Novus Common Stock owned by them in favor of the Business Combination.

Novus may not consummate the Business Combination unless the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the NYSE Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal and the NYSE Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock and Novus Class B Common Stock entitled to vote thereon at the special meeting, voting together as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of the Novus Common Stock and Novus Class B Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Novus Class B Common Stock then outstanding, voting separately as a single class.

The approval of the Equity Incentive Plan Proposal requires that the holders of a majority of the shares of Novus Common Stock and the Novus Class B Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal, voting together as a single class. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in the accompanying proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (800) 662-5200.

By Order of the Board of Directors,
Robert J. Laikin Chief Executive Officer

         , 2021

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Novus (File No. 333-           ) (the “Registration Statement”), constitutes a prospectus of Novus under Section 5 of the Securities Act, with respect to the shares of Combined Company Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the Exchange Act with respect to the special meeting of Novus’s stockholders at which Novus’s stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS

In this document:

“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Novus to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“broker non-vote” means the failure of a Novus stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 8, 2021, as may be amended from time to time, by and among Novus, Energy Vault and Merger Sub.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Cassel Salpeter” means Cassel Salpeter & Co., LLC, who acted as financial advisor to the Special Committee of Novus’s Board of Directors.

“Charter Proposals” means the proposals to consider and vote upon each of the amendments to Novus’ amended and restated certificate of incorporation listed on the Proxy Card to amend certain provisions in connection with the Business Combination.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Novus, immediately upon consummation of the Business Combination.

“Combined Company Common Stock” means the Novus Common Stock, immediately upon consummation of the Business Combination.

“Combined Company Stockholders” means the holders of Novus Common Stock, immediately upon consummation of the Business Combination.

“Cowen” means Cowen and Company, LLC, who acted as underwriter of Novus’s initial public offering and is acting as co-placement agent for the PIPE.

“DGCL” means the Delaware General Corporation Law.

“Earn Out Period” means the period commencing on the Closing and ending on the three year anniversary of the Closing.

“Earn Out Shares” means up to 9,000,000 additional Combined Company Common Stock issuable upon the achievement of certain earn out targets.

“Energy Vault” means Energy Vault, Inc., a Delaware corporation.

“Energy Vault Awards” means all awards of equity issued pursuant to Energy Vault equity plans or otherwise, whether or not exercisable and whether or not exercisable, that are outstanding immediately prior to the Effective Time, including Energy Vault Options, Energy Vault Restricted Shares and Energy Vault RSUs.

“Energy Vault Common Stock” means Energy Vault’s common stock, par value $0.0001 per share.

“Energy Vault Options” means all outstanding options to purchase shares of Energy Vault Common Stock, whether or not exercisable and whether or not vested, issued under Energy Vault equity plans or otherwise that are outstanding immediately prior to the Effective Time.

“Energy Vault Preferred Stock” means, collectively, the Series FR Preferred Stock, par value $0.0001 per share, the Series Seed 1 Preferred Stock, par value $0.0001 per share, Series Seed 2 Preferred Stock, par value $0.0001 per share, the Series A-1 Preferred Stock, par value $0.0001 per share, Series A-2 Preferred Stock, par value $0.0001 per share, Series B Preferred Stock, par value $0.0001 per share, the Series B-1 Preferred Stock, par value $0.0001 per share, and the Series C Preferred Stock, par value $0.0001, in each case, of Energy Vault.

“Energy Vault Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of Energy Vault Common Stock and Energy Vault Preferred Stock (on an as-converted basis)] outstanding, voting together as a single class, (ii) the holders of at least a majority of the Energy Vault Preferred Stock (on an as-converted basis) outstanding, voting together as a single class.

“Energy Vault Restricted Shares” means the shares of Energy vault Common Stock subject to forfeiture restrictions, repurchase restrictions or other restrictions pursuant to any Energy Vault equity plan or otherwise.

“Energy Vault RSUs” means all restricted stock units which represent the right to receive shares of Energy Vault Common Stock, whether or not vested, immediately prior to the Closing under Energy Vault equity plans or otherwise and that are outstanding as of immediately prior to the Effective Time.

“Energy Vault Stockholders” means holders of Energy Vault Common Stock and Energy Vault Preferred Stock.

“Equity Incentive Plan Proposal” means the proposal to approve the adoption of the Energy Vault Holdings, Inc. 2021 Equity Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 100,000,000 by (b) the number of shares of Energy Vault Common Stock issued and outstanding on a fully-diluted basis (other than the shares of Energy Vault Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to the Effective Time).

“Existing Certificate of Incorporation” means the amended and restated Certificate of Incorporation of Novus as in effect prior to the adoption of the Charter Proposals.

“Founders” means the Novus Initial Stockholders and NCCII Co-Invest LLC (an affiliate of Cowen).

“Founder Shares” means the Initial Stockholder Shares and NCCII Shares.

“GAAP” means United States generally accepted accounting principles.

“Goldman Sachs” means Goldman Sachs & Co. LLC, who is acting as co-placement agent for the PIPE.

“Guggenheim” means Guggenheim Securities, LLC, who is acting as co-placement agent for the PIPE.

“Helena SPV” means HIS Energy Vault I LLC, a special purpose vehicle of which Helena Special Investments GP LLC is the managing member and formed for the purpose of making an investment in Energy Vault.

“Initial Stockholder Shares” means the 6,579,861 shares of Novus’s Class B common stock, initially purchased by the Novus Initial Stockholders in a private placement in connection with the IPO of which 657,986 shares will be forfeited upon the consummation of the Business Combination and the remaining 5,921,874 shares will automatically convert to Novus Common Stock upon consummation of a business combination by Novus.

“IPO” means Novus’s initial public offering of units, consummated on February 8, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merging of Merger Sub with and into Energy Vault, with Energy Vault surviving the Merger as a wholly-owned subsidiary of Novus.

“Merger Sub” means NCCII Merger Corp., a Delaware corporation and wholly-owned subsidiary of Novus.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.001 per share.

“Minimum PIPE Commitment” means at least an aggregate of $100.0 million committed pursuant to the PIPE.

“NCCII Co-Invest” means NCCII Co-Invest LLC, an affiliate of Cowen.

“NCCII Shares” means the 607,639 shares of Novus’s Class B common stock, $0.0001 par value, initially purchased by NCCII Co-Invest in a private placement in connection with the IPO and which will automatically convert to Novus Common Stock upon consummation of a business combination by Novus.

“Novus” means Novus Capital Corporation II, a Delaware corporation.

“Novus Class B Common Stock” means stock, par value $0.0001 per share.

“Novus Common Stock” means Novus’s Class A common stock, par value $0.0001 per share.

“Novus Initial Stockholders” means the initial stockholders of Novus, including Novus’s officers and Novus’s directors, listed on Schedule C of the Business Combination Agreement.

“Novus Unit” means one share of Novus Common Stock and one-third of one Novus Warrant.

“Novus Warrant Agreement” means the warrant agreement, dated as of February 2, 2021, by and between Novus and Continental Stock Transfer & Trust Company, governing the Novus Warrants.

“Novus Warrants” means warrants to purchase shares of Novus Common Stock as contemplated under the Novus Warrant Agreement, with each warrant exercisable for one share of Novus Common Stock at an exercise price of $11.50.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” means the proposal to consider and vote to issue Combined Company Common Stock to (i) Energy Vault’s stockholders as a result of the Merger pursuant to the Business Combination Agreement, (ii) the investors in the PIPE, and (iii) issue equity awards under the 2021 Plan if such plan is approved in accordance with Proposal 3 (Equity Incentive Plan Proposal).

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheet of Energy Vault as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and shareholders’ deficit and cash flows of Energy Vault for such periods, and the related notes to the consolidated financial statements, each audited in accordance with the auditing standards of PCAOB.

“PIPE” means that certain private placement in the aggregate amount of approximately $100.0 million, to be consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Novus, and subject to the conditions set forth therein, the Subscribers will purchase approximately 10,000,000 shares of Novus Common Stock at a purchase price of $10.00 per share.

“PIPE Shares” means an aggregate of approximately 10,000,000 shares of Novus Common Stock to be issued to Subscribers in the PIPE.

“Private Warrants” means the warrants to purchase shares of Novus Common Stock purchased in a private placement in connection with the IPO.

“Proposed Certificate of Incorporation” means the amended and restated certificate of incorporation of Novus, giving effect to the Charter Proposals.

“Proposed Transactions” means the Business Combination and the transactions related thereto.

“Public Shares” means shares of Novus Common Stock issued as a component of the Novus units sold in the IPO.

“Public Stockholders” means the holders of shares of Novus Common Stock.

“Public Warrants” means the warrants included as a component of the Novus units sold in the IPO, each of which is exercisable for one share of Novus Common Stock, in accordance with its terms.

“Restricted Shares” means the 4,851,561 Founder Shares subject to vesting and forfeiture restrictions set forth in the Sponsor Restricted Stock Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Series C Interim Convertible Preferred Stock” means 165,177 shares of Series C Preferred Stock of Energy Vault issued subsequent to the execution of the Business Combination Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stockholder Proposals” means, individually or collectively as context requires, the Business Combination Proposal, the Charter Proposals, the Equity Incentive Plan Proposal, the NYSE Proposal and/or the Adjournment Proposal.

“Subscribers” means the purchasers of the PIPE Shares.

“Subscription Agreement” means the agreements pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell, approximately 10,000,000 shares of Novus Common Stock at a purchase price of $10.00 per share immediately prior to the consummation of the Business Combination.

“Subsequent Transaction” means any sale, merger, liquidation, exchange offer or similar transaction the Combined Company consummates after the Merger.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Novus.

“Triggering Event I” means the first date on which the Combined Company Common Stock closing price over any twenty trading days within a thirty consecutive trading day period during the Earn Out Period is greater than or equal to $15.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Combined Company Common Stock occurring on or after the Closing).

“Triggering Event II” means the first date on which the Combined Company Common Stock closing price over any twenty trading days within a thirty (30) consecutive trading day period during the Earn Out Period is greater than or equal to $20.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Combined Company Common Stock occurring on or after the Closing).

“Triggering Event III” means the first date on which the Combined Company Common Stock closing price over any twenty trading days within a thirty consecutive trading day period during the Earn Out Period is greater than or equal to $30.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Combined Company Common Stock occurring on or after the Closing).

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“Written Consent” means the irrevocable written consent, in form and substance reasonably acceptable to Novus, of holders of Energy Vault Common Stock or Energy Vault Preferred Stock constituting the Energy Vault Requisite Approval (including the Key Company Stockholders (as defined in the Business Combination Agreement)) in favor of the approval and adoption of the Business Combination Agreement and the Merger and all other transactions relating to the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Novus’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.	Why am I receiving this proxy statement/prospectus?
A.

Novus has entered into the Business Combination Agreement with Energy Vault and Merger Sub pursuant to which Merger Sub will be merged with and into Energy Vault, with Energy Vault surviving the Merger as a wholly-owned subsidiary of Novus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Novus encourages its stockholders to read it in its entirety. Novus’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination and the Business Combination Agreement, among other Stockholder Proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal.”

The Novus Common Stock, Novus Warrants and Novus Units are currently listed on the NYSE under the symbols “NXU,” “NXU WS” and “NXU.U,” respectively. Novus has applied to list the shares of common stock and the warrants of the Combined Company on the NYSE under the symbols “ ” and “ ,” respectively, upon Closing. All outstanding Novus Units will be separated into their component securities immediately prior to the Closing. Accordingly, Novus will no longer have any units following consummation of the Business Combination, and therefore Novus will instruct the NYSE to remove the listing of the Novus Units immediately following the consummation of the Business Combination. Upon Closing, Novus intends to change its name from “Novus Capital Corporation II” to “Energy Vault Holdings, Inc.”.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Novus with respect to the Combined Company Common Stock issuable in connection with the Business Combination.

Q.	What matters will stockholders consider at the special meeting?
A.	At the Novus special meeting of stockholders, Novus will ask its stockholders to vote in favor of the following Stockholder Proposals:
1.	The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the resulting Business Combination.
2.

The Charter Proposals — To consider and vote upon amendments to Novus’s amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”). The proposed amendments detailed below are collectively referred to as the “Charter Proposals.”:

•	Name Change Charter Amendment — to change Novus’s name to Energy Vault Holdings, Inc.;” and
•	Common Stock Reclassification Amendment — to eliminate the Class B Common Stock classification and provide for a single class of common stock; and
•

The Authorized Share Charter Amendment — To increase the number of authorized shares of Novus’s capital stock, par value $0.0001 per share, from 525,000,000 shares, consisting of (a) 520,000,000 shares of common stock, including 500,000,000 shares of Novus Common Stock and 20,000,000 shares of Class B Common Stock and (b) 5,000,000 shares of preferred stock, to 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 5,000,000 shares of preferred stock;

•	Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the stockholders and not by written consent; and
•	Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and
•

Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the bylaws and to certain specified provisions of the certificate of incorporation to 662∕3%; and

•

Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

3.

The Equity Incentive Plan Proposal — To consider and vote upon the adoption of the 2021 Plan established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, directors and consultants, to secure and retain the services of new employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

5.

The NYSE Proposal — To consider and vote upon a proposal to (i) issue Combined Company Common Stock to the Energy Vault Stockholders as a result of the Merger pursuant to the Business Combination Agreement; (ii) Novus Common Stock to the investors in the PIPE; (iii) issue equity awards under the 2021 Plan if such plan is approved in accordance with Proposal 3 (Equity Incentive Plan Proposal); and (iv) adopt the 2021 Plan.

6.

The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

The approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the then outstanding shares of Novus Common Stock and Novus Class B Common Stock entitled to vote thereon at the special meeting, voting together as a single class. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against this Stockholder Proposal.

Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of the Novus Common Stock and Novus Class B Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Novus Class B Common Stock then outstanding, voting separately as a single class. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these Stockholder Proposals.

The approval of the Equity Incentive Plan Proposal and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Novus Common Stock and Novus Class B Common Stock, that are voted at the special meeting of stockholders, voting together as a single class. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals.

The approval of the NYSE Proposal requires the affirmative vote (virtually in person or by proxy) of a majority of the shares of Novus Common Stock and Novus Class B Common Stock that are voted at the special meeting of stockholders, voting together as a single class. Pursuant to the rules of the NYSE, abstentions from voting are counted as a vote against the NYSE Proposal.

As of the Record Date, the Novus Founders beneficially owned an aggregate of 7,187,500 shares of Novus Class B Common Stock, constituting all of the outstanding shares of Novus Class B Common Stock and approximately 20.0% of the outstanding shares of Novus Common Stock and Novus Class B Common Stock in the aggregate. Pursuant to the Sponsor Support Agreement, the Novus Founders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the Stockholder Proposals. As of the date of this proxy statement/prospectus, certain of the Founders and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock in the PIPE; however, such shares will not be outstanding as of the Record Date and will not be enabled to vote in the Novus special meeting of stockholders.

Novus will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote by submitting their proxy as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	I am a Novus warrant holder. Why am I receiving this proxy statement/prospectus?
A.

Upon consummation of the Business Combination, the Novus Warrants shall, by their terms, entitle the holders in the aggregate to purchase 9,583,333 shares of Combined Company Common Stock in lieu of 9,583,333 shares of Novus Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Energy Vault and the business of Energy Vault following consummation of the Business Combination. Novus and Energy Vault urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	Are any of the proposals conditioned on one another?
A.

Novus may not consummate the Business Combination unless the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, and the NYSE Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal is not approved, then Novus will not consummate the Business Combination. If Novus does not consummate the Business Combination and fails to complete an initial business combination by February 8, 2023 or obtain the approval of Novus’s stockholders to extend the deadline for Novus to consummate an initial business combination, then Novus will be required to dissolve and liquidate.

Q.	What will happen upon the consummation of the Business Combination?
A.

On the Closing Date, Energy Vault will merge into Merger Sub, whereupon Merger Sub will cease to exist and Energy Vault will continue as the surviving entity and become a direct wholly-owned subsidiary of Novus. The Merger will have the effects specified under Delaware law. At the Closing, all of the then outstanding shares of Energy Vault Common Stock will be cancelled and automatically converted into up to an aggregate of 108,963,033 shares of Combined Company Common Stock. In addition, on the Closing Date, the PIPE will be consummated, and the net proceeds will be released to the Combined Company. It is also anticipated that we will reserve for issuance up to 6,187,789 shares of Combined Company Common Stock in respect of Combined Company Options and Combined Company RSUs issued in exchange for outstanding pre-merger Energy Vault Options and Energy Vault RSUs. Additionally, during the Earn Out Period, the holders of Energy Vault Common Stock, Energy Vault Options and Energy Vault Awards outstanding immediately prior to the Effective Time are eligible to receive up to 9,000,000 additional shares of Combined Company Common Stock in the aggregate, referred to herein as the Earn Out Shares, in three equal tranches upon the occurrence of each Earn Out Triggering Event. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Q.	Why is Novus proposing the Business Combination Proposal?
A.

Novus was organized for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Novus is not limited to a particular industry or geographic region.

Novus received $287.5 million from its IPO and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Existing Certificate of Incorporation, holders of Public Shares may redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account upon the consummation of the Business Combination. See the question titled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” for more information.

There are currently 28,750,000 shares of Novus Common Stock and 7,187,500 shares of Novus Class B Common Stock issued and outstanding. In addition, there are currently 14,749,999 Novus Warrants issued and outstanding, consisting of 9,583,333 Public Warrants and 5,166,666 Private Warrants. Each whole Novus Warrant entitles the holder thereof to purchase one share of Novus Stock at a price of $11.50 per share. The Novus Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation.

Under the Existing Certificate of Incorporation, all holders of Public Shares have the opportunity to have their Public Shares redeemed upon the consummation of a business combination. The Private Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Q.	Did Novus’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.

In connection with its determination to recommend the Business Combination, a special committee of the Novus board of directors obtained an opinion from Cassel Salpeter as to the fairness from a financial point of view to Novus, as of the date of such opinion, of the aggregate closing consideration to be issued by Novus in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described above under the caption “Proposal No. 1 — The Business Combination Proposal — Opinion of Financial Advisor to the Novus Special Committee.”

Q.	Do I have redemption rights?
A.

If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Founders, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Novus to pay its income taxes or any other taxes payable, upon the consummation of the Business Combination. The per share amount Novus will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Novus will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. Notwithstanding the foregoing, a holder of Novus Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Novus Common Stock. Accordingly, no shares of Novus Common Stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be redeemed.

All of the Founders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Novus’s business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $287.5 million on [*], 2021, the estimated per share redemption price would have been approximately $10.00 Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Novus), in connection with the liquidation of the Trust Account.

Q.	Will my vote affect my ability to exercise redemption rights?
A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal and other Stockholder Proposals or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q.	How do I exercise my redemption rights?
A.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on           , 2021 (two business days before the special meeting of stockholders), (i) submit a written request to Novus’s transfer agent that Novus redeem your Public Shares for cash, and (ii) deliver your stock to Novus’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). For the address of Continental Stock Transfer & Trust Company, Novus’s transfer agent, see the question “Who can help answer my questions?” below. Novus requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Novus’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Novus’s transfer agent will need to act to facilitate the request. It is Novus’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Novus does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. Under Novus’s bylaws, Novus is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than anticipated for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Novus’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Novus’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Novus’s transfer agent return the shares (physically or electronically). You may make such request by contacting Novus’s transfer agent at the phone number or address listed under the question, “Who can help answer my questions?”.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?
A.	No. There are no appraisal rights available to holders of shares of Novus Common Stock or Novus Class B Common Stock in connection with the Business Combination.
Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Novus’s stockholders who properly exercise their redemption rights and (ii) expenses incurred by Energy Vault and Novus in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. The remaining funds available for release from the Trust Account will be used for general corporate purposes of the Combined Company following the Business Combination.

Q.	Will Novus obtain new financing in connection with the Business Combination?
A.

Investors have committed to purchase an aggregate of approximately 10,000,000 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, for an aggregate purchase price of approximately $100.0 million. In connection with the PIPE, certain of the Founders and their affiliates agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock.

Q.	What happens to the proceeds from the PIPE upon consummation of the Business Combination?
A.

The PIPE is expected to close concurrently with the closing of the Business Combination. Upon the closing of both the Business Combination and the PIPE, the proceeds from the PIPE will be released to Novus and is expected to be used for general corporate purposes of the Combined Company.

Q.	What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.

Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

In no event will Novus redeem Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the exercise of redemption rights. If enough Public Stockholders exercise their redemption rights such that Novus cannot satisfy the net tangible asset requirement, Novus would not proceed with the redemption of our Public Shares or the Business Combination, and instead may search for an alternate business combination.

As a result of redemptions, the trading market for the Combined Company’s common stock may be less liquid than the market for Novus Common Stock was prior to the Business Combination and the Combined Company may not be able to meet the listing standards of the NYSE or any other national securities exchange.

Additionally, with fewer funds available from the trust account, the capital infusion from the Trust Account into the Combined Company will be reduced and it may not be able to achieve its business plan and may require additional financing sooner than currently anticipated.

Q.	What happens if the Business Combination is not consummated?
A.

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If Novus does not complete the business combination with Energy Vault for whatever reason, Novus would search for another target business with which to complete a business combination. If Novus does not complete a business combination with Energy Vault or another target business by February 8, 2023, Novus must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of then outstanding Public Shares. The Founders have no redemption rights in the event a business combination is not consummated in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such a liquidation, as described above, there will be no distribution with respect to outstanding Novus Warrants and, accordingly, the Novus Warrants will expire and be worthless.

Q.	What is Energy Vault?
A.

Energy Vault develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. Energy Vault’s mission is to accelerate the decarbonization of our economy through the development of sustainable and economical energy storage technologies. To achieve this, Energy Vault has designed the EVx and the Energy Vault Resiliency Center (EVRC) platforms, advanced gravity energy storage solutions that are intended to minimize environmental and supply chain risks and do not have the geological constraints of some of the energy storage technologies on the market today. For more information, see the section titled “Information About Energy Vault.”

Q.	What equity stake will current Novus’s stockholders and Energy Vault’s stockholders have in the Combined Company after the Closing?
A.

It is anticipated that upon the completion of the Business Combination the ownership of the Combined Company will be as follows, assuming that none of the Public Stockholders exercise their redemption rights and that no Earn Out Shares are issued:

●	the stockholders of Energy Vault will own 108,963,033 shares of Combined Company Common Stock, representing approximately 70.7% of the total shares outstanding, which excludes up to 6,187,789 shares of Combined Company Common Stock (i) that may be issuable pursuant to Energy Vault Options or (ii) into which Energy Vault RSUs may be settled;
●	the PIPE Subscribers will own approximately 10,000,000 shares of Combined Company Common Stock, representing approximately 6.5% of the total shares outstanding;
●	the Public Stockholders will own 28,750,000 shares of Combined Company Common Stock, representing approximately 18.6% of the total shares outstanding;
●	the holders of Initial Stockholder Shares will own 5,921,875 shares of Combined Company Common Stock, representing approximately 3.8% of the total shares outstanding, excluding 1,100,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE (including 1,480,469 shares which are subject to forfeiture if certain price targets are not met as described herein); and
●	the holders of NCCII Shares will own 546,875 shares of Combined Company Common Stock, representing approximately 0.4% of the total shares outstanding (including 136,719 shares which are subject to forfeiture if certain price targets are not met as described herein).

In the event that Public Stockholders exercise their redemption rights to the maximum extent permitted under the Business Combination Agreement (resulting in the redemption of 21,855,202 shares and forfeiture of 2,177,460 shares by the Novus Initial Stockholders and NCCII) upon the completion of the Business Combination the ownership of the Combined Company will be as follows, assuming that no Earn Out Shares are issued:

●	the stockholders of Energy Vault will own 108,963,033 shares of Combined Company Common Stock, representing approximately 83.7% of the total shares outstanding, which excludes up to 6,187,789 shares of Combined Company Common Stock (i) that may be issuable pursuant to Energy Vault Options or (ii) into which Energy Vault RSUs may be settled;
●	the PIPE Subscribers will own approximately 10,000,000 shares of Combined Company Common Stock, representing approximately 7.7% of the total shares outstanding;
●	the Public Stockholders will own 6,894,798 shares of Combined Company Common Stock, representing approximately 5.3% of the total shares outstanding;
●	the holders of Initial Stockholder Shares will own 3,928,500 shares of Combined Company Common Stock, representing approximately 3.0% of the total shares outstanding, excluding 1,100,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE (including 1,480,469 shares which are subject to forfeiture if certain price targets are not met as described herein); and
●	the holders of NCCII Shares will own 362,790 shares of Combined Company Common Stock, representing approximately 0.3% of the total shares outstanding (including 136,719 shares which are subject to forfeiture if certain price targets are not met as described herein).

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account potential future exercises of Novus Warrants, additional potential future exercises of Energy Vault Options, the settlement of Energy Vault RSUs and other equity awards prior to Closing. Nor do such numbers of shares and percentage interests take into account the issuance of any Novus Warrants that will remain outstanding following the Business Combination and may be exercised at a later date.

Q.	Who will be the officers and directors of the Combined Company if the Business Combination is consummated?
A.

Upon the consummation of the Business Combination, the board of directors of the Combined Company (the “Combined Company Board”) will be comprised of Robert Piconi, Henry Elkus, Larry Paulson, ##########, and divided into three separate classes, as follows:

●	the Class I directors will be and and their terms will expire at the annual meeting of stockholders to be held in 2023;
●	the Class II directors will be and and their terms will expire at the annual meeting of stockholders to be held in 2024; and
●	the Class III directors will be Robert Piconi and and their terms will expire at the annual meeting of stockholders to be held in 2025.

Such directors will be appointed, effective as of the consummation of the Business Combination, by the Novus Board in accordance with Novus’s organizational documents.

Immediately following the consummation of the Business Combination, we expect that the following will be the officers of the Combined Company: Robert Piconi, Chief Executive Officer, Andrea Wuttke, Chief Financial Officer and Andrea Pedretti, Chief Technology Officer. See the section titled “Management After the Business Combination” for information about such officers and the Combined Company’s other executive officers.

Q.	What conditions must be satisfied to complete the Business Combination?
A.

There are a number of closing conditions in the Business Combination Agreement, including that Novus’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Closing.”

Q.	What happens if I sell my shares of Novus Common Stock before the special meeting of stockholders?
A.

The Record Date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Novus Common Stock after the Record Date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

However, you will not become a Combined Company Stockholder following the Closing because only Novus’s stockholders on the date of the Closing will become Combined Company Stockholders.

Q.	May Novus or Novus’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?
A.

In connection with the stockholder vote to approve the proposed Business Combination, the Founders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Energy Vault. None of the Founders, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination.

In addition, certain of the officers and directors and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock in the PIPE. These shares to be purchased in the PIPE will not be outstanding on the Record Date and will not be entitled to vote at the Novus special meeting of stockholders.

Q.	How many votes do I have at the special meeting of stockholders?
A.

Novus’s stockholders are entitled to one vote at the special meeting for each share of Novus Common Stock and Novus Class B Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 28,750,000 shares of Novus Class A common stock, par value $0.0001 per share, held by [·] holders of record, including holders of record of Novus Units, and 7,187,500 shares of Novus Class B common stock, par value $0.0001 per share, held by Common Stock holders of record.

Q.	What interests do Novus’s current officers and directors have in the Business Combination?
A.	Novus’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:
●	the beneficial ownership of Novus’s board of directors and officers of an aggregate of 4,869,662 shares of Novus Class B Common Stock and 2,900,625 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[*] million based on the closing prices of Novus Common Stock and warrants of $[*] and $[*], respectively on the NYSE on [*], 2021, the Record Date for the special meeting of stockholders. Based on such market values, Novus’s board of directors and officers will have an unrealized gain of approximately $[*] million on their Novus securities;
●	our officers and directors and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, such purchase is contingent upon the completion of the Business Combination;
●	the fact that our founders, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the Business Combination;
●	Messrs. Robert J. Laikin, Chief Executive Officer, a director and a principal stockholder of Novus, Larry Paulson, Chairman of the Board and a principal stockholder of Novus, and Jeffrey Foster, a director of Novus, each purchased a non-controlling membership interest in Helena SPV for $250,000. Each such membership interest will equate to an indirect interest of 119,632 shares of Combined Company Common Stock, assuming no Earn Out Shares are issued. Based on the closing sale price of Novus Common Stock on the Record Date, each such individual’s membership interest have a value of $ [ ] and will have an unrealized gain on this investment of $[·] (based on the closing sale price of the Novus Common Stock of $[ ] the Record Date).
●	Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating the Business Combination, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;

●	the anticipated continuation of Larry Paulson, as a director of the Combined Company following the Closing;
●	If Novus is unable to complete a business combination within the required time period, an affiliate of one of the Founders will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Novus for services rendered or contracted for or products sold to Novus. If Novus consummates a business combination, on the other hand, Novus will be liable for all such claims; and
●	the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Novus’s board of directors in making their recommendation that you vote in favor of the approval of the Stockholder Proposals. You should also read the section titled “The Business Combination — Interests of Novus’s Directors and Officers in the Business Combination.”

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?
A.

The U.S. federal income tax consequences of a redemption depend on a holder’s particular facts and circumstances. See the section titled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights and to rely solely upon their advice.

Q.	If I hold Novus Warrants, can I exercise redemption rights with respect to my warrants?
A.	No. Holders of Novus Warrants have no redemption rights with respect to the Novus Warrants.
Q.	When is the Business Combination expected to be completed?
A.

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Closing.”

Q.	What do I need to do now?
A.

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?
A.

If you were a holder of record of Novus Common Stock and/or Novus Class B Common Stock on [*], 2021, the record date for the special meeting of stockholders, you may vote on the Stockholder Proposals online at the virtual special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting of stockholders and vote online, obtain a proxy from your broker, bank or nominee.

Q.	What will happen if I abstain from voting or fail to vote at the special meeting?
A.

At the special meeting of stockholders, Novus will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal, the individual Charter Proposals, and the NYSE Proposal, and will have no effect on any of the other Stockholder Proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A.	Signed and dated proxies received by Novus without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Stockholder Proposals.
Q.	Do I need to attend the special meeting of stockholders to vote my shares?
A.

No. You are invited to virtually attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Novus encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?
A.

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.

Because none of the proposals to be voted on at the Special Meeting is a routine matter for which brokers may have discretionary authority to vote without instructions from the beneficial owner of the shares, Novus does not expect any broker non-votes at the Special Meeting. As a result, failure to provide instructions to your bank, brokerage firm or other nominee on how to vote will result in your shares not being counted as present in determining the presence of a quorum. No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Stockholder Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?
A.

Yes. You may change your vote by sending a later-dated, signed proxy card to Novus’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the virtual special meeting and vote online. You also may revoke your proxy by sending a notice of revocation to Novus’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the special meeting?
A.

If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Combined Company and/or your warrants will entitle you to purchase common stock of the Combined Company. As a corollary, failure to vote either for or against the Business

Combination proposal means you will not have any redemption rights in connection with the Business Combination to exchange your shares of common stock for a pro rata share of the aggregate amount of funds held in the Trust Account as of two business days prior to the Closing, including any interest thereon but net of any income or other taxes payable. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Novus.

Q.	What should I do if I receive more than one set of voting materials?
A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?
A.

A quorum of Novus’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the aggregate shares of Novus Common Stock and Novus Class B Common Stock outstanding, and entitled to vote at the meeting is virtually represented in person or by proxy, and, with respect to the separate vote by other Novus Class B Common Stock for other Charter Proposals if a majority of the shares of Novus Class B Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

As of the Record Date for the special meeting, 17,968,751 shares of Novus Common Stock and Novus Class B Common Stock will be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote online at the virtual special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders virtually present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	What happens to the Novus Warrants I hold if I vote my shares of Novus Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?
A.

Properly exercising your redemption rights as a Novus stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Novus Warrants, and if Novus does not otherwise consummate an initial business combination by February 8, 2023 or obtain the approval of Novus’s Stockholders to extend the deadline for Novus to consummate an initial business combination, Novus will be required to dissolve and liquidate, and your Novus Warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?
A.

Novus will pay the cost of soliciting proxies for the special meeting of stockholders. Novus has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Novus has agreed to pay Morrow Sodali LLC a fee of $35,000. Novus will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Novus also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Novus Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Novus Common Stock and in obtaining voting instructions from such beneficial owners. Novus’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?
A.

If you have questions about the Stockholder Proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call collect at: (203) 658-9400)

Email: NXU.info@investor.morrowsodali.com

You may also contact Novus at:

Novus Capital Corporation II

8556 Oakmont Lane

Indianapolis, IN 46260

Telephone: (317) 590 6959

Attention: CEO

To obtain timely delivery, Novus’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Novus from documents filed with the SEC by following the instructions in the section titled, “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Novus’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination Proposal and the other Stockholder Proposals to be considered at the special meeting of stockholders, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled, “Where You Can Find More Information.”

Parties to the Business Combination

Novus

Novus is a Delaware corporation and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Novus was formed to purse an initial business combination target in any industry or geographic location (subject to certain limitations described in this prospectus),

Novus Common Stock, Novus Warrants and Novus Units (each Novus Unit comprising one share of Novus Common Stock and one Novus Warrant) are currently listed and trading on the NYSE under the ticker symbols “NXU,” “NXU WS” and “NXU.U,” respectively. We have applied to continue the listing of the Novus Common Stock and Novus Warrants on the NYSE under the symbols “ ” and “ ,” respectively, upon Closing. The Novus Units will automatically separate into their component securities (one share of Novus Common Stock and one Novus Warrant) upon Closing and, as a result, will no longer exist. Upon Closing, Novus intends to change its name from “Novus Capital Corporation II” to “Energy Vault Holdings, Inc.”

The mailing address of Novus’s principal executive office is 8556 Oakmont Lane, Indianapolis, IN 46260, and its telephone number is (317) 590-6959.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Novus, formed on September 2, 2021 to consummate the Business Combination. Following the Business Combination, Merger Sub will have merged with and into Energy Vault with Energy Vault surviving the Merger. As a result, Energy Vault will become a wholly-owned subsidiary of Novus.

Energy Vault

Energy Vault develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. Energy Vault’s mission is to accelerate the decarbonization of our economy through the development of sustainable and economical energy storage technologies. To achieve this, Energy Vault has designed the EVx and the Energy Vault Resiliency Center (EVRC) platforms, advanced gravity energy storage solutions that are intended to minimize environmental and supply chain risks and do not have the geological constraints of some of the energy storage technologies on the market today.

Energy Vault’s mailing address is 4360 Park Terrace Drive, Suite 100, Westlake Village, California 93161, and its telephone number is (805) 852-0000.

For more information about Energy Vault, see the sections titled “Information About Energy Vault” and “Energy Vault Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Business Combination

The Business Combination Agreement

On September 8, 2021, Novus, Merger Sub and Energy Vault entered into the Business Combination Agreement, pursuant to which Novus and Energy Vault will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties, and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.

The Effective Time shall occur as promptly as practicable but in no event later than three business day after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver at the Closing). Immediately prior to the Effective Time, Energy Vault shall cause each share of Energy Vault Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Energy Vault Common Stock at the then effective conversion rate as calculated pursuant to Energy Vault’s amended and restated certificate of incorporation. All of the shares of Energy Vault Preferred Stock converted into shares of Energy Vault Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Energy Vault Preferred Stock shall thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, Energy Vault or the holders of any of Energy Vault’s securities:

●	Each share of Energy Vault Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the number of shares of Combined Company Common Stock equal to the Exchange Ratio and all shares of Energy Vault Common Stock subject to forfeiture to or repurchase by Energy Vault shall retain such restrictions following conversion into Combined Company Common Stock;
●	All shares of Energy Vault Common Stock and Energy Vault Preferred Stock held in the treasury of Energy Vault shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
●	Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;
●	Each Energy Vault Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed, converted and/or substituted by Novus into an option to purchase a number of shares of Combined Company Common Stock (each such option, an Exchanged Option) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Energy Vault Common Stock subject to such Energy Vault Option immediately prior to the Effective Time and (y) the Exchange Ratio, and at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Energy Vault Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, subject to adjustments related to Section 409A and Section 422 of the Code;
●	Each award of outstanding restricted stock units to acquire shares of Energy Vault Common Stock issued pursuant to an award granted under the 2017 Plan or otherwise (each an “Energy Vault RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed, converted and/or substitutes by Novus into an award of restricted stock units to acquire shares of Combined Company Common Stock (each, a Converted RSU Award). Each Converted RSU Award will represent the right to acquire that number of shares of Combined Company Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Energy Vault Common Stock subject to the Energy Vault RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically described above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Energy Vault RSU award immediately prior to the Effective Time.
●	Each award of outstanding restricted shares of Energy Vault Common Stock issued pursuant to agrant agreement under the 2017 Plan or otherwise (each an Energy Vault Restricted ShareAward), whether vested or unvested, that is outstanding immediately prior to the Effective Timeshall be assumed, converted and/or substituted by Novus into a restricted stock award with respect to anumber of shares of Combined Company Common Stock equal to the product (rounded down tothe nearest whole number) of (x) the number of shares of Energy Vault Common Stock subject tosuch

Energy Vault Restricted Share Award immediately prior to the Effective Time and (y) theExchange Ratio, with the same terms and conditions as were applicable under such CompanyRestricted Share Award immediately prior to the Effective Time.
●	No certificates or scrip or shares representing fractional shares of Combined Company Common Stock shall be issued upon the exchange of Energy Vault Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Combined Company Common Stock. In lieu of any fractional share of Combined Company Common Stock to which each holder of Energy Vault Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Combined Company Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Earn Out Consideration. Subject to certain exceptions, during the period between the Closing and the third anniversary of the Closing, holders of Energy Vault Common Stock and Energy Vault Equity Awards as of immediately prior to the Effective Time are eligible to receive up to 9,000,000 additional Combined Company Common Stock in the aggregate in three equal tranches of 3,000,000 Earn Out Shares, respectively, upon the occurrence of Triggering Event I, Triggering Event II and Triggering Event III, respectively.

Additionally, at the Closing, approximately 10,000,000 shares of Novus Common Stock will be issued to the Subscribers upon the closing of the PIPE.

Following the consummation of the Business Combination, the Proposed Certificate of Incorporation (as defined in the section titled “Proposal No. 2 — The Charter Proposals”) will be filed with the Office of the Secretary of State of the State of Delaware.

For more information about the Business Combination Agreement and the Business Combination, see the sections titled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”

Conditions to Closing

Mutual

The obligations of Energy Vault, Novus and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	The Energy Vault Requisite Approval in favor of the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement, shall have been obtained;
●	The Stockholder Proposals shall have been approved and adopted by the requisite affirmative vote of Novus’s stockholders in accordance with the proxy statement/prospectus, the DGCL, the Novus organizational documents and the rules and regulations of NYSE;
●	The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
●	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;
●	All required filings under the HSR Act shall have been completed and any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

●	All consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all governmental authorities;
●	The sale and issuance by Novus of Novus Common Stock in an aggregate amount required under the Business Combination Agreement shall have been consummated in accordance with the terms of the Subscription Agreements; and
●	The listing of shares of Combined Company Common Stock on NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

Novus and Merger Sub

The obligations of Novus and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

●	Certain of the representations and warranties of Energy Vault contained in the sections titled (a) ”Organization and Qualification; Subsidiaries,” (b) ”Capitalization,” (c) ”Authority Relative to the Business Combination Agreement” and (d) ”Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Energy Vault contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Energy Vault, Novus, Merger Sub or any of their respective affiliates. The other representations and warranties of Energy Vault contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;
●	Energy Vault shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	Energy Vault shall have delivered to Novus a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;
●	No Company Material Adverse Effect shall have occurred during the Interim Period;
●	Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the Energy Vault’s board of directors, as required pursuant to the Business Combination Agreement, shall have executed written resignations effective as of the Effective Time;
●	All parties to the Registration Rights Agreement (other than Novus and the Founders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Registration Rights Agreement duly executed by all such parties;

●	All parties to the Lock-up Agreements (other than Novus and the Founders party thereto) proposed to be entered into in connection with Closing shall have delivered, or cause to be delivered, to Novus copies of the Lock-up Agreements duly executed by all such parties;
●	On or prior to the Closing, Energy Vault shall have delivered to Novus in a form reasonably acceptable to Novus, dated as of the Closing Date, a properly executed certification that shares of Energy Vault are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Novus with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;
●	As of the Closing, after consummation of the PIPE and after distribution of the trust fund,deducting all amounts to be paid pursuant to the exercise of redemption rights, Novus shall have cash on hand equal to or in excess of $170.0 million (for the avoidance of doubt, such cash shall be determined prior to the payment of any transaction fees, costs and expenses paid or required to be paid by Novus prior to Closing and the payment of such fees, costs and expenses shall be paid or payable out of such cash on hand);
●	All loans between Energy Vault and any person who shall serve as a director or officer of the Combined Company shall have been paid off in full
●	Energy Vault shall have delivered to Novus the PCAOB Audited Financials.

Energy Vault

The obligations of Energy Vault to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

●	Certain of the representations and warranties of Novus and Merger Sub contained in the sections titled (a) “Corporate Organization,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Novus and Merger Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Energy Vault, Novus, Merger Sub or any of their respective affiliates. The other representations and warranties of Novus and Merger Sub contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Novus Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Novus Material Adverse Effect;
●	Novus and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	Novus shall have delivered to Energy Vault a customary officer’s certificate (signed by the President of Novus), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

●	No Novus Material Adverse Effect shall have occurred during the Interim Period;
●	Novus shall have delivered or caused to be delivered a copy of the Registration Rights Agreements duly executed by Novus and the Novus Initial Stockholders party thereto;
●	Novus shall have delivered or caused to be delivered a copy of the Sponsor Restricted Stock Agreement duly executed by Novus and the Novus Initial Stockholders party thereto; and
●	Novus shall have made all necessary and appropriate arrangements with the trustee to have all of the funds from the Trust Account disbursed to Novus immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Novus in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Novus’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

Regulatory Matters

The Business Combination is subject to the requirements of the HSR Act, which prevents Novus and Energy Vault from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) and specified waiting period requirements have been satisfied.

For more information, see the section titled “The Business Combination — Regulatory Approvals Required for the Business Combination.”

Termination Rights

The Business Combination Agreement is subject to termination prior to the Effective Time of the Business Combination as follows:

●	by the mutual written consent of Novus and Energy Vault;
●	by Novus or Energy Vault, if (i) the Effective Time will not have occurred prior to the date that is 180 days after the date of the Business Combination Agreement (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated pursuant to this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date, and, in the event that any law is enacted after the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Business Combination transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination transactions, including the Merger; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by Novus’s stockholders;
●	by Energy Vault if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Novus or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Novus or Merger Sub has become untrue, in either case such that the conditions set forth in representations and warranties and the agreements and covenants of Merger Sub and Novus specified in the conditions to the Merger section of the Business Combination Agreement would not be satisfied (“Terminating Novus Breach”); provided that Energy Vault has not waived such Terminating Novus Breach and Energy Vault is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, Energy Vault may not terminate the Business Combination Agreement under this section for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Energy Vault to Novus; and
●	by Novus if (i) Energy Vault has failed to deliver the approval of holders of the Energy Vault Requisite Approval in favor of the adoption of the Merger to Novus within ten days of the Registration Statement becoming effective; (ii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Energy Vault set forth in the Business Combination Agreement, or if any representation or warranty of Energy Vault has become untrue, in either case such that the conditions set forth in representations and warranties and the agreements and covenants of Energy Vault specified in the conditions to the Merger section of the Business Combination Agreement would not be satisfied (“Terminating Energy Vault Breach”); provided that Novus has not waived such Terminating Energy Vault Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Energy Vault Breach is curable by Energy Vault, Novus may not terminate the Business Combination Agreement under this provision for so long as Energy Vault continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Novus to Energy Vault; or (iii) if the PCAOB Financial Statements shall not have been delivered to Novus by Energy Vault no later than 15 days from the date of the Business Combination Agreement.

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Business Combination transactions shall be paid by the party incurring such expenses, whether or not the Business Combination transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

Amendments to the Charter

Pursuant to the Business Combination Agreement, at the Effective Time of the Business Combination, the Existing Certificate of Incorporation of Novus will be amended and restated to:

●	change Novus’s name to “Energy Vault Holdings, Inc.”;
●	require that stockholders only act at annual and special meetings of the stockholders and not by written consent;
●	eliminate the current limitations in place on the corporate opportunity doctrine;
●	increase the required vote thresholds for approving amendments to the charter and bylaws to 66 2/3%; and
●	make certain other changes to the amended and restated certificate of incorporation, including without limitation the elimination of certain provisions related to Novus’s initial business combination that will no longer be relevant following the Closing.

For more information about these amendments to the Certificate of Incorporation, see the section titled “Proposal No. 2 — The Charter Proposals.”

Other Agreements Related to the Business Combination Agreement

Lock-Up Agreements and Registration Rights

In connection with the Closing, the Novus Initial Stockholders and certain stockholders of Energy Vault will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with regards to any shares of Combined Company Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Combined Company Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Combined Company Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) provided, however, that with respect to the Founders, the Lock-up Shares are limited to the 6,468,750 Combined Company Common Stock into which the Founder Shares held by them automatically convert into upon the Closing (after giving effect to the forfeiture of 718,750 Founder Shares), 5,166,666 Private Warrants held by the Founders and the shares of Combined Company Common Stock issuable upon exercise of the Founder Warrants. With respect to 50% of the Lock-up Shares (half of which may be Restricted Shares, as defined in the Sponsor Restricted Stock Agreement) (the “Early Release Shares”), the Lock-Up Period (as defined in the Lock-Up Agreement) shall terminate 180 days after the Closing. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate 365 days after the Closing. With respect to the 5,166,666 Private Warrants held by the Founders and the shares of Combined Company Common Stock issuable upon exercise of the Founder Warrants, the Lock-Up Period shall terminate 180 days after the Closing.

The Lock-up Shares consist of the 6,468,750 shares of Combined Company Common Stock held by the Founders (but not including shares of Novus Common Stock purchased in the PIPE and after forfeiture of 718,750 founder shares upon the Closing), 5,166,666 Private Warrants held by the Founders and the shares of Combined Company Common Stock issuable upon exercise of the Founder Warrants, at least 95% of the sum of (i) 108,963,033 shares of Combined Company Common Stock to be issued to the Energy Vault Stockholders and (ii) 6,187,789 shares of Combined Company Common Stock issuable upon (1) exercise of the Exchanged Options or (2) settlement of the Converted RSUs.

In connection with the Closing, that certain registration rights agreement dated February 2, 2021 will be amended and restated and Novus, the Founders and certain persons and entities receiving Combined Company Common Stock pursuant to the Business Combination (the “New Holders” and together with the Founders, the “Reg Rights Holders”) shall enter into that amended and restated registration rights agreement, a form of which is attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Novus will agree that, no later than the earlier of (i) 30 calendar days after the Closing and (ii) and 20 business days following the Closing, Novus will file with the SEC (at the Novus’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the Founders and the New Holders may each demand up to two registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

For more information about the Lock-Up Agreements and Registration Rights, see the sections titled “Certain Agreements Related to the Business Combination — Lock-Up Agreements” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Sponsor Restricted Stock Agreement

In connection with the Closing, the Novus Initial Stockholders and certain stockholders of Energy Vault will agree, that the Restricted Shares shall be subject to the transfer restrictions set forth herein until satisfaction of the following trigger events (each, a “Triggering Event”):

(a)

808,594 Founder Shares (approximately 11.125% of the Founder Shares) shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) exceeds $12.50 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six (36) month anniversary of the Closing Date or (ii) the closing of a sale, merger, the remaining Lock-Up Shares liquidation, or exchange offer transaction after the closing date of the Business Combination which results in the stockholders of the Combined Company having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $12.50 per share.

(b)

808,594 Founder Shares (approximately 11.125% of the Founder Shares) shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) exceeds $15.00 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six (36) month anniversary of the Closing Date or (ii) the closing of a sale, merger, the remaining Lock-Up Shares liquidation, or exchange offer transaction after the closing date of the Business Combination which results in the stockholders of the Combined Company having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $15.00 per share.

(c)

3,234,375 Founder Shares (approximately 66 2/3% of the 67.5% of the Founder Shares not subject to Section 2 or Section 4.1(a) or (b) above, (or 45.0% of the Founder Shares), shall be subject to forfeiture (the “Forfeiture Percentage”) proportionately with redemptions of cash from the Trust Account held by the Trustee in excess of $25,000,000. The Forfeiture Percentage shall be calculated by (1) dividing (A) the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 by (B) $287,500,000 and then (2) multiplying the quotient obtained in subsection (c)(1) by 45.0% of the Founder Shares.

For example, if holders of SPAC shares redeem a number of shares which reduces the cash in the Trust Account by $25,000,000 plus 25% of $287,500,000, (i.e. reduces the Trust Account by $96.875 million) the Founder Shares would be treated as follows:

$71,875,000 = 25% the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 (based on $96,875,000 total redeemed from the Trust Account)

$71,875,000/$287,500,000 = 25% (45.0% of 75% of the Founder Shares impacted negatively by 25%, which is the Forfeiture Percentage).

45.0% of the Founder Shares would be reduced by the Forfeiture Percentage of 25% (i.e., 11.25% of the Founder Shares would be forfeited).

The remaining 1,617,187 Founder Shares (approximately 22.5% of the Founder Shares) are not Restricted Shares and are not subject to the vesting restrictions or forfeiture provisions set forth in clauses (a)-(c) above.

Stockholder Support Agreement

On September 8, 2021, Novus, Energy Vault and certain stockholders of Energy Vault entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which such stockholders agreed to vote all of their shares of Energy Vault Common Stock and Energy Vault Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of Energy Vault Common Stock and Energy Vault Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Sponsor Support Agreement

On September 8, 2021, Novus, Energy Vault and the Founders entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Founders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Stockholder Proposals. Additionally, such Founders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock and Novus Class B Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Business Combination.

Subscription Agreements

On September 8, 2021, Novus executed the Subscription Agreements with the Subscribers for the sale of an aggregate of approximately10,000,000 shares of Novus Common Stock at a purchase price of $10.00 per share for aggregate gross proceeds of approximately $100.0 million, in the PIPE. The Subscribers include Palantir Technologies Inc. (“Palantir”) who has agreed to invest $8.5 million in the PIPE. On September 3, 2021, Palantir and Energy Vault entered into an agreement (the “Software Agreement”) under which Energy Vault has agreed to purchase a Palantir Foundry cloud subscription (which provides advanced data analytics capability), including support services, updates and related professional services, from Palantir for $7.5 million payable over a term of two and a half years, beginning on December 1, 2021. Energy Vault may terminate the Software Agreement by giving written notice to Palantir within 20 business days of (a) the final expiration of termination of the Subscription Agreement with Palantir before the consummation of such agreement or (b) the failure of the Business Combination to close for any reason. In the event of a termination, Energy Vault shall only owe fees incurred under the Software Agreement before the effective date of termination and any fees relating to infrastructure costs incurred before the effective date of termination.

The closing of the PIPE will occur contemporaneously with the consummation of the Business Combination. Novus will receive net proceeds of $[*] million after payment of $[*] million of placement fees and approximately $[*] million of other expenses related to the PIPE. Cowen, Goldman Sachs and Guggenheim acted as co-placement agents for the PIPE.

Interests of the Founders and Novus Directors and Officers in the Business Combination

In considering the recommendation of Novus’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

●	the beneficial ownership of Novus’s board of directors and officers of an aggregate of 4,869,662 shares of Novus Class B Common Stock and 2,900,625 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[*] million based on the closing prices of Novus Common Stock and warrants of $[*] and $[*], respectively on the NYSE on [*], 2021, the Record Date for the special meeting of stockholders. Based on such market values, Novus’s board of directors and officers will have an unrealized gain of approximately $[*] million on their Novus securities;
●	our officers and directors and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, such purchase is contingent upon the completion of the Business Combination;
●	Messrs. Robert J. Laikin, Chief Executive Officer, a director and a principal stockholder of Novus, Larry Paulson, Chairman of the Board and a principal stockholder of Novus, and Jeffrey Foster, a director of Novus, each purchased a non-controlling membership interests in Helena SPV for $250,000. Each such membership interest will equate to an indirect interest of 119,632 shares of Combined Company Common Stock. Based on the closing sale price of Novus Common Stock on the Record Date, each such individual’s membership interest have a value of $[ ] and will have an unrealized gain on this investment of $[·] (based on the closing sale price of the Novus Common Stock of $[ ] the Record Date);

●	Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
●	the anticipated continuation of Larry Paulson, as a director of the Combined Company following the Closing; and
●	the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Novus’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals.

Reasons for the Approval of the Business Combination

After careful consideration, Novus’s board of directors recommends that Novus’s stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of Novus’s stockholders at the Novus special meeting of stockholders.

For a description of Novus’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section titled “The Business Combination — Novus’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under the Existing Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Novus to pay its income taxes or any other taxes payable, by (b) the total number of shares of Public Shares. However, Novus will not redeem any Public Shares to the extent that such redemption would result in Novus having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5.0 million. For illustrative purposes, based on funds in the Trust Account of approximately $287.5 million on [*], 2021, the estimated per share redemption price would have been approximately $10.00.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Novus Common Stock for cash and will no longer own shares of Novus Common Stock and will not participate in the future growth of the Combined Company, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Novus’s transfer agent in accordance with the procedures described herein. See the section titled “The Special Meeting of Novus’s Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of the Combined Company After the Closing

It is anticipated that upon the completion of the Business Combination the ownership of the Combined Company will be as follows, assuming that none of the Public Stockholders exercise their redemption rights and that no Earn Out Shares are issued:

●	the stockholders of Energy Vault will own 108,963,033 shares of Combined Company Common Stock, representing approximately 70.7% of the total shares outstanding, which excludes up to 6,187,789 shares of Combined Company Common Stock (i) that may be issuable pursuant to Energy Vault Options or (ii) into which Energy Vault RSUs may be settled;
●	the PIPE Subscribers will own approximately 10,000,000 shares of Combined Company Common Stock, representing approximately 6.5% of the total shares outstanding;

●	the Public Stockholders will own 28,750,000 shares of Combined Company Common Stock, representing approximately 18.6% of the total shares outstanding;
●	the holders of Initial Stockholder Shares will own 5,921,875 shares of Combined Company Common Stock, representing approximately 3.8% of the total shares outstanding, excluding 1,100,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE (including 1,480,469 shares which are subject to forfeiture if certain price targets are not met as described herein); and
●	the holders of NCCII Shares will own 546,875 shares of Combined Company Common Stock, representing approximately 0.4% of the total shares outstanding(including 136,719 shares which are subject to forfeiture if certain price targets are not met as described herein).

In the event that Public Stockholders exercise their redemption rights to the maximum extent permitted under the Business Combination Agreement (resulting in the redemption of 21,855,202 shares and forfeiture of 2,177,460 shares by the Novus Initial Stockholders and NCCII) upon the completion of the Business Combination the ownership of the Combined Company will be as follows, assuming that no Earn Out Shares are issued:

●	the stockholders of Energy Vault will own 108,963,033 shares of Combined Company Common Stock, representing approximately 83.7% of the total shares outstanding, which excludes up to 6,187,789 shares of Combined Company Common Stock (i) that may be issuable pursuant to Energy Vault Options or (ii) into which Energy Vault RSUs may be settled;
●	the PIPE Subscribers will own approximately 10,000,000 shares of Combined Company Common Stock, representing approximately 7.7% of the total shares outstanding;
●	the Public Stockholders will own 6,894,798 shares of Combined Company Common Stock, representing approximately 5.3% of the total shares outstanding;
●	the holders of Initial Stockholder Shares will own 3,928,500 shares of Combined Company Common Stock, representing approximately 3.0% of the total shares outstanding, excluding 1,100,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE (including 1,480,469 shares which are subject to forfeiture if certain price targets are not met as described herein); and
●	the holders of NCCII Shares will own 362,790 shares of Combined Company Common Stock, representing approximately 0.3% of the total shares outstanding (including 136,719 shares which are subject to forfeiture if certain price targets are not met as described herein).

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that Energy Vault does not issue any additional equity securities prior to the Business Combination. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account potential future exercises of Novus Warrants, additional potential future exercises of Energy Vault Options, the settlement of Energy Vault RSUs and other equity awards prior to Closing. Nor do such numbers of shares and percentage interests take into account the issuance of any Novus Warrants that will remain outstanding following the Business Combination and may be exercised at a later date. Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Summary of Risk Factors

In evaluating the Stockholder Proposals, Novus Stockholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Energy Vault’s business and industry, the Business Combination and risks of the Combined Company, are summarized below:

●	Energy Vault is an early stage company with a history of losses, and it expects to incur significant expenses and continuing losses for the foreseeable future, and it may not be able to achieve profitability in the future.
●	Energy Vault’s limited operating history and its rapidly evolving industry make it difficult to evaluate Energy Vault’s business, the risks and challenges it may face and future prospects.
●	The engineering of Energy Vault’s systems is in continuous refinement to improve system cost and efficiency. There is no guarantee that it will be successful in implementing all improvements under the expected schedule.
●	There is no assurance that non-binding letters of intent and other indications of interest will be converted into binding orders, sales or bookings. Customers may cancel or delay the non-binding letters of intent and other indications of interest in Energy Vault’s sales pipeline.
●	Energy Vault’s systems are based on established principles that are deployed in a novel way to create new technologies to store energy and potential customers may be hesitant to make a significant investment in Energy Vault’s technology or abandon the technology they are currently using.
●	Energy Vault’s systems include complex software and technology systems and do not have a meaningful history of operation, and there can be no assurance such systems and technology will perform as expected or that software, engineering or other technical defects will not be discovered until after a system is installed and operated by a customer. If Energy Vault’s EVx systems contain manufacturing or construction defects, its business and financial results could be harmed. In addition, the development and updating of these systems will require Energy Vault to incur potentially significant costs and expenses.
●	The performance and availability of Energy Vault’s products, services and systems may be affected by factors outside of its control, which could result in harm to its business and financial results.
●	If any of Energy Vault’s products are or are alleged to be defective in design or manufacturing or experience other failures, Energy Vault may be compelled to undertake corrective actions, which could adversely affect its business, prospects, operating results, reputation and financial condition.
●	Energy Vault’s systems’ performance may not meet its customers’ expectations or needs.
●	Energy Vault’s systems involve a lengthy sales and installation cycle, and if it fails to close sales on a regular and timely basis it could harm its business. Moreover, the long sales cycles for Energy Vault's products may cause it to incur significant expenses without offsetting revenues.
●	The failure or inability of Energy Vault’s suppliers to deliver necessary components or raw materials for construction of its systems in a timely manner could cause installation delays, cancellations, penalty payments and damage to its reputation.
●	Concentration of ownership among the Combined Company’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
●	Novus’s executive officers, directors, other Founders have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

●	The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
●	Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
●	A significant portion of Novus’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Novus Common Stock to drop significantly, even if our business is doing well.
●	Novus’s stockholders will have a reduced ownership and voting interests after the Business Combination and will exercise less influence over management.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ENERGY VAULT

The selected historical consolidated statements of operations data of Energy Vault for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Energy Vault’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statements of operations data of Energy Vault for the six months ended June 30, 2021 and 2020 and the condensed consolidated balance sheet data as of June 30, 2021 are derived from Energy Vault’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “Energy Vault’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Energy Vault, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Consolidated Statement of Operations Data:

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Total revenue	$—	$—	$—	$—
Total operating expenses	11,102,123	6,663,131	14,505,432	10,012,658
Net loss	(12,425,755)	(5,477,759)	(24,171,001)	(10,141,447)
Net loss per share attributable to common stockholders - Basic and diluted	(7.43)	(4.44)	(18.06)	(10.92)

	As of June 30, 2021	As of December 31, 2020	As of December 31, 2019
Consolidated Balance Sheet Data:
Total assets	$33,095,571	$30,382,816	$38,687,990
Total liabilities	6,421,418	7,967,707	6,203,619
Convertible Preferred stock	77,340,629	62,041,682	46,533,769
Total shareholders' deficit	(50,666,476)	(39,626,573)	(14,049,398)

SELECTED HISTORICAL FINANCIAL INFORMATION OF NOVUS

The selected historical statements of operations data of Novus for the period from September 29, 2020 (inception) to December 31, 2020 and the historical balance sheet data as of December 31, 2020 are derived from Novus’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed statements of operations data of Novus for the six months ended June 30, 2021 and the condensed balance sheet data as of June 30, 2021 are derived from Novus’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus.

Novus’s historical results are not necessarily indicative of the results that may be expected in the future and Novus’s results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Novus Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Novus’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Statement of Operations Data:

	For the Six Months Ended June 30, 2021	For the period from September 29, 2020 (inception) through December 31, 2020
Total operating expenses	$—	$—
Net loss	(1,634,254)	(1,104)

Basic and diluted net income per share, Class A common stock	(0.00)	—
Basic and diluted net loss per share, Non-redeemable common stock	(0.19)	(0.00)

Balance Sheet Data:	As of June 30, 2021	As of December 31, 2020
Total assets	$288,731,548	$209,896
Total liabilities	17,646,975	186,000
Total redeemable ordinary shares	266,084,570	—
Total shareholders' equity	5,000,003	23,896

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Business Combination Agreement. The transaction will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Novus will be treated as the “acquired” company for financial reporting purposes. Accordingly, the transaction will be reflected as the equivalent of Energy Vault issuing stock for the net assets of Novus, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the business combination will be those of Energy Vault. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives effect to the business combination as if it had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and year ended December 31, 2020 give effect to the business combination as if it had occurred on January 1, 2020.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the Combined Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Novus and Energy Vault for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Novus’s common stock:

●	Assuming No Redemptions: This presentation assumes that no public stockholders of Novus exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 21,855,202 Public Shares will exercise their redemption rights for their pro rata share ($10.00 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Transaction is conditioned on Novus having a minimum of $170 million of cash on hand (which is inclusive of $100 million on PIPE) whether in or outside the Trust Account after giving effect to Company share redemptions.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six Months Ended June 30, 2021
Revenue	$—	$—
Net loss per share - basic and diluted	$(0.10)	$(0.11)
Weighted-average Common shares outstanding - basic and diluted	152,564,600	128,531,938

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data:
Year Ended December 31, 2020
Revenue	$—	$—
Net loss per share - basic and diluted	$(0.18)	$(0.21)
Weighted-average Common shares outstanding - basic and diluted	152,564,600	128,531,938

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021:
Total assets	$477,006,209	$258,454,193
Total liabilities	$23,157,959	$23,157,959
Total stockholders equity	$453,848,250	$235,296,234

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Novus and Energy Vault and unaudited pro forma condensed combined per share information after giving effect to the Transaction assuming two redemption scenarios as follows:

The pro forma book value information reflects the Transaction as if it had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Transaction as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Novus and Energy Vault and related notes. The unaudited pro forma combined per share information of Novus and Energy Vault is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Novus and Energy Vault would have been had the companies been combined during the periods presented.

●	Assuming No Redemptions: This presentation assumes that no public stockholders of Novus exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 21,855,202 Common Stock will exercise their redemption rights for their pro rata share ($10.00 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Transaction is conditioned upon Novus having a minimum of $170 million of cash on hand (which is inclusive of $100 million on PIPE) whether in or outside the Trust Account after giving effect to Novus share redemptions.

			Combined Pro Forma		Energy Vault Equivalent Per Share Pro Forma (3)
	Energy Vault (Historical)	Novus (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Six Months Ended June 30, 2021 (1)
Book Value per share (2)	$(30.31)	$0.58	$2.97	$1.83	$20.62	$12.70
Weighted averages shares outstanding – basic and diluted	1,671,740
Net loss per share – basic and diluted	$(7.43)
Weighted average shares outstanding of common share – basic and diluted		8,628,423	152,564,600	128,531,938	108,963,033	108,963,033
Net loss per share of common share – basic and diluted		$(0.19)	$(0.10)	$(0.11)	$(0.66)	$(0.79)

Year Ended December 31, 2020

Weighted averages shares outstanding – basic and diluted	1,338,666
Net loss per share – basic and diluted	$(18.06)
Weighted average shares outstanding of common share – basic and diluted		6,250,000	152,564,600	152,564,600	108,963,033	108,963,033
Net income per share of common share – basic and diluted		$(0.00)
Net loss per share of common stock – basic and diluted			$(0.18)	$(0.21)	$(1.25)	$(1.48)
(1)	No cash dividends were declared during the periods presented.
(2)	Book value per share equals the total equity excluding preferred shares/shares outstanding.
(3)	The equivalent pro forma basic and diluted per share data for Energy Vault is calculated by multiplying the combined pro forma per share data by the Exchange Ratio of 6.9419.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, Energy Vault’s and Energy Vault’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	our ability to consummate the Business Combination;
●	the expected benefits of the Business Combination;
●	the Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics;
●	changes in Energy Vault’s strategy, expansion plans, customer opportunities, future operations, future financial position, estimated revenues and losses, projected costs, prospects and plans;
●	the implementation, market acceptance and success of Energy Vault’s business model and growth strategy;
●	Energy Vault’s financial projections and expected timelines related to the construction and opening of new controlled environment agriculture facilities, the planting and sale of produce and the recognition of revenue from any such sales;
●	Energy Vault’s customer pipeline;
●	Energy Vault’s ability to develop and maintain its brand and reputation;
●	the addressable market for Energy Vault’s products and services, including the EVx and EVRC systems;
●	developments and projections relating to Energy Vault’s competitors and industry;
●	the impact of health epidemics, including the COVID-19 pandemic, on Energy Vault’s business and the actions Energy Vault may take in response thereto;
●	Energy Vault’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;
●	Energy Vault’s future capital requirements and sources and uses of cash;
●	Energy Vault’s ability to obtain funding for its operations and future growth; and
●	Energy Vault’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;
●	the outcome of any legal proceedings that may be instituted against Novus following announcement of the proposed Business Combination and transactions contemplated thereby;
●	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Novus or to satisfy other conditions to the Closing in the Business Combination Agreement;
●	risks relating to the consummation of the PIPE;
●	the amount of redemption requests made by Novus Stockholders;
●	the ability to obtain or maintain the listing of Novus Common Stock on the NYSE following the Business Combination;
●	the risk that the proposed Business Combination disrupts current plans and operations of Energy Vault as a result of the announcement and consummation of the transactions described herein;
●	risks relating to the uncertainty of the projected financial information with respect to Energy Vault;
●	risks relating to the anticipated growth rates and market opportunities of Energy Vault;
●	risks related to the rollout of Energy Vault’s business and the timing of expected business milestones;
●	risks relating to changes in the demand for renewable energy and associated energy storage systems, both in the United States and internationally;
●	the implementation, market acceptance and success of Energy Vault’s products, including the EVx and EVRC systems, and its technologies;
●	Energy Vault’s ability to maintain and develop relationships with third-party partners;
●	Energy Vault’s ability to identify and complete sales with customers, including entering into firm or definitive purchase orders;
●	developments relating to the renewable energy and energy storage industry, including impacts arising from fuel prices and hydrocarbon fuel sources, which may make renewable energy less competitive in pricing;
●	Energy Vault’s expectations regarding its ability to obtain, maintain and enforce its intellectual property and its ability not to infringe on the intellectual property rights of others;
●	Energy Vault’s ability to comply with extensive, complex and evolving regulatory requirements applicable to the renewable energy and energy storage industry and environmental related risks with respect to any hazardous waste used in its custom-made composite block or "mobile masses";
●	Energy Vault’s ability to obtain and maintain governmental permits and approvals, including those needed for construction at any future project that Energy Vault may obtain;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Energy Vault to grow and manage growth profitably following the Business Combination;
●	costs related to the Business Combination;
●	changes in applicable laws or regulations;
●	the effect of the COVID-19 pandemic and the measures taken in response thereto on Energy Vault’s business and the economy in general;
●	the ability of Energy Vault to execute its business model, including market acceptance of its systems and related services;
●	the Combined Company’s ability to raise capital;
●	the possibility that Novus or Energy Vault may be adversely affected by other economic, business, and/or competitive factors;
●	any changes to U.S. tax laws; and
●	other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “Risk Factors.”

In addition, statements that “Energy Vault believes” or “Novus believes” and similar statements reflect Energy Vault’s or Novus’s beliefs and opinions on the relevant subject. These statements are based upon information available to Energy Vault or Novus, as the case may be, as of the date of this prospectus/proxy statement, and while Energy Vault or Novus, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

RISK FACTORS

The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Novus because these risks may also affect the Combined Company. You should also read and consider the other information in this proxy statement/prospectus.

Risks Related to Energy Vault

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Energy Vault,” “we,” “us” or “our” refers to Energy Vault prior to the Business Combination and the Combined Company and its subsidiaries following the Business Combination.

Risks Related to Energy Vault’s Business and Industry

We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future, and we may not be able to achieve profitability in the future.

Since our inception in October 2017, we have incurred significant net losses and have used significant cash in our business. As of December 31, 2020, we had an accumulated deficit of $37.6 million, and net losses of $24.2 million for the year ended December 31, 2020 and $12.4 million for the six months ended June 30, 2021. We expect to continue to expand our operations, including by investing in manufacturing, sales and marketing, research and development and infrastructure to support our growth. We anticipate that we will incur net losses for the foreseeable future and, even if we begin to record revenue, there is no guarantee that we will become profitable. Our ability to achieve profitability in the future will depend on a number of factors, including:

●	successfully implementing our products on a commercial scale;
●	achieving meaningful sales volume;
●	attracting customers;
●	expanding into geographical markets;
●	our future customers’ ability to attract and retain financing partners who are willing to provide financing for sales on a timely basis and with attractive terms;
●	continuing to improve the expected useful life of our gravity-based energy storage technology and reducing our warranty servicing costs;
●	the cost of producing our EVx systems, including our mobile masses;
●	ability to execute on our strategy to reduce costs, in the amount and on the timing projected;
●	adding waste material, such as coal ash and wind turbine blades, in the production of mobile masses;
●	improving the efficiency and predictability of our construction processes;
●	entering into agreements with suppliers and service providers for the maintenance of our systems and other strategic relationships;
●	improving the effectiveness of our sales and marketing activities and any independent sales representatives that we may engage;
●	attracting and retaining key talent in a competitive marketplace;
●	the amount of stock-based compensation that Energy Vault recognizes in a given period;
●	identifying new opportunities for other business to integrate our product into their operations;
●	fluctuations in the costs of steel and raw materials;
●	legal and commercial acceptance of the incorporation of waste material (including, but not limited to, coal ash) into our mobile masses; and
●	delays associated with obtaining construction permits and potential regulatory review.

Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

Our limited operating history and our rapidly evolving industry make it difficult to evaluate our business, the risks and challenges we may face and future prospects.

From our inception in October 2017 to the present, we have focused principally on developing and proving our fundamental gravity energy storage technology, formulating and implementing the EV1 design, and only recently designed the new EVx and EVRC platforms, which are the systems we are seeking to commercialize. As a result, we have a limited history operating our business, and therefore a limited history upon which you can base an investment decision. We have built only one EV1 system, which serves as a commercial demonstration unit, and we have not deployed any other systems as of the date of this prospectus/proxy statement. Further, we have not yet finalized the design of our EVx system or our EVRC platform.

Our EVx systems and our EVRC platform are new types of products in the rapidly evolving energy storage industry. In light of the fact that the entire energy sector is undergoing a major transition, from thermal generation to renewable energy generation, predicting our future revenue depends on the evolution of the market itself and market acceptance of our technology and systems. Moreover, budgeting for our expenses presents some uncertainty because of the unpredictability of the prices of raw materials and other trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially and adversely affected. You should consider our prospects in light of the risks and uncertainties emerging companies encounter when introducing new products into a nascent industry.

The engineering of our systems is in continuous refinement to improve system cost and efficiency. There is no guarantee that we will be successful in implementing all improvements under the expected schedule.

Our business depends on our ability to succeed in implementing our EVx systems and EVRC platform and introduce innovative and competitive energy storage technologies. As of the date of this proxy statement/prospectus, we have not deployed a fully operational EVx system or EVRC platform. As our EVx systems are highly complex, this process is costly and time-consuming. Further, we have not yet finalized the design of our EVx system or our EVRC platform. The date of the first EVx deployment may be delayed, and we may incur more costs than we expect. In addition, the processes by which we engineer and manufacture mobile masses are still developing rapidly as we explore new processes and different techniques. Our business, reputation, results of operations and financial condition may be materially adversely affected if we do not successfully implement our systems or to the extent that such implementation occurs later or costs more than we expect. Examples of costs that we cannot control include the costs of electronics due to global allocation shortages or costs associated with construction delays.

There is no assurance that non-binding letters of intent and other indications of interest will be converted into binding orders, sales or bookings. Customers may cancel or delay the non-binding letters of intent and other indications of interest in our sales pipeline. As a result, our operating results may be materially lower than our expected results of operations.

Our success depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. As part of our sales efforts, we seek out indications of interest and enter into non-binding letters of intent with our potential customers before we enter into definitive agreements with them. As of this date, we do not have any definitive agreements in place although we have certain detailed letters of intent that contemplate such agreements. Potential customers may abandon their indications of interest, and non-binding letters of interest may be cancelled, delayed or amended at the potential customer’s convenience. For that reason, there can be no assurance that any current or future indications of interest or non-binding letters of intent will be converted into binding orders, sales or bookings. Furthermore, in light of our limited operating history, it is difficult for us to predict the rates at which the non-binding letters of interest in our pipeline will be converted into binding orders, sales or bookings. It is also difficult for us to predict how quickly we will be able to fill binding orders in the event that we obtain multiple orders. In addition, revenue is expected to be recognized in stages, and customers may in some cases delay actual cash payments regardless of progressive billings. Additionally, a customer’s ability to make payments could decline during the sales process, even to the point of insolvency or bankruptcy. As a result, our operating results and cash flow may be materially lower than we expect.

Our ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited in connection with the proposed Business Combination and other ownership changes.

As stated above, we have incurred significant net losses during our history and our ability to become profitable in the near future is uncertain. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all). As of December 31, 2020, we had approximately $7.5 million, $10.2 million and $16.0 million of federal, state and foreign net operating loss carryforwards (“NOLs”) and $0.09 million and $0.05 million federal and state research and development tax credits.

Federal NOLs incurred in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding such loss, and NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of our taxable income annually for tax years beginning after December 31, 2020. Our NOL carryforwards are subject to review and possible adjustment by the Internal Revenue Service (the “IRS”), and state tax authorities. In addition, in general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Our existing NOLs or credits may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with, or undergo an ownership change following, the proposed Business Combination, our ability to utilize NOLs or credits could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits. If we determine that an ownership change has occurred and our ability to use our historical NOLs or credits is materially limited, it would harm our future operating results by effectively increasing our future tax obligations. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not. If we earn taxable income, such limitations could result in increased future tax liability to us and our future cash flows could be adversely affected.

Our systems are based on established principles that are deployed in a novel way to create new technologies to store energy and potential customers may be hesitant to make a significant investment in our technology or abandon the technology they are currently using.

The design of our EVx systems and EVRC platform are based on established principles that are deployed in a novel way and will compete with alternative energy storage products based on other technologies, like lithium-ion battery technology. We believe that the continued growth and acceptance of energy storage generally will depend significantly on continued investment by the public and private sectors in the renewable energy industry, the regulatory environment towards carbon intensive power generation and the speed of transition towards electric mobility.

The adoption of renewable energy may not proceed as quickly as (or at the levels that) we expect and may be influenced by changes in regulatory environments, including incentives, fuel prices, public policy concerns and other factors beyond our control. Additionally, potential customers who previously invested in alternatives to our gravity based energy storage solution may not deem a transition to our existing or future gravity based energy storage solutions to be cost-effective. Moreover, given the limited history of our gravity based energy storage technology, potential customers may be hesitant to make a significant investment in our products. Our business, results of operations, financial condition and prospects could be adversely affected to the extent that customers, for any reason, do not adopt our systems or migrate to our systems from another energy storage technology.

Our systems include complex software and technology systems and do not have a meaningful history of operation, and there can be no assurance such systems and technology will perform as expected or that software, engineering or other technical defects will not be discovered until after a system is installed and operated by a customer. If our EVx systems contain manufacturing or construction defects, our business and financial results could be harmed. In addition, the development and updating of these systems will require us to incur potentially significant costs and expenses.

To date, we have only built the CDU but have not yet deployed any EVx system or an EVRC, and these systems do not have any history of commercial operation. Once commercial production commences or our systems are installed and put into use by customers, our EVx systems, or any of our other products, may contain defects in design, manufacture or construction that may cause them not to perform as expected or may require repair. Because there is as of yet no prototype for our EVx systems or EVRCs and such systems are still under development, we currently have no frame of reference by which to evaluate the performance of our EVx systems and EVRCs upon which our business prospects depend. For example, our EVx systems and any EVRC will use a substantial amount of software to operate which may require modification and updates over the life of such systems. Software products are inherently complex and often contain defects and errors when first introduced. Additionally, it is difficult for us to evaluate the manufacture and construction of our EVx systems or an EVRC until there are working examples that have been manufactured, constructed and used by us and/or our customers.

There can be no assurance that we will be able to detect and fix any defects in the hardware or software of our EVx systems or EVRCs, and such defects may not become apparent until a system is installed and operated by a customer. Our EVx systems and EVRCs may not perform consistent with customers’ expectations or consistent with other energy storage systems which may become available. Any product defects or any other failure of our EVx systems to perform as expected could harm our reputation and result in negative publicity, lost revenue, delivery delays, product liability claims and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

In addition, further development and updating of our EVx systems and EVRC platform will require us to incur potentially significant costs and expenses.

The performance and availability of our products, services and systems may be affected by factors outside of our control, which could result in harm to our business and financial results.

The performance and availability of our products, services and systems may be affected by factors outside of our control, such as inclement weather and natural disasters, failures in the power grid, acts of vandalism, shortages in skilled and qualified technical and construction personnel, shortages in raw materials or spare parts, fluctuations in commodities prices, bad performance or poor quality of equipment and/or infrastructure purchased from our suppliers and unforeseeable incidents or mistakes in the construction, commissioning or testing of prototype sites under the control of Energy Vault. The severity of such factors and frequency at which they occur are also outside our control. If such factors occur and affect the performance of our systems, our business and financial results could be harmed.

If any of our products are or are alleged to be defective in design or manufacturing or experience other failures, we may be compelled to undertake corrective actions, which could adversely affect our business, prospects, operating results, reputation and financial condition.

Once an EVRC or EVx system is delivered to a customer, some of the delivered product components may contain defects in design or manufacture that may cause them not to perform as expected or that may require repair and design changes. The EVRC and our EVx systems are complex and incorporate technology and components that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our EVx systems and EVRCs in light of the fact that there is still no prototype for them. There can be no assurance that we will be able to detect and fix any defects in an EVRC or our EVx systems prior to the sale to potential consumers. If a mobile mass falls from an EVx system or an EVRC or our systems otherwise fail to perform as expected, customers may delay or cancel deliveries, generate negative publicity about us, terminate further orders or pursue warranty or other claims against us, each of which could adversely affect our sales and reputation and could adversely affect our business, prospects, and results of operations.

Our systems’ performance may not meet our customers’ expectations or needs.

The systems will be subject to various operating risks that may cause them to generate less value for our customers than expected. These risks include a failure or wearing out of our equipment or the equipment that our equipment connects into, an inability to find suitable replacement equipment or parts, or disruption in our distribution systems. Any extended interruption or failure of our customer’s projects, including systems we operate under the Storage Service Customer program, for any reason to generate the expected amount of output could adversely affect our business, financial condition and results of operations. In addition, our customers’ willingness to acquire additional systems or services from us may be impacted in the future if any of our systems incur operational issues that indicate expected future cash flows from the system are less than the carrying value. Any such outcome could adversely affect our operating results or ability to attract new customers.

If our estimates of the useful life for our energy storage systems are inaccurate or we do not meet service and warranties and performance guarantees, our business and financial results could be adversely affected.

We expect to provide warranties and performance guarantees of our systems. To date, we have only deployed our CDU, and we have not deployed any EVx system or an EVRC, and our estimates about product performance and life may prove to be incorrect. Failure to meet these warranties and performance guarantee levels may require the purchase price to be adjusted downward based on agreed-upon performance targets, or require us to make cash payments to the customer based on actual performance, as compared to expected performance.

Further, the occurrence of any defects, errors, disruptions in service, or other performance problems, interruptions, or delays with our systems, whether in connection with day-to-day operations or otherwise, could result in:

●	loss of customers;
●	loss or delayed market acceptance and sales of our hardware and software-enabled services;
●	delays in payment to us by customers;
●	injury to our reputation and brand;
●	legal claims, including warranty and service level agreement claims, against us; or
●	diversion of our resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.

The costs incurred in correcting any material defects or errors in our hardware and software or other performance problems may be substantial and could adversely affect our business, financial condition and results of operations.

We intend to continue exploring the potential for offering, as a standalone product, a digital platform that could help energy storage businesses make decisions on when to charge their systems and when to sell their power, but there is no assurance that a market for such a digital platform exists or that it would be as beneficial to us as we expect.

We are in the early stages of exploring the potential for offering, as a standalone product, a digital platform that could help energy storage businesses make decisions on when to charge their systems and when to sell their power, and we intend to continue this exploration. Even after we spend time and resources to develop such a digital platform and to explore the market potential for such a digital platform, there is no assurance that we will develop a product that can be sold on terms that are commercially acceptable to us. Moreover, even if we develop the digital platform and enter into sales agreements for it, these agreements may not be as beneficial to us as we expected at the time of entering into the underlying agreement. Any of the foregoing may adversely affect our business, financial condition, results or operations and prospects.

We intend to explore alternative, co-active use case opportunities for our systems, but there is no assurance that such opportunities exist or that they would be as beneficial to us as we expect.

We intend to explore alternative, co-active use case opportunities for our EVx systems. For example, we intend to explore opportunities in energy-intensive industries such as vertical farming, data centers, crypto mining, direct air carbon capture where our systems may be able to benefit from existing infrastructure, including physical enclosures and electrical systems, that are built into the designs for our EVx and EVRC systems. Even after we spend time and resources exploring such opportunities, there is no assurance that they exist on terms that are commercially acceptable to us. Moreover, even if we enter into agreements to make use of such opportunities, such opportunities may not be as beneficial to us as we expected at the time of entering into the underlying agreement. Any of the foregoing may adversely affect our business, financial condition, results or operations and prospects.

Insufficient warranty reserves to cover future warranty claims could adversely affect our business, prospects, financial condition and operating results.

Once our EVx systems and EVRCs are in production, we will need to maintain warranty reserves to cover warranty-related claims. If the warranty reserves are inadequate to cover future warranty claims on our EVx systems or our EVRCs, our business, prospects, financial condition and operating results could be materially adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

The implementation of our business plan and strategy may require additional capital. If we are then unable to achieve sufficient sales to generate that capital or otherwise raise capital, it may create substantial doubt about our ability to pursue our business objectives and achieve profitability or to continue as a going concern. If adequate capital is not available to us, including due to the cost and availability of funding in the capital markets, our business, operating results and financial condition may be harmed.

The development, design, manufacture and sale of our energy storage systems is a capital-intensive business. As a result, we can be expected to continue to incur substantial operating expenses without generating sufficient revenues to cover expenditures. Over time, we may need to raise additional funds, including through entry into new joint venture arrangements, through the issuance of equity, equity-linked or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs such as research and development relating to our products and technologies, the construction and tooling of prototypes, the implementation of our systems for our future customers, any significant unplanned or accelerated expenses, and new strategic investments. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to shareholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected.

In addition, if adequate capital is not available to us, it may create substantial doubt among third parties, including suppliers and potential customers, about our ability to pursue our objectives, to achieve profitability or to continue as a going concern. Such doubt could adversely impact our business, reputation and prospects.

Our systems involve a lengthy sales and installation cycle, and if we fail to close sales on a regular and timely basis it could harm our business. Moreover, the long sales cycles for our products may cause us to incur significant expenses without offsetting revenues

Although we have not yet completed any full cycle from sale to installation, we expect them to be lengthy. In order to make a sale, we must typically provide a significant level of education to prospective customers regarding the use and benefits of our product and our technology. The period between initial discussions with a potential customer and the sale of even a single product typically depends on a number of factors, including the potential customer’s attitude towards innovative products, their budget and decision as to the type of financing it chooses to use, as well as the arrangement of such financing. Prospective customers often undertake a significant evaluation process, which may further extend the sales cycle. Once a customer makes a formal decision to purchase our product, the fulfillment of the sales order by us requires a substantial amount of time. Currently, we believe the time between the entry into a sales contract with a customer and the installation of our EVx systems or an EVRC could range from 18 to 36 months or more. This lengthy sales and installation cycle is subject to a number of significant risks over which we have little or no control. Because of both the long sales and installation cycles, we may expend significant resources without having certainty of generating a sale.

These lengthy sales and installation cycles increase the risk that our customers fail to satisfy their payment obligations or cancel orders before the completion of the transaction or delay the planned date for installation. Generally, a customer can cancel an order prior to installation, and, notwithstanding the fact that a customer’s termination for convenience will obligate the customer to pay us certain fees, we may be unable to recover some of our costs in connection with design, permitting, installation and site preparations incurred prior to cancellation. Cancellation rates in our industry could increase in any given period, due to factors outside of our control including an inability to install an EVx system at the customer’s chosen location because of permitting or other regulatory issues, unanticipated changes in the cost or availability of alternative sources of electricity available to the customer, or other reasons unique to each customer. Our operating expenses are based on anticipated sales levels, and certain of our expenses are fixed. If we are unsuccessful in closing sales after expending significant resources or if we experience delays or cancellations, our business could be materially and adversely affected.

Moreover, our customers typically expend significant effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy initial sales cycle. While our customers are evaluating our products we have incurred, and expect to continue to incur, substantial sales, marketing and research and development expenses to customize our products to the customer’s needs. During an initial sales cycle, we may also expend significant management efforts and order long-lead-time components or materials. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

Because of the long sales cycles and the expected limited number of customers, our operating results will likely fluctuate significantly from quarter to quarter.

We expect that long sales cycles and the expected limited number of customers is likely to cause fluctuations in our operating results from quarter to quarter. In light of the standards under which we expect to recognize revenue, small fluctuations in the timing of the completion of our sales transactions could also cause operating results to vary materially from period to period. In addition, our financial condition and results of operations may fluctuate in the future due to a variety of factors, many of which are beyond our control. For example, the amount of revenue we recognize in a given period is expected to be materially dependent on the volume and scale of purchases of our EVx systems and our customers’ preferences for choosing to purchase the system or purchase the energy storage and dispatch of electricity from systems we build and in which we retain an ownership interest.

In addition to the other risks described herein, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis:

●	fluctuations in costs associated with the first group of EVx systems that we deploy;
●	the timing of customer installations of our EVx systems, which may depend on many factors such as availability of inventory, product quality or performance issues, or local permitting requirements, utility requirements, environmental, health and safety requirements, weather and customer facility construction schedules, availability and schedule of our third-party general contractors;
●	size of particular customer installations and number of sites involved in any particular quarter;
●	delays or cancellations of purchases and installations;
●	fluctuations in our service costs;
●	weaker than anticipated demand for our energy storage systems due to changes in government regulation, incentives and policies;
●	interruptions in our supply chain;
●	the timing and level of additional purchases by existing customers;
●	unanticipated expenses incurred due to changes in governmental regulations, permitting requirements by local authorities at particular sites, utility requirements and environmental, health and safety requirements;
●	disruptions in our sales, production, service or other business activities resulting from our inability to attract and retain qualified personnel;
●	shortage of raw materials from our suppliers and associated price increases due to fluctuations in commodities prices; and
●	availability of spare parts from our suppliers.

In addition, our revenue, key operating metrics and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of our common stock.

There is no assurance that we will be able to execute on our business model, including achieving market acceptance of our planned products or identifying potential customers.

Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, developing and commercializing new products and technologies, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by pre-commercial and early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

The size of our systems may negatively impact our ability to enter into contracts with customers or obtain government permits and approvals.

Our EVx systems require a considerably larger space for their deployment than comparable systems based on certain technologies such as lithium-ion technology, and this can result in a significant delay in the permitting process. In addition, the size of our EVx systems may represent an impediment for the deployment of our EVx systems in denser areas or areas with restrictions on the height of buildings. And, in light of the size of our systems, we require hard soil or the ability to get to bedrock in order to deploy our systems. These factors may negatively impact our ability to enter into customer contracts or obtain government permits and approvals, each of which may materially affect our business.

Our business is subject to risks associated with construction, cost overruns and delays, including those related to obtaining government permits and approvals, electrical interconnection, and other contingencies that may arise in the course of completing installations.

Our business is subject to risks relating to construction, cost overruns and delays. The installation and operation of our energy storage systems at a particular site is generally subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, FERC and specific Independent System Operators regulation and related matters, and typically requires obtaining and keeping in good standing various local and other governmental approvals and permits, including environmental approvals and permits, that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. It is difficult and costly to track the requirements of every individual authority having jurisdiction over energy storage system installations, to design our energy storage systems to comply with these varying standards, which may change over time, and for customers to obtain all applicable approvals and permits. We cannot predict whether or when all permits required for a given customer’s project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit or utility connection essential to a project or the imposition of impractical conditions would impair our customer’s ability to develop the project. In addition, we cannot predict whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our customers’ abilities to develop that project or increase the cost so substantially that the project is no longer attractive to our customers. Furthermore, unforeseen delays in the review and permitting process could delay the timing of the installation of our energy storage systems and could therefore adversely affect the timing of the recognition of revenue related to hardware acceptance by our customer, which could adversely affect our operating results in a particular period. Delays relating to constructions may also bring about cost overruns, which could further adversely affect our business.

In addition, the successful installation of our energy storage systems is dependent upon the availability of and timely connection to the local electric grid. Before beginning construction on an EVx system, we may be unable to obtain in a timely fashion or at all the required consent and authorization of local utilities to ensure successful interconnection to energy grids to enable the successful discharge of renewable energy to customers. Any delays in our customers’ ability to connect with utilities, delays in the performance of installation-related services or poor performance of installation-related services will have an adverse effect on our results and could cause operating results to vary materially from period to period.

The failure or inability of our suppliers to deliver necessary components or raw materials for construction of our systems in a timely manner could cause installation delays, cancellations, penalty payments and damage to our reputation.

We rely on a limited number of third-party suppliers for some of the raw materials and components for our EVx systems, including steel, cement, polymers and, in certain cases, coal ash waste and retired wind turbine blades, and other materials that may be of limited supply. If any of our suppliers provide insufficient inventory at the level of quality required or if our suppliers are unable or unwilling to provide us with the contracted quantities (as we have limited or in some case no alternatives for supply), our results of operations could be materially and negatively impacted. If we fail to develop or maintain our relationships with any of our suppliers, or if there is otherwise a shortage or lack of availability of any required raw materials or components, we may be unable to manufacture our EVx systems or EVRCs or such products may be available only at a higher cost or after a long delay. For example, there has recently been a shortage of microchips, which has affected certain manufacturers, and if such shortage continues, our business could be affected as our products incorporate microchips. Such delays could prevent us from delivering our EVx systems or our EVRCs to customers within required time frames and cause order cancellations. These activities are time and capital intensive. Accordingly, the number of suppliers we have for some of our components and materials is limited and, in some cases, sole sourced. We may be unable to obtain comparable components from alternative suppliers without considerable delay, expense, or at all. If our suppliers face difficulties obtaining the credit or capital necessary to expand their operations when needed, they could be unable to supply necessary raw materials and components needed to support our planned sales and services operations, which would negatively impact our sales volumes and cash flows.

Moreover, we have in the past and may in the future experience unanticipated disruptions to operations or other difficulties with our supply chain or internalized supply processes due to exchange rate fluctuations, volatility in regional markets from where materials are obtained, changes in the general macroeconomic outlook, global trade disputes, political instability, expropriation or nationalization of property, public health emergencies such as the COVID-19 pandemic, civil strife, strikes, insurrections, acts of terrorism, acts of war, or natural disasters. The failure by us to obtain raw materials or components in a timely manner or to obtain raw materials or components that meet our quantity and cost requirements could impair our ability to manufacture our products or increase their costs or the associated service costs of under maintenance services agreements, if any are entered into. If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from delivering our EVx systems to customers within required time frames, which could result in sales and installation delays, cancellations, penalty payments, or damage to our reputation, any of which could have a material adverse effect on our business and results of operations. In addition, we rely on our suppliers to meet quality standards, and the failure of our suppliers to meet or exceed those quality standards could cause delays in the delivery of our products, cause unanticipated servicing costs, and cause damage to our reputation.

Our future growth is dependent upon the pace and depth of renewable energy adoption and energy storage technologies, which are emerging industries, as well as our competition. If the markets for renewable energy and energy storage do not develop as we expect, or if they develop more slowly than we expect, our business, prospects, financial condition and operating results could be adversely affected.

Our future growth depends upon factors in our industry, including with respect to our competition, the speed at which the market adopts renewable energy, our ability to penetrate such market and the state of energy storage technologies. Because renewable energy and energy storage are emerging industries, they are evolving and characterized by rapidly changing technologies, changing government regulation and industry standards and changing consumer demands and behaviors. If the markets for these do not develop as we expect, including if they develop more slowly than we expect, our business, prospects, financial condition and operating results could be adversely affected.

Additionally, the energy storage market is largely driven by installed capacity of renewable electricity generation and increasing demand for renewable sources of power. Since many of these renewable sources of power are intermittent, like wind and solar, the energy produced by them must be stored for use when there is demand. Should government requirements for these intermittent power sources be relaxed or social desires for lower-carbon sources of energy decline, there could be a detrimental impact on one of our primary markets.

Even if renewable energy and energy storage become more widely adopted, our gravity energy storage technology may not achieve widespread market acceptance or may be less cost-effective as compared to competing technologies.

Our business depends on the acceptance of our products, including the EVx systems, in the marketplace. Even if renewable energy and energy storage become more widely adopted than they have been to date, potential customers may choose energy storage products from our competitors that are based on technologies other than gravity energy storage, for example, lithium-ion battery technology. If they do so, it may be difficult to later transition such potential customers to products offered by us. Moreover, the marketplace for renewable energy storage products is rapidly evolving, and competing technologies of which we are currently unaware may emerge in the future. If the gravity energy storage technology that supports our products, including the EVx systems, does not achieve market acceptance then our business and results of operations would be materially adversely affected.

The growth and profitability of our business is dependent upon our technology being more cost-effective than competing energy storage technologies. For example, over the last decade, the cost of battery storage systems, particularly lithium-ion based battery storage systems, has declined significantly. If the cost of competing technologies, including battery storage systems, declines sufficiently, our gravity energy storage technology system may be less cost-effective for potential customers, which would decrease the demand for our products. Such a decrease in demand would materially adversely affect our business, prospects and results of operations.

If we are not able to reduce our cost structure in the future, our ability to become profitable may be impaired.

Over time, we must effectively manage the manufacturing costs for our EVx systems to expand our market. While we have sought, and will continue to seek, to manage our manufacturing and services costs, the cost of components and raw materials, for example, could increase in the future. Any such increases could slow our growth and cause our financial results and operational metrics to suffer. In addition, we may face increases in our other expenses, including increases in wages or other labor costs, as well as installation, marketing, sales or related costs. We may continue to make significant investments to drive growth in the future. To the extent that the price of electricity from the grid is low in certain markets, we will need to continue to reduce our costs to maintain our expected margins in those markets. Increases in any of these costs or our failure to achieve projected cost reductions could adversely affect our results of operations and financial condition and harm our business and prospects. If we are unable to reduce our cost structure sufficiently in the future, we may not be able to achieve profitability, which could have a material adverse effect on our business and prospects.

We have experienced rapid internal growth and expect to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, our business and operating results may suffer.

In recent periods, our internal operations have grown in terms of complexity and the number of our employees, and we intend to continue such investment for the foreseeable future. The growth and expansion of our business has placed and continues to place a strain on management, operations, financial infrastructure and corporate culture. In the event of further growth, our information technology systems and our internal control over financial reporting and procedures may not be adequate to support our operations and may introduce opportunities for data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business information or misappropriate funds. We may also face risks to the extent such bad actors infiltrate the information technology infrastructure of our contractors.

To manage growth in operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business and results of operations.

If we are unable to attract and retain key employees and hire qualified management, technical, engineering, and sales personnel, including a highly skilled and diverse management team with experience in the energy storage sectors, our ability to compete and successfully grow our business could be harmed.

We believe that our success and our ability to reach our strategic objectives are highly dependent on the contributions of our key management, technical, engineering and sales personnel. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our products and services, including with respect to our prototype products, and negatively impact our business, prospects and operating results. In particular, we are highly dependent on the services of Robert Piconi, our Chief Executive Officer, Marco Terruzzin, our Chief Product Officer and Andrea Pedretti our Chief Technology Officer. None of our key employees is bound by an employment agreement for any specific term. We cannot assure you that we will be able to successfully attract and retain senior leadership necessary to grow our business. Furthermore, there is increasing competition for talented individuals in our field, and competition for qualified personnel is especially intense in the renewable energy and energy storage industry in the USA and Switzerland, where, collectively, our primary offices are located. Our failure to attract and retain our executive officers and other key technology, sales, marketing and support personnel, could adversely impact our business, prospects, financial condition, and operating results. In addition, we do not have “key person” life insurance policies covering any of our officers or other key employees.

We believe that it is vital to our operating success that we recruit and retain key personnel, including a highly skilled and diverse management team with experience in the renewable energy and energy storage sectors. If we fail to maintain a highly skilled and diverse management team, we may not be able to achieve our strategic objectives, which would negatively impact our business and operating success. In addition, because our industry is still in a nascent stage, there is and will continue to be a scarcity of skilled personnel with experience in our industry. If we lose a member of our management team or key employee, it may prove difficult for us to replace him or her with a similarly qualified individual with experience in the renewable energy and energy storage industry, which could impact our business and operating success.

Our EVx systems have significant upfront costs, and our customers may need to obtain financing to help finance purchases. If our customers are unable to procure third-party financing or if the cost of such financing exceeds our estimates, our business would be adversely affected.

Our EVx systems have significant upfront costs, and certain customers may need, or may prefer to acquire, third-party financing to purchase our systems.

Therefore, our growth, including the deployment of our EVx systems, may to an extent depend on our customers’ ability to attract third-party financing partners. Their ability to attract third-party financing depends on many factors that are outside of our control, including the ability of third parties to utilize tax credits and other government incentives, interest rate and/or currency exchange fluctuations, their perceived creditworthiness and the condition of credit markets generally. We expect that the financing of customer purchases of our EVx systems will be subject to customary conditions such as the customer’s credit quality, and if these conditions are not satisfied, such customers may be unable to finance purchases of our EVx systems, which would have an adverse effect on our revenue in a particular period. To the extent our customers are unable to arrange future financings for any of our current or potential projects, our business would be negatively impacted.

In attempting to attract new customers to support our growth, we intend to refine our customer agreements based on experience. Moreover, new types of product offerings may require our customers to find partners willing to finance these new projects, which may have different terms and financing conditions from prior transactions. If the terms of these transactions or the structure of these projects fails to attract financiers, we may not be able to proceed with growing our business and our potential for growth may be limited. Additionally, financing options are also limited by the customer’s willingness to commit to making fixed payments regardless of the performance of the EVx systems or our performance of our obligations under the customer agreement

Further, our sales process for transactions that require financing require that we and our customers make certain assumptions regarding the cost of financing capital. If the cost of financing ultimately exceeds our estimates, we may be unable to proceed with some or all of the impacted projects or our revenue from such projects may be less than our estimates. Actual financing costs for potential customers may vary from our estimates due to factors outside of our control, including changes in customer creditworthiness, macroeconomic factors, the returns offered by other investment opportunities available to our financing partners, and other factors.

If our customers are unable to procure financing partners willing to finance deployments of our products or if the cost of such financing exceeds our estimates, our business would be negatively impacted.

We face additional risks to the extent that customers choose to purchase energy storage and dispatch of electricity from systems we build and in which retain an ownership interest rather than purchase an energy storage system.

We expect to offer our customers a choice of two programs. Under the first program, Storage Asset Owners, the customer owns both the energy storage system and the service the system provides (the energy storage and dispatch of electricity). We anticipate that this program will constitute the substantial majority of future sales. Under the second program, Storage Service Customers program, customers purchase the energy storage and dispatch of electricity from us while we retain an ownership interest in the system, together with financing partners.

We could face additional risks under the Storage Service Customers program that we would not otherwise face under our Storage Asset Owners program. For example, we would need to seek equity and/or debt financing to fund the construction and operation of any energy systems built in connection with a project for a customer who chooses the Storage Service Customers program. Such financing may not be available on terms acceptable to us, if at all. Moreover, we expect that any such indebtedness would be secured by a lien on the related energy storage system, and the governing debt agreement may contain covenants imposing operating and financial restrictions on our operations. In addition, until any such debt is repaid, we may not be able to generate meaningful cash flow from the project. Moreover, the failure of our customers to make payments could trigger an event of default under such governing debt agreements, which could result in the acceleration of repayment of our outstanding indebtedness or even entitle our lender to foreclose on the collateral securing our debt. In addition, to the extent equity financing is also used, our right to receive cash flows from the project could be subordinated to the other equity investors.

Additionally, there could be a material adverse effect on our operating results and our cash flows to the extent we own and operate our energy storage systems for the benefit of customers who choose the Storage Services Customers program. For example, we would not expect to receive any payments from the customer until the system is completed and expenses relating to insurance premiums, personnel and our interest payments under debt agreements would be increased, and such increases may be material. We could also be required to provide ongoing maintenance and repair services or could face liability for any damages or injuries if the system malfunctions. Additionally, we would be subject to the risks of termination of the agreement by the customer and the inability to replace the customer would result in the system failing to generate revenue. We may also incur liabilities as a result of a performance failure or other breach of our obligations in connection with the operation of the system

We may also be subject to additional legal and regulatory restrictions to the extent we own and operate an energy storage system, including relating to the transmission of energy. Such legal and regulatory restrictions could increase the costs of compliance and potentially subject us to threatened or actual litigation or administrative proceedings, each of which could have a material adverse affect on our business, operating results and financial condition.

Although we expect the significant majority of the revenue from our two programs to be from the Storage Asset Owners program based on our current outlook, there is no assurance that the Storage Services Customers program will not account for a significant portion of our business.

Our operations are international, and expanding operations in some international markets could expose us to additional risks.

Our operations are international, and we continue to expand our business internationally as we seek to partner with customers, suppliers and other partners around the world. We currently have operations relating to the EV1 in Switzerland, and our signed purchase order and letters of intent are with counterparties around the world. Managing further international expansion will require additional resources and controls including additional manufacturing and assembly facilities. Any expansion internationally could subject our business to risks associated with international operations, including:

●	conformity with applicable business customs, including translation into foreign languages and associated expenses;
●	lack of availability of government incentives and subsidies;
●	challenges in arranging, and availability of, financing for our customers;
●	potential changes to our established business model;
●	cost of alternative power sources, which could be meaningfully lower outside the United States;
●	availability and cost of raw materials, labor, equipment for manufacturing or assembling our EVx systems;
●	difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;
●	installation challenges which we have not encountered before which may require the development of a unique model for each country;
●	compliance with multiple, potentially conflicting and changing governmental laws, regulations, and permitting processes including construction, environmental, banking, employment, tax, privacy, safety, security, grid minimum performances, and data protection laws and regulations;
●	compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;
●	greater difficulties in securing or enforcing our intellectual property rights in certain jurisdictions, or in potential infringement of third-party intellectual property rights in new jurisdictions;
●	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;
●	restrictions on repatriation of earnings;
●	compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws;
●	increases or decreases in our expenses caused by fluctuation in foreign currency exchange rates;
●	changes in import tariffs imposed by local governments;

●	changes in regulations regarding the use of waste materials in our products;
●	changes in regulations that would prevent us from doing business in specified countries;
●	failure of the supply chain in local countries to provide us with materials of a sufficient quality and quantity delivered on timelines we expect; and
●	regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful.

In addition, nearly all of our letters of intent are denominated in U.S. dollars, and certain of our definitive agreements could be denominated in currencies other than the U.S. dollar, including the euro, the Australian dollar, the Brazilian real and the Saudi riyal. A strengthening of the U.S. dollar could increase the cost of our solutions to our international customers, which could adversely affect our business and results of operations. In addition, an increasing portion of our operating expenses is incurred outside the United States, is denominated in foreign currencies, such as the euro and the Swiss franc, and is subject to fluctuations due to changes in foreign currency exchange rates. If we become more exposed to currency fluctuations and are not able to successfully hedge against the risks associated with currency fluctuations, our results of operations could be adversely affected.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. Such projections reflect our current views with respect to future events or our future financial performance, are based on assumptions, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by our projections. We may not actually achieve the plans, expectations or objectives contained in our projections, and the underlying assumptions may prove incorrect. Such deviations may be due to factors outside our control or currently unknown to us. For example, our actual revenues, market share, timing for achieving business milestones, expenses and profitability may differ materially from our expectations. Therefore, undue reliance should not be placed on any of our projections.

Certain estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

This proxy statement/prospectus includes estimates of the addressable market for Energy Vault’s solutions and the renewable energy and energy storage market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is in part true at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current coronavirus, or COVID-19, pandemic. The estimates and forecasts in this proxy statement/prospectus relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict, especially in light of the nascent stage of our industry. The estimated addressable market may not materialize for many years, and even if the markets meet the size estimates and growth forecasted in this proxy statement/prospectus, our business could fail to capture a meaningful share of the market or grow at similar rates.

Operational costs can be difficult to predict and may include costs from requirements related to the decommissioning of our systems.

We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our EVx systems will consist of large-scale machinery comprised of many components assembled on-site for our customers. The components of our EVx systems are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of our EVx systems or their constituent components may significantly affect the intended operational efficiency and performance. In addition, our EVx systems may need to be decommissioned from time to time, and the related costs could be significant given the expected size and complexity of our EVx systems. Operational performance and costs, including those related to project stoppage, can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with construction, commissioning, testing or decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

There is no assurance that our expectation that renewable energy, after taking into account the costs of energy storage, will become more competitive than hydrocarbon-based power generation will prove correct. A significant energy transition away from hydrocarbons may never occur or not occur at the rates we expect.

The growth of our business is dependent upon the future development of renewable energy, such as wind and solar, and we expect that renewable energy, after taking into account the costs of energy storage, will become more competitive than hydrocarbon-based power. The competitive position of renewable energy, including the number of renewable energy projects is dependent upon a number of factors, including governmental policies, such as incentives that encourage the building of renewable energy projects, and the cost of alternative energy sources, such as hydrocarbon-based power generation and new technologies. Any events or changes in the regulatory framework or electricity energy market that negatively impact the growth and development of renewable energy or that impede a significant energy transition away from hydrocarbons, particularly wind and solar energy, will have a negative impact on our business and financial condition.

There can be no assurance that our expectation regarding changes in the competitive position of renewable energy, after taking into account the costs of energy storage, with respect to hydrocarbon-based power generation will prove correct. If, for any reason, the price of traditional hydrocarbon-based power generation decreases or renewable energy does not remain more competitive than hydrocarbon-based power generation, then a significant energy transition away from hydrocarbons may never occur or not occur at the rates we expect, materially adversely affecting our business, results of operations, financial condition and prospects.

Fuel prices, including volatility in the cost of diesel or natural gas or a prolonged period of low gasoline and natural gas costs, could decrease incentives to transition to renewable energy.

A portion of the current and expected demand for renewable energy results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception in the cost-benefit analysis regarding the effects of burning fossil fuels on the environment, the demand for renewable energy, including energy storage products such as ours, could be reduced, and our business and revenue may be harmed.

Diesel, gasoline, natural gas and other petroleum-based fuel prices have historically been extremely volatile, particularly during the ongoing COVID-19 pandemic, and it is difficult to ascertain whether such volatility will continue to persist. Lower gasoline and natural gas costs over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives, such as wind and solar, should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for renewable energy may decrease notwithstanding incentives to transition to renewable energy, which would have an adverse effect on our business, prospects, financial condition and results of operations.

The economic benefit of our energy storage systems to our customers depends on the cost of electricity available from alternative sources, including local electric utility companies, which cost structure is subject to change.

The economic benefit of our energy storage systems to our customers includes, among other things, the benefit of reducing such customer’s payments to the local electric utility company. The rates at which electricity is available from a customer’s local electric utility company is subject to change and any changes in such rates may affect the relative benefits of our energy storage systems. Further, the local electric utility may impose “departing load,” “standby” or other charges on our customers in connection with their acquisition of our energy storage systems, the amounts of which are outside of our control and which may have a material impact on the economic benefit of our energy storage systems to our customers. Changes in the rates offered by local electric utilities and/or in the applicability or amounts of charges and other fees imposed by such utilities on customers acquiring our energy storage systems could adversely affect the demand for our energy storage systems.

Additionally, the electricity stored and released by our systems may not currently be cost-competitive in some geographic markets, and we may be unable to reduce our costs to a level at which our energy storage systems would be competitive in such markets. As such, unless the cost of electricity in these markets rises or we are able to generate demand for our energy storage systems based on benefits other than electricity cost savings, our potential for growth may be limited.

We operate in the highly competitive energy industry and there is increasing competition. Many of our competitors and future competitors may have significantly more financial and other resources than we do and if we do not compete effectively, our competitive positioning and our operating results will be harmed.

The energy market in which we intend to compete continues to evolve and is highly competitive. Many of our current and potential competitors are large entities at a more advanced stage in development and commercialization than we are and in some cases have significantly more financial and other resources, including larger numbers of managerial and technical personnel, to increase their share of the market. For example, several companies, such as ESS Inc., Eos Energy Enterprises Inc., Hydrostor Inc. and Primus Power, have each announced plans and demonstrated prototypes of products that would compete in the energy storage market, and battery vendors with whom we compete, such as Tesla, Inc., Fluence Energy, Inc., LG Chem, Ltd., Samsung Electronics Co., Ltd and Contemporary Amperex Technology Co. Limited, have already commercialized their respective energy storage solution products. If our competitors continue to penetrate the renewable energy and energy storage markets, we may experience a reduction in potential and actual market share. To date, we have focused our efforts on recruiting management and other employees, business planning, raising capital, selecting applicable third party technologies, establishing and attempting to establish partnerships with potential suppliers, customers and ecosystem partners, developing the EV1 and EVx systems, and general corporate development.

We expect competition in energy storage technology to intensify due to a regulatory push for lower-carbon energy sources, including intermittent sources such as wind and solar, continuing globalization, and consolidation in the energy industry. Developments in alternative technologies or improvements in energy storage technology made by competitors may materially adversely affect the sales, pricing and gross margins of our future EVx systems. If a competing process or technology is developed that has superior operational or price performance, our business would be harmed.

Furthermore, our gravity based energy storage technology also competes with other emerging or evolving technologies, such as thermal storage, chemical storage, hydrogen energy storage and carbon capture storage and sequestration. If we are unable to keep up with competitive developments, including if such technologies achieve lower prices or enjoy greater policy support than our technology, our competitive position and growth prospects may be harmed, which would adversely affect our business, prospects and financial condition.

Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to more effectively compete for new energy storage projects.

We intend to continue committing significant resources to establish a competitive position. There is no assurance we will successfully identify the right partners or manufacture and bring our EVx systems to market on a timely basis, if at all, or that products and technologies developed by others will not render our EVx systems obsolete or noncompetitive, any of which would adversely affect our business, prospects and operating results.

Our future growth depends upon our ability to maintain relationships with third parties, and the terms and enforceability of many of these relationships are not certain.

We expect to rely on engineering, procurement, construction, or EPC, firms as third-party general contractors to install energy storage systems at our customers’ sites. We are likely to work with a limited number of such EPC firms, which may impact our ability to facilitate customer installations as planned. Our work with contractors or their sub-contractors may have the effect of our being required to comply with additional rules (including rules unique to our customers), working conditions, site remediation and other union requirements, which can add costs and complexity to an installation project. In the future, the timeliness, thoroughness and quality of installation-related services performed by our general contractors and their sub-contractors may not meet our expectations and standards and it may be difficult to find and train third-party general contractors that meet our standards at a competitive cost.

In addition, a key component of our growth strategy is to develop or expand our relationships with third parties. For example, we are investing resources in establishing strategic relationships with market players across a variety of industries, including, large renewable project developers, commercial agents, environmental organizations and unions, to generate new customers or to grow our business. These programs may not roll out as quickly as planned or produce the results we anticipated. A significant portion of our business depends on attracting new partners and retaining existing partners, and such relationships may not be predicated on enforceable agreements or any agreements at all.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and adversely affect our financial results.

Although we do not have definitive customer agreements in place, we expect that potential and actual customers will depend on our support organization to resolve any technical issues relating to the hardware and software included in our systems. In addition, our sales process is likely to depend highly on the quality of our hardware and software-enabled services, on our business reputation and on strong recommendations from our existing customers. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that we do not maintain high-quality and highly-responsive support, could adversely affect our reputation, our ability to sell our products to existing and prospective customers, and our business, financial condition and results of operations.

We intend to offer technical support services alongside our systems. We intend to have a designated team of engineers to support our customers, and they may be unable to respond quickly enough to accommodate short-term increases in demand for support services, particularly as we increase the size of our customer base. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. At our current stage, it is difficult to predict demand for technical support services and if demand were to increase significantly beyond our expectations, we may be unable to provide satisfactory support services to our customers. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our business, financial condition and results of operations.

Our systems rely on interconnections to distribution and transmission facilities that are owned and operated by third parties, and as a result, are exposed to interconnection and transmission facility development and curtailment risks.

Moreover, our EVx systems and EVRCs are intended to be interconnected with electric distribution and transmission facilities owned and operated by regulated utilities, and independent system operators, necessary to deliver the electricity that our energy storage systems produce. A failure or delay in the operation or development of these distribution or transmission facilities could result in a loss of revenues or breach of a contract because such a failure or delay could limit the amount of renewable electricity that our energy storage systems deliver or delay the completion of our customers’ construction projects. In addition, certain of our energy storage systems’ generation may be curtailed without compensation due to distribution and transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular customer project’s potential. Such a failure or curtailment at levels above our expectations could adversely affect our business.

Incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements could adversely affect our reported assets, liabilities, income, revenue or expenses.

The preparation of our consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income, revenues or expenses during the reporting periods. Incorrect estimates and assumptions by management could adversely affect our reported amounts of assets, liabilities, income, revenues and expenses during the reporting periods. If we make incorrect assumptions or estimates, our reported financial results may be over- or understated, which could materially and adversely affect our business, financial condition and results of operations

Unanticipated changes in our income tax rates or exposure to additional tax liabilities may affect future financial results.

Energy Vault is, and the Combined Company will be, a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide operations. Certain of our operations and potential customers are located in the United States, and as a result, the Combined Company is subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on Combined Company’s business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to the Combined Company.

For example, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Code, and certain provisions of the Tax Act may adversely affect the Combined Company. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a reduction to the corporate income tax rate from a top marginal rate of 35% to a flat rate of 21%, the limitation of the tax deduction for net interest expense to 30% of adjusted taxable income (except for certain small businesses), the limitation of the deduction for net operating losses from taxable years beginning after December 31, 2017 to 80% of current year taxable income and the elimination of net operating loss carrybacks generated in taxable years ending after December 31, 2017 (though any such net operating losses may be carried forward indefinitely), adoption of elements of a territorial tax system, assessment of a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introduction of certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. Additionally, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law, and among other things, the CARES Act suspends the 80% limitation on the deduction for net operating losses in taxable years beginning before January 1, 2021, permits a 5-year carryback of net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally caps the limitation on the deduction for net interest expense at 50% of adjusted taxable income for taxable years beginning in 2019 and 2020.

Further, President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws (including provisions enacted pursuant to the Tax Act). Such proposals include, but are not limited to an increase in the U.S. income tax rate applicable to corporations from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability. Investors are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding our securities.

Additionally, although we currently primarily operate in the U.S. and Switzerland, we will seek to expand our business internationally to other markets including additional EU countries, the U.K., Saudi Arabia, Australia, Brazil. Any international expansion of our business could subject our business to tax risks associated with international operations. For example, tax compliance in various jurisdictions, some of which may have potentially conflicting tax laws, and all of which are subject to change, potentially with retroactive effect, could result in materially higher cash tax liabilities for our business. The tax laws in jurisdictions where we conduct business and applicable U.S. tax laws as they relate to international operations may not act together in a coordinated fashion, which could also result in material incremental taxes for our business. Moreover, an expansion of our business internationally also creates risks that our business could have a taxable presence in jurisdictions where we are not filing tax returns. Taxing authorities have gotten increasingly aggressive regarding asserting that companies have a taxable presence in jurisdictions, and our business could face these risks in connection with the internal expansion of our business.

Cyber-attacks and other security breaches could have an adverse effect on our business, harm our reputation and expose us to liability.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Any attempts by cyber attackers to disrupt our services or systems, if successful, could harm our business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks (such as the May 2021 cyber-attacks with Colonial Pipeline). Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.

We may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints.

We are putting processes and procedures in place designed to enable Energy Vault to quickly recover from a disaster or catastrophe and continue business operations and have tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect our business and financial results.

In the future our EVx systems and EVRCs may experience outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. We may also face changes in our EVx system and EVRCs, which could lead to damages, accidents and or system disruptions. We may in the future experience blackmail for our EVx software, which could shut down operation of our systems or cause other damage to the systems.

Any significant disruption in in our computer systems, some of which will be hosted by third-party providers, could damage our reputation and result in negative publicity, which would harm our business and results of operations.

Although the computer systems for our EVx systems and EVRCs will strictly be on-premise, we will use third-party web services for administrative purposes and as a backup for our customers in case there is an on-site system failure. Interruptions, whether due to system failures, human errors, computer viruses, physical or electronic break-ins, denial-of-service attacks, and capacity limitations, could delay or inhibit our operations. Problems with the reliability of our systems could prevent us from earning revenue and could harm our reputation. Damage to our reputation, any resulting loss of user confidence and the cost of remedying these problems could negatively affect our business, results of operations, financial condition, and prospects.

We have service agreements with data center providers. Problems with our third-party service providers or with their network providers or with the systems allocating capacity among their users, including us, could adversely affect our ability to serve our customers or perform our administrative work. Our third-party service providers could decide to close their facilities without adequate notice. Any financial difficulties, such as bankruptcy or reorganization, faced by our third-party service providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party service providers are unable to keep up with our needs for capacity, this could have an adverse effect on our business. In the event that our agreements with any of our third-party service providers is terminated, or we add additional cloud infrastructure service providers, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Any of the above circumstances or events may harm our reputation and brand or increase our costs, any of which could adversely affect our business, financial condition, and results of operations.

Changes in business, economic, or political conditions, including overall changes in demand, are beyond our control and could impact our business, resulting in lower revenues and other adverse effects to our results of operations.

In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. This was especially the case in 2020 as a result of the COVID-19 pandemic. In addition, economic uncertainty and associated macroeconomic conditions make it extremely difficult for our partners, suppliers, and us to accurately forecast and plan future business activities and could cause our customers to slow spending on our offerings.

A significant downturn in the domestic or global economy may cause our customers to pause, delay, or cancel spending on our offerings or seek to lower their costs by exploring alternatives. To the extent purchases of our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in energy storage spending. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.

Similarly, our business depends on the overall business and global or regional political conditions, which are beyond our control.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular or how global business and political conditions may change. To the extent that general business, economic or political conditions, including overall changes in demand for our products, decline, our business, financial condition and results of operations, including revenues, could be materially adversely affected.

Our facilities or systems could be damaged or adversely affected as a result of disasters or other unpredictable events. Any prolonged disruption in operations would adversely affect our business, prospects, financial condition and operating results.

Our facilities or systems could be adversely affected by events outside of our control, such as natural catastrophic events, geographical instability, wars, and other calamities. For example, an installed EVx system or EVRC could be severely damaged by fire or earthquake, and the severity of such event may be exacerbated if we, as opposed to our customer, own such product. We cannot assure you that, collectively, our process and procedures to recover from a disaster or catastrophe will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, pandemics (including the COVID-19 pandemic) or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to produce our EVx systems. In addition, to the extent such events precipitate prolonged disruptions in our operations, our business, prospects, financial condition and operating results may be materially adversely affected.

Our financial condition and results of operations as well as those of potential customers have been, and may continue to be for the foreseeable future, adversely affected by the ongoing COVID-19 pandemic, which has caused a material adverse effect on the level of economic activity around the world, including in the markets we serve.

On March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, imposed unprecedented restrictions on travel and business operations, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19, including in the markets we serve. In certain cases, these restrictions have been lifted and then reimposed in part or in full.

Our operations and performance depend significantly on global and regional economic conditions, and the outbreak of COVID-19, together with the measures taken in response to the COVID-19 pandemic, has had a significant negative effect on global and regional economies. For example, Energy Vault contracted a third party to build the crane that is part of its commercial demonstration unit in Switzerland. The third party failed to deliver critical equipment, and certain errors in construction became apparent. We therefore terminated the relationship, and the construction of the crane in Switzerland was more expensive and took longer than expected. We believe that the effects COVID-19 exacerbated the additional costs and time required to complete this crane and that the completion of the crane was delayed by at least six months.

We are continuing to conduct business with substantial restrictions, such as remote working and less employee travel, among other modifications. We also put into place health and safety policies. As a cash conservation policy, we also instituted salary reductions across our entire employee base, including members of our senior management team.

The global outbreak of COVID-19 continues to rapidly evolve, especially as COVID-19 cases and corresponding government actions responsive to COVID-19 continue to increase in certain parts of the world. The extent to which COVID-19 may impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the pandemic, travel restrictions, social distancing requirements or other governmental or business disruptions, global unemployment rates, the development and distribution of vaccines, the emergence of COVID-19 variants, and the effectiveness of actions taken in the United States and other countries to prevent, contain, and treat the disease. See the section titled “Energy Vault Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors and Trends Affecting our Business — COVID-19” for a further discussion of the impact of the COVID-19 pandemic on our business.

Following the consummation of the Business Combination, we expect to incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. We expect such costs and increases to be increased further after we are no longer an emerging growth company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or material weaknesses in the internal control over financial reporting), we could incur additional costs to rectify those issues, and the existence of those issues could adversely affect our reputation or investor perceptions.

In addition, we will maintain director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

As a private company, we have not endeavored to establish and maintain public company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following completion of the business combination, the report by management on internal control over financial reporting will be on our financial reporting and internal controls (as accounting acquirer). As a private company, we have not previously been required to conduct an internal control evaluation and assessment. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, the Combined Company, may need to upgrade our legacy information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff.

If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, it may need to retain additional outside consultants. we or, if required, our independent registered public accounting firm, are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, which could negatively impact the market price of Combined Company Common Stock.

Risks Related to Government Regulation

Our business may depend on the continued availability of rebates, tax credits and other financial incentives. The reduction, modification, or elimination of government economic incentives could cause our revenue to decline and harm our financial results.

The U.S. federal government and some state and local governments provide incentives to end users in the form of rebates, tax credits, and other financial incentives, such as system performance payments and payments for renewable energy credits associated with renewable energy generation. For example, current U.S. law enables any utilization of the federal 30% Investment Tax Credit (ITC) in case a storage project is built in combination with a solar facility. In addition, some countries outside the United States also provide incentives to end users. Our EVx systems may qualify for tax exemptions, incentives, or other customer incentives in certain jurisdictions. Some states have utility procurement programs and/or renewable portfolio standards for which our technology may be eligible. Our business may rely on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of our EVx systems to our customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy.

Changes in the availability of rebates, tax credits, and other financial programs and incentives could reduce demand for our EVx systems, impair sales financing, and adversely impact our business results. The continuation of these programs and incentives depends upon political support which to date has been bipartisan and durable. Nevertheless, a set of political activists may seek to expand these programs while may seek to eliminate them.

We could be liable for environmental damage resulting from our operations, which could impact our reputation, our business, and our operating results.

We are subject to federal, state, and local environmental laws and regulations as well as environmental laws in those foreign jurisdictions in which we operate. Environmental laws and regulations can be complex and may often change. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines, and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties or third-party damages. In addition, maintaining compliance with applicable environmental laws requires significant time and management resources and could cause delays in our ability to build out, equip and operate our facilities as well as service our fleet, which would adversely impact our business, our prospects, our financial condition, and our operating results. In addition, environmental laws and regulations such as the Comprehensive Environmental Response, Compensation and Liability Act in the United States impose liability on several grounds including for the investigation and cleanup of contaminated soil and ground water, for building contamination, for impacts to human health and for damages to natural resources. If contamination is discovered in the future at properties formerly owned or operated by us or currently owned or operated by us, or properties to which hazardous substances were sent by us, it could result in our liability under environmental laws and regulations. Many of our customers who have agreed to purchase our EVx systems and EVRCs have high sustainability standards, and any environmental noncompliance by us could harm our reputation and impact a current or potential customer’s buying decision. Additionally, in many cases we contractually commit to performing all necessary installation work on a fixed-price basis, and unanticipated costs associated with environmental remediation and/or compliance expenses may cause the cost of performing such work to exceed our revenue. The costs of complying with environmental laws, regulations, and customer requirements, and any claims concerning noncompliance or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or our operating results.

Action by governmental authorities and local residents to restrict construction or use of our systems in their localities could substantially harm our business and financial results.

In the United States and elsewhere, the construction and implementation of our systems is subject to local laws, regulations, rules and agreements regarding zoning, permitting and land use. From time to time, various interest groups lobby for or against amendments to such rules that would allow potential customers to implement our systems in locations desirable to them. In certain cases, potential customers may need to petition for changes or waivers to such rules in order to be allowed to implement our systems. In all cases, governmental authorities and local residents may oppose the implementation of our systems by our potential customers, which could cause delays, potential damage to our relationships with customers and increased costs to us and our customers. If laws, regulations, rules, or agreements significantly restrict or discourage our potential customers in certain jurisdictions from purchasing and implementing our systems, it would have a material adverse effect on our business, results of operations, and financial condition. In addition, there can be no assurance that future macroeconomic pressures and public policy concerns could continue to lead to new laws and regulations, or interpretations of existing laws and regulations, that would limit our future customers’ use of our systems.

Changes in regulatory enforcement policies and priorities may negatively impact the management of our business, results of operations, and ability to compete.

Energy and environmental regulation is constantly changing, and policy or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices, affect retention of key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business.

We are subject to licensing and operational requirements that result in substantial compliance costs, and our business would be adversely affected if our licenses are impaired.

Our business is subject to numerous federal and state laws and regulations. In particular, our business is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. Such licenses often require us to operate in ways that incur substantial compliance costs.

To date, we have not deployed any EVx systems. We intend to obtain and hold the certificates and/or licenses needed for our near-term plans to install EVx systems. Although we believe that obtaining and renewing such certificates and/or licenses will be routine, we cannot assure you that any of them will be renewed in a timely manner. Our failure to hold a given license or certificate would impair our ability to perform our obligations under our customer contracts. The number of laws affecting our business continues to grow. If our licenses or certificates were impaired, whether by expiration, nonrenewal or modification or termination, our business would be adversely impaired.

We can give no assurances that we will properly and timely comply with all laws and regulations that may affect us. If we fail to comply with these laws and regulations, we may be subject to legal penalties, which would adversely affect our business, prospects, and results of operations.

Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs, negative publicity and requirements resulting in increased expenses.

We have been and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, since our energy storage system is a new type of product in a nascent market, we may in the future need to seek the amendment of existing regulations or, in some cases, the creation of new regulations, in order to operate our business in some jurisdictions. Such regulatory processes may require public hearings concerning our business, which could expose us to subsequent litigation.

Unfavorable outcomes or developments relating to proceedings to which we are a party or transactions involving our products, such as judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, financial condition, and results of operations. To the extent such proceedings also generate negative publicity, our reputation and business could also be adversely affected. In addition, handling compliance issues and the settlement of claims could adversely affect our financial condition and results of operations.

Laws, regulations and rules relating to privacy, information security, and data protection could increase our costs and adversely affect our business opportunities. In addition, the ongoing costs of complying with such laws, regulations and rules could be significant.

We are subject to various laws regarding privacy, information security and data protection. In particular, our handling of data relating to individuals is subject to a variety of laws and regulations relating to privacy, data protection, and information security, and it may become subject to additional obligations, including contractual obligations, relating to our maintenance and other processing of this data. For example, the European Union’s General Data Protection Regulation, or GDPR, imposes stringent data protection requirements and provides for significant penalties for noncompliance. Laws, regulations, and other actual and potential obligations relating to privacy, data protection, and data security are evolving rapidly, and the regulatory landscape regarding privacy, data protection, and data security is likely to remain uncertain for the foreseeable future. We expect to be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs in the future, and it is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. Any inability to adequately address privacy and security concerns or comply with applicable privacy and information security laws, rules and regulations could have an adverse effect on our business, prospects, results of operations, financial position and reputation.

Risks Related to Intellectual Property

We may be unable to protect, defend, maintain or enforce intellectual property on which our business depends, including as against existing or future competitors. Failure to protect defend, maintain and enforce that intellectual property could result in our competitors offering similar products, potentially adversely affecting our growth and success.

Although we have taken many protective measures to protect our trade secrets, including agreements, limited access, segregation of knowledge, password protections and other measures, policing unauthorized use of proprietary technology can be difficult and expensive. For example, certain of our engineers reside in California and it is not legally permissible to prevent them from working for a competitor, if and when one should exist. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope, or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may harm our business, prospects and reputation.

We rely primarily on patent, copyright, trade secret and trademark laws, and non-disclosure, confidentiality, and other types of contractual restrictions to establish, maintain, and enforce our intellectual property and proprietary rights. However, our rights under these laws and agreements afford us only limited protection and the actions we take to establish, maintain, and enforce our intellectual property rights may not be adequate. For example, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, or misappropriated or our intellectual property rights may not be sufficient to provide us with a competitive advantage, any of which could have a material adverse effect on our business, financial condition or operating results. In addition, the laws of some countries do not protect proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately abroad.

Our patents and, patent applications if issued, may not provide adequate protection to create a barrier to entry. The provisional and non-provisional patent applications that we own may not issue as patents or provide adequate protection to create a barrier to entry, which may hinder our ability to prevent competitors from selling products similar to ours.

We cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, patent applications filed in foreign countries are subject to laws, rules, and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued in other regions. Furthermore, even if these patent applications are accepted and the associated patents issued, some foreign countries provide significantly less effective patent enforcement than in the United States.

In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, our prospects, and our operating results.

We may be subject to third-party claims of infringement, misappropriation or other violation of intellectual property rights, or other claims challenging our agreements related to intellectual property, which may be time-consuming and costly to defend, and could result in substantial liability.

Companies, organizations, or individuals, including our competitors, may hold or obtain patents, trademarks, or other proprietary rights that they may in the future believe are infringed by our products or services. These companies holding patents or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation, or other violations of such rights, or otherwise assert their rights and by seeking royalties or injunctions. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated, or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling or using our products that incorporate the challenged intellectual property;

●	pay substantial damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);
●	obtain a license from the holder of the intellectual property right, which may not be available on reasonable terms or at all; or
●	redesign our products or means of production, which may not be possible or cost-effective.

Any of the foregoing could adversely affect our business, prospects, operating results, and financial condition. In addition, any litigation or claims, whether or not valid, could harm our reputation, result in substantial costs and divert resources and management attention.

We also license technology from third parties and incorporate components supplied by third parties into our products. We may in the future face claims that our use of such technology or components infringes or otherwise violates the rights of others, which would subject us to the risks described above. We may in some cases seek indemnification from our licensors or suppliers under our contracts with them, but our rights to indemnification or our suppliers’ resources may be unavailable or insufficient to cover our costs and losses.

Risks Related to the Combined Company

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to the Combined Company” refer to the Combined Company.

Concentration of ownership among the Combined Company’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, the initial stockholders of Energy Vault will beneficially own, directly or indirectly, assuming no Earn Out Shares are issued:

●	approximately 70.7% of the Combined Company’s outstanding common stock and the executive officers, directors of Energy Vault and their affiliates as a group will beneficially own approximately 19.0% of the Combined Company’s outstanding common stock, assuming no redemption of the Public Shares; or
●	approximately 83.7% of the Combined Company’s outstanding common stock and the executive officers, directors of Energy Vault and their affiliates as a group will beneficially own approximately 22.5% of the Combined Company’s outstanding common stock, assuming that all 21,855,202 Public Shares (which represents the maximum number of shares which may be redeemed) are redeemed.

As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in the Combined Company Stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

There can be no assurance that the Combined Company’s common stock or warrants will be approved for listing on the NYSE or that the Combined Company will be able to comply with the continued listing standards of the NYSE.

In connection with the closing of the Business Combination, we intend to list the Combined Company’s common stock and warrants on the NYSE under the symbols “ ” and “ ,” respectively. The Combined Company’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, NYSE delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant negative consequences including:

●	limited availability of market quotations for the Combined Company’s securities;
●	a determination that the Combined Company’s common stock is a “penny stock” which will require brokers trading in the Combined Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company’s common stock;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Novus’s securities or, following the Closing, the Combined Company’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Novus’s securities prior to the Closing may decline. The market values of the Combined Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Novus’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Energy Vault’s securities. Accordingly, the valuation ascribed to Energy Vault may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Combined Company’s securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Combined Company’s control. Any of the factors listed below could have a negative impact on your investment in the Combined Company’s securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Combined Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities may include:

●	actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
●	changes in the market’s expectations about the Combined Company’s operating results;
●	success of competitors;
●	failure to attract analyst coverage for the Combined Company’s stock or one or more analysts ceases coverage of the Combined Company or fails to publish reports on the Combined Company regularly;
●	the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the transportation industry in general;
●	operating and share price performance of other companies that investors deem comparable to the Combined Company;
●	the Combined Company’s ability to market new and enhanced products and technologies on a timely basis;
●	changes in laws and regulations affecting the Combined Company’s business;
●	the Combined Company’s ability to meet compliance requirements;
●	commencement of, or involvement in, litigation involving the Combined Company;
●	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of the Combined Company’s shares of common stock available for public sale;
●	any major change in the Combined Company’s board of directors or management;
●	sales of substantial amounts of the Combined Company’s shares of common stock by the Combined Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Company’s securities irrespective of the Combined Company’s operating performance. The stock market in general, and NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Combined Company could depress the Combined Company’s share price regardless of the Combined Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Company’s securities also could adversely affect the Combined Company’s ability to issue additional securities and the Combined Company’s ability to obtain additional financing in the future.

The SEC has recently issued guidance on the accounting treatment of warrants. Novus has accounted for its outstanding warrants as a warrant liability and will be required to determine the value warrant liability quarterly, which could have a material impact on Novus’s financial position and operating results.

In the Staff Statement issued by the Staff of the SEC on April 12, 2021, the Staff expressed its view that certain terms and conditions common to SPAC warrants may require the Warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Following the issuance of such Staff Statement, on May 20, 2021, Novus concluded that it was appropriate to restate its previously issued audited balance sheet as of February 8, 2021. A summary of the effect of the restatement on the audited balance sheet was included in the notes to the financial statements filed as part of Novus’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021. The restated balance sheet summary reflects the change in accounting treatment of the Novus’s Public Warrants and private warrants issued in connection with its initial public offering in February 2021 (which were previously recorded as a component of equity on the balance sheet) as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the statement of operations for subsequent reporting periods. Under this accounting treatment, Novus is required to measure the fair value of the Warrants on a quarterly basis as well as re-evaluate the treatment of the Warrants and recognize changes in the fair value from the prior period in Novus’s operating results for the current period. The impact of changes in fair value on earnings, which may be material, may have an adverse effect on the market price of the Combined Company’s securities.

Following completion of the business combination, the Combined Company will be required to recognize the changes in the fair value of the Warrants from the prior period, if any, in its operating results for the current period, which could have a material impact on the Combined Company’s financial position and operating results.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting and may report material weaknesses in our internal control over financial reporting in the future.

On May 20, 2021, Novus concluded that it was appropriate to restate its previously issued audited balance sheet as of February 8, 2021, and as part of such process, Novus identified a material weakness in its internal control over financial reporting. As the accounting acquirer in the business combination, we will inherit this material weakness and the Warrants. We cannot assure as to when this material weakness will be remediated.

As a result of such material weakness, the change in accounting for the Novus Warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus/proxy statement, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination.

We cannot assure you that there will not be additional material weaknesses in our internal control over financial reporting now or in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of Combined Company Common Stock could decline, and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The unavailability, reduction or elimination of government and economic incentives could negatively impact the Combined Company’s business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of Energy Vault’s operations or other reasons may result in the diminished competitiveness of the controlled environment agriculture facility industry generally or the Combined Company’s products in particular. This could materially and adversely affect the growth of the controlled environment agriculture facility markets and the Combined Company’s business, prospects, financial condition and operating results.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that Energy Vault does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities Energy Vault has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Company’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Energy Vault is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Energy Vault as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The Combined Company will qualify as an “emerging growth company” and “smaller reporting company”within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance to the performance of other public companies.

The Combined Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Combined Company Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Combined Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements, Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Moreover, smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their Annual Reports on Form 10-K.

Investors may find Combined Company Common Stock less attractive because the Combined Company will rely on these exemptions, which may result in a less active trading market for the Combined Company Common Stock and its price may be more volatile.

Energy Vault’s management has limited experience in operating a public company.

Energy Vault’s executive officers have limited experience in the management of a publicly traded company. Energy Vault’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Energy Vault may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Combined Company’s securities adversely, the price and trading volume of the Combined Company’s securities could decline.

The trading market for the Combined Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the Combined Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding the Combined Company’s shares of common stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Combined Company’s shares of common stock would likely decline. If any analyst who may cover the Combined Company were to cease coverage of the Combined Company or fail to regularly publish reports on it, the Combined Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

If the Combined Company’s security holders use their registration rights to sell under the Combined Company’s resale registration statement, it may negatively impact the market price of the Combined Company’s shares of common stock.

In connection with the Closing, Novus’ existing registration rights agreement will be amended and restated to: (i) provide that Novus will file a registration statement within the later of 30 calendar days following the Closing and 20 business days following the Closing to register for resale (A) the Founder Shares, Private Warrants and shares of Combined Company Common Stock issuable upon exercise of the Private Warrants held by the Founders (B) the shares of the Combined Company Common Stock to be issued to Energy Vault’s stockholders in the Business Combination; (ii) provide the Founders and Energy Vault’s stockholders with demand registration rights; (iii) provide Energy Vault’s stockholders and the Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of Energy Vault’s stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company.

Further, pursuant to the Subscription Agreements, Novus agreed that, within the later of 30 calendar following the Closing and 20 business days following the Closing, the Combined Company will file a registration statement with the SEC (at Novus’s sole cost and expense) to cover shares issuable to PIPE Subscribers. It is currently intended that one registration statement will be filed to discharge Novus’s obligations under the registration rights agreement and the Subscription Agreements. Such registration statement is also expected to cover shares issuable upon exercise of the Public Warrants. Additionally, the Combined Company will likely register for resale shares subject to the Exchanged Options and Converted RSUs.

The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.

Because we have no current plans to pay cash dividends on the Combined Company’s common stock for the foreseeable future, you may not receive any return on investment unless you sell the Combined Company’s common stock for a price greater than that which you paid for it.

The Combined Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Combined Company’s board of directors and will depend on, among other things, the Combined Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Combined Company’s board of directors may deem relevant. In addition, the Combined Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in the Combined Company’s common stock unless you sell your shares of common stock for a price greater than that which you paid for it.

The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company’s common stock.

Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase an aggregate of 14,749,999 shares of common stock. Pursuant to the 2021 Plan, following the consummation of the Proposed Transactions, the Combined Company may issue an aggregate of up to [ ] shares of common stock, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 3 — The Equity Incentive Plan Proposal,” and “Energy Vault’s Executive Compensation — Employee Benefit Plans.” The Combined Company may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

●	existing stockholders’ proportionate ownership interest in the Combined Company will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding common stock may be diminished; and
●	the market price of the Combined Company’s common stock may decline.

Anti-takeover provisions in the Proposed Certificate and under Delaware law could make an acquisition of the Combined Company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove the Combined Company’s then current management.

The Proposed Certificate contains provisions that may delay or prevent an acquisition of the Combined Company or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of its board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of Combined Company Common Stock. Among other things, these provisions include:

●	the limitation of the liability of, and the indemnification of, its directors and officers;
●	a prohibition on actions by its stockholders except at an annual or special meeting of stockholders;
●	a prohibition on actions by its stockholders by written consent; and

●	the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because the Combined Company is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of its outstanding voting stock from merging or combining with the Combined Company for a period of three years after the date of the transaction in which the person acquired 15% or more of the Combined Company’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with the Combined Company, whether or not it is desired by, or beneficial to, its stockholders. This could also have the effect of discouraging others from making tender offers for the Combined Company’s common stock, including transactions that may be in its stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law.”

Risks Related to Novus

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to Novus” refer to Novus.

Novus’s executive officers, directors, other Founders have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the executive officers, directors and other initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, Novus’s executive officers, directors and the other Founders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Novus, to vote any shares of Novus Common Stock and Novus Class B Common Stock held by them in favor of the Business Combination. Novus’s executive officers, directors and other Founders (and their permitted transferees) own at least approximately 20% of the issued and outstanding shares of Novus Common Stock as of the Record Date. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Initial Stockholder Shares in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of Novus’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Novus’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Novus to agree to amend the Business Combination Agreement, to consent to certain actions taken by Energy Vault or to waive rights that Novus is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Energy Vault’s business, a request by Energy Vault to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Energy Vault’s business and would entitle Novus to terminate the Business Combination Agreement. In any of such circumstances, it would be at Novus’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Novus and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Novus does not believe there will be any material changes or waivers that Novus’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Novus will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

If Novus is unable to complete the Business Combination or another business combination by February 8, 2023, Novus will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Novus and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Existing Certificate of Incorporation, Novus must complete an initial business combination by February 3, 2023, or Novus must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Novus. Although Novus has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Novus’s Public Stockholders. If Novus is unable to complete a business combination within the required time period, V Donargo LLC, an entity controlled by Vincent Donargo, its Chief Financial Officer, has agreed it will be y liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Novus for services rendered or contracted for or products sold to Novus. However, V Donargo LLC may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if Novus is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Novus otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Novus may not be able to return to its public stockholders at least $10.00 per Public Share.

For illustrative purposes, based on funds in the Trust Account of approximately $287.5 million on [*], 2021, the estimated per share redemption price would have been approximately $10.00.

Novus’s directors, executive officers, advisors or their affiliates may take actions, which may influence the vote on the Business Combination Proposal and other Stockholder Proposals and reduce the public “float” and have a depressive effect on the market price of Novus Common Stock.

At any time prior to the special meeting of stockholders, during which they are not aware of any non-material public information about Novus or its securities, Novus’s directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Novus’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Novus’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, they may enter into transactions with investors and others to provide them with incentives to acquire shares of Novus Common Stock. The purpose of such purchases and other transactions could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. If such purchases are made, the public “float” of Novus Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Novus’s securities on a national securities exchange.

In addition, pursuant to the Subscription Agreements, certain of our officers and directors and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock at a purchase price of $10.00 per share in the PIPE upon the Closing. Such purchases may, therefore, be at a price per share that is less than the then-current market price of Novus’s Common Stock and could have a depressive effect on the market price of Novus’s Common Stock.

Novus’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Energy Vault. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Novus’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Energy Vault. Although we expect key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that Energy Vault will lose some key personnel, the loss of which could negatively impact the operations of the Combined Company. Furthermore, following the Closing, most of the key personnel of Energy Vault are unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Novus does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Novus consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend the Existing Certificate of Incorporation (A) to modify the substance or timing of Novus’s obligation to redeem 100% of the Public Shares if Novus does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to Novus’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If third parties bring claims against Novus, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Novus’s placing of funds in the Trust Account may not protect those funds from third-party claims against Novus. Although Novus has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Novus waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case, in order to gain advantage with respect to a claim against Novus’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Novus’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Novus than any alternative.

Examples of possible instances where Novus may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Novus is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Novus is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Novus will be required to provide for payment of claims of creditors that were not waived that may be brought against Novus within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

V Donargo LLC, an entity controlled by Vincent Donargo, the Chief Financial Officer of Novus, has agreed that it will be liable to Novus if and to the extent any claims by a third party (other than Novus’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Novus has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Novus’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, V Donargo LLC will not be responsible to the extent of any liability for such third-party claims. Novus has not independently verified whether V Donargo LLC has sufficient funds to satisfy its indemnity obligations and, therefore, V Donargo LLC may not be able to satisfy those obligations. Novus has not asked V Donargo LLC to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Novus’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Novus may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. Except to the extent of V Donargo LLC’s indemnification obligations described above, none of Novus’s officers or directors will indemnify Novus for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Novus’s directors may decide not to enforce indemnification obligations against V Donargo LLC, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and V Donargo LLC asserts that it is unable to satisfy obligations or that he has no indemnification obligations related to a particular claim, Novus’s independent directors would determine on Novus’s behalf whether to take legal action against V. Donargo LLC to enforce its indemnification obligations. While Novus currently expects that its independent directors would take legal action on Novus’s behalf against V Donargo LLC to enforce its indemnification obligations to Novus, it is possible that Novus’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Novus’s independent directors choose not to enforce these indemnification obligations on Novus’s behalf, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per Public Share.

If, after we distribute the proceeds in the trust account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the trust account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our public stockholders in connection with our liquidation would be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the Delaware General Corporation Law, or the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our

Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following the 24th month from the closing of this offering (or the end of any Extension Period) in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we do not intend to comply with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

We may not hold an annual meeting of stockholders until after we consummate our initial business combination and you will not be entitled to any of the corporate protections provided by such a meeting.

We may not hold an annual meeting of stockholders until after we consummate our initial business combination (unless required by the NYSE) and thus may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting of stockholders be held for the purposes of electing directors in accordance with a company’s bylaws unless such election is made by written consent in lieu of such a meeting. Therefore, if our stockholders want us to hold an annual meeting prior to our consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL. Until we hold an annual meeting of stockholders, public stockholders may not be afforded the opportunity to discuss company affairs with management. In addition, prior to our business combination (a) as holders of Novus common stock, our Public Stockholders will not have the right to vote on the appointment of our directors and (b) holders of a majority of the outstanding shares of Novus Class B common stock may remove a member of our board of directors for any reason.

Novus’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Stockholder Proposals described in this proxy statement/prospectus.

When considering Novus’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals, Novus’s stockholders should be aware that Novus’s directors and executive officers have interests in the Business Combination that may be different from, in addition to, or in conflict with the interests of Novus’s stockholders. These interests include:

●	the beneficial ownership of Novus’s board of directors and officers of an aggregate of 4,869,662 shares of Novus Class B Common Stock and 2,900,625 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[*] million based on the closing prices of Novus Common Stock and warrants of $[*] and $[*], respectively on the NYSE on [*],

2021, the Record Date for the special meeting of stockholders. Based on such market values, Novus’s board of directors and officers will have an unrealized gain of approximately $[*] million on their Novus securities;
●	our directors and officers and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, which purchase will not occur if Novus does not complete the Business Combination;
●	Messrs. Robert J. Laikin, Chief Executive Officer, a director and a principal stockholder of Novus, Larry Paulson, Chairman of the Board and a principal stockholder of Novus, and Jeffrey Foster, a director of Novus, each purchased a non-controlling membership interest in Helena SPV for $250,000. Each such membership interest will equate to an indirect interest of 119,632 shares of Combined Company Common Stock. Based on the closing sale price of Novus Common Stock on the Record Date, each such individual’s membership interest have a value of $ [ ] and will have an unrealized gain on this investment of $[·] (based on the closing sale price of the Novus Common Stock of $[ ] the Record Date) .
●	Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
●	the anticipated continuation of Larry Paulson, as a director of the Combined Company following the Closing; and
●	the continued indemnification of current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These financial interests may have influenced the decision of Novus’s directors to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Novus’s board of directors to vote for the Business Combination Proposal and other Stockholder Proposals, its stockholders should consider these interests.

We may amend the terms of the Novus Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

The Novus Warrants were issued in registered form under the Novus Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Novus Warrant Agreement provides that the terms of the Novus Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Novus Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) approve of such amendment. Although our ability to amend the terms of the Novus Warrants with the consent of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Novus Warrants, convert the Novus Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Novus Warrant.

Novus’s Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Novus’s warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Novus.

Novus’s Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Novus arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Novus irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Novus waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. In addition, the Warrant Agreement provides that, unless Novus consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of Novus’s warrants shall be deemed to have notice of and to have consented to the forum provisions in Novus’s warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Novus’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Novus, which may discourage such lawsuits. Alternatively, if a court were to find this provision of Novus’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Novus may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Novus’s business, financial condition and results of operations and result in a diversion of the time and resources of Novus’s management and board of directors.

The Combined Company may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants.

Redemption of the outstanding Public Warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, we have the ability to redeem outstanding Public Warrants commencing ninety days after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Novus Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders. In such a case, the holders will be able to exercise their warrants for cash or on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to the table set forth under “Description of Novus Securities - Warrants” based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described in “Description of Novus Securities - Warrants.” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 shares of Novus Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the Private Warrants will be redeemable by us so long as they are held by our Founders or their permitted transferees.

We will require Public Stockholders who wish to redeem their shares of Novus Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Novus Common Stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Novus Common Stock.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which we refer to as the “Excess Shares,” without our prior consent.

However, our amended and restated certificate of incorporation does not restrict our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete our initial business combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions.

Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Novus Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of Novus Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a distribution, taxable as ordinary income to the extent of Novus’s current and accumulated earnings and profits, or a sale, taxable as capital gain (assuming the redeemed Novus Common Stock is a capital asset in the hands of such taxpayer) to the extent the amount realized in the redemption exceeds such taxpayer’s tax basis in the redeemed Novus Common Stock, and (ii) whether such capital gain is “long-term” or “short-term.” If the redemption results in a distribution, the amount of the distribution in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the taxpayer’s adjusted tax basis in Novus Common Stock, and the remaining amount of the distribution, if any, will constitute gain from the sale or exchange of Novus Common Stock. If the redemption results in a sale, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in the redeemed Novus Common Stock. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Novus Common Stock following the redemption, and if so, the total number of shares of Novus Common Stock held by the holder both before and after the redemption relative to all shares of Novus Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Novus or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section titled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”

We may issue additional shares of common stock or preferred shares under the 2021 Plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

The Existing Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Novus Common Stock, 20,000,000 of Novus Class B Common Stock and 5,000,000 shares of preferred stock. We may issue a substantial number of additional shares of common stock or shares of preferred stock under the 2021 Plan upon or after consummation of the Business Combination. For more information about the 2021 Plan, see “Proposal No. 3 – The Equity Incentive Plan Proposal.” However, the Existing Certificate of Incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with our Public Shares on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:

●	may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;
●	may subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such shares of preferred stock are issued, with rights senior to those afforded to Novus Common Stock;
●	could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and
●	may adversely affect prevailing market prices for our Novus Units, Novus Common Stock and/or Novus Warrants.

The Existing Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.

The Existing Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of our company to our company or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our bylaws, or (4) action asserting a claim against us or any director or officer of our company governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (c) arising under the federal securities laws, including the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This forum selection clause may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition and result in a diversion of the time and resources of our management and board of directors.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Novus’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Novus’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, Novus is unable to consummate the Business Combination. If the Adjournment Proposal is not approved, Novus’s board of directors will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

Energy Vault, Inc. is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Energy Vault becoming a wholly-owned subsidiary of Novus Capital Corporation II as a result of NCII Merger Corp, a wholly-owned subsidiary of Novus, merging with and into Energy Vault, and Energy Vault surviving the merger as a wholly owned subsidiary of Novus (the “Proposed Transaction”). The consolidated Novus entity will change its name to Energy Vault Holdings, Inc. and thereafter be known as the “Combined Company.” The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 provides pro forma adjustment criteria with requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Energy Vault has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

Novus is a blank check company formed under the laws of the State of Delaware on September 29, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On February 8, 2021, Novus consummated its IPO of 28,750,000 Novus Units, with each Novus Unit consisting of one-third of one share of Novus Common Stock and one redeemable Novus Warrant, at a public offering price of $10.00 per Public Unit. Simultaneously with the closing of the IPO, Novus consummated the sale of 5,166,666 Private Warrants to Novus’s initial stockholders at a price of $1.50 per private warrant generating gross proceeds of $7,750,000. From the net proceeds from the IPO and the sale of the Private Warrants, $287,500,000 was placed in the Trust Account established for the benefit of the Novus’s public stockholders.

Energy Vault develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. In July 2020, Energy Vault completed mechanical construction of a five megawatt commercial demonstration unit (the “CDU”) located in Arbedo-Castione, Switzerland based on the EV1 Tower design. In July 2020, the CDU was connected to the Swiss national electricity grid.

On September 8, 2021, Novus entered into a definitive agreement for a business combination that would result in Energy Vault becoming a wholly owned subsidiary of Novus. In connection with the execution of the Business Combination Agreement, Novus entered into the Subscription Agreements with the PIPE investors for the PIPE for the purpose of funding a portion of the Transaction and the costs and expenses incurred therein. Pursuant to the Subscription Agreements, Novus agreed to issue and sell to the PIPE investors 10,000,005 shares of Combined Company Common Stock at a price of $10.00 per share for an aggregate gross purchase price of $100,000,050.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Transaction occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and year ended December 31, 2020 present pro forma effect to the Proposed Transaction as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Novus was derived from the unaudited and audited financial statements of Novus as of and for the six months ended June 30, 2021 and for the period from September 29, 2020 (inception) to December 31, 2020, respectively, included elsewhere in this proxy statement/prospectus. The historical financial information of Energy Vault was derived from the unaudited and audited consolidated financial statements of Energy Vault as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively, included elsewhere in this proxy statement/prospectus. This information should be read together with the Novus’s and Energy Vault’s unaudited and audited financial statements and related notes, the sections titled “Novus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Energy Vault’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Proposed Transaction will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Novus will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Proposed Transaction will be treated as the equivalent of Energy Vault issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Proposed Transaction will be those of Energy Vault.

Energy Vault has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

●	Energy Vault has the largest portion of voting rights in the Combined Company;
●	Energy Vault has the right to appoint majority of the directors in the Combined Company;
●	Energy Vault’s existing senior management team will comprise senior management of the Combined Company;
●	The operations of the Combined Company will primarily represent operations of Energy Vault;
●	The Combined Company will assume Energy Vault’s name and headquarters

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of common stock:

●	Assuming No Redemptions: This presentation assumes that no public stockholders of Novus exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 21,855,202 Public Shares will exercise their redemption rights for their pro rata share ($10.00 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Proposed Transaction is conditioned on Novus having a minimum of $170 million of cash on hand (which is inclusive of $100 million on PIPE) whether in or outside the Trust Account after giving effect to Novus’s share redemptions.

Description of the Proposed Transaction

The aggregate consideration to be received by the Energy Vault Stockholders in connection with the business combination is expected to be approximately an aggregate of $1.09 billion in the form of 108,963,033 shares, valued at $10.00 per share to the Combined Company.

Under the Business Combination Agreement, holders of Energy Vault Common Stock and Energy Vault Equity Awards as of immediately prior to the Effective Time are eligible to receive the Earn Out Shares. There are three tranches of Earn Out Shares each of which will be issued if the closing price of Common Stock as reported on Nasdaq exceeds price thresholds as specified in the Business Combination Agreement (each, a Triggering Event) for a period of at least twenty (20) days within the preceding thirty (30) consecutive trading days. The triggering Events must occur within the Earn Out Period. Each Triggering Event shall only occur once and in no event shall the eligible Energy Vault equity holders be entitled to receive more than (i) 3,000,000 Earn Out Shares with respect to a Triggering Event and (ii) an aggregate of 9,000,000 Earn Out Shares. If the earn out condition is achieved for a tranche, the Combined Company will account for the Earn Out Shares for such tranche as issued and outstanding Common Stock.

Novus also obtained commitments for the PIPE from certain investors for a private placement of 10,000,005 shares of common stock pursuant to the terms of the Subscription Agreements for an aggregate purchase price of approximately $100 million. In connection with the Proposed Transaction, the Founder Shares shall be held in escrow under restriction and be subject to potential forfeiture.

The restriction on 11.125 % of the Founder Shares equivalent to 808,594 shares shall be released upon the date on which:

(i)	The closing price of the Combined Company common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six months anniversary of the Closing Date or
(ii)	Novus consummates a sale, merger, liquidation, exchange offer, transaction after the Merger which results in the stockholders of Novus having the right to exchange their shares of Combined Company Common stock for cash, securities or other property having a value of at least $12.50 per share,

The restrictions on an additional 11.125% of the Founder Shares equivalent to 808,594 Shares shall be released upon the date on which:

(i)	the closing price of the Combined Company common stock equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six months anniversary of the Closing Date or
(ii)	Novus consummates a Subsequent Transaction which results in the stockholders of Novus having the right to exchange their shares of Combined Company common stock for cash, securities or other property having a value of at least $l5.00 per share,

In addition, 45% of the Founder Shares equivalent to 3,234,375 shares shall be subject to forfeiture (the “Forfeiture Percentage”) proportionately if redemptions of cash from the Trust Account held by the Trustee is in excess of $25,000,000. The Forfeiture Percentage shall be calculated by (1) dividing (A) the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 by (B) $287,500,000 (the “Quotient”) and then (2) multiplying the Quotient by 45% of the Founder Shares.

The following summarizes the pro forma common stock shares outstanding under the two redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
EV - Common Stock (1),(2)	108,963,033	71.4%	108,963,033	84.8%
Public Shares (3)	28,750,000	18.8%	6,894,798	5.3%
Founder/ Sponsor Shares (4)	4,851,562	3.2%	2,674,102	2.1%
PIPE	10,000,005	6.6%	10,000,005	7.8%
Pro Forma common stock at June 30, 2021	152,564,600	100%	128,531,938	100%
(1)	Excludes approximately 9,000,000 in estimated potential earn out shares as the price threshold for each tranche has not yet been triggered.
(2)	Includes the issuance of 2,182,515 shares of Energy Vault Series C Preferred Stock in August and September 2021 that will be converted into approximately 15,150,823 shares upon the close of the Business Combination.
(3)	Excludes 5,166,666 Warrants.
(4)	Excludes 1,617,188 shares with transfer restrictions, based on price threshold for each tranche not yet triggered, held in escrow and subject to potential forfeiture.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of Novus and Energy Vault. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

							Assuming No Redemptions			Assuming Maximum Redemptions
	Energy Vault (Historical)	Energy Vault Transaction Adjustments		Energy Vault As Adjusted	Novus (Historical)	Combined	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$17,629,828	$105,449,547	(A)	$122,307,584	$1,046,586	$123,354,170	$287,505,380	(D)	$461,360,884	(218,552,016)	(M)	$242,808,868
		(771,791)	(B)				(138,643)	(F)
							(49,360,073)	(K)
							100,000,050	(C)
Inventory	82,033			82,033		82,033			82,033			82,033
Prepaid expenses and other current assets	1,187,927			1,187,927	179,582	1,367,509			1,367,509	–		1,367,509
Total current assets	18,899,788	104,677,756		123,577,544	1,226,168	124,803,712	338,006,714		462,810,426	(218,552,016)		244,258,410
Marketable securities held in Trust Account	—	—			287,505,380	287,505,380	(287,505,380)	(D)	–			–
Property, plant and equipment, net	12,661,341			12,661,341	—	12,661,341			12,661,341			12,661,341
Intangible assets – under development	149,797			149,797	—	149,797			149,797			149,797
Right of use assets, net	1,042,038			1,042,038	—	1,042,038			1,042,038			1,042,038
Other noncurrent assets	342,607			342,607	–	342,607			342,607	–		342,607
TOTAL ASSETS	$33,095,571	$104,677,756		$137,773,327	$288,731,548	$426,504,875	$50,501,334		$477,006,209	$(218,552,016)		$258,454,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	1,291,905			1,291,905	138,643	1,430,548	(138,643)	(F)	1,291,905			1,291,905
Accrued liabilities	1,090,026			1,090,026	—	1,090,026			1,090,026			1,090,026
Long term finance leases, current portion	38,581			38,581	—	38,581			38,581			38,581
Long term operating leases, current portion	260,513			260,513	—	260,513			260,513			260,513
Notes payable, current portion	220,020	(220,020)	(B)	—	—	—			—			—
Total current liabilities	2,901,045	(220,020)		2,681,025	138,643	2,819,668	(138,643)		2,681,025	—		2,681,025
Deferred pension liability	630,243			630,243	—	630,243			630,243			630,243
Deferred revenue	1,500,000			1,500,000	—	1,500,000			1,500,000			1,500,000
Long term finance leases	61,052			61,052	—	61,052			61,052			61,052
Long term operating leases	777,307			777,307	—	777,307			777,307			777,307
Notes payable, net of current portion	551,771	(551,771)	(B)	—	—	—			—			—
Warrant liability	—	—			17,508,332	17,508,332			17,508,332	—		17,508,332
Total liabilities	6,421,418	(771,791)		5,649,627	17,646,975	23,296,602	(138,643)		23,157,959	—		23,157,959

Common stock subject to possible redemption	—	—			266,084,570	266,084,570	(266,084,570)	(H)	—	—		—
Preferred stock	77,340,629	105,449,547	(A)	182,790,176	—	182,790,176	(182,790,176)	(G)	—	—	—
Stockholders' equity (deficit):
Common stock	220			220		220	1,000	(C)	15,256	(2,186)	(M)	12,853
							1,889	(J)		(218)	(N)
							2,427	(H)
							933	(L)
							8,787	(G)
Class A common stock	—	—			214	214	(214)	(L)	—	—		—
Class B common stock	—	—			719	719	(719)	(L)	—			—
Additional paid—in capital	353,650			353,650	6,634,428	6,988,078	99,999,050	(C)	511,168,053	(218,549,830)	(M)	292,618,440
							(1,635,358)	(E)		218	(N)
							182,781,389	(G)
							266,082,143	(H)
							3,471,406	(I)
							(46,516,766)	(K)
							(1,889)	(J)
Retained earnings/(accumulated deficit)	(50,053,366)			(50,053,366)	(1,635,358)	(51,688,724)	1,635,358	(E)	(56,368,079)			(56,368,079)
							(3,471,406)	(I)
							(2,843,307)	(K)
Accumulated other comprehensive loss	(966,980)		—	(966,980)	—	(966,980)	—		(966,980)	—		(966,980)
Total stockholders’ equity (deficit)	(50,666,476)	—		(50,666,476)	5,000,003	(45,666,473)	499,514,723		453,848,250	(218,552,016)		235,296,234
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$33,095,571	$104,677,756		$137,773,327	$288,731,548	$426,504,875	$50,501,334		$477,006,209	$(218,552,016)		$258,454,193

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2021

				Assuming No Redemptions and Maximum Redemptions
	For the Six Months Ended June 30, 2021
	Energy Vault	Novus	Combined	Pro Forma		Pro Forma
	(Historical)	(Historical)	(Historical)	Adjustments		Combined
Net Sales	$—	$—	$—	$—		$—
Cost of sales	—	—	—	—		—
Gross profit	—	—	—	—		—
Formation costs	—	461,657	461,657			461,657
Selling and marketing expenses	273,649	—	273,649	2,725	(AA)	276,374
Research and development expenses	3,222,642	—	3,222,642	195,982	(AA)	3,418,624
General and administrative expenses	4,862,061	—	4,862,061	286,054	(AA)	5,148,115
Inventory write-down	2,743,771	—	2,743,771			2,743,771
Operating loss	(11,102,123)	(461,657)	(11,563,780)	(484,761)		(12,048,541)
Other income (expense)
Interest earned on marketable securities held in Trust Account	—	5,380	5,380	(5,380)	(BB)	—
Interest expense	(6,550)	—	(6,550)			(6,550)
Transaction costs incurred in connection with warrant liability	—	(241,311)	(241,311)			(241,311)
Change in fair value of warrants	—	(936,666)	(936,666)			(936,666)
Other income (expense)	(1,317,082)	—	(1,317,082)			(1,317,082)
Loss before income taxes	(12,425,755)	(1,634,254)	(14,060,009)	(490,141)		(14,550,150)
Income taxes	—	—	—
Net loss attributable to common stockholders	$(12,425,755)	$(1,634,254)	$(14,060,009)	$(490,141)		$(14,550,150)

		Assuming No	Assuming Maximum
		Redemptions	Redemptions
Weighted average shares outstanding - Common stock	1,671,740	152,564,600	128,531,938
Common stock - basic and diluted	(7.43)	(0.10)	(0.11)

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2020

				Assuming No Redemptions & Maximum Redemptions

						For the Year ended
	For the Year ended December 31, 2020					December 31, 2020
	Energy Vault	Novus	Combined	Pro Forma		Pro Forma
	(Historical)	(Historical)	(Historical)	Adjustments		Combined
Net Sales	$—	$—	$—	$—		$—
Cost of sales	—	—	—			—
Gross profit	—	—	—	—		—
Formation costs	—	1,104	1,104			1,104
Selling and marketing expenses	311,135	—	311,135	281,900	(AA)	593,035
Research and development expenses	8,519,541	—	8,519,541	2,114,040	(AA)	10,633,581
General and administrative expenses	5,674,756	—	5,674,756	3,759,786	(AA)	6,591,235
				(2,843,307)	(CC)
Operating loss	(14,505,432)	(1,104)	(14,506,536)	(3,312,419)		(17,818,955)
Interest income	—	—	—			—
Interest expense	(128,134)	—	(128,134)			(128,134)
Transaction costs incurred in connection with warrant liability	—	—	—			—
Change in fair value of derivative	(11,923,000)	—	(11,923,000)			(11,923,000)
Inventory write-off	—	—	—			—
Other expense (income)	2,386,395	—	2,386,395			2,386,395
Loss before income taxes	(24,170,171)	(1,104)	(24,171,275)	(3,312,419)		(27,483,694)
Income taxes	830	—	830			830
Net loss attributable to common stockholders	$(24,171,001)	$(1,104)	$(24,172,105)	$(3,312,429)		$(27,484,524)

		Assuming No Redemptions	Assuming Maximum Redemptions
Weighted average shares outstanding - Common stock	1,338,666	152,564,600	128,531,938
Common stock - basic and diluted	(18.06)	(0.18)	(0.21)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Proposed Transaction will be accounted for as a reverse recapitalization in accordance with GAAP as Energy Vault has been determined to be the accounting acquirer, primarily due to the fact that Energy Vault shareholders will continue to control the Combined Company. Under this method of accounting, Novus will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Proposed Transaction will be treated as the equivalent of Energy Vault issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of the Novus will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Proposed Transaction will be those of Energy Vault.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Proposed Transaction occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 present pro forma effect to the Proposed Transaction as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Novus’s unaudited balance sheet as of June 30, 2021 and the related notes as of June 30, 2021, included elsewhere in this proxy statement/prospectus.
●	Energy Vault’s unaudited consolidated balance sheet as of June 30, 2021 and the related notes as of June 30, 2021, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Novus’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	Energy Vault’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	Novus’s audited statement of operations for the period from September 29, 2020 (inception) to December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	Energy Vault’s audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management of Novus and Energy Vault has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Proposed Transaction.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Energy Vault incurred significant losses during the historical periods presented.

The pro forma adjustments reflecting the consummation of the Proposed Transaction are based on certain currently available information and certain assumptions and methodologies that Novus believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Novus and Energy Vault believe that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Proposed Transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Proposed Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of Novus and Energy Vault.

2.Accounting Policies

Upon consummation of the Proposed Transaction, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Proposed Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Novus has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Proposed Transaction and (2) factually supportable. Energy Vault and Novus have not had any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Proposed Transaction occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

Energy Vault Transaction Adjustments:

(A)

Reflects the proceeds received of $105.5 million during August and September 2021 from issuance of 2,182,515 shares of Series C Preferred Stock at a price of $49.0258 per share, net of equity issuance costs of $1.5 million.

(B)	Reflects the settlement of loan under the Paycheck Protection Program amounting to $220,020 and the Swiss Government COVID-19 Relief Loan amounting to $551,771.

Transaction Adjustments (assuming no redemptions):

(C)

Reflects the issuance of 10,000,005 shares of Novus Common Stock at a subscription price of $10.00 per share, pursuant to the Subscription Agreements, for proceeds of approximately $100.0 million. Issuance costs of $2.5 million in connection with the PIPE funding are included in the transaction costs discussed in (K) below.

(D)	Reflects the reclassification of $287.5 million of cash and cash equivalents held in Novus’s Trust Account at the balance sheet date that becomes available to fund the Proposed Transaction.
(E)	Reflects the reclassification of historical accumulated deficit to additional paid in capital of $1.6 million.
(F)	Reflects the settlement of Novus’s historical liabilities that will be settled at the closing of the Proposed Transaction.
(G)	Reflects the conversion of the Energy Vault’s preferred stock into common stock pursuant to the Proposed Transaction.
(H)

Reflects the reclassification of approximately $266 million from temporary equity to permanent equity as a result of the Proposed Transaction, as following the Proposed Transaction such shares are no longer subject to possible redemption.

(I)	Reflects the acceleration of certain Energy Vault stock-based compensation awards that vest upon closing of the Proposed Transaction.
(J)	Represents recapitalization of Energy Vault equity and issuance of 18,890,169 shares of Combined Company’s common stock to Energy Vault equity holders, based on Exchange Ratio of 6.9419.
(K)

Reflects preliminary estimated transaction costs incurred as part of the Business Combination totaling $49.4 million, including approximately $2.5 million related PIPE issuance costs. The total estimated direct and incremental transaction costs consist of $46.5 million that qualify as equity issuance costs to be offset against additional paid in capital and $2.9 million which represents transaction costs that are not eligible to be capitalized which are recorded to accumulated deficit.

(L)	Represents reclassification of Novus Common Stock and Novus Class B Common Stock to Combined Company Common Stock.

Additional Transaction Adjustments (Assuming Maximum Redemptions):

(M)

Reflects the maximum redemption of 21.9 million of Novus’s Public Shares for aggregate redemption payments of $218.6 million allocated to common stock and additional paid-in capital using a par value of $0.0001 per share and a redemption price of $10.00 per share.

(N)

Reflects the forfeiture of Novus Founder Shares proportionate to redemption of cash from the Trust Account. Under the maximum redemption scenario 2.2 million of the Founder shares are estimated to be forfeited.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 are as follows:

(AA)

Reflects stock compensation expense related to certain Energy Vault stock-based compensation awards that vest upon the closing of the Proposed Transaction. The expense is reflected as if incurred on January 1, 2020, the date on which the Proposed Transaction occurred for the purposes of the unaudited pro forma condensed combined statement of operations.

(BB)	Reflects elimination of interest income on the Trust Account.
(CC)

Reflects the payment of direct and incremental transaction costs in connection with the liability-classified warrant instruments, allocated on a relative fair value basis, for the year ended December 31, 2020.

4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Proposed Transaction, assuming the shares were outstanding since January 1, 2020. As the Proposed Transaction and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Proposed Transaction have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2021 and for the year ended December 31, 2020:

	For the Six Months Ended June 30, 2021		For the Year ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	(14,550,150)	(14,550,150)	(27,484,524)	(27,484,524)

Weighted average shares outstanding of common stock	152,564,600	128,531,938	152,564,600	128,531,938
Net loss per share (Basic and Diluted) attributable to common stockholders (1)	$(0.10)	$(0.11)	$(0.18)	$(0.21)
(1)	Diluted loss per common stock is the same as basic loss per common stock for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Combined Company’s net loss.

THE SPECIAL MEETING OF NOVUS’S STOCKHOLDERS

The Novus Special Meeting

Novus is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting stockholders to be held on            , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Novus’s stockholders on or about      , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Novus will be held at 10:00 a.m., Eastern time, on            , 2021, via live webcast at , or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Novus’s stockholders and personnel, the special meeting will be held virtually. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Purpose of the Special Meeting

At the Novus special meeting of stockholders, Novus will ask Novus’s stockholders to vote in favor of the following proposals:

●	The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and effect the Business Combination.
●	The “Charter Proposals” — To consider and vote upon amendments to the Existing Certificate of Incorporation. The proposed amendments detailed below are collectively referred to as the “Charter Proposals.”

●	Name Change Charter Amendment — to change Novus’s name to “Energy Vault Holdings, Inc.;”
●	Common Stock Reclassification Amendment — to eliminate the Novus Class B Common Stock classification and provide for a single class of common stock;
●	The Authorized Share Charter Amendment — to change the number of authorized shares of Novus’s capital stock, par value $0.0001 per share, from 525,000,000 shares, consisting of (a) 520,000,000 shares of common stock, including 500,000,000 shares of Novus Common Stock and 20,000,000 shares of Class B Common Stock and (b) 5,000,000 shares of preferred stock, to 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 5,000,000 shares of preferred stock;

●	The Director Removal Charter Amendment — to provide that any director or the entire board of directors of Novus may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of Novus’s capital stock entitled to vote thereon, voting together as a single class;
●	Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine;
●	Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the bylaws and certain provisions of the certificate of incorporation to 662∕3%; and

●	Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”).

●	The “Equity Incentive Plan Proposal” — To consider and vote upon the adoption of the 2021 Plan established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.
●	The “NYSE Proposal” — To consider and vote upon a proposal to (i) issue Novus Common Stock to (a) Energy Vault’s stockholders as a result of the Merger pursuant to the Business Combination Agreement and (b) the investors in the PIPE; (ii) issue equity awards under the 2021 Plan if such plan is approved in accordance with Proposal 3 (Equity Incentive Plan Proposal) and (iii) adopt the 2021 Plan.
●	The “Adjournment Proposal” — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation of Novus’s Board of Directors

Novus’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of Novus and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Novus’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that Novus’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder. These interests include, among other things:

●	the beneficial ownership of Novus’s board of directors and officers of an aggregate of 4,869,662 shares of Novus Class B Common Stock and 2,900,625 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[*] million based on the closing prices of Novus Common Stock and warrants of $[*] and $[*], respectively on the NYSE on [*], 2021, the Record Date for the special meeting of stockholders. Based on such market values, Novus’s board of directors and officers will have an unrealized gain of approximately $[*] million on their Novus securities;
●	Messrs. Robert J. Laikin, Chief Executive Officer, a director and a principal stockholder of Novus, Larry Paulson, Chairman of the Board and a principal stockholder of Novus, and Jeffrey Foster, a director of Novus, each purchased a non-controlling membership interest in Helena SPV for $250,000. Each such membership interest will equate to an indirect interest of 119,632 shares of Combined Company Common Stock. Based on the closing sale price of Novus Common Stock on the Record Date, each such individual’s membership interest have a value of $ [ ] and will have an unrealized gain on this investment of $[·] (based on the closing sale price of the Novus Common Stock of $[ ] the Record Date).
●	Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
●	the anticipated continuation of Larry Paulson, as a director of the Combined Company following the Closing; and
●	the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Novus Common Stock and/or Novus Class B Common Stock at the close of business on [*], 2021, which is the Record Date for the special meeting of stockholders. You are entitled to one vote for each share of Novus Common Stock or Novus Class B Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 35,937,500 shares of Novus Common Stock outstanding, of which 28,750,000 are shares of Novus Common Stock and 7,187,500 are shares of Novus Class B Common Stock or Founder Shares held by the Founders.

The Founders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other Stockholder Proposals. Novus’s issued and outstanding Novus Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of Novus Common Stock and Novus Class B Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Novus Common Stock and Novus Class B Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Novus Common Stock and Novus Class B Common Stock at the special meeting of stockholders:

●	You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Novus Common Stock and Novus Class B Common Stock will be voted as recommended by Novus’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the NYSE Proposal and “FOR” the Adjournment Proposal.
●	You can virtually attend the special meeting and vote online. However, if your shares of Novus Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Novus Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Novus Common Stock or Novus Class B Common Stock, you may contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call collect at: (203) 658-9400)

Email: NXU.info@investor.morrowsodali.com

Quorum and Vote Required for the Stockholder Proposals

A quorum of Novus’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Novus Common Stock and Novus Class B Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy and, with respect to the separate vote by other Novus Class B Common Stock for other Charter Proposals if a majority of the shares of Novus Class B Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the then outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against this proposal.

The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of the Novus Common Stock and Novus Class B Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Novus Class B Common Stock then outstanding, voting separately as a single class. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals.

The approval of the Equity Incentive Plan Proposal, NYSE Proposal and Adjournment Proposal require the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Novus Common Stock that are voted at the special meeting of stockholders. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Novus believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Novus’s stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal, the individual Charter Proposals, and the NYSE Proposals and will have no effect on any of the other Stockholder Proposals.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Novus’s secretary, at 8556 Oakmont Lane, Indianapolis, IN 46260, prior to the date of the special meeting or by voting online at the virtual special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Novus’s secretary at the above address.

Redemption Rights

Pursuant to the Existing Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Founders, including any amounts representing interest earned on the Trust Account, less any interest for any income and other taxes payable, calculated as of two business days prior to the consummation of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive such pro rata share of the aggregate amount on deposit in the Trust Account. For illustrative purposes, based on funds in the Trust Account of approximately $287.5 million on [*], 2021, the estimated per Public Share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of Novus Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on     , 2021 (two business days before the special meeting), both:

●	Submit a request in writing that Novus redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Novus’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

●	Deliver your Public Shares either physically or electronically through DTC to Novus’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Novus’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Novus does not have any control over this process and it may take longer than one week.
●	Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Novus’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Novus’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Novus’s transfer agent return the shares (physically or electronically). You may make such request by contacting Novus’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Novus redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their Novus Common Stock as they may receive higher proceeds from the sale of their Novus Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Novus cannot assure you that you will be able to sell your shares of Novus Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Novus Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Novus Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Novus Common Stock, Novus Class B Common Stock or Novus Warrants in connection with the Business Combination.

Solicitation of Proxies

Novus will pay the cost of soliciting proxies for the special meeting. Novus has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Novus has agreed to pay Morrow Sodali LLC a fee of $35,000. Novus will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Novus also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Novus Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Novus Common Stock and in obtaining voting instructions from those owners. Novus’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the Record Date, the Novus Initial Stockholders beneficially own all of the Novus Class B Common Stock and an aggregate of approximately 20% of the aggregate outstanding shares of Novus Common Stock and Novus Class B Common Stock. The Founders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the Stockholder Proposals. As of the date of this proxy statement/prospectus, certain of our officers and directors and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock in the PIPE, however, such shares will not be outstanding as of the Record Date and will not be entitled to vote at the Novus special meeting of stockholders.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

Novus is a blank check company formed as a corporation in Delaware on September 29, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On February 8, 2021, Novus completed its initial public offering. Prior to the consummation of the IPO, neither Novus, nor anyone on its behalf, contacted any prospective target business or had any discussions, formal or otherwise, with respect to a transaction with Novus.

From the date of the IPO through the signing of the mutually exclusive letter of intent with Energy Vault on April 14, 2021, Novus’s management and board members collectively reviewed self-generated ideas; generated leads through a marketing campaign utilizing LinkedIn; and were contacted directly and indirectly by more than 100 firms including, but not limited to, investment banks, private equity firms, law firms, business brokers, venture capital firms, smart technology innovation market participants and high technology industry participants and personal and professional contacts with respect to business combination ideas, identified several possible target businesses and held discussions with respect to potential transactions. In addition, during that period, Robert J. Laikin, Chief Executive Officer and Larry M. Paulson, Chairman of Novus, and board members of Novus, identified and evaluated more than 100 potential transactions with businesses addressing various markets at the forefront of renewable energy, lunar logistics artificial intelligence, online marketplaces, vertical farming, energy storage, oil and gas, electric aircraft and vessel manufacturing, beverage branding, fintech, 3D printing, disruptive logistics, software technology, medical hardware manufacturing, electric vehicle charging stations, online gaming, wireless distribution, autonomy software, recycling, information data development, robotic manufacturing, online education, light detection and ranging, smart glass, mobile phone manufacturing, internet of things (IOT), and sustainable agricultural technology, referred to as AgTech, and others while conducting its initial technical and financial diligence of Energy Vault.

Representatives of Novus signed non-disclosure agreements and engaged in due diligence, review of information and held discussions with the senior executives and/or shareholders of numerous potential acquisition targets, including Energy Vault. The potential valuations discussed for these potential targets ranged from $100 million up to $2.5 billion and these target businesses operated in a variety of industries.

The decision to pursue a business combination with Energy Vault rather than a transaction with an alternative acquisition target were generally due to Novus’s management and board of directors view that Energy Vault’s innovative and disruptive model presents the potential to disrupt the existing markets for energy storage; Energy Vault’s strong institutional and strategic investors, including SoftBank and strategic partner, Enel Green Energy (the world’s largest independent power produced in the renewable energy space), as well as Saudi Aramco Energy Venture; Energy Vault’s working with leading industry partners such as Cemex; Energy Vault’s solutions being environmentally sustainable; Energy Vault’s significant market opportunity in the rapidly growing renewable energy market; the experienced management team at Energy Vault who worked in the past with leading companies, including Danaher, British Petroleum, Foster-Wheeler, RWE, Stem, SpaceX, Canadian Solar; large total addressable market opportunity for Energy Vault’s solution as the transition from fossil fuels to renewable energy accelerates over the next 20 to 30 years; and Novus’s discussions with certain of Energy Vault’s partners, investors and customers.

In late January 2021, Mr. Laikin was introduced by Alan Schwartz of Guggenheim to the founders of Helena Special Investments LLC (“Helena”), Sam Feinberg and Henry Elkus. The introduction was made to Mr. Laikin in his capacity of a private investor and not as a representative of Novus. Helena is a company that identifies global problems, performs due diligence on potential solutions, and executes those solutions in the form of tangible projects and investment.

A call took place on February 1, 2021 among Messrs. Laikin, Elkus and Feinberg. During this call Mr. Laikin was solicited to invest in a future Helena $100 million fund and was also offered the opportunity to invest in a current investment in which Helena had committed funds through Helena SPV. Helena SPV had committed to invest in Energy Vault. Mr. Laikin was given a general, high-level explanation of Energy Vault. Based on the discussions and vision of Messrs. Elkus and Feinberg about their fund and areas of expertise, Mr. Laikin asked for an allocation of $250,000 in the Helena SPV. Helena explained to Mr. Laikin that Helena had invested in three companies, Energy Vault being the third investment, and each investment has been done through a special purpose vehicle whereby Helena receives a profit interests based on results. Mr. Laikin suggested that Helena speak with Messrs. Paulson and Foster, for the purpose of personally investing in the Helena SPV. Such introductions were made in their capacity as private investors and not as representatives of Novus. Helena advised Mr. Laikin that the investment was over-subscribed but Helena would make room for Messrs. Laikin, Paulson and Foster.

On February 3, 2021, Messrs. Paulson and Foster had a conversation with Messrs. Elkus and Feinberg and, based on Mr. Laikin’s interest in the SPV, also asked for allocation of $250,000 each in the Helena SPV. Messrs. Laikin, Paulson and Foster were impressed with the qualifications and processes of Messrs. Elkus and Feinberg.

On February 3, 2021, Mr. Laikin made an investment of $250,000 in Helena SPV. Messrs. Laikin, Paulson and Foster signed an NDA with Helena on February 3, 2021. Messrs. Paulson and Foster committed to make investments into the Helena SPV on February 4, 2021 and executed subscription agreements with Helena SPV on February 8, 2021. None of Messrs. Laikin, Paulson or Foster are beneficial owners of the securities of Energy Vault held by the Helena SPV since they do not have or share voting or dispositive power over the Energy Vault securities held by Helena SPV. In connection with making a passive investment in the Helena SPV, Messrs. Laikin, Paulson and Foster spoke only with representatives of Helena and did not communicate with representatives of Energy Vault. At the time of their investments in SPV, Energy Vault was not a contemplated target for Novus.

On February 5, 2021, following their commitments to invest in Helena SPV, Mr. Elkus introduced (via teleconference) Messrs. Paulson and Laikin to Robert A. Piconi, the Co-Founder & Chief Executive Officer of Energy Vault.

On February 5, 2021, Energy Vault management and Novus’ management exchanged contact information. Additionally, Mr. Piconi provided an updated company overview and further background on Energy Vault.

On February 5, 2021, Energy Vault sent a mutual NDA and investor presentation to Novus. The NDA was executed on February 8, 2021.

On February 6, 2021, Mr. Laikin requested that Messrs. Elkus and Feinberg, and Mr. Matthew Saunders, all representatives of Helena, share any diligence performed on Energy Vault pursuant to the terms of an existing non-disclosure agreement and as an investor.

On February 6, 2021, Mr. Saunders provided Novus detailed diligence memorandums on Energy Vault under the Energy Vault NDA guidelines.

On February 6, 2021, Mark Saraiva, a representative of Cowen, and Mr. Laikin requested the financial model projections from Mr. Piconi and Mr. Laikin asked Cowen to conduct a valuation analysis.

On February 8, 2021, Mr. Piconi provided Novus’s management team and board of directors with Energy Vault’s 5 Year Plan overview.

On February 8, 2021, Mr. Laikin approached Mr. Saunders about industry/investor conversations surrounding Energy Vault.

On February 9, 2021, Mr. Piconi and Novus’s management team and boards of directors met via teleconference to discuss Energy Vault’s 5 Year Plan overview. Members of Cowen and Blank Rome LLP (“Blank Rome”), counsel to Novus, participated on the call. The documents were provided in advance of the teleconference.

On February 9, 2021, Mr. Piconi sent Novus Duke Energy’s internal chart with a comparison of Energy Vault’s Gravity Energy Storage Systems to Li-ion Batteries.

On February 10, 2021, Mr. Paulson met with representatives of Energy Vault in Westlake Village, CA to review the Energy Vault technology, product and business plans.

On February 11, 2021, representatives of Goldman Sachs provided Novus’s management team and board of directors with Goldman Sachs’s Preliminary Valuation Framework and Process Timing Discussion presentation. The presentation materials compared recent energy storage SPAC financial projects of Energy Vault and its peers.

On February 11, Mr. Piconi, Andrea Pedretti Co-founder and Chief Technology Officer, Mr. Terruzzin, of Energy Vault, respectively, and Mr. Paulson, met at the Energy Vault office in Westlake Village, CA to conduct due diligence on Energy Vault.

On February 12, 2021, Mr. Piconi provided an update to Novus’s management regarding Energy Vault’s energy storage concepts.

On February 12, 2021, Mr. Piconi sent the January 28, 2021 discussion materials from Citi Bank (“Citi”) with valuation ranges to Mr. Laikin and Mr. Paulson.

During the week of February 15, 2021, Mr. Paulson provided an update of the following, which occurred during Energy Vault due diligence meetings:

Mr. Terruzzin walked through Energy Vault’s sales pipeline, pricing and competitor methods of gravity storage; and Mr. Pedretti discussed patents.

On February 15, 2021, Mr. Piconi sent Mr. Paulson technical follow-up materials.

On February 15, 2021, Mr. Terruzzin provided a technology assessment report to Mr. Paulson.

On February 24, 2021, Mr. Paulson provided Novus with the Energy Vault Technology Assessment Report after a call with the authors of the OES diligence report on Energy Vault.

On February 26, 2021, Guggenheim Securities sent a draft engagement letter to Energy Vault to be engaged as their financial advisor.

On February 26, 2021, Goldman Sachs sent a draft engagement letter to Energy Vault to be engaged as their financial advisor.

On March 9, 2021, Novus sent the initial draft of a letter of intent to Energy Vault. The letter of intent was negotiated by the parties and executed on April 14, 2021.

On April 7, 2021, Novus’s board of directors met via teleconference with all board members present. Also present were representatives of Blank Rome and Cowen. In light of Messrs. Laikin, Paulson and Foster holding an indirect interest in Energy Vault through their non-controlling interests in Helena SPV, Novus’s board of directors (i) formed a special committee (the “Special Committee”), consisting of Heather Goodman, Hersch Klaff and Ronald Sznaider, who were disinterested in the proposed business combination, to recommend to the Novus board of directors as to whether the Business Combination is in the best interests of Novus and its stockholders and whether to proceed with the business combination and (ii) determined to engage Cassel Salpeter to deliver an opinion as to whether the consideration to be issued by Novus in the business combination was fair, from a financial point of view, to Novus.

On April 12, 2021, Energy Vault’s board of directors met via videoconference with all board members present. Also present were representatives from Gunderson Dettmer. The board approved engaging Guggenheim Securities and Goldman Sachs as financial advisors.

On April 14, 2021, members of management of Novus and Energy Vault began engaging in confidential discussions with several investment bankers about a PIPE process.

On April 15, 2021, Novus retained Cassell Salpeter to render an opinion as to whether the consideration to be issued by Novus in the proposed business combination was fair, from a financial point of view, to Novus. At the request of the Special Committee, the terms of Cassel Salpeter’s engagement were subsequently amended to provide that Cassel Salpeter would act as financial advisor to the Special Committee, rather than Novus, and would render its opinion to the Special Committee.

On April 16, 2021, Blank Rome delivered an initial draft of the Business Combination Agreement to Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP (“Gunderson”), counsel to Energy Vault.

On April 30, 2021, Novus retained Goldman Sachs to serve as placement agent in connection with the PIPE. Goldman Sachs did not provide any advice to Novus, including, but not limited to, regarding the valuation of Energy Vault or the terms of the business combination with Energy Vault. Novus and Energy Vault have each signed a consent letter with Goldman Sachs acknowledging Goldman Sachs’ roles as financial advisor to Energy Vault in connection with the Business Combination and as co-placement agent to Novus in connection with the PIPE and waiving any potential conflicts in connection with such dual roles.

On May 13, 2021, members of management of Novus and Energy Vault began engaging in confidential discussions with potential investors in the PIPE.

On May 17, 2021, Novus retained Guggenheim as co-placement agent in connection with the PIPE.

From May 18, 2021 to late June 2021, representatives of Novus and Energy Vault participated in confidential investor meetings in connection with the PIPE.

From May 18, 2021 to late August 2021, Goldman Sachs received feedback on the proposed valuation of Energy Vault in the business combination.

On May 21, 2021, Novus retained Cowen as financial advisor in connection with the Business Combination and co-placement agent in connection with the PIPE.

On June 16, 2021, Gunderson, provided comments to the Blank Rome draft of the Business Combination Agreement to Blank Rome.

Between June 17, 2021 and September 8, 2021, representatives of Novus and Energy Vault held multiple teleconference calls to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement and exchanged drafts of the Business Combination Agreement and other agreements related to the Business Combination. Blank Rome and Gunderson also exchanged updated drafts of the Business Combination Agreement and related ancillary documents and agreements during this period.

On June 24, 2021, Energy Vault agreed to reduce the equity valuation to $1.25 billion from $2.0 billion and, as a result, Novus and Energy Vault agreed to lower the consideration to be paid in the Business Combination to $1.25 billion.

On July 8, 2021, the Energy Vault Board of Directors engaged Stifel, Nicolaus & Company to act as a financial advisor in connection with the Business Combination.

On July 21, 2021, Energy Vault received a term sheet for a Series C financing from Prime Movers Lab. Energy Vault negotiated definitive agreements with Prime Movers Lab and other investors, and the Energy Vault board of directors and stockholders approved the Series C financing on August 21, 2021. Energy Vault held an initial closing on August 30, 2021 and a final closing on September 30, 2021.

On July 23, 2021, Energy Vault agreed to further reduce the equity valuation to $1.14 billion (after giving effect to the Series C Preferred Stock financing) from $1.25 billion and, as a result, Novus and Energy Vault agreed to reduce the consideration to be paid in the Business Combination to $1.14 billion (after giving effect to the Series C Preferred Stock financing).

On July 26-27, 2021, Mr. Paulson met with Mr. Piconi and other members of Energy Vault management in Arbedo Castione, Switzerland to discuss the Energy Vault’s technology and review the EV1 commercial demonstration unit in operation.

On August 4, 2021, Novus’s board of directors met via teleconference with all board members present to discuss the Business Combination. Also present were Mr. Donargo and representatives of Blank Rome and Cassel Salpeter. The Novus board of directors appointed Mr. Sznaider to serve as Chairman of the special committee of the Novus board of directors. A representative of Cassel Salpeter provided an oral update as to the status of their review of materials relating to the Business Combination and provided the board of Novus with a high-level preliminary review of Cassel Salpeter’s financial analysis. Mr. Paulson provided a summary of his visit to Energy Vault’s offices in Arbedo Castione, Switzerland and of Energy Vault’s technology.

From August 23, 2021 through September 6, 2021, Blank Rome and certain of the potential investors in the PIPE exchanged revised drafts of the form of Subscription Agreement for the PIPE. During the week of August 30, 2021, Novus and Energy Vault determined the final allocations for the Subscribers.

On September 6, 2021, the Novus board of directors and the Special Committee held a combined meeting via teleconference with all members of the Novus board of directors present to discuss the Business Combination. Also present, at the request of the Special Committee, were representatives of Blank Rome and Cassel Salpeter and Mr. Sznaider. During the Special Committee session of the Novus board of directors meeting, at which the entire Novus board of directors was present, representatives of Cassel Salpeter, at the request of the Special Committee, provided a presentation to the Special Committee, a draft of which was provided in advance of the meeting, regarding Cassel Salpeter’s financial analysis with respect to Energy Vault and the Business Combination. Thereafter, Cassel Salpeter rendered its oral opinion to the Special Committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated September 6, 2021), as to the fairness, from a financial point of view, to Novus of the aggregate closing consideration to be issued by Novus in the Business Combination. After considerable review and discussion, the Business Combination Agreement, the form of Subscription Agreement and related documents and agreements were unanimously recommended to the board of directors to be approved. Following the Special Committee meeting, the Novus board of directors continued the meeting and discussed the Business Combination and the Special Committee’s recommendation to the Novus board of directors. After considerable review and discussion, the Business Combination Agreement, the form of Subscription Agreement and related documents and agreements were unanimously approved by all members of the Novus board of directors, other than Messrs. Laikin, Paulson and Foster who abstained due to their potential conflicts of interest resulting from their investment in the Helena SPV), subject to final negotiations and modifications, and the board determined to recommend that the stockholders of Novus approve the Business Combination Agreement and related transactions, including the proposals to be included in the proxy statement. The Novus board of directors also concluded that the fair market value of Energy Vault was equal to at least 80% of the funds held in the Trust Account. In making such determination, Novus’s board of directors considered, among other things, the implied valuation of Energy Vault based on the implied valuation reference ranges of Energy Vault reviewed by Cassel Salpeter with the Special Committee and the price to be paid by the Subscribers in the PIPE.

The Business Combination Agreement and related documents and agreements were executed on September 8, 2021. Prior to the market open on September 9, 2021, Novus and Energy Vault issued a joint press release announcing the execution of the Business Combination Agreement and Novus filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement.

Novus’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, Novus’s board of directors, in evaluating the Business Combination, consulted with Novus’s management and financial and legal advisors. In reaching its unanimous resolution that (i) the terms and conditions of the Business Combination Agreement, including the transactions contemplated therein, are advisable, fair to, and in the best interests of Novus and its stockholders and (ii) to recommend that the Novus stockholders adopt and approve the Business Combination Agreement and approve the transactions contemplated therein, Novus’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed business combination, the Novus board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Novus board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Novus’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Novus board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein, including, but not limited to, the following:

●	Innovative and Disruptive Business Model. Novus’s management and board of directors believes that Energy Vault’s technologies offer a competitive approach to address a global need for renewable energy storage and potentially disrupt the existing markets for energy storage due to lower levelized costs to operate and higher efficiency than other mechanical and thermodynamic renewable energy storage technologies, sustainability, scalability and the flexibility resulting from its modular solutions;
●	Significant Market Opportunity. Novus’s management and board of directors considered the fact that the renewable energy market is growing rapidly. The renewable energy market represented is projected to grow to 90% of total power generation by 2050 according to a recent report. Additionally, global grid-scale energy storage projects are projected by more than six times in capacity over the next ten years according to a U.S. Department of Energy report;
●	Environmentally sustainable solution. Novus’s management and board of directors believes that there is significant momentum among corporations, governments and society for sustainable renewable energy solutions and significant demand for investments in this area;
●	Significant Growth Potential. Energy Vault has been in discussions with numerous potential customers and suppliers which Novus’s management and board of directors believes creates the potential for Energy Vault to scale;
●	Due Diligence. Novus’s management and board of directors conducted due diligence examinations of Energy Vault, including a technical assessment of Energy Vault’s technology, and held discussions with Energy Vault’s management and Novus’s financial and legal advisors concerning Novus’s due diligence examination of Energy Vault;
●	Financial Condition. The Novus board of directors also considered factors such as Energy Vault’s outlook, financial plan and capital structure, as well as valuations using projected multiples for Energy Vault on a Combined Company basis (see “— Certain Energy Vault Projected Financial Information”);
●	Strong Strategic Partners and Institutional Investors. In June 2020, Saudi Aramco Energy Venture announced that it made a strategic investment in Energy Vault. Additionally institutional investors SoftBank and Helena have made investments in Energy Vault which, in the aggregate represent approximately 29.9% of Energy Vault’s capital stock outstanding prior to the consummation of the Business Combination;
●	Other Alternatives. The Novus board of directors believes, after a thorough review of other business combination opportunities reasonably available to Novus, that the Business Combination represents the best potential business combination for Novus and the most attractive opportunity for Novus based upon the process utilized to evaluate and assess other potential combination targets, and Novus’s board of directors’ belief that such process has not presented a better alternative; and
●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement, which terms and conditions are reasonable, were the product of arm’s length negotiations between Novus and Energy Vault.

The Novus board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Early-stage Pre-commercialization Company. Energy Vault’s status as an early-stage, pre-commercialization company, and the risk that it may not be able to execute on its business plan;
●	Macro-economic Risks. Macro-economic uncertainty and the effects it could have on the Combined Company’s operating results;

●	Redemption Risk. The potential that a significant number of Novus’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Novus’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;
●	Stockholder Vote. The risk that Novus’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;
●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Novus’s control, including the closing of the PIPE with the Minimum PIPE Commitment;
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;
●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;
●	Novus’s Stockholders Receive a Minority Position. The fact that Novus’s stockholders will hold a minority position in the Combined Company;
●	Potential Conflicts of Interest of Novus’s Directors and Officers. The potential conflicts of interest of the Novus board of directors and officers in the Business Combination (see “— Interests of Novus’s Directors and Officers in the Business Combination”); and
●	Other Risks Associated With the Business Combination. Various other risks associated with the business of Energy Vault, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Novus’s management, with the assistance of Goldman Sachs, Guggenheim and Cowen, prepared the information that was provided to prospective investors in connection with the PIPE. The information was later considered by the Novus board of directors in connection with its approval of the Business Combination with Energy Vault.

The Novus board of directors also considered the Business Combination in light of the investment criteria set forth in Novus’s final prospectus for its IPO including, without limitation, that based upon Novus’s analyses and due diligence, Energy Vault has the potential to be a market leader and has substantial future growth opportunities, all of which the Novus board of directors believes have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the Novus board of directors is not intended to be exhaustive but does set forth the principal factors considered by the Novus board of directors.

Opinion of Financial Advisor to the Novus Special Committee

On September 6, 2021, Cassel Salpeter & Co., LLC (“Cassel Salpeter”) rendered its oral opinion to the special committee of the board of directors of Novus (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), as to whether, as of the date of such opinion, the aggregate closing consideration to be issued by Novus in connection with the Business Combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to Novus

The summary of Cassel Salpeter’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise, including, without limitation, whether any such stockholder should redeem their shares or whether any party should participate in the PIPE.

The opinion was addressed to the special committee of the board of directors of Novus for the use and benefit of the members of the special committee of the board of directors of Novus (in their capacities as such) and, as requested by the special committee of the board of directors of Novus , for the use and benefit of the members of the Novus Board (in their capacities as such) in connection with the special committee of the board of directors of Novus ’s and, as applicable, the Novus Board’s evaluation of the Business Combination. Cassel Salpeter’s opinion was just one of the several factors the Novus Committee and the Novus Board took into account in making their determinations with respect to the Business Combination, including those described elsewhere in this proxy statement/prospectus.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, (i) the Aggregate Closing Consideration to be issued by Novus in connection with the Business Combination was fair, from a financial point of view, to Novus. It did not address any other terms, aspects, or implications of the Business Combination, the Agreement or any related or other transaction or agreement, including, without limitation, (i) the Registration Rights Agreement, the Lock-Up Agreements, the Private Placements, the Sponsor Support Agreement or the Sponsor Restricted Stock Agreement, (ii) the Earn Out Shares, (iii) the fairness of the portion of the Aggregate Closing Consideration to be issued to holders of Energy Vault Common Stock or the fairness of the portion of the Aggregate Closing Consideration to be issued to holders of Series C Preferred Stock or holders of the Series C Interim Convertible Preferred Stock taken separately or relative to one another, (iv) the fairness of the Business Combination, or all or any portion of the Aggregate Closing Consideration, to any security holders of Novus, Energy Vault or any other person or any creditors or other constituencies of Novus, Energy Vault or any other person, (v) the appropriate capital structure of Novus or whether Novus should be issuing debt or equity securities or a combination of both in connection with the Business Combination, (vi) any capital raising or financing transaction contemplated by Novus or Energy Vault, including, without limitation, the Private Placements, nor (vii) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination, or any class of such persons, relative to the Aggregate Closing Consideration or otherwise. Cassel Salpeter did not express any view or opinion as to what the value of shares of Novus Common Stock or any other security of Novus actually would be when issued in connection with the Business Combination or the prices at which Novus Common Stock, Energy Vault Common Stock, Energy Vault Preferred Stock or any other security of Novus or Energy Vault may trade, be purchased or sold at any time.

Cassel Salpeter’s opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that might exist for Novus, or the merits of the underlying decision by the Novus Committee, the Novus Board or Novus to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Novus.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

●	Reviewed a draft, dated September 6, 2021, of the Agreement.
●	Reviewed certain publicly available financial information and other data with respect to Novus and Energy Vault that Cassel Salpeter deemed relevant.
●	Reviewed certain other information and data with respect to Novus and Energy Vault made available to Cassel Salpeter by Novus and Energy Vault, including financial projections with respect to the future financial performance of Energy Vault prepared by management of Energy Vault as adjusted by management of Energy Vault (the “Projections”) and other internal financial information furnished to Cassel Salpeter by or on behalf of Novus and Energy Vault.
●	Considered and compared the financial and operating performance of Energy Vault with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.
●	Discussed the business, operations, and prospects of Energy Vault and the proposed Business Combination with Novus’s and Energy Vault’s management and certain of Novus’s and Energy Vault’s representatives.
●	Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

For purposes of its analyses and opinion, Cassel Salpeter, at the Novus Committee’s direction, assumed that (i) each share of Novus Class A Common Stock had a value equal to $10.00 per share (with such $10.00 value being based on the Novus’s initial public offering and Novus’s approximate cash per outstanding share of Novus Class A Common Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Novus Class B Common Stock or any warrants to purchase Novus Common Stock and notwithstanding the price at which shares of Energy Vault Series C Preferred Stock had been or would be issued)), (ii) the Aggregate Closing Consideration would consist of 114,760,000 shares of Novus Class A Common Stock, and (iii) the Aggregate Closing Consideration would have a value equal to $1,147,600,000. In addition, for purposes of its analyses and opinion, at the direction of the Novus Committee, Cassel Salpeter did not evaluate or take into account the Earn Out Shares.

In arriving at its opinion, Cassel Salpeter, with the Novus Committee’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of Novus’s and Energy Vault’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the managements of Novus and Energy Vault as to Energy Vault’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development and marketing of such technology, products and services; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Cassel Salpeter assumed, at the Novus Committee’s direction, that there would be no developments with respect to any such matters that would adversely affect its analyses or opinion. Cassel Salpeter is not a legal, tax, accounting, environmental, regulatory, technology or science advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, regulatory, technology or science matters relating to Novus, Energy Vault, the Business Combination, or otherwise. Cassel Salpeter understood and assumed that the Novus Committee had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, technology, science and other professionals, that such advice was sound and reasonable and that the Novus Committee and Novus had acted or would act in accordance with such advice.

Energy Vault advised Cassel Salpeter, and Cassel Salpeter with the Novus Committee’s agreement assumed, that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Energy Vault with respect to the future financial performance of Energy Vault, and Cassel Salpeter assumed, at the Novus Committee’s direction, that the Projections provided a reasonable basis upon which to analyze and evaluate Energy Vault and form an opinion. At the Novus Committee’s direction, Cassel Salpeter used and relied upon Projections for purposes of its analyses and opinion. Cassel Salpeter expressed no view or opinion with respect to the Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency or creditworthiness of Novus, Energy Vault or any other party to the Business Combination, the fair value of Novus, Energy Vault or any of their respective assets or liabilities, or whether Novus, Energy Vault or any other party to the Business Combination is paying or receiving reasonably equivalent value in connection with the Business Combination under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Novus, Energy Vault or any other party to the Business Combination to pay its obligations when they come due. Cassel Salpeter did not physically inspect Novus’s or Energy Vault’s properties or facilities and did not make or obtain any evaluations or appraisals of Novus’s or Energy Vault’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Novus and Energy Vault had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Novus Committee, the Novus Board, Novus, or any other party.

Cassel Salpeter assumed, with the Novus Committee’s consent, that the Business Combination would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Business Combination, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Novus, Energy Vault or the Business Combination. Cassel Salpeter also assumed, with the Novus Committee’s consent, that the final executed form of the Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Business Combination would be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that would be material to Cassel Salpeter’s analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Business Combination or the issuance of the Earn Out Shares set forth in the Agreement would be satisfied. The Novus Committee also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the Business Combination would qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

Cassel Salpeter was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Business Combination, the securities, assets, businesses or operations of Novus, Energy Vault or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, or (c) advise the Novus Committee, the Novus Board, Novus or any other party with respect to alternatives to the Business Combination. Cassel Salpeter’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of September 6, 2021, the date of its opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to the Novus Committee or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

Summary of Material Financial Analyses.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

Share prices for the selected companies used in the selected companies analysis described below were as of September 3, 2021. Estimates of future financial performance for Energy Vault were based on the Projections, and estimates of future financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including the following:

●	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.
●	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Assumed Value of Aggregate Closing Consideration. For purposes of its analyses, Cassel Salpeter, at the Novus Committee’s direction assumed that (i) each share of Novus Class A Common Stock had a value equal to $10.00 per share (with such $10.00 value being based on the Novus’s initial public offering and Novus’s approximate cash per outstanding share of Novus Class A Common Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Novus Class B Common Stock or any warrants to purchase Novus Common Stock and notwithstanding the price at which shares of Energy Vault Series C Preferred Stock had been or would be issued)), (ii) the Aggregate Closing Consideration would consist of 114,760,000 shares of Novus Class A Common Stock, and (iii) the Aggregate Closing Consideration would have a value equal to $1,147,600,000. In addition, for purposes of its analyses and opinion, at the direction of the Novus Committee, Cassel Salpeter did not evaluate or take into account the Earn Out Shares.

Discounted Cash Flows Analysis. Cassel Salpeter performed a discounted cash flow analysis of Energy Vault based on the Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 27.0% to 31.0% and a terminal H-Model assuming 50.00% initial cash flow growth declining over a seven-year straight line period to perpetual growth rates ranging from 2.5% to 3.5%. This analysis indicated an implied aggregate equity value reference range of approximately $922,358,000 to $1,279,458,000 for Energy Vault, as compared to the assumed value of the Aggregate Closing Consideration of $1,147,600,000.

Selected Companies Analysis. Cassel Salpeter considered certain financial data for Energy Vault and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant.

The selected companies with publicly traded equity securities were:

Energy Storage

●	Stem, Inc.
●	Eos Energy Enterprises, Inc.

Energy Transition

●	Bloom Energy Corporation
●	Shoals Technologies Group, Inc.
●	SolarEdge Technologies, Inc.

The financial data reviewed included:

●	Enterprise value as multiple of estimated revenue for the year ending December 31, 2023, or “2023E Revenue.”
●	Enterprise value as multiple of estimated EBITDA for the year ending December 31, 2023, or “2023E EBITDA.”

●	Enterprise value as multiple of estimated EBITDA for the year ending December 31, 2024, or “2024E EBITDA.”

Cassel Salpeter calculated the following enterprise value multiples with respect to the selected companies:

Enterprise Value Multiple of	High	Mean	Median	Low
2022E Revenue	10.44x	5.34x	4.90x	2.08x
2023E EBITDA	39.2x	30.1x	27.8x	22.6x
2024E EBITDA	21.9x	18.1x	19.7x	10.9x

Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiple ranges of 1.75x to 2.25x to Energy Vault’s estimated 2023E revenue, 8.0x to 10.0x to Energy Vault’s estimated 2023E EBITDA and 2.5x to 3.5x to Energy Vault’s estimated 2024E EBITDA, which resulted in an implied aggregate equity value reference range of approximately $1,013,958,000 to $1,293,458,000 for Energy Vault, as compared to the assumed value of the Aggregate Closing Consideration of $1,147,600,000.

None of the selected companies have characteristics identical to Energy Vault. An analysis of selected publicly traded companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $140,000 for rendering its opinion, no portion of which was contingent upon the completion of the Business Combination. In addition, Novus agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Certain Unaudited Energy Vault Prospective Financial Information

Energy Vault provided Novus with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2025. Energy Vault does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Energy Vault prepared the financial projections set forth below to present key elements of the forecasts to Novus and to the Energy Vault board. Energy Vault’s forecasts were prepared solely for internal use and not with a view toward public disclosure, U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Energy Vault, its management, board of directors, or its affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any Novus stockholder regarding the information included in these financial projections. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. Energy Vault will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Energy Vault’s business, all of which are difficult to predict and many of which are beyond Energy Vault’s and Novus’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be materially lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections are forward looking statements that are inherently subject significant uncertainties and contingencies, many of which are beyond Energy Vault’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Energy Vault Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively

A summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Novus and its board of directors in connection with their review of the proposed transaction.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ENERGY VAULT, NOVUS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, Energy Vault’s management. Neither BDO USA, LLP, Energy Vault’s independent registered public accounting firm, nor Marcum LLP, Novus’s independent registered public accounting firm, has audited, reviewed, examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report by BDO USA, LLP included in this proxy statement/prospectus relates to Energy Vault’s previously issued financial statements. It does not extend to the unaudited financial projections and should not be read as if it does.

The projections set out below assume the consummation of the Business Combination. As described above, Energy Vault’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. Energy Vault developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Energy Vault’s execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Energy Vault’s actual results may materially vary from the projections set out below. See also “Cautionary Statement Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors — Risks Related to the Combined Company — If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Novus’s securities or, following the Closing, the Combined Company’s securities, may decline.”

The key elements of the projections provided by management of Energy Vault to Novus are summarized in the table below, and took into account the assumptions and definitions discussed in the two paragraphs immediately following the table:

	Forecast Year Ended December 31,
	2021E	2022E	2023E	2024E	2025E
	(in millions)
Revenue	$0	$148	$535	$1,519	$2,764
Adjusted EBITDA	(36)	(10)	102	366	662
Capital Expenditures	25	211	193	156	122

Energy Vault’s management estimated that it would not recognize any revenue in the year ended December 31, 2021 based on its then-current outlook regarding the early stages of identified projects to potential customers. Energy Vault’s management estimates for revenue in the years ended December 31, 2022 and 2023 reflect revenues attributable to sales for identified projects to potential customers adjusted to reflect the probability that such customers’ projects commence and the customers enter into definitive agreements with Energy Vault and that the projects commence on schedule and that the associated revenue is recognized as expected. Energy Vault’s management estimates for revenue in the years ended December 31, 2024 and 2025 reflect revenues (a) attributable to sales to potential identified customers adjusted to reflect the probability that such customers’ projects commence and the customers enter into definitive agreements with Energy Vault and that the associated revenue is recognized as expected  and (b) attributable to as-of-yet unknown customer agreements based on management’s estimates of the addressable market for Energy Vault’s products in those years. Energy Vault’s management estimates for revenue also incorporate sales prices based on management’s estimates for such prices. As forecasted, Energy Vault’s revenue in the years ended December 31, 2022, 2023, 2024 and 2025 is primarily attributable to the sale of its systems and the revenue from fees received for accepting waste to be used in the building of its mobile masses. Energy Vault’s estimates for Adjusted EBITDA are based on the difference between its revenue estimates and the forecasted expenses for such periods. Such forecasts for expenses reflect an increase in projected overhead costs based on increasing personnel costs that reflect Energy Vault’s expectations regarding business growth and the demands of being a public company and estimated investments in continued research and development activities. Energy Vault’s forecasts for capital expenditures reflect management’s estimates about the number and size of its systems that will be owned by Energy Vault and the costs of making machines to produce Energy Vault’s mobile masses for all projects.

Energy Vault defines Adjusted EBITDA, a non-GAAP financial measure, as revenue, less the sum of cost of goods sold and operating expenses, inclusive of selling, general and administrative expense and research and development expenses. Due to the forward-looking nature of these projections, reconciling such projections to GAAP measures is not practicable. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and may not be comparable to similarly titled measures used by other companies.

Interests of Novus’s Directors and Officers in the Business Combination

When you consider the recommendation of Novus’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that certain of Novus’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder or warrant holder. These interests include, among other things:

●	the beneficial ownership of Novus’s board of directors and officers of an aggregate of 4,869,662 shares of Novus Class B Common Stock and 2,900,625 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[*] million based on the closing prices of Novus Common Stock and warrants of $[*] and $[*], respectively on the NYSE on [*], 2021, the Record Date for the special meeting of stockholders. Based on such market values, Novus’s board of directors and officers will have an unrealized gain of approximately $[*] million on their Novus securities;
●	Messrs. Robert J. Laikin, Chief Executive Officer, a director and a principal stockholder of Novus, Larry Paulson, Chairman of the Board and a principal stockholder of Novus, and Jeffrey Foster, a director of Novus, each purchased a non-controlling membership interest in Helena SPV for $250,000. Each such membership interest will equate to an indirect interest of 119,632 shares of Combined Company Common Stock. Based on the closing sale price of Novus Common Stock on the Record Date, each such individual’s membership interest have a value of $ [ ] and will have an unrealized gain on this investment of $[·] (based on the closing sale price of the Novus Common Stock of $[ ] the Record Date) .
●	Novus’s directors and officers and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per shares, which purchase will not occur if Novus does not complete the Business Combination;
●	Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
●	the anticipated continuation of Larry Paulson, as a director of the Combined Company following the Closing; and
●	the continued indemnification of current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Novus Initial Stockholders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Novus Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Founders or Novus’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Novus Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders or Novus’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Novus and Energy Vault are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting Novus will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the stockholders of Energy Vault are expected to have a majority of the voting power of the Combined Company, Energy Vault will comprise all of the ongoing operations of the Combined Company, Energy Vault will comprise a majority of the governing body of the Combined Company, and Energy Vault’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Energy Vault issuing shares for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Energy Vault.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached hereto as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Novus, Energy Vault or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Novus and Merger Sub, on the one hand, and Energy Vault, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Novus and Energy Vault do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Novus or Energy Vault, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Novus, Merger Sub and Energy Vault and are modified by the disclosure schedules. The Disclosure Schedules are not publicly filed and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for allocating risk among the parties as described above.

General

On September 8, 2021, Novus, Merger Sub and Energy Vault entered into the Business Combination Agreement, pursuant to which Novus and Energy Vault will enter into the Business Combination, including the Merger. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

Conversion of Securities

Immediately prior to the Effective Time, Energy Vault shall cause each share of Energy Vault Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Energy Vault Common Stock at the then effective conversion rate as calculated pursuant to Energy Vault’s amended and restated certificate of incorporation. All of the shares of Energy Vault Preferred Stock converted into shares of Energy Vault Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Energy Vault Preferred Stock shall thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, Energy Vault or the holders of any of Energy Vault’s securities:

●	Each Energy Vault Restricted Share will be cancelled and automatically converted into the right to receive the number of shares of Combined Company Common Stock equal to the Exchange Ratio; provided, however, that each share of Combined Company Common Stock issued in exchange for Energy Vault Restricted Shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Energy Vault Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Energy Vault Restricted Shares;
●	All shares of Energy Vault Common Stock and Energy Vault Preferred Stock held in the treasury of Energy Vault shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

●	Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;
●	Each Energy Vault Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed, converted and/or substituted into Exchanged Option equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Energy Vault Common Stock subject to such Energy Vault Option immediately prior to the Effective Time and (y) the Exchange Ratio, and at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Energy Vault Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Energy Vault Option immediately prior to the Effective Time;
●	Each Energy Vault RSU that is outstanding immediately prior to the Effective Time shall be assumed, converted and/or substituted by Novus into a Converted RSU Award. Each Converted RSU Award will represent the right to acquire that number of shares of Combined Company Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Energy Vault Common Stock subject to the Energy Vault RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Energy Vault RSU award immediately prior to the Effective Time; and
●	No certificates or scrip or shares representing fractional shares of Combined Company Common Stock shall be issued upon the exchange of Energy Vault Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Combined Company Common Stock. In lieu of any fractional share of Combined Company Common Stock to which each holder of Energy Vault Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Combined Company Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Subject to certain exceptions, during the period between the Closing and the third anniversary of the Closing, holders of Energy Vault Common Stock and Energy Vault Equity Awards as of immediately prior to the Effective Time are eligible to receive up to 9,000,000 additional Combined Company Common Stock in the aggregate in three equal tranches of 3,000,000 Earn Out Shares, respectively, upon the occurrence of Triggering Event I, Triggering Event II and Triggering Event III, respectively.

Additionally, at the Closing, an aggregate of approximately 10,000,000 shares of Novus common stock will be issued in connection with the PIPE.

Closing; Effective Time

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties, and will be effective as of the Effective Time. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.

The Effective Time shall occur as promptly as practicable but in no event later than three business day after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing).

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Novus, Merger Sub and Energy Vault relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by Energy Vault to Novus and Merger Sub relating to a number of matters, including the following:

●	organization and qualification; subsidiaries;
●	certificate of incorporation and bylaws;
●	capitalization;
●	authority relative to the Business Combination Agreement;
●	no conflict; required filings and consents;
●	permits; compliance;
●	financial statements;
●	absence of certain changes or events;
●	absence of litigation;
●	employee benefit plans;
●	labor and employment matters;
●	real property; title to assets;
●	intellectual property;
●	taxes;
●	environmental matters;
●	material contracts;
●	insurance;
●	board approval, vote required;
●	customers and suppliers;
●	certain business practices;
●	interested party transactions;

●	Exchange Act;
●	brokers; and
●	exclusivity of the representations and warranties made by Energy Vault.

The Business Combination Agreement contains representations and warranties made by Novus and Merger Sub to Energy Vault relating to a number of matters, including the following:

●	corporate organization;
●	organizational documents;
●	capitalization;
●	authority relative to the Business Combination Agreement;
●	no conflict; required filings and consents;
●	compliance;
●	SEC filings; financial statements; Sarbanes-Oxley Act;
●	absence of certain changes or events;
●	absence of litigation;
●	board approval; vote required;
●	no prior operations of Merger Sub;
●	brokers;
●	Novus Trust Account;
●	employees;
●	taxes;
●	the listing of Combined Company Common Stock, Novus Warrants and Novus Units; and
●	PIPE investment.

Conduct of Business Pending the Merger

Energy Vault has agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will, and cause its subsidiaries to, conduct their business in the ordinary course of business consistent with past practice. Energy Vault has also agreed to and cause its subsidiaries to use their best efforts to preserve substantially intact their current business organization, keep available the services of their current officers, key employees, and consultants, and preserve the existing relations with their customers, suppliers, and any other significant business relations.

In addition to the general covenants above, Energy Vault has agreed that during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it and its subsidiaries will not, directly or indirectly, without the prior written consent of Novus (which may not be unreasonably conditioned, withheld or delayed):

●	change or amend the organizational documents of Energy Vault or its subsidiaries;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Energy Vault or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Energy Vault or its subsidiaries, provided that the consent of Novus shall not be required with respect to (1) the exercise or settlement of any Energy Vault Options or grants of Energy Vault Options or Energy Vault share awards in the ordinary course of business and the issuance of shares of Energy Vault Common Stock (or other class of equity security of Energy Vault, as applicable) pursuant to the terms of the Energy Vault Preferred Stock or any Energy Vault share awards, and (2) the issuance or sale of any class of capital stock of Energy Vault or its subsidiaries other than the Series C Interim Convertible Preferred Stock (an “Energy Vault Permitted Interim Financing”) or (B) any material assets of any Energy Vault or its subsidiaries;
●	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
●	(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1 million of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, provided that the incurrence of Energy Vault Permitted Interim Financing shall not require the consent of Novus;
●	(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Energy Vault or its subsidiaries (or their respective beneficiaries or dependents) as of the date of the Business Combination Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that Energy Vault and its subsidiaries may (1) increase base compensation of current directors, officers, employees or consultants as provided for in the Business Combination Agreement or Business Combination documents, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents, (3) change the title of its employees in the ordinary course of business consistent with past practice, (4) enter into a new employment agreement or provide base compensation and incentives and benefits in the ordinary course of business consistent with past practice to any employee or consultant hired after the date of the Business Combination Agreement who will be making in excess of $200,000 and (5) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents or put in place in the ordinary course of business for any employee or consultant hired after the date of the Business Combination Agreement that will be making less than $200,000 per annum;

●	other than as required by law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents or that Energy Vault or its subsidiaries are not prohibited from entering into after the date of the Business Combination Agreement, grant any severance or termination pay to, any director or officer of Energy Vault or its subsidiaries;
●	adopt, amend and/or terminate any material plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;
●	materially amend, other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;
●	(A) amend any material tax return, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes
●	materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Energy Vault’s material rights thereunder, in each case in a manner that is adverse to Energy Vault or its subsidiaries, except in the ordinary course of business;
●	enter into any contract, agreement or arrangement that obligates Energy Vault or its subsidiaries to develop any intellectual property related to the business of Energy Vault or its subsidiaries or their products, other than where the results of Energy Vault or its subsidiaries’ performance would be intellectual property owned by Energy Vault or its subsidiaries;
●	intentionally permit any material item of intellectual property owned by Energy Vault or its subsidiaries to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by Energy Vault and its subsidiaries; or
●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Novus has agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will conduct ordinary course of operations of Novus and Merger Sub in a manner consistent with past practice. In addition, Novus has agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will not, and will cause Merger Sub not to, directly or indirectly, without the prior written consent of Energy Vault (which may not be unreasonably withheld, conditioned or delayed):

●	change or amend the organizational documents of Novus or Merger Sub, or form any subsidiary of Novus other than Merger Sub;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the Novus organizational documents;
●	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Novus Common Stock or Novus Warrants except for redemptions from the Trust Account that are required pursuant to the Novus organizational documents;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Novus or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Novus or Merger Sub, and in connection with a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;
●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
●	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Novus, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;
●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;
●	(A) amend any material tax return, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;
●	(A) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or consultant or (B) grant any increase in the compensation incentives or benefits payable to any current or former director, officer or employee of Novus or Merger Sub.
●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Novus or Merger Sub;
●	amend the Trust Agreement or any other agreement related to the Trust Account; or
●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Proxy Statement/Prospectus

As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, Novus, with the assistance of Energy Vault, as reasonably requested by Novus, agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Novus relating the special meeting of Novus’s stockholders to be held to consider approval and adoption of the Stockholder Proposals.

Novus’s Stockholders’ Meetings; Merger Sub Stockholder’s Approval; Energy Vault’s Stockholders’ Written Consent

Novus has agreed to call and hold the special meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC for the purpose of voting solely upon the Stockholder Proposals, and Novus shall use its reasonable best efforts to hold the special meeting of stockholders as soon as practicable following the clearance of this proxy statement/prospectus by the SEC; provided, that Novus may postpone or adjourn the special meeting of stockholders on one or more occasions for up to 30 days in the aggregate upon the good faith determination by Novus’s board of directors that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Stockholder Proposals or otherwise take actions consistent with Novus’s obligations pursuant to the Business Combination Agreement. Novus has agreed, through Novus’s board of directors, to recommend to its stockholders that they approve the Stockholder Proposals contained in this proxy statement/prospectus and shall include the recommendation of Novus’s board of directors in this proxy statement/prospectus.

Energy Vault has agreed to seek the Written Consent and deliver it to Novus within as soon as reasonably practicable and in any event within 48 hours after this registration statement of which this proxy statement/prospectus forms a part. In the event Energy Vault determines that it cannot obtain the Written Consent, Energy Vault has agreed to call and hold a meeting of its Stockholders for the purpose of voting solely upon the adoption of the Business Combination Agreement, the Merger and the transactions contemplated by the Business Combination Agreement.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement Energy Vault shall not take, nor shall it permit any of its controlled affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Novus, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of Energy Vault, recapitalization or similar transaction, in each case other than (i) the Business Combination, (ii) any purchase of shares of Novus Common Stock in any PIPE, or (iii) any issue of shares of Energy Vault Preferred Stock, Energy Vault Common Stock or any Energy Vault Interim Period Convertible Notes or other indebtedness convertible into or securities exercisable for any such Energy Vault Preferred Stock, Energy Vault Common Stock permitted without the consent of Novus in accordance with the Business Combination Agreement, including in any Energy Vault Permitted Interim Financing (an “Energy Vault Business Combination Proposal”) other than with Novus, its stockholders and their respective affiliates and representatives or the investors in the PIPE with respect to the PIPE; provided that the foregoing shall not apply to, or restrict Energy Vault from soliciting, structuring, entering into or consummating an Energy Vault Permitted Interim Financing. In addition, Energy Vault shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Energy Vault Business Combination Proposal.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, Novus shall not, nor shall Novus permit any of its controlled affiliates or representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Energy Vault, its stockholders and/or any of their affiliates or representatives), concerning any merger, purchase of ownership interests or assets of Novus, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Novus’s organizational documents), in each case, other than the Business Combination (a “Novus Business Combination Proposal”). In addition, Novus shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Novus Business Combination Proposal.

Stock Exchange Listing

Novus will use its reasonable best efforts to cause the Combined Company Common Stock to be approved for listing on NYSE at the Closing. During the Interim Period, Novus shall use its reasonable best efforts to keep the Novus Common Stock and Novus Warrants listed for trading on NYSE.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

●	Energy Vault and Novus providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;
●	Certain employee benefit matters including the establishment of an equity incentive award plan, to be effective after the Closing;
●	Director and officer indemnification;

●	Prompt notification of certain matters;
●	Energy Vault and Novus using reasonable best efforts to consummate the Business Combination and Novus using reasonable best efforts to consummate the PIPE;
●	Public announcement relating the Business Combination;
●	Agreement relating to the intended tax treatment of the Business Combination;
●	Cooperation regarding any filings required under the HSR Act;
●	The delivery by Energy Vault of PCAOB Audited Financials not later than 21 days from the date of the Business Combination Agreement;
●	Novus and Merger Sub name change and ticker symbol change; and
●	Novus making disbursements from the Trust Account.

Conditions to Closing

Mutual

The obligations of Energy Vault, Novus and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	The Energy Vault Requisite Approval in favor of the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement, shall have been obtained;
●	The Stockholder Proposals shall have been approved and adopted by the requisite affirmative vote of Novus’s stockholders in accordance with the proxy statement/prospectus, the DGCL, the Novus organizational documents and the rules and regulations of NYSE;
●	The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
●	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;
●	All required filings under the HSR Act shall have been completed and any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;
●	All consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all governmental authorities;
●	The sale and issuance by Novus of Novus Common Stock in an aggregate amount required under the Business Combination Agreement shall have been consummated in accordance with the terms of the Subscription Agreements; and
●	The listing of shares of Combined Company Common Stock on NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

Novus and Merger Sub

The obligations of Novus and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

●	Certain of the representations and warranties of Energy Vault contained in the sections titled (a) ”Organization and Qualification; Subsidiaries,” (b) ”Capitalization,” (c) ”Authority Relative to the Business Combination Agreement” and (d) ”Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Energy Vault contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Energy Vault, Novus, Merger Sub or any of their respective affiliates. The other representations and warranties of Energy Vault contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;
●	Energy Vault shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	Energy Vault shall have delivered to Novus a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;
●	No Company Material Adverse Effect shall have occurred during the Interim Period;
●	Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the Energy Vault’s board of directors, as required pursuant to the Business Combination Agreement, shall have executed written resignations effective as of the Effective Time;
●	All parties to the Registration Rights Agreement (other than Novus and the Founders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Registration Rights Agreement duly executed by all such parties;
●	All parties to the Lock-up Agreements (other than Novus and the Founders party thereto) proposed to be entered into in connection with Closing shall have delivered, or cause to be delivered, to Novus copies of the Lock-up Agreements duly executed by all such parties;
●	On or prior to the Closing, Energy Vault shall have delivered to Novus in a form reasonably acceptable to Novus, dated as of the Closing Date, a properly executed certification that shares of Energy Vault are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Novus with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

●	As of the Closing, after consummation of the PIPE and after distribution of the trust fund,deducting all amounts to be paid pursuant to the exercise of redemption rights, Novus shall have cash on hand equal to or in excess of $170.0 million (for the avoidance of doubt, such cash shall be determined prior to the payment of any transaction fees, costs and expenses paid or required to be paid by Novus prior to Closing and the payment of such fees, costs and expenses shall be paid or payable out of such cash on hand);
●	All loans between Energy Vault and any person who shall serve as a director or officer of the Combined Company shall have been paid off in full
●	Energy Vault shall have delivered to Novus the PCAOB Audited Financials.

Energy Vault

The obligations of Energy Vault to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

●	Certain of the representations and warranties of Novus and Merger Sub contained in the sections titled (a) “Corporate Organization,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Novus and Merger Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Energy Vault, Novus, Merger Sub or any of their respective affiliates. The other representations and warranties of Novus and Merger Sub contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Novus Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Novus Material Adverse Effect;
●	Novus and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	Novus shall have delivered to Energy Vault a customary officer’s certificate (signed by the President of Novus), dated the date of the Closing, certifying as to the satisfaction of certain conditions;
●	No Novus Material Adverse Effect shall have occurred during the Interim Period;
●	Novus shall have delivered or caused to be delivered a copy of the Registration Rights Agreements duly executed by Novus and the Novus Initial Stockholders party thereto;
●	Novus shall have delivered or caused to be delivered a copy of the Sponsor Restricted Stock Agreement duly executed by Novus and the Novus Initial Stockholders party thereto; and

●	Novus shall have made all necessary and appropriate arrangements with the trustee to have all of the funds from the Trust Account disbursed to Novus immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Novus in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Novus’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by Novus’s Stockholders, respectively, as follows:

●	By mutual written consent of Novus and Energy Vault;
●	By Novus or Energy Vault, if (i) the Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated pursuant to this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date, and, in the event that any law is enacted after the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination transactions, including the Merger; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by Novus’s stockholders;
●	By Energy Vault if there is a Terminating Novus Breach; provided that Energy Vault has not waived such Terminating Novus Breach and Energy Vault is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, Energy Vault may not terminate the Business Combination Agreement under this section for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Energy Vault to Novus;
●	By Novus if (i) Energy Vault has failed to deliver the requisite approval of Energy Vault’s stockholders of the adoption of the Merger to Novus within ten business days of the Registration Statement becoming effective; or (ii) there is a Terminating Energy Vault Breach; provided that Novus has not waived such Terminating Energy Vault Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Energy Vault Breach is curable by Energy Vault, Novus may not terminate the Business Combination Agreement under this provision for so long as Energy Vault continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Novus to Energy Vault.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Business Combination transactions shall be paid by the party incurring such expenses, whether or not the Business Combination transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination

Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock and Novus Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The adoption of the Business Combination Proposal is conditioned on the approval of each of the Charter Proposals, the Equity Incentive Plan Proposal, and the NYSE Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the NYSE Proposal at the special meeting.

Recommendation of Novus’s Board of Directors

NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Registration Rights Agreement

In connection with the Closing, the Reg Rights Holders will enter into Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus will agree that, within the later of 20 business days and 30 calendar days after the closing of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the Resale Registration Statement, and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

Lock-Up Agreements

In connection with the Closing, the Founders and certain stockholders of Energy Vault will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period shall terminate upon the earlier of (i) with respect to 50% of the Lock-Up Shares, 180 days after the Closing and (ii) with respect to the remaining 50% of the Lock-Up Shares, one year after the Closing; provided however that the Lock-Up Period shall terminate 180 days after the Closing with respect to the Private Warrants and the shares of Combined Company Common Stock issuable upon exercise of the Private Warrants.

Sponsor Restricted Stock Agreement

In connection with the Closing, the Novus Initial Stockholders and certain stockholders of Energy Vault will agree, that the Restricted Shares shall be subject to the transfer restrictions set forth herein until satisfaction of the following trigger events (each, a “Triggering Event”):

(d)

808,594 Founder Shares (approximately 11.125% of the Founder Shares) shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) exceeds $12.50 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six (36) month anniversary of the Closing Date or (ii) the closing of a sale, merger, the remaining Lock-Up Shares liquidation, or exchange offer transaction after the closing date of the Business Combination which results in the stockholders of the Combined Company having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $12.50 per share.

(e)

808,594 Founder Shares (approximately 11.125% of the Founder Shares) shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) exceeds $15.00 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six (36) month anniversary of the Closing Date or (ii) the closing of a sale, merger, the remaining Lock-Up Shares liquidation, or exchange offer transaction after the closing date of the Business Combination which results in the stockholders of the Combined Company having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $15.00 per share.

(f)

3,234,375 Founder Shares (approximately 66 2/3% of the 67.5% of the Founder Shares not subject to Section 2 or Section 4.1(a) or (b) above, (or 45.0% of the Founder Shares), shall be subject to forfeiture (the “Forfeiture Percentage”)

proportionately with redemptions of cash from the Trust Account held by the Trustee in excess of $25,000,000. The Forfeiture Percentage shall be calculated by (1) dividing (A) the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 by (B) $287,500,000 and then (2) multiplying the quotient obtained in subsection (c)(1) by 45.0% of the Founder Shares.

For example, if holders of SPAC shares redeem a number of shares which reduces the cash in the Trust Account by $25,000,000 plus 25% of $287,500,000, (i.e. reduces the Trust Account by $96.875 million) the Founder Shares would be treated as follows:

$71,875,000 = 25% the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 (based on $96,875,000 total redeemed from the Trust Account)

$71,875,000/$287,500,000 = 25% (45.0% of 75% of the Founder Shares impacted negatively by 25%, which is the Forfeiture Percentage).

45.0% of the Founder Shares would be reduced by the Forfeiture Percentage of 25% (i.e., 11.25% of the Founder Shares would be forfeited).

The remaining 1,617,187 Founder Shares (approximately 22.5% of the Founder Shares) are not Restricted Shares and are not subject to the vesting restrictions or forfeiture provisions set forth in clauses (a)-(c) above.

Stockholder Support Agreement

On September 8, 2021, Energy Vault and certain stockholders of Energy Vault entered into the Stockholder Support Agreement pursuant to which such stockholders agreed to vote all of their shares of Energy Vault Common Stock and Energy Vault Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of Energy Vault Common Stock and Energy Vault Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Sponsor Support Agreement

On September 8, 2021, Novus, Energy Vault and the Founders entered into the Sponsor Support Agreement pursuant to which the Founders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Founders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock or Founder Shares (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on September 8, 2021, Novus entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell to the Subscribers the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $100,000,050 in the PIPE. The Subscribers include Palantir Technologies Inc. (“Palantir”) who has agreed to invest $8.5 million in the PIPE. On September 3, 2021, Palantir and Energy Vault entered into an agreement  (the “Software Agreement”) under which Energy Vault has agreed to purchase a Palantir Foundry cloud subscription (which provides advanced data analytics capability), including support services, updates and related professional services, from Palantir for $7.5 million payable over a term of two and a half years, beginning on December 1, 2021. Energy Vault may terminate the Software Agreement by giving written notice to Palantir within 20 business days of (a) the final expiration of termination of the Subscription Agreement with Palantir before the consummation of such agreement or (b) the failure of the Business Combination to close for any reason. In the event of a termination, Energy Vault shall only owe fees incurred under the Software Agreement before the effective date of termination and any fees relating to infrastructure costs incurred before the effective date of termination.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.

Pursuant to the Subscription Agreements, Novus agreed that, within the later of 20 business days and 30 calendar days after the consummation of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the PIPE Resale Registration Statement, and Novus shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Novus that it will “review” the PIPE Resale Registration Statement) following the Closing and (ii) the 10th business day after the date Novus is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION

The following is a discussion of certain U.S. federal income tax consequences for (i) holders of Novus Common Stock that elect to have their Novus Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of Energy Vault Common Stock who exchange their Energy Vault Common Stock for Novus Common Stock in the Business Combination. This discussion applies only to shares of Novus Common Stock and Energy Vault Common Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of Novus Common Stock, the discussion is applicable only to holders who purchased Novus Common Stock in the IPO.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons subject to the alternative minimum tax;
●	persons holding Novus Common Stock or Energy Vault Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;
●	banks, insurance companies and other financial institutions;
●	brokers, dealers or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	persons that acquired Novus Common Stock or Energy Vault Common Stock through the exercise of an option or otherwise as compensation;
●	persons that actually or constructively own 5% or more of Novus Common Stock or Energy Vault Common Stock by vote or value;
●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
●	tax-exempt organizations or governmental organizations;
●	persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	mutual funds, regulated investment companies (RICs) or real estate investment trusts (REITs);
●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Novus Common Stock or Energy Vault Common Stock, as the case may be, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or
●	an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Novus Common Stock or Energy Vault Common Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain U.S. Federal Income Tax Considerations of the Redemption to the Holders of Novus Common Stock

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of Novus Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Novus has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Holders of Novus Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Novus Common Stock as described in this section. Novus did not and will not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the Redemption.

U.S. Holders

Redemption of Novus Common Stock. In the event that a U.S. holder’s Novus Common Stock is redeemed pursuant to the redemption provisions described in the section titled “The Special Meeting of Novus’s Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Novus Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Novus Common Stock, the U.S. holder will be treated as described under “—U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Novus Common Stock”

below. If the redemption does not qualify as a sale of the Novus Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Novus’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Novus’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Novus’s shares outstanding both before and after the redemption. The redemption of Novus Common Stock generally will be treated as a sale of the Novus Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by such holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Novus Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Novus stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Novus’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Novus Common Stock must, among other requirements, be (i) less than 80% of the percentage of Novus’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Novus Common Stock and the shares of Novus Common Stock to be issued pursuant to the Business Combination), and (ii) less than 50% of Novus’s total combined voting power. There will be a complete termination of a U.S. holder’s interest in Novus if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Novus Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Novus. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Novus will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Novus Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Novus Common Stock. If the redemption qualifies as a sale of Novus Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its redeemed Novus Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received, and a U.S. holder’s adjusted tax basis in its Novus Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Novus Common Stock so disposed of exceeds one year. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate (up to a maximum rate of 20%). It is unclear, however, whether the redemption rights with respect to the Novus Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Novus Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Novus Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Novus Common Stock as described under “—U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Novus Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) Novus pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Novus pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Novus Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Novus Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Medicare Tax on Net Investment Income

Non-corporate U.S. holders whose income exceeds certain thresholds generally will be subject to 3.8% surtax on their “net investment income” (which generally includes, among other things, dividends on, and capital gain from the sale or other taxable disposition of, the Novus Common Stock). Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of the Novus Common Stock.

Non-U.S. Holders

Redemption of Novus Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Novus Common Stock pursuant to the redemption provisions described in the section titled “The Special Meeting of Novus’s Stockholders — Redemption Rights” generally will be as described below under “—Non-U.S. Holders — Gain on Redemption Treated as a Sale of Novus Common Stock” and “—Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Novus Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Novus Common Stock, unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Novus Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. holders. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Novus Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Novus Common Stock (Novus would be treated as a buyer with respect to a redemption of Novus Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Novus believes that it is not, and has not been at any time since our formation, a United States real property holding corporation and Novus does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Novus Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Novus’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Novus’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Novus Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Novus Common Stock and will be treated as described under “—Non-U.S. Holders — Gain on Redemption Treated as a Sale of Novus Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of Novus Common Stock) on Novus Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person, and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Novus Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Novus Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Novus Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Novus Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of Novus Common Stock on or after January 1, 2019, proposed Treasury regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Novus Common Stock.

HOLDERS CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Federal Income Tax Considerations of The Business Combination for Energy Vault’s Stockholders

The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their Energy Vault Common Stock for Novus Common Stock in the Business Combination. This discussion applies only to Energy Vault Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects for holders of Energy Vault Common Stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither Novus nor Energy Vault has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Characterization of the Business Combination

Each of Novus, Merger Sub, and Energy Vault intend, that, for U.S. federal income tax purposes, the Business Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of Novus, Merger Sub, and Energy Vault agrees to use its respective reasonable best efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take, any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of Novus, Merger Sub, and Energy Vault agrees, except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, to not take any position or action inconsistent with the intended tax treatment (whether in audits, tax returns or otherwise). Consistent with the Business Combination Agreement, Energy Vault intends to file its tax returns consistent with the Business Combination being treated as a reorganization pursuant to Section 368(a) of the Code (and the following discussion assumes that each holder of Energy Vault Common Stock will report consistently therewith).

The following discussion assumes that the Earn Out Shares will be treated as consideration that can be received on a tax-deferred basis under the reorganization provisions of the Code, as opposed to taxable “boot.” If the Earn Out Shares are treated as taxable “boot,” the tax consequences described below could be materially different, including both U.S. and Non-U.S. holders being required to recognize gain or loss with respect to the Earn Out Shares and Non-U.S. Holders also being subject to withholding. Holders of Energy Vault Common Stock should consult their own tax advisors as to the consequences of the possible receipt of any Earn Out Shares, including the application of the installment sale rules.

U.S. Federal Income Tax Consequences for U.S. Holders

If the Business Combination qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of Energy Vault Common Stock will be as follows:

●	a U.S. holder will not recognize gain or loss upon the exchange of Energy Vault Common Stock for Novus Common Stock pursuant to the Business Combination (except with respect to any Earn Out Shares treated as imputed interest which will be taxable upon receipt as ordinary income as described below);
●	a U.S. holder’s aggregate tax basis for the shares of Novus Common Stock received in the Business Combination (including any Earn Out Shares received, other than any Earn Out Shares that represent imputed interest as described below) will generally equal the U.S. holder’s aggregate tax basis in the shares of Energy Vault Common Stock surrendered in the Business Combination;
●	the holding period of the shares of Novus Common Stock received by a U.S. holder in the Business Combination (including any Earn Out Shares received, other than any Earn Out Shares that represent imputed interest as described below) will include the holding period of the shares of Energy Vault Common Stock surrendered in exchange therefor; and
●	a portion of any Earn Out Shares a U.S. holder receives pursuant to the Business Combination six months or more after the Closing will be taxable upon receipt as imputed interest and as ordinary income, even though there will not be any corresponding receipt of cash. A U.S. holder’s basis in any such Earn Out Shares treated as imputed interest will equal the fair market value of such shares on the date of receipt and the U.S. holder’s holding period in such Earn Out Shares will begin on the day following the date of receipt.

In addition, for purposes of the above discussion regarding the determination of the basis and holding periods for shares of Novus Common Stock received in the Business Combination, U.S. holders who acquired different blocks of Energy Vault Common Stock at different times for different prices must calculate their basis and holding period in their shares of Energy Vault Common Stock separately for each identifiable block of such stock exchanged in the Business Combination.

Each U.S. holder who receives shares of Novus Common Stock in the Business Combination is generally required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, certain information reporting requirements may apply to U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of Energy Vault, or Energy Vault “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million.

If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of Energy Vault Common Stock for shares of Novus Common Stock equal to the difference between the fair market value, at the time of the exchange, of the Novus Common Stock received in the Business Combination (including any cash or property other than Novus Common Stock received in the Business Combination) and such U.S. holder’s tax basis in the shares of Energy Vault Common Stock surrendered in the Business Combination. For these purposes, the share of the total consideration received by a holder of Energy Vault Common Stock will include his, her or its pro rata portion of the Earn Out Shares, generally based on the fair market value of the right to receive the Earn Out Shares as of the Closing unless such fair market value is not reasonably ascertainable, in which case payments of the Earn Out Shares would be taken into account when made or deemed made in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. The Earn Out Shares should generally be eligible for installment sale reporting and a portion of any such deferred payments would be subject to the imputed interest rules similar to those described above and may be subject to an additional interest charge. The amount and timing of any gain recognition would depend, in part, upon whether the installment method of reporting is applied to the receipt of Earn Out Shares. Holders should consult their tax advisors regarding the advisability of electing out of the installment method in light of their particular circumstances. Such gain or loss would be long-term capital gain or loss if the Energy Vault Common Stock was held for more than one year at the time of the Business Combination. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate (up to a maximum rate of 20%). In addition, the U.S. holder’s aggregate tax basis in the shares of Novus Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of Novus Common Stock would commence the day after the closing of the Business Combination. Under current law, the deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of Energy Vault Common Stock will generally be the same as for U.S. holders except as noted below.

Non-U.S. holders will not be subject to U.S. federal income tax in connection with the Business Combination unless the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or
●	Energy Vault is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held Energy Vault Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. holders. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s Energy Vault Common Stock as a result of the Business Combination would generally be subject to tax at applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Energy Vault believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither Energy Vault nor Novus expects to be a United States real property holding corporation immediately after the Business Combination is completed.

Notwithstanding the foregoing, a Non-U.S. holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earn Out Shares treated as imputed interest.

In view of the complexities relating to the U.S. income tax consequences of the Business Combination for Non-U.S. holders of Energy Vault Common Stock, such Non-U.S. holders are strongly urged to consult their own tax advisors regarding the U.S. (and foreign) income tax consequences with respect thereto.

HOLDERS OF ENERGY VAULT COMMON STOCK SHOULD CONSULT, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

PROPOSAL NO. 2 — THE CHARTER PROPOSALS

Overview

If the Business Combination is consummated, Novus will replace the Existing Certificate of Incorporation with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B. In the judgment of Novus’s board of directors, adoption of the Proposed Certificate of Incorporation is necessary to adequately address the needs of the Combined Company.

The Charter Proposals are comprised of the following amendments to the Existing Certificate of Incorporation:

2a. Name Change Charter Amendment — to change Novus’s name to “Energy Vault Holdings, Inc.;”

2b. Common Stock Reclassification Amendment — to eliminate the Class B Common Stock classification and provide for a single class of common stock;

2c. Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine;

2d. Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the bylaws and certain specified provisions of the certificate of incorporation to 662∕3%; and

2e. Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

The following table sets forth a summary of the principal proposed changes and the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation

Name Change	Novus’s current name is Novus Capital Corporation II.	Under the Proposed Certificate of Incorporation, the Combined Company’s name will be Energy Vault Holdings, Inc.
Authorized Shares of Common Stock: Elimination of Novus Class B Common Stock	The Existing Certificate of Incorporation authorizes the issuance of up to 500,000,000 shares of Novus Common Stock and 20,000,000 shares of Novus Class B Common Stock.	The Proposed Certificate of Incorporation will authorize the issuance of up to 500,000,000 shares of Combined Company Common Stocks and will eliminate the Novus Class B Common Stock.

The Existing Certificate of Incorporation contains certain anti-dilution provisions relating to the Novus Class B Common Stock and requires the affirmative vote of the holders of a majority of the outstanding shares of Novus Class B Common Stock to make any amendment that would alter or change the powers, preferences or other rights of the Holders of Novus Class B Common Stock. The Existing Certificate of Incorporation allows Novus Stockholders to take action by written consent, but only with respect to Novus Class B Common Stock.

Due to the elimination of the Novus Class B Common Stock, the Proposed Certificate of Incorporation will provide that no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action shall be taken by the stockholders by written consent

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation

Corporate Opportunity Amendment	The Existing Certificate of Incorporation limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.
Amendment of Voting Threshold for Charter Amendment

During the Target Business Acquisition Period (as defined in the Existing Certificate of Incorporation), an amendment of Article VI requires the approval of the holders of a majority of the then outstanding shares of Novus Common Stock and Novus Class B Common Stock, voting together as a single class. The Existing Certificate of Incorporation is otherwise silent on the requirements for a minimum vote to amend the charter.

The Proposed Certificate of Incorporation will provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

Amendment of Voting Threshold for Bylaws Amendment	The Existing Certificate of Incorporation is silent on the requirements for a minimum vote to amend the bylaws.

The Proposed Certificate of Incorporation will provide that any amendment to the Combined Company’s bylaws will require the approval of the holders of at least 66 2/3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

Provisions Specific to a Blank Check Company

Under the Existing Certificate of Incorporation, Article Sixth sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination.

The Proposed Certificate of Incorporation will not include these blank check company provisions because, upon consummation of the Business Combination, Novus will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of Novus and the terms governing Novus’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

Reasons for the Amendments to the Existing Certificate of Incorporation

Name Change

Changing the post-combination corporate name from “Novus Capital Corporation II” to “Energy Vault Holdings, Inc.” is desirable to reflect the business combination with Energy Vault and to clearly identify the Combined Company as the publicly traded entity. Additionally, Novus’s board of directors believes the name of the Combined Company should more closely align with the name of the existing operating business of Energy Vault.

Elimination of Class B Common Stock

The Existing Certificate of Incorporation contains provisions regarding the conversion of Novus Class B Common Stock and anti-dilution protections in respect of Novus Class B Common Stock. The Existing Charter also requires the affirmative vote of the holders of a majority of the shares of Novus Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Novus Class B Common Stock. The Proposed Certificate of Incorporation eliminates Novus Class B Common Stock and any rights of holders thereof. Following the merger, all shares of Novus Class B Common Stock will have converted into Novus Common Stock and the protections afforded the Novus Class B Common Stock while Novus was a special purpose acquisition company will no longer be necessary. Novus’s board of directors believes that the provisions relating to the Novus Class B Common Stock will no longer be relevant to the Combined Company and should be eliminated.

Under the Existing Certificate of Incorporation, only holders of Novus Class B Common Stock are entitled to take action by written consent pursuant to Section 228 of the DGCL. The Proposed Certificate of Incorporation eliminates the Novus Class B Common Stock and provides that no holders of Novus Common Stock shall be entitled to take action by written consent pursuant to Section 228 of the DGCL. The elimination of stockholder written consents prevent a controlling stockholder or group of stockholders from amending the Proposed Certificate or bylaws of the Combined Company or removing directors without calling a special meeting of the stockholders and waiting the notice periods determined by the Combined Company Board pursuant to the bylaws prior to taking any such action. This guarantees that stockholders are given sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Corporate Opportunity Amendment

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122 (17) of the DGCL expressly permits Delaware corporations, such as Novus, to renounce any interest or expectancy of the corporation in certain business opportunities. The Existing Certificate currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Certificate will be silent on the issue of the application of the doctrine of corporate opportunity.

Charter Amendment

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Certificate is intended to protect key provisions of the Proposed Certificate from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Bylaws Amendment

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to the Combined Company’s bylaws is intended to protect key provisions of the Combined Company’s bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to Novus’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate does not include the requirement to dissolve the Combined Company after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Novus’s board of directors believes it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in the Existing Certificate require that proceeds from Novus’s IPO be held in the trust account until a business combination or liquidation of Novus has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate.

Vote Required for Approval

Each of Charter Proposals 2a through 2e will be approved and adopted if the holders of a majority of all outstanding shares of Novus Common Stock and Novus Class B Common Stock entitled to vote thereon, voting as a single class, and a majority of all of the outstanding shares of Novus Class B Common Stock voting separately as a single class at the special meeting vote “FOR” such respective Charter Proposals. Each of Charter Proposals 2a through 2e needs to be approved in order for the Charter Proposals to be approved.

Adoption of the Charter Proposals is conditioned on the approval of the Business Combination Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the NYSE Proposal at the special meeting.

Recommendation of Novus’s Board of Directors

NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS 2A THROUGH 2E.

PROPOSAL NO. 3 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Prior to the consummation of the Business Combination, Novus’s board of directors is expected to approve and adopt, subject to Novus stockholder approval, the 2021 Plan. If the 2021 Plan is approved by stockholders, the Combined Company will be authorized to grant equity awards to eligible service providers upon consummation of the Business Combination (the “Business Combination Date”). A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex C. Novus’s board of directors is still in the process of developing, approving and implementing the 2021 Plan and, accordingly, there can be no assurance that the 2021 Plan will be implemented or will contain the terms described below. Our stockholders are being asked to approve the 2021 Plan as presented.

Purpose of the 2020 Plan

The purpose of the 2021 Plan is to attract, retain, incentivize and reward service providers who will contribute to the Combined Company’s success. Novus believes that equity compensation is critical in attracting and retaining top talent and will help focus them on the creation of long-term value consistent with the interests of Novus’s stockholders.

Reasons for the Approval of the Equity Incentive Plan Proposal

Stockholder approval of the 2021 Plan is necessary in order for Novus to (a) meet the stockholder approval requirements of The New York Stock Exchange and (b) grant incentive stock options (“ISOs”). Stockholders are also being asked to approve an annual limitation on the compensation paid to non-employee directors.

Consequences if the 2021 Plan Proposal is Not Approved

If the Equity Incentive Plan Proposal is not approved by Novus’s stockholders, the 2021 Plan will not become effective and the Combined Company will not be able to grant equity awards under the 2021 Plan. Novus believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Equity Incentive Plan Proposal is not approved.

Material Terms of the 2021 Plan

The material terms of the 2021 Plan, as currently contemplated by Novus’s board of directors, are summarized below. This summary, however, is not intended to be a complete description of the 2021 Plan and is qualified in its entirety by reference to the complete text of the 2020 Plan, which is attached to this proxy statement/prospectus as Annex C. To the extent there is a conflict between the terms of this summary and the 2021 Plan, the terms of the 2021 Plan will control. As noted above, Novus’s board of directors is in the process of developing, approving and implementing the 2021 Plan and, accordingly, there can be no assurance that the 2021 Plan will be implemented or will contain the terms described below. Accordingly, this summary is subject to change. Novus’s stockholders are being asked to approve the 2021 Plan as presented.

Types of Awards.    The 2021 Plan provides for the grant stock options, which may be ISOs or non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares and restricted stock units (“RSUs”), or collectively, awards.

Administration.    The 2021 Plan will be administered by the Combined Company Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “Administrator”). Subject to the terms of the 2021 Plan, the Administrator will have the complete discretion to determine the eligible individuals who are to receive awards under the plan, to determine the terms and conditions of awards granted under the 2021 Plan and to make all decisions related to the 2021 Plan and awards granted thereunder.

Share Reserve.    The number of shares of Combined Company Common Stock that may be issued under the 2021 Plan is equal to the sum of (x) [ ] shares, plus (y) up to [ ] shares subject to awards granted under the Energy Vault, Inc. 2017 Stock Incentive Plan and the Energy Vault, Inc. 2020 Stock Plan (the “Predecessor Plans”) that are outstanding on the Business Combination Date and that are subsequently forfeited, expire or lapse unexercised or unsettled or are reacquired by the Combined Company, plus (z) the annual increase in shares described below. While a maximum [ ] shares may be added to the 2021 Plan from the Predecessor Plans, since this assumes that all awards outstanding under the Predecessor Plans on the Business Combination Date will be forfeited, Novus expects the actual number of shares added to the 2021 Plan to be less.

On the first day of each fiscal year during the term of the 2021 Plan, beginning on [ ], 2022 and ending on (and including) [ ], 2031, the number of shares of Combined Company Common Stock that may be issued under the 2021 Plan will increase by a number of shares equal to the lesser of (a) [ ]% of the outstanding shares on the last day of the immediately preceding fiscal year or (b) such lesser number of shares (including zero) that the Administrator determines for purposes of the annual increase for that fiscal year.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire, the shares subject to such awards will again be available for issuance under the 2021 Plan. If stock appreciation rights are exercised or restricted stock units are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the 2021 Plan. If restricted shares or shares issued upon exercise of an option are reacquired by the Combined Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2021 Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the 2021 Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the 2021 Plan.

Shares issued under the 2021 Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the 2021 Plan.

Incentive Stock Option Limit.    No more than [ ] shares of Combined Company Common Stock may be issued under the 2021 Plan upon the exercise of ISOs.

Annual Limitation on Compensation of Non-Employee Directors.    The grant date fair value of awards granted to each non-employee director during any fiscal year of the Combined Company, together with the value of any cash compensation paid to the non-employee director during such fiscal year, may not exceed $750,000. This limit is increased to $1,000,000 in the fiscal year a non-employee director is initially appointed or elected to the board of directors. Compensation paid to an individual for services as an employee or consultant will not count towards these limitations.

Eligibility.    Employees (including officers), non-employee directors and consultants who render services to the Combined Company or a parent, subsidiary or affiliate thereof (whether now existing or subsequently established) are eligible to receive awards under the 2021 Plan. ISOs may only be granted to employees of the Combined Company or a parent or subsidiary thereof (whether now existing or subsequently established). As of [ ], 2021, and assuming closing of the Business Combination, approximately nine persons (including seven executive officers and two non-employee directors) would be eligible to participate in the 2021 Plan.

Repricing.    The Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the Administrator determines.

Stock Options.    A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the 2021 Plan, may not be less than 100% of the fair market value of the Combined Company Common Stock on the date of grant. Subject to limited exceptions an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of Combined Company Common Stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.

Stock Appreciation Rights.    A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The Administrator determines the exercise price of stock appreciation rights granted under the 2021 Plan, which may not be less than 100% of the fair market value of the Combined Company Common Stock on the date of grant. Subject to limited exceptions a stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of Combined Company Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards.    Shares of restricted stock may be issued under the 2021 Plan for such consideration as the Administrator may determine, including cash, services rendered or to be rendered to the Combined Company, promissory notes or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the Administrator. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions and conditions as the underlying shares.

Restricted Stock Units.    A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Administrator. RSUs vest at the rate determined by the Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of restricted stock units may be made in the form of cash, Combined Company Common Stock or a combination of cash and Combined Company Common Stock, as determined by the Administrator. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Administrator’s discretion and as set forth in the applicable restricted stock unit agreement, restricted stock units may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the restricted stock units to which they pertain.

Other Awards.    The Administrator may grant other awards based in whole or in part by reference to Combined Company Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the 2020 Plan. The Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure.    In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2021 Plan, the number of shares that may be added to the 2021 Plan from the Predecessor Plans, the limit on the number of shares that may be issued under the 2021 Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Corporate Transactions.    If the Combined Company is party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.

Change of Control.    The Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change of control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards.    Unless the Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination.    The Administrator may amend or terminate the 2021 Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2021 Plan will terminate automatically in 2031, 10 years after its adoption by Novus’s board of directors. Shareholder approval is not required for any amendment of the 2021 Plan, unless required by applicable law or exchange listing standards.

Certain Federal Income Tax Aspects of Awards Under the 2021 Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2021 Plan based on existing U.S. federal income tax laws as of the date of this proxy statement/prospectus. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2021 Plan should consult their own professional tax advisors concerning tax aspects of awards under the 2021 Plan. The discussion below concerning tax deductions that may become available to the Combined Company under U.S. federal tax law is not intended to imply that the Combined Company will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the 2021 Plan depend upon the type of award. Changes to tax laws following the date of this proxy statement/prospectus/consent solicitation statement could alter the tax consequences described below.

Incentive Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Nonstatutory Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an NSO. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.

Restricted Stock.    A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the cash, if any, paid for the shares. Alternatively a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Unit Awards.    In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Stock Appreciation Rights.    In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (i) the end of the Combined Company’s fiscal year in which vesting occurs or (ii) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Treatment of the Combined Company.    The Combined Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the 2021 Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the 2021 Plan. Although the Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the stockholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the Combined Company considers to be the most effective in attracting, motivating and retaining key employees.

2021 Plan Benefits

No awards will be made under the 2020 Plan until after the Business Combination Date. Because the 2021 Plan is discretionary, benefits to be received by individual participants are not determinable.

Securities Authorized for Issuance under Equity Compensation Plans

As of June 30, 2021, an aggregate of 30,000 shares were to be issued upon the exercise of outstanding options under the 2017 Plan, and an aggregate of 107,000 shares were to be issued upon the exercise of outstanding options under the 2020 Plan, which will each be assumed by the Combined Company. Following the Closing, no further grants or awards will be made under either the 2017 Plan or the 2020 Plan. The weighted-average exercise price of outstanding options under the 2017 Plan and the 2020 Plan was $4.59. As of  [ ], 2021, the market value of a share of Combined Company Common Stock is $        .

Registration with the SEC

If the 2021 Plan is approved by Novus’s stockholders, the Combined Company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after the Combined Company becomes eligible to use such form.

Interests of Novus’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of Novus’s board of directors in favor of approval of the 2021 Plan, you should keep in mind that certain of Novus’s board of directors and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to Robert J. Laikin as a director of the Combined Company. See the section titled “Proposal No. 1 — The Business Combination—Interests of Novus’s Directors and Officers in the Business Combination” for a further discussion.

Vote Required for Approval

The Equity Incentive Plan Proposal will be approved and adopted if the holders of a majority of the shares of Novus Common Stock and Novus Class B Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Equity Incentive Plan Proposal, voting together as a single class.

Adoption of the Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals and the NYSE Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the NYSE Proposal at the special meeting.

Recommendation of Novus’s Board of Directors

NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE NYSE PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

●	the issuance of 108,963,033 shares of Combined Company Common Stock to the holders of Energy Vault Common Stock plus up to an additional (i) 6,187,789 shares of Combined Company Common Stock in respect of Combined Company Options and Combined Company RSUs issued in exchange for outstanding pre-merger Energy Vault Options and Energy Vault RSUs and (ii) 9,000,000 additional Combined Company Common Stock in the aggregate as Earn Out Shares;
●	the issuance of approximately 10,000,000 shares of Combined Company Common Stock to the investors in the PIPE, which will be consummated concurrently with the Closing; and
●	the adoption of the 2021 Plan.

For further information, see the section titled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why Novus Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Novus will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of Novus prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE.

Stockholder approval of the NYSE Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, we will issue (i) up to 108,963,033 shares of Combined Company Common Stock to the holders of Energy Vault Common Stock plus up to an additional (a) 6,187,789 shares of Combined Company Common Stock in respect of Combined Company Options and Combined Company RSUs issued in exchange for outstanding pre-merger Energy Vault Options and Energy Vault RSUs and (b) 9,000,000 additional Combined Company Common Stock in the aggregate as Earn Out Shares, (ii) 10,000,005 shares of Combined Company Common Stock to the Subscribers upon the closing of the PIPE, and (iii)  issue equity awards under the 2021 Plan if such plans are approved in accordance with Proposal 3 (Equity Incentive Plan Proposal).

The issuance of the shares described above will result in significant dilution to Novus stockholders and result in Novus’s stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Novus.

Vote Required for Approval

Approval of the NYSE Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the shares of Novus Common Stock and Novus Class B Common Stock cast thereon at the special meeting, voting together as a single class. Pursuant to the NYSE rules, an abstention counts as a vote against the NYSE Proposal. Failure to vote by proxy or to vote online at the virtual special meeting will have no effect on the outcome of the vote on the NYSE Proposal.

Adoption of the NYSE Proposal is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, and the Equity Incentive Plan Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, and the Equity Incentive Plan Proposal and the NYSE Proposal at the special meeting.

Recommendation of Novus’s Board of Directors

NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NYSE PROPOSAL.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Novus’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Novus’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will Novus’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Novus’s stockholders, Novus’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Novus Common Stock and Novus Class B Common Stock represented virtually in person or by proxy and voted thereon at the special meeting vote “FOR” the Adjournment Proposal voting together as a single class. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Stockholder Proposals.

Recommendation of Novus’s Board of Directors

NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ENERGY VAULT

Unless the context otherwise requires, all references in this section to “we,” the “Company,” “us,” or “our” refer to Energy Vault and its subsidiary prior to the consummation of the Business Combination.

Company Overview

Energy Vault develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. Energy Vault’s mission is to accelerate the decarbonization of our economy through the development of sustainable and economical energy storage technologies. To achieve this, Energy Vault has designed the EVx and the Energy Vault Resiliency Center (EVRC) platforms, advanced gravity energy storage solutions that are intended to minimize environmental and supply chain risks and do not have the geological constraints of some of the energy storage technologies on the market today.

Energy Vault was founded to address one of the greatest impediments to efficient renewable energy adoption – electricity storage. Renewable energy solutions struggle to replace fossil fuel power due to intermittency of the generation source and the lack of economic and sustainable energy storage solutions. Variable renewable energy sources such as wind and solar only produce energy when the sun is shining, or when the wind is blowing. Cost-effective energy storage is required to increase the amount of electricity that can be delivered to the grid from renewable energy sources in a balanced way that supports grid integration resiliency during low generation and eliminates overgeneration and the risk of changes in energy delivery, or ramp rate. Ramp rate is measured as the percentage of change in energy delivered per second. Power plants are designed to operate within a range where the amount of energy delivered to the grid must always equal the amount of energy that is being consumed. Blackouts and other issues can result when the balance is disrupted, when the energy levels fall out of the set range due to low generation periods or high energy demand periods. The system also may become overloaded because of abrupt changes in renewable energy generation. Energy storage helps to maintain the balance of energy delivery with energy consumed and to mitigate ramp rate to stay within range and avoid blackouts or other grid resiliency problems.

Energy Vault’s gravity-based solutions are based on the well-understood physics and mechanical engineering fundamentals of pumped hydroelectric energy storage, but replace water with custom-made composite blocks, or “mobile masses”, that can be made from low-cost and locally sourced materials, including local soil, mine tailings, coal combustion residuals (coal ash), and end-of-life decommissioned wind turbine blades.

Energy Vault’s gravity-based solutions build upon the core, proven energy storage technology of pumped hydroelectric energy storage and incorporates a simplified building design that is modular, flexible and not limited by the same geological constraints of pumped hydroelectric energy storage plants. Applying the fundamental principles of gravity and potential energy, the EVx and EVRC solutions combine advanced materials science and proprietary machine-vision software to autonomously orchestrate the charge, storage, and discharge of electricity in grid-scale applications. To achieve this, Energy Vault synthesized technologies from four established industries: crane/hoist, shipping, motor/generator, and materials science. Combining potential and kinetic energy cycles, Energy Vault’s systems are automated with advanced computer control and machine vision software to create a gravity energy storage innovation designed to meet the market demand for 2-12 hours of storage duration. Energy Vault’s EVx and EVRC systems are designed to serve economically both higher power/shorter duration applications with ancillary services1 from 2-4 hours, while scaling to serve medium (4-10 hours) and long duration (ten or more hour) requirements.

Energy Vault’s storage, when combined with low-cost wind and photovoltaic solar, is designed to achieve an attractive levelized cost of energy delivered. Energy Vault’s EVx and EVRC systems can be deployed as stand-alone storage connected to the grid or alongside any generation source, such as wind or solar farms. Energy Vault is focused on enabling cost-effective renewable power on a global scale at a lower cost than existing, fully-depreciated fossil fuel plants and with high sustainability standards. The potential energy of the system can be stored with the composite blocks in the raised position for unlimited periods of time and with nearly zero expected loss of the storage capacity over time. Additionally, Energy Vault is uniquely positioned to work with traditional fossil fuel companies to help utilities and coal plant operators make a more cost-effective transition to green power by utilizing energy waste materials such as coal ash in the production of the mobile masses that charge Energy Vault’s gravity energy storage solutions.

1	Ancillary services as defined by the United States Federal Energy Regulatory Commission are those services necessary to support the transmission of electric power from seller to purchaser, given the obligations of control areas and transmitting utilities within those control areas, to maintain reliable operations of the interconnected transmission system.

The circular economy is a model of production and consumption, which involves sharing, leasing, reusing, repairing, refurbishing, and recycling existing materials and products as long as possible. In this way, the life cycle of products is extended to help minimize waste. Energy Vault has a unique approach to the circular economy which involves beneficial reuse of recyclable and energy waste materials into its sustainable production design.

In July 2020, Energy Vault completed mechanical construction of a five MW commercial demonstration unit (CDU) located in Arbedo-Castione, Switzerland based on the EV1 Tower design. In July 2020, the CDU was connected to the Swiss national electricity grid. Following the successful commercial scale deployment of the CDU, Energy Vault announced the new EVx platform in June 2021 concurrent with concurrent with its announcement of an investment in Energy Vault from Saudi Aramco Energy Ventures. EVx will offer performance enhancements designed to have 80%-85% round trip efficiency, a 35-year life, and a flexible, modular design that is 45% lower in height than the EV1 Tower design. Energy storage is designed to consume electricity, store the consumed energy, then dispatch that energy to the grid. Round trip efficiency is the ratio between the amount of energy that is delivered from the charged system and the amount of energy that was used to charge the system, expressed as a percentage. For example, a round trip efficiency of 80% means that a system is able to deliver 80% of the energy that was used to charge the system to the end user. It is important to note that no energy storage system is 100% efficient and that there is always a loss of energy in the storage/delivery process.

Industry Overview

The global increase in renewable energy generation is driving demand for energy storage. Key drivers of the renewable energy market include the need to decrease reliance on fossil fuels given ongoing growth in harmful CO2 emissions and to accelerate the shift to now affordable renewable sources that require storage to manage the intermittency of renewable generation.

Demand for clean energy is growing globally, with renewables expected to generate 90% of total energy by 2050. Energy storage deployments are expected to grow to 300 gigawatt hours by the year 2025 and at a 20% compounded annual growth rate to approximately 830 gigawatt hours by 2030. Both governmental mandates and companies focused on reducing energy use, cost and emissions will help drive the shift to renewable sources of power. Energy Vault is well-positioned to capitalize on this opportunity through competitive pricing, scalability, and environmentally-friendly attributes of its energy storage solutions.

Many utilities around the world have publicly stated their carbon emissions reduction and sustainability goals which incorporate strategies to support a circular economy. Legacy power generation and renewable technologies also have specific challenges to address such as limited availability of required geology, supply chain demand issues, environmental liability, and safety risk.

The renewable energy storage market is currently dominated by pumped hydroelectric storage, which has an approximate 90% market share. While pumped hydroelectric energy storage has proven to have long-life cycle and quick response times to deploy energy when needed, pumped hydroelectric energy storage solutions require large amounts of land, need to be located near a water source, are not scalable once built, and often use carbon-intensive materials that are harmful to the environment. pumped hydroelectric energy storage is further challenged to meet the expected market growth as there are few remaining sites available with naturally occurring low and high reservoirs, and the cost and environmental impact of creating man-made reservoirs is high.

Lithium-ion battery storage currently has an approximate 5% market share. Lithium-ion battery storage, which is also used in consumer products and electric vehicles, is a widely accepted form of utility scale energy storage. However, some chemistry of lithium-ion battery technology requires scarce raw materials (such as cobalt) for battery production which can be subject to periodic supply chain challenges and carry a high-carbon footprint for shipping and production. In addition, battery chemistries degrade over time, contain hazardous materials, are associated with disposal issues and pose safety and fire risks.

Certain other forms of renewable energy storage technology, including geothermal and flow batteries, require relatively high capital investment and have high operating costs, have relatively lower efficiency levels, are not modular, and have geological constraints. Other mechanical methods, such as compressed air, fly wheels, and other gravity-based solutions, generally have high carbon footprints, are dependent on specific land topography and/or underground geology, have lower efficiency, have high operating costs, and are not scalable or modular.

Energy Vault Solutions

Energy Vault’s storage systems will allow utilities, independent power producers, and electricity traders to manage their power portfolios and efficiently dispatch power into the grid. Importantly, given the intermittency of variable renewable energy sources such as wind and solar generation, Energy Vault’s system will complement variable renewable energy generation by allowing for charging and storage of energy during periods of high generation, and dispatch of that stored energy during periods of high demand and when energy is not otherwise being generated. Energy Vault solutions can act as a stand-alone energy storage solution to achieve power reserves for any energy generation source. Energy Vault’s gravity-based storage systems do not rely on the land topography or geology of pumped-hydro, can be built to meet local building code requirements, and can either be co-located with generation sources, or connected to the grid as stand-alone storage to support dispatchability, grid stability, and to help defer grid upgrade investments.

Energy Vault’s gravity-based systems are designed using proprietary crane/hoist and motor/generator infrastructure to orchestrate autonomously balanced net energy storage and energy distribution by using motor/generators to lift and lower mobile masses. When excess energy is on the grid, the systems’ motors will lift the mobile masses to an elevated position where they store potential energy. When energy is needed, the motors act as generators and the system will discharge electricity generated from the kinetic energy of the controlled gravitational lowering of the mobile masses. Energy Vault’s EVx modular solution is economically viable for both short (2-4 hours), medium (4-10 hours) and long (ten or more hours) durations and is the building block for the EVRC platform that can be built out in 10MWh increments that can scale to multi-GW-hour storage capacity.

EV1 Tower - First Generation Design

Energy Vault introduced the first generation EV1 six-arm crane tower design. In July 2020, Energy Vault completed mechanical construction of the first-of-its-kind, commercial demonstration (CDU) unit located in Arbedo-Castione, Switzerland. The system was connected to the Swiss national electricity grid and is being utilized for continued testing and software improvements.

Figure 1. Energy Vault’s Commercial Demonstration Unit located in Arbedo-Castione, Switzerland.

EVx Platform

Building on its experience with the CDU, Energy Vault has designed its EVx system. Energy Vault has worked with several of the largest utilities and energy companies in the world to optimize its gravity energy storage platform for improved flexibility and to address potential customers’ evolving needs for storage duration and operational characteristics. The new platform is designed to be up to 40% lower in height than the EV1 and utilizes the same mobile mass weights that can be made from local soil, waste, and remediation material for beneficial re-use as energy storage. The EVx platform is designed to be a scalable, modular product line starting from 40MWh to multi-GWh to address grid resiliency needs in shorter durations while supporting longer duration and power needs in the event of power outages or powering industrial processes over long periods

Energy Vault Resiliency Center

Energy Vault Resiliency Center is a scalable, gigawatt hour scale product line designed to address grid resiliency needs to manage energy disruptive climate events such as wildfire or extreme weather. The EVx is the building block of the modular 10MWh infrastructure used to build the EVRC level capacity system. The EVRC is a larger capacity system than the EVx system and is designed for grid resiliency. Using the EVx design as a building block, the EVRC can be custom designed and built out in 10MWh increments that can scale to multi-GW-hour storage capacity to meet the energy storage needs for grid-scale deployment.

Strategy

Energy Vault intends to leverage its technology, competitive strengths, and remediation opportunity to establish its EVx and EVRC systems as viable solutions for short, medium and long-term renewable energy storage solutions through the following strategies:

International Market Growth: Energy Vault’s outsourced assembly and construction model supports growth, local jobs, and global execution. The strategy involves establishing regional and country level infrastructure to support local deployments. To enable rapid adoption, initial deployments will be focused across multiple continents to have regional proof-points of the technology.

Further Expand Products and Project Related Services: Energy Vault will continue to develop its EVx platform and explore further expansion of energy storage technologies, products and project related services that are necessary to support the evolution of energy storage.

Establishing a Circular Economy in the Energy Sector: Energy Vault will continue to develop its unique approach to the circular economy by further developing remediation and recycling opportunities for energy waste materials for beneficial reuse in energy storage solutions. The two main areas Energy Vault is currently exploring include:

Coal Ash Remediation Opportunity: Energy Vault continues to engage with fossil fuel energy producers to explore how coal ash that otherwise must be disposed of might be repurposed for reuse in energy storage; and

Wind Power and Gravity Storage Circular Economy: Global clean energy-producing wind power plant capacity increased by 53% in 2020. Energy Vault believes this growth will continue in the coming years. There is a need to identify circular solutions for when these plants are decommissioned and dismantled. Through the announced agreement with Enel Green Power, Energy Vault intends to recycle waste materials generated by decommissioning wind turbine blades at end of life and to apply a circular economy approach toward managing the entire wind power value chain.

Focus on Software Innovations: Energy Vault will continue research and development efforts in core areas of predictive analytics, artificial intelligence (AI), industrial internet of things, control systems for improving how energy storage systems dispatch power, grid services, and network-enabled energy operations. Energy Vault will pursue these technologies to enable it to optimize round-trip efficiency, to streamline operations and maintenance, and to reduce the cost of storing energy. Energy Vault is in the early stages of exploring the potential for offering, as a standalone product, a digital platform that could help energy storage businesses make decisions on when to charge their systems and when to sell their power.

Exploration of Co-Active Use Cases: In addition to its core energy storage technology, Energy Vault is currently exploring alternative use case opportunities for energy intensive industries such as vertical farming, data centers, blockchain mining, direct air carbon capture, that may be able to benefit from existing infrastructure, including physical enclosure and electrical supply.

Competitive Strengths

Energy Vault has designed its EVx and EVRC systems to provide the following advantages compared to other forms of utility scale energy storage:

Economics: Energy Vault’s EVx system can be built with a competitive levelized cost of storage compared to currently available technologies in the short and medium- to long-duration storage market. The unique design leverages a mature global supply chain ecosystem which can offer a scalable solution at lower operational costs.

Performance: Unlike chemical battery technologies, which begin to lose storage capacity immediately with cycling and require augmentation at frequent intervals, Energy Vault’s storage medium, composite blocks or mobile masses, do not lose their storage capacity over time and therefore mitigates the need for additional capital investment to maintain the storage medium. At 80%-85% round trip efficiency, millisecond response and an approximate 50% per second ramp rate, Energy Vault’s EVx system also competes well with current shorter duration energy storage technologies on performance.

Duration: The EVx and EVRC product designs enable Energy Vault to address medium and long duration storage of 4-12 or more hours to meet uniquely a large and critical market segment that cannot efficiently utilize renewable energy today. The EVx is a modular and flexible design that allows for a wide range of duration capabilities aligning with the market demand for 2-12 hour or more discharge duration. Energy Vault’s EVRC is a larger capacity system designed to support grid resiliency and to provide emergency backup power in the instance of extreme weather and energy system outages.

Sustainability: Energy Vault’s gravity energy storage is based on traditional pumped hydroelectric energy storage but was designed to remove the geological constraints and ecological disruption of pumped hydroelectric energy storage. Energy Vault’s mobile masses are designed to be more environmentally friendly than chemical batteries with toxic chemistries and environmentally disruptive mining requirements for raw materials. The process for manufacturing mobile masses, onsite, can use various waste material, including energy waste (materials that might otherwise be deposited in landfills), and therefore offers potential customers both an energy storage solution and a waste remediation solution.

Local Production: Constructing the systems at the location where the hazardous waste originates, such as coal ash at a decommissioned coal plant site, is intended to mitigate the environmental issues associated with shipping and storing hazardous waste. By sourcing the materials for its mobile masses directly at the project site, Energy Vault’s production design model aims to reduce the supply chain and transportation costs and reduce carbon emissions from the transport.

Project Delivery

Energy Vault’s project delivery strategy relies on engineering, procurement, construction (EPC) firms to construct Energy Vault projects, under Energy Vault supervision with dedicated teams tasked with project management.

Manufacturing and Customer Support

Energy Vault’s manufacturing, assembly and construction model is designed to support rapid growth, local jobs, and global execution. The strategy involves establishing regional and country level infrastructure to support local deployments through the EPC contracting model. For manufacturing, Energy Vault will continue to collaborate with leading materials science, power electronics, motor generators and electromechanical systems providers. The Enel Green Power collaboration aims to integrate recycling of decommissioned wind turbine blades in mobile mass production. Energy Vault has agreements with other third parties to provide the polymers and other composite material technology for manufacturing the mobile masses.

Energy Vault plans to provide maintenance, customer support, and repair services for the entire system, including performance of regular preventative maintenance.

Research and Development

In 2018, Energy Vault built a concept demonstration unit in Biasca, Switzerland to assess the feasibility of the mechanical performance, efficiency, and automated software orchestration of the gravity-based energy storage concept. This effort included concept development and testing of mix designs for future full-scale mobile masses. Energy Vault utilized this phase to demonstrate the technology and identify key technical challenges. Energy Vault completed various engineering studies, including seismic shake table stability analysis, accelerated mobile masses long-duration testing, and reliability studies. Energy Vault also continued further software testing, which included simulations for factors such as varying weather conditions, crane deflection, cable elongation, and pendulum effect.

Further efforts to improve the technology are currently underway at the CDU in Ticino, Switzerland. Energy Vault has also initiated the process to evaluate the regulatory acceptability of beneficial reuse of coal ash waste materials in gravity mobile masses manufacturing. To this end, Energy Vault has conducted trial mix design and materials testing with a third-party partner and contracted a testing agency to provide the third-party leach testing of the various mix designs. Early results indicate that the beneficial reuse of coal ash in Energy Vault’s mobile masses can be an accepted application in accordance with both federal and state environmental requirements.

Sales and Marketing

Energy Vault’s marketing strategy is designed to build Energy Vault into a leadership brand that supports the shift from being a supplier of technology to a respected and sought-after customer partner to maximize growth. Energy Vault’s marketing strategy includes the following:

Brand Visibility, Awareness, and Education: Through its branding and web marketing Energy Vault communicates with a broad set of stakeholders and works to establish leadership expertise to lay the foundation for qualified customer and supplier interaction.

Drive Demand: Energy Vault corporate outreach strategy is designed to drive demand for lead generation. We work to achieve this through web marketing and initiatives designed to accelerate the customer adoption process.

To achieve this, Energy Vault employs the following:

Integrated Marketing: Energy Vault takes a targeted approach to strategic integrated marketing campaigns that are designed to maximize available budget while elevating its voice within the marketplace, generate leads and close deals.

Lead Generation Model: Energy Vault’s campaigns are designed to drive “a call to action” on its website to capture leads. Energy Vault also engages in a range of other traditional marketing activities such as tradeshows and events, internal / partner sources and various digital marketing activities such as website, search engine optimization, social media integration, online events and forums.

Sales Model: The Energy Vault sales model is designed to serve the full scope of the addressable market by offering its customers a choice of two programs. Under the first program, Storage Asset Owners, the customer would own both the energy storage system and the service the system provides (the energy storage and dispatch of electricity). Energy Vault anticipates that this program will constitute the substantial majority of future sales and that utility companies, independent power producers and industrial customers that consume large amounts of power or are making a transition to 24/7 renewable power may be interested in being Storage Asset Owners. Under the second program, Storage Service Customers, customers such as community choice aggregators, independent power producers and utility companies would sign long-term power purchase agreements and/or tolling agreements to purchase power on a fixed dollar per kilowatt monthly or hourly basis while Energy Vault and potentially other equity co-investors would retain an ownership interest in the system. In this business model, power could also be sold on a merchant market basis to take advantage of large changes in the price of electricity at different times of day.

Target Customers

Energy Vault’s target customers include independent power producers, government organizations, utilities, grid operators, as well as industrial and commercial organizations with sizeable electricity needs. Because of the unique advantages of gravity energy storage, Energy Vault believes there can be significant demand for its systems to help address the large growth in global energy storage capacity.

Energy Vault has eight executed letters of intent or purchase orders. In addition, we are also in the early phases of discussions with 18 other opportunities.

Each purchase order and letter of intent provides the customer with the right to terminate for any reason or no reason in its sole discretion without any liability, payment or penalty. Accordingly, there can be no assurance that any such arrangement will become a binding order, sale or committed off-take agreement or otherwise be completed on the terms described or at all. In the event an agreement is terminated, Energy Vault may incur significant expenses which it may not recover, which could have a material adverse effect on its operating results and cash flow.

Competition

The energy industry is highly competitive, and Energy Vault expects competition in energy storage technology to intensify due to a regulatory push for lower-carbon energy sources such as intermittent sources such as wind and solar, continuing globalization, and consolidation in the energy industry. Energy Vault believes that the principal competitive factors in the energy storage market include:

●	levelized cost of energy delivered;
●	safety, reliability and quality;
●	product performance;
●	historical track record and references for customer satisfaction;
●	experience in utilizing the energy storage system for multiple stakeholders;
●	innovation across a variety of technologies;
●	comprehensive solution from a single provider;
●	ease of integration; and
●	seamless hardware and software-enabled service offerings.

Energy Vault’s competitors are focused on the development and marketing of solutions based on technologies other than our gravity-based energy storage technology. Many of Energy Vault’s competitors are focused on solutions based on lithium-ion battery technology although many other technologies, including thermal storage, chemical storage and hydrogen energy storage, are evolving and are in the early stages of development.

Energy Vault’s key competitors include battery vendors and long duration energy storage system manufacturers. Battery vendors with whom Energy Vault competes such as Tesla, Inc., Fluence Energy, Inc., LG Chem, Ltd., Samsung Electronics Co., Ltd and Contemporary Amperex Technology Co. Limited have already commercialized their respective energy storage solution products. Additionally, long duration storage system manufacturers who have each announced plans and demonstrated prototypes of products that would compete in the energy storage market, include ESS Inc., Eos Energy Enterprises Inc., Hydrostor Inc. and Primus Power

Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than Energy Vault does. These factors may allow Energy Vault’s competitors to respond more quickly or efficiently than Energy Vault can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to more effectively compete for new energy storage projects.

Energy Vault believes that its gravity-based energy storage solutions, including the EVx and EVRC platforms, will be differentiated from those of its competitors because Energy Vault’s systems minimize environmental and supply chain risks and geological constraints of some of the energy storage technologies on the market today. For that reason, Energy Vault believes it is well-positioned to compete successfully in the evolving market for energy storage solutions.

Intellectual Property

Energy Vault relies on a combination of patent, trademark, copyright, unfair competition, and trade secret laws, as well as confidentiality procedures and contractual restrictions with its employees, contractors and third parties, to establish, maintain and protect its proprietary rights. Energy Vault’s success depends in part upon its ability to obtain, maintain and enforce proprietary protection for Energy Vault’s products, technology, and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing Energy Vault’s proprietary rights.

Energy Vault has developed a patent portfolio to protect elements of its proprietary technology. As of September 20, 2021, Energy Vault had four issued patents and nine patent applications pending in the U.S and 17 patent applications pending in other countries throughout the world. Energy Vault’s issued patents are expected to expire in 2039 and 2040.

Energy Vault’s intellectual property encompasses a diverse mix of patents with respect to its proprietary systems and software. These patents and patent applications relate to the following broad categories:

●	Energy Storage System and Method
●	Energy Storage System Using Non-Stacking Weights
●	Lift Drive System for Energy Storage and Delivery System

Energy Vault primarily relies on copyright, trade secret laws, confidentiality procedures and contractual restrictions to protect its software. Energy Vault also pursues the registration of its domain names and trademarks and service marks in the United States.

Energy Vault intends to continue to assess regularly opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that Energy Vault believes provide a meaningful competitive advantage. However, Energy Vault’s ability to do so may be limited until such time as it is able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in its intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if Energy Vault is unable to pay, may result in loss of its patent rights. If Energy Vault is unable to do so, its ability to protect its intellectual property or prevent others from infringing on its proprietary rights may be impaired.

Government Regulation and Compliance

Although Energy Vault is not regulated as a utility, federal, state and local government statutes and regulations concerning electricity heavily influence the market for its product and services. These statutes and regulations often relate to electricity pricing, net metering, incentives, taxation, competition with utilities and the interconnection of customer-owned electricity generation. In the U.S., governments continuously modify these statutes and regulations. Governments, often acting through state utility or public service commissions, change and adopt different rates for commercial customers on a regular basis. These changes could affect Energy Vault’s ability to deliver cost savings to future customers for the purchase of electricity.

Several states have an energy storage mandate or policies designed to encourage the adoption of storage. Storage installations are supported in certain states by state public utility commission policies that require utilities to consider alternatives such as storage before they can build new generation facility. In February 2018, the Federal Energy Regulation Commission (FERC) issued Order 841 directing regional transmission operators and independent system operators to remove barriers to the participation of storage in wholesale electricity markets and to establish rules to help ensure storage resources are compensated for the services they provide. An appeal of Order 841 filed by utility trade associations and other parties challenging the extent of FERC’s jurisdiction over storage resources connected to distribution systems (among other issues) is currently pending before the U.S. Court of Appeals for the D.C. Circuit.

Each of Energy Vault’s installations or customer installations must be designed, constructed, and operated in compliance with applicable federal, state and local regulations, codes, standards, guidelines, policies and laws. To install and operate energy storage systems on its platform, Energy Vault, its customers or its partners, as applicable, are required to obtain applicable permits and approvals from local authorities having jurisdiction to install energy storage systems and to interconnect the systems with the local electrical utility.

Energy storage systems require interconnection agreements from the applicable local electricity utilities in order to operate. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection agreements. As such, no additional regulatory approvals are typically required once interconnection agreements are signed.

Energy Vault’s operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of its employees and wage regulations. For example, Energy Vault is subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

There are government regulations pertaining to the disposal of hazardous materials. Energy Vault and its suppliers, as applicable, are required to comply with these regulations to sell its systems into the market.

Employees

Energy Vault stakeholders and employees have a shared passion to combat climate change through innovation in energy storage technologies. Energy Vault’s employees typically have significant industry experience in their respective areas of focus. As of September 30, 2021, Energy Vault employed 41 full-time employees and ten part-time employees, based primarily in its offices in Lugano, Switzerland and its offices in Westlake Village, California. To date, Energy Vault has not experienced any work stoppages and considers its employee relations to be in good standing. None of Energy Vault’s employees are either represented by a labor union or subject to a collective bargaining agreement.

Properties

Energy Vault has offices in Westlake Village, California and Lugano, Switzerland, with the Switzerland office serving as Energy Vault’s international headquarters. The Lugano facility is under a month-to-month lease. The Westlake Village facility comprises approximately 7,700 square feet, and Energy Vault’s current lease at the Westlake Village office expires at the end of 2021 with the option to renew.

Legal Proceedings

Energy Vault has been and continues to be involved in legal proceedings that arise in the ordinary course of business, the outcome of which, if determined adversely to Energy Vault, would not individually or in the aggregate have a material adverse effect on Energy Vault’s business, financial condition, and results of operations. From time to time, Energy Vault may become involved in additional legal proceedings arising in the ordinary course of its business.

ENERGY VAULT’S EXECUTIVE COMPENSATION

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Energy Vault, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Novus Executive Officer and Director Compensation

Novus is an “emerging growth company,” as defined in the JOBS Act, and the following is intended to comply with the scaled back disclosure requirements applicable to emerging growth companies. No executive officer of Novus has received any cash compensation for services rendered to Novus, and Novus will not pay any consulting, finder or success fees to any of its officers, directors, or their affiliates for assisting it in consummating its initial business combination. These officers and directors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Novus’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Novus.

After the Business Combination, members of Novus’s management team who remain with the Combined Company may be paid consulting, management, or other fees from the Combined Company. Such compensation will be publicly disclosed at the time of its determination in a current report on Form 8-K, to the extent required by the SEC.

Since its formation, Novus has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Securities Authorized for Issuance under Novus Equity Compensation Plans

As of December 31, 2020, Novus had no equity compensation plans or outstanding equity awards.

Energy Vault Executive Officer and Director Compensation

To achieve Energy Vault’s goals, Energy Vault has designed its compensation and benefits program to attract, retain, incentivize and reward highly talented and qualified executives who share its philosophy and desire to work towards achieving these goals. Energy Vault believes its compensation program should promote the success of Energy Vault and align executive incentives with the long-term interests of its stockholders.

Energy Vault’s board of directors (the “Energy Vault Board”) has historically determined the compensation for Energy Vault’s executive officers, with input from its Chief Executive Officer (other than with respect to his own compensation). For the year ended December 31, 2020, Energy Vault’s named executive officers were Robert Piconi, Chief Executive Officer, Marco Terruzzin, Chief Product Officer, and Andrea Pedretti, Chief Technology Officer.

This section provides an overview of Energy Vault’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

2020 Summary Compensation Table

The following table shows information regarding the compensation of Energy Vault’s named executive officers for services performed during the fiscal year ended December 31, 2020.

	Year	Salary ($)(1)	Bonus ($)(3)	Total

Robert Piconi, Chief Executive Officer	2020	$335,168	$42,800	$377,968
Andrea Pedretti, Chief Technology Officer	2020	$268,655	$15,000	$283,655
Marco Terruzzin, Chief Product Officer	2020	$234,484	$188,500(2)	$332,985
(1)

The amounts in this column represent the total base salaries earned in fiscal year 2020 from Energy Vault and Energy Vault SA (as applicable).  For base salaries and bonuses earned from Energy Vault SA, we have converted CHF to USD, with a conversion ratio of 1.07, as of September 30, 2021.

Additionally, all Energy Vault employees, including the named executive officers, were subject to a temporary salary reduction due to the COVID-19 pandemic for the months of April 2020 to November 2020.

(2)

Represents a one-time cash bonus of $100,000 paid to Mr. Terruzzin in 2020 in connection with him remaining employed with us for a period of one-year.  As described below, Mr. Terruzzin’s offer letter originally provided for a one-time cash bonus of $200,000, however, Mr. Terruzzin and Energy Vault have agreed to reduce his sign-on bonus from $200,000 to $100,000 and in consideration for such reduction, to award Mr. Terruzzin with 20,000 of fully vested Energy Vault common stock.  The grant of 20,000 shares of Energy Vault common stock has been reflected in the “Employment Arrangements with Energy Vault’s Named Executive Officers” section below.

(3)	Represents 2020 discretionary bonuses granted to each executive officer based on a subjective review of the executive officers’ and the Company’s yearly performance.

Narrative Disclosure to Summary Compensation Table

The compensation of Energy Vault’s named executive officers generally consists of base salary, annual incentive compensation and equity compensation. In making executive compensation decisions for our named executive officers, the Energy Vault Board, with input from the Chief Executive Officer (other than with respect to his own arrangements) considers such factors as it deems appropriate in its exercise of discretion and business judgment, including a subjective assessment of the named executive officer’s performance, the amount of vested and unvested equity held by the officer, amounts paid to Energy Vault’s other executive officers and competitive market conditions.

Base Salary

Base salary is set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

Cash bonus opportunities are also set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance, and the initial target amount of all annual bonus opportunities are set forth in the named executive officer’s employment agreement or offer letter (except in the case of Mr. Piconi), as described below. As described in the 2020 Summary Compensation Table, all bonuses paid to the executives were discretionary in nature. Per Mr. Pedretti’s and Mr. Terruzzin’s respective employment agreements, and as described below, they are each eligible for annual target bonuses of up to 40% of Mr. Pedretti’s annual salary, up to 40% of Mr. Terruzzin’s annual salary. Mr. Piconi’s annual bonus is discretionary in nature and based on a subjective review of his and the Company’s yearly performance.

Equity Compensation

None of our named executive officers received grants of equity awards in fiscal 2020.

Energy Vault Equity Plans

2017 Stock Incentive Plan

The Energy Vault Board adopted Energy Vault’s 2017 Stock Incentive Plan in October 2017, which was subsequently approved by Energy Vault’s stockholders. Energy Vault ceased making awards under the 2017 Stock Incentive Plan after the 2020 Stock Incentive Plan was adopted. As of June 30, 2021, there were options to purchase 30,000 shares of Energy Vault Common Stock, at a weighted-average exercise price of $1.60 per share, outstanding under Energy Vault’s 2017 Stock Incentive Plan. None of the named executive officers holds options under the 2017 Stock Plan.

2020 Stock Plan

General.    The Energy Vault Board adopted Energy Vault’s 2020 Stock Plan in December 2020, which was subsequently approved by Energy Vault’s stockholders. No further awards will be made under Energy Vault’s 2020 Stock Plan after the consummation of the Business Combination; however, awards outstanding under Energy Vault’s 2020 Stock Plan will continue to be governed by their existing terms, provided such awards may be subject to adjustment and will be assumed or substituted by the Combined Company. Each of the named executive officers hold restricted stock units (“RSUs”) and restricted stock awards under the 2020 Stock Plan, as described below.

Share Reserve.    As of June 30, 2021, Energy Vault has reserved 1,836,140 shares of Energy Vault Common Stock for issuance under the 2020 Stock Plan plus up to 30,000 shares of Energy Vault Common Stock that recycle from Energy Vault’s 2017 Stock Incentive Plan, all of which may be issued as incentive stock options. As of June 30, 2021, 1,481,600 restricted stock units that settle into both (i) an equal number of shares of Energy Vault Common Stock and (ii) shares of Energy Vault Common Stock underlying stock options were outstanding under Energy Vault’s 2020 Stock Plan, and 354,540 shares of Energy Vault Common Stock remained available for future issuance. Unissued shares subject to awards that expire or are cancelled, shares reacquired by us and shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under Energy Vault’s 2020 Stock Plan or, following the Business Combination and assuming the approval of Proposal No. 3, under the 2021 Plan.

Grants, Generally. The 2020 Stock Plan provides both for the direct award or sale of shares, the grant of incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”), and the grant of restricted stock units to acquire shares. ISOs may be granted only to Energy Vault’s employees. All other awards may be granted to employees, outside directors and consultants of Energy Vault.

Administration. The Energy Vault Board, or a committee delegated by the Energy Vault Board, administers the 2020 Stock Plan. Subject to the terms of the 2020 Stock Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise or purchase price of the award, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the 2020 Stock Plan and awards granted thereunder.

Options. Energy Vault’s employees and service providers have historically received stock options pursuant to the 2020 Stock Plan. None of the named executive officers have been granted options under the 2020 Stock Plan.

The exercise price per share of options granted under the 2020 Stock Plan must be at least 100% of the fair market value per share of Energy Vault’s common stock on the grant date. Subject to the provisions of the 2020 Stock Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

RSUs and Restricted Stock Awards. Energy Vault’s employees and service providers have historically received RSUs or restricted stock awards pursuant to the 2020 Stock Plan. Each of the named executive officers have been granted RSUs and/or restricted stock awards under the 2020 Stock Plan prior to the date of this registration statement. See the “Outstanding Equity Awards at 2020 Fiscal Year End” table below for further information about Energy Vault’s named executive officers’ outstanding awards as of December 31, 2020.

Changes to Capital Structure; Corporate Transactions. In the event of certain changes to Energy Vault’s capital structure, a declaration of a dividend payable in shares, a combination or consolidation of the outstanding stock into a lesser number of shares, a reclassification, or any other increase or decrease in the number of issued shares of stock effected without receipt of consideration by Energy Vault, proportionate adjustments shall automatically be made to (a) the number of shares available for issuance under the 2020 Stock Plan, and (b) the number of shares covered by each outstanding option award of restricted stock units and any outstanding and unexercised right to purchase shares that has not yet expired, (c) the exercise price and the kind of underlying security of each outstanding option or RSU granted under the 2020 Stock Plan, and (d) any repurchase price that applies to shares granted under the 2020 Stock Plan pursuant to the terms of a Company repurchase right under the applicable award agreement. In the event Energy Vault is party to a corporate transaction (as defined in the 2020 Stock Plan), the Energy Vault Board or committee administering the 2020 Stock Plan may take one or more of the following actions to provide for: (i) the continuation of the options by Energy Vault (if Energy Vault is the Surviving Corporation), (ii) the assumption or substitution of options by the successor or Surviving Corporation, (iii) upon written notice, the termination of unexercised options prior to the reorganization event, (iv) the cancellation and purchase of outstanding options for an amount equal to the amount that could have been obtained upon the exercise of the option and sale of the underlying stock had such option been currently exercisable, or (v) the cancellation of such outstanding options.

Plan Amendment or Termination. The Energy Vault Board may amend, modify, or terminate the 2020 Stock Plan at any time. The Energy Vault Board must obtain stockholder approval of any plan amendment to the extent required.

Health and Welfare Benefits and Perquisites

Energy Vault’s named executive officers are generally eligible to participate in Energy Vault’s health and welfare plans to the same extent as other full-time employees. Energy Vault generally does not provide Energy Vault’s named executive officers with perquisites or other personal benefits. However, Energy Vault does reimburse Energy Vault’s named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us.

Employment Arrangements with Energy Vault’s Named Executive Officers

Energy Vault has entered into an employment letter or an employment agreement with each of its named executive officers setting forth the initial terms of such officer’s employment. For each of our named executive officers, employment is “at will” and may be terminated at any time.

Each of Energy Vault’s named executive officers is eligible to earn an annual incentive bonus for each year they are employed by us pursuant to their employment letter or agreement or, in the case of Mr. Piconi, as otherwise determined by the Energy Vault Board, with the target amount of such bonus opportunity set as a percentage of each named executive officer’s annual base salary.

The salaries and target bonus opportunities of Energy Vault’s named executive officers are typically reviewed annually and adjusted when the Energy Vault Board or Energy Vault’s compensation committee determines it is appropriate. Effective as of the closing of the Business Combination, the Energy Vault Board plans to issue bonuses to the named executive officers upon meeting performance objectives for the 2021 fiscal year on or prior to March 2022.

Historically, the equity compensation granted to Energy Vault’s named executive officers has consisted of restricted stock awards or RSUs. For a description of such equity awards outstanding as of December 31, 2020, please see the “Outstanding Equity Award at 2020 Year-End” table below.

Agreements with Robert Piconi

Mr. Piconi initially entered into an employment agreement with Energy Vault SA on January 1, 2018 and an employment letter, dated as of September 16, 2019, with Energy Vault, Inc. (together, the “Piconi Agreements”). Pursuant to the Piconi Agreements, Mr. Piconi serves as our Chief Executive Officer and became entitled to receive a base salary at an annual rate of CHF 225,000 (USD $240,750 based on an exchange ratio of USD $1.07 to one CHF as of September 30, 2021) for his service to Energy Vault SA and USD $60,000 for his service to Energy Vault, Inc. Mr. Piconi also became eligible to receive a signing bonus of CHF 18,750 (USD $20,063 based on an exchange ratio of USD $1.07 to one CHF as of September 30, 2021) pursuant to the Piconi Agreements.

Pursuant to the terms of the Piconi Agreements, Mr. Piconi agreed to our standard Proprietary Information and Inventions Assignment Agreement, which contains customary invention assignment and confidentiality provisions. In addition, Mr. Piconi agreed to our standard Employee Confidentiality and Non-Disclosure Agreement, which includes (i) customary invention assignment and confidentiality provisions and (ii) non-compete and non-solicit covenants for 12 months post-termination of employment.

On November 27, 2017, Energy Vault granted Mr. Piconi 1,272,000 shares of our common stock pursuant to a restricted stock purchase agreement. The terms of the restricted stock purchase agreement provide that the restricted stock shall vest or has vested (and therefore shall be released or has been released from Energy Vault’s repurchase option) as follows: 25% of the shares vested on November 27, 2018, and 1/48th of the shares of restricted stock shall vest (or has become vested) on each month thereafter, subject to Mr. Piconi’s continued employment with us through the relevant vesting dates. In addition, 100% of any unvested shares of restricted stock shall accelerate and become immediately vested if, Mr. Piconi’s employment is terminated either by us without “Cause” or by Mr. Piconi for “Good Reason,” in either case, during the six month period following a “Change of Control” (as such terms are defined in the restricted stock purchase agreement).

In July 2021, Energy Vault granted Mr. Piconi 724,883 shares of our common stock pursuant to a restricted stock award agreement. Shares subject to this restricted stock award vest according to the satisfaction of two vesting requirements: (i) a time-based service requirement, which was partially satisfied with respect to 25% of the shares on the twelve month anniversary of the vesting commencement date and the remaining shares shall become satisfied in 1/48th equal monthly installments if Mr. Piconi remains in continuous service with us through each month, starting on the grant date and ending on July 19, 2023, and (ii) a liquidity event vesting requirement, which shall be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, will include the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, if the liquidity event requirement is satisfied before Mr. Piconi’s service with the company terminates, then the time-based service requirement will be deemed satisfied with respect to 100% of the total number of shares subject to the award.

The equity awards described in the immediately preceding paragraph are not reflected in the “Outstanding Equity Awards at 2020 Year-End” table below because they were granted after December 31, 2020.

Agreements with Andrea Pedretti

Mr. Pedretti initially entered into an employment agreement with Energy Vault SA on August 1, 2019 and an employment letter, dated as of October 12, 2020, with Energy Vault, Inc. (together, the “Pedretti Agreements”). Pursuant to the Pedretti Agreements, Mr. Pedretti serves as our Chief Technology Officer and initially became entitled to receive a base salary at an annual rate of CHF 350,000 (USD $374,500 based on an exchange ratio of USD $1.07 to one CHF as of September 30, 2021) for full-time service. In September 2020, Mr. Pedretti’s position was reduced to 80% working time. Pursuant to the terms of the Pedretti Agreements, Mr. Pedretti agreed to our standard Proprietary Information and Inventions Assignment Agreement, which contains customary invention assignment and confidentiality provisions.

Beginning in October 2020, Mr. Pedretti relocated to the U.S. and commenced receiving a base salary at an annual rate of $285,000 for 80% working time and became entitled to receive an annual variable performance bonus of up to 40% of his annual salary based on mutually established goals.

In addition, Mr. Pedretti agreed to our standard Employee Confidentiality and Non-Disclosure Agreement, which includes (i) customary invention assignment and confidentiality provisions and (ii) non-compete and non-solicit covenants for 12 months post-termination of employment.

On November 28, 2017, Energy Vault granted Mr. Pedretti 424,000 shares of common stock pursuant to a restricted stock purchase agreement. The terms of the restricted stock purchase agreement provide that the restricted stock shall vest (and therefore be released from Energy Vault’s repurchase option) as follows: 80% of the shares are subject to Energy Vault’s right of repurchase, and 25% of the shares subject to repurchase will vest on the one year anniversary of the effective date of November 28, 2017, and thereafter, 1/48th of the restricted stock shall vest each month so that the restricted stock is fully vested on the fourth anniversary of the effective date, subject to Mr. Pedretti’s continued employment with Energy Vault on the relevant vesting dates.

In July 2021, Energy Vault granted Mr. Pedretti 345,967 shares of Energy Vault Common Stock pursuant to a restricted stock unit agreement with a vesting commencement date of July 19, 2019. Shares subject to this RSU award vest according to the satisfaction of two vesting requirements: (i) a time-based service requirement, which was partially satisfied with respect to 25% of the shares on the twelve month anniversary of the vesting commencement date, and the remaining shares shall become satisfied in 1/48th equal monthly installments if Mr. Pedretti remains in continuous service with us through July 19, 2023, and (ii) a liquidity event vesting requirement, which shall be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, will include the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, if the liquidity event requirement is satisfied before Mr. Pedretti’s service with Energy Vault terminates, then the time-based service requirement will be deemed satisfied with respect to 100% of the total number of shares subject to the award.

The equity award described in the immediately preceding paragraph is not reflected in the “Outstanding Equity Awards at 2020 Year-End” table below because they it was granted after December 31, 2020.

Agreements with Marco Terruzzin

Mr. Terruzzin entered into an employment agreement with Energy Vault dated as of October 4, 2019 (the “Terruzzin Agreement”). Pursuant to the Terruzzin Agreement, Mr. Terruzzin serves as our role of Chief Product Officer and is entitled to receive a base salary at an annual rate of USD $300,000 in addition to a retention bonus of USD $200,000, subject to Mr. Terruzzin completing twelve months of continuous service with Energy Vault. Subsequently, Mr. Terruzzin and Energy Vault agreed to reduce his retention bonus from USD $200,000 to USD $100,000 and in consideration for such reduction, to award Mr. Terruzzin with 20,000 of fully vested Energy Vault common stock, as described below. Mr. Terruzzin is also eligible for an annual variable target bonus of up to 40% of his annual salary based on mutually established goals. Per the Terruzzin Agreement, Mr. Terruzzin is eligible to receive sales commission based on the terms of Energy Vault’s sales compensation plan and an applicable sales compensation agreement between Mr. Terruzzin and Energy Vault.

Pursuant to the terms of the Terruzzin Agreement, Mr. Terruzzin agreed to our standard Employee Confidentiality and Non-Disclosure Agreement, which includes (i) customary invention assignment and confidentiality provisions and (ii) non-compete and non-solicit covenants for 12 months post-termination of employment.

In July 2021, Energy Vault granted Mr. Terruzzin 110,000 shares of Energy Vault Common Stock, 20,000 of which was granted fully vested and the remaining 90,000 shares are to vest pursuant to a restricted stock agreement with a vesting commencement date of July 23, 2020. Shares subject to this restricted stock award vest according to the satisfaction of two vesting requirements: (i) (i) a time-based service requirement, which was partially satisfied with respect to 25% of the shares on the twelve month anniversary of the vesting commencement date, and the remaining shares shall become satisfied in 1/48th equal monthly installments if Mr. Terruzzin remains in continuous service with us through July 23, 2024, and (ii) a liquidity event vesting requirement, which shall be satisfied on the earlier to occur of either a Qualified Transaction (which, as defined, will include the completion of the Business Combination) or a Sale Event that earns the multiples of money and internal rates of return, as described on the restricted stock award agreement. In addition, if the liquidity event requirement is satisfied before Mr. Terruzzin’s service with Energy Vault terminates, then the time-based service requirement will be deemed satisfied with respect to 50% of the total number of shares subject to the award.

The equity awards described in the immediately preceding paragraph are not reflected in the “Outstanding Equity Awards at 2020 Year-End” table below because they were granted after December 31, 2020.

Outstanding Equity Awards at Fiscal Year 2020 Year-End

The following table provides information regarding outstanding unvested equity awards held by Energy Vault’s named executive officers as of December 31, 2020:

Name	Type of Award	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)(3)	Purchase Price ($)
Robert Piconi (1)	Restricted Stock	291,500	$1,582,845	$0.0025

Andrea Pedretti (2)	Restricted Stock	150,674	$818,169	$0.0025
(1)	Mr. Piconi was granted a restricted stock award of 1,272,000 shares of our common stock on November 27, 2017. The terms of the restricted stock purchase agreement provide that the restricted stock shall vest or has vested (and therefore shall be released or has been released from Energy Vault’s repurchase option) as follows: 25% of the shares vested on November 27, 2018, and 1/48th of the shares of restricted stock shall vest (or has become vested) on each month thereafter, subject to Mr. Piconi’s continued employment with us through the relevant vesting dates. In addition, 100% of any unvested shares of restricted stock shall accelerate and become immediately vested if, Mr. Piconi’s employment is terminated either by us without “Cause” or by Mr. Piconi for “Good Reason,” in either case, during the six month period following a “Change of Control” (as such terms are defined in the restricted stock purchase agreement).
(2)	Mr. Pedretti was granted a restricted stock award of 424,000 shares of our common stock on November 28, 2017. The terms of the restricted stock purchase agreement provide that the restricted stock shall vest or has vested (and therefore shall be released or has been released from Energy Vault’s repurchase option) as follows: 25% of the shares vested on November 28, 2018, and 1/48th of the shares of restricted stock shall vest (or has become vested) on each month thereafter, subject to Mr. Pedretti’s continued employment with us through the relevant vesting dates. In addition, 100% of any unvested shares of restricted stock shall accelerate and become immediately vested if, Mr. Pedretti’s employment is terminated either by us without “Cause” or by Mr. Pedretti for “Good Reason,” in either case, during the six month period following a “Change of Control” (as such terms are defined in the restricted stock purchase agreement).

As of January 2020, Mr. Pedretti transferred 48,632 unvested restricted stock awards to third parties.

(3)	The amount reflected in the table above is based on the fair market value of Energy Vault’s common stock of $5.43 as of December 31, 2020 (the determination of the fair market value by Energy Vault’s board of directors as of the most proximate date) multiplied by the amount shown in the column for the number of shares that have not vested.

Equity Compensation Plan Information

The following table summarizes Energy Vault’s equity compensation plan information as of December 31, 2020:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	85,000	1.60	1,836,140
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	85,000	1.60	1,836,140

2020 Energy Vault Director Compensation

Except with respect to Mr. Piconi, Energy Vault currently has no formal arrangements under which directors receive compensation for their service on Energy Vault’s board of directors or its committees.

Post-Closing Director Compensation

Following the Business Combination, the Combined Company is expected to implement a compensation program for its non-employee directors.

Executive Compensation

Following the Business Combination, the Energy Vault Compensation Committee will oversee the compensation policies, plans, and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. Energy Vault intends to develop an executive compensation program that is designed to align compensation with its business objective of transforming the energy sector around the world and the creation of stockholder value, while enabling the Combined Company to attract, retain, and reward individuals who contribute to the accomplishment of the business objective and long-term success of the Combined Company. Decisions on the executive compensation program will be made by the Energy Vault Compensation Committee.

Energy Vault believes it is important to maintain a strong link between executive incentives and the creation of stockholder value; therefore, the equity-based component of the executive compensation program has been and will continue to be an important element in executive compensation packages.  The equity component not only attracts, motivates and retains high-quality executives but also encourages performance that contributes to maximizing stockholder value. Formal compensation programs and guidelines have not been determined yet but will be developed to support the growth of the Combined Company.

Employment Agreements

The Combined Company intends to enter into Employment Agreements with the Key Executives, which will provide the terms and conditions of the Key Executives’ employment with the Combined Company following the consummation of the Business Combination. The parties are discussing the terms of the Employment Agreements.

Equity Compensation

As discussed above under Proposal No. 3 (Equity Incentive Plan Proposal), the Novus Board is expected to approve and adopt the 2021 Plan, which, subject to the approval of Novus’s stockholders, would authorize the grant of equity awards to eligible individuals, including the named executive officers, following the consummation of the Business Combination.

ENERGY VAULT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Energy Vault, Inc. and its subsidiary should be read together with the section of this proxy statement/prospectus titled “Selected Historical Consolidated Financial Information of Energy Vault” and the unaudited and audited consolidated financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and as of and for the year ended December 31, 2020 and 2019, respectively, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus titled “Information About Energy Vault” and the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020 (in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors — Risks Related to Energy Vault’s Business and Industry” or elsewhere in this proxy statement/prospectus. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” the “Company” or “Energy Vault” refer to Energy Vault, Inc. and its subsidiary prior to the consummation of the Business Combination.

Our Business

Energy Vault develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. Energy Vault’s mission is to accelerate the decarbonization of our economy through the development of sustainable and economical energy storage technologies. To achieve this, Energy Vault has designed the EVx and the Energy Vault Resiliency Center (EVRC) platforms, advanced gravity energy storage solutions that are intended to minimize environmental and supply chain risks and do not have the geological constraints of some of the energy storage technologies on the market today.

Energy Vault was founded to address one of the greatest impediments to efficient renewable energy adoption – electricity storage. Renewable energy solutions struggle to replace fossil fuel power due to intermittency of the generation source and the lack of economic and sustainable energy storage solutions. Variable renewable energy sources such as wind and solar only produce energy when the sun is shining, or when the wind is blowing. Cost-effective energy storage is required to increase the amount of electricity that can be delivered to the grid from renewable energy sources in a balanced way that supports grid integration resiliency during low generation and eliminates overgeneration and the risk of changes in energy delivery, or ramp rate. Ramp rate is measured as the percentage of change in energy delivered per second. Power plants are designed to operate within a range where the amount of energy delivered to the grid must always equal the amount of energy that is being consumed. Blackouts and other issues can result when the balance is disrupted, when the energy levels fall out of the set range due to low generation periods or high energy demand periods. The system also may become overloaded because of abrupt changes in renewable energy generation. Energy storage helps to maintain the balance of energy delivery with energy consumed and to mitigate ramp rate to stay within range and avoid blackouts or other grid resiliency problems.

Energy Vault’s gravity-based solutions are based on the well-understood physics and mechanical engineering fundamentals of pumped hydroelectric energy storage, but replace water with custom-made composite blocks, or “mobile masses”, that can be made from low-cost and locally sourced materials, including local soil, mine tailings, coal combustion residuals (coal ash), and end-of-life decommissioned wind turbine blades.

Energy Vault builds upon the core, proven energy storage technology of pumped hydroelectric energy storage and incorporates a simplified building design that is modular, flexible and not limited by the same geological constraints of pumped hydroelectric energy storage plants. Applying the fundamental principles of gravity and potential energy, the EVx and EVRC solutions combine advanced materials science and proprietary machine-vision software to autonomously orchestrate the charge, storage, and discharge of electricity in grid-scale applications. To achieve this, Energy Vault synthesized technologies from four established industries: crane/hoist, shipping, motor/generator, and materials science. Combining potential and kinetic energy cycles, Energy Vault’s systems are automated with advanced computer control and machine vision software to create a gravity energy storage innovation designed to meet the market demand for 2-12 hours of storage duration. Energy Vault’s EVx and EVRC systems are designed to serve economically both higher power/shorter duration applications with ancillary services from 2-4 hours, while scaling to serve medium (4-10 hours) and long duration (ten or more hour) requirements.

The circular economy is a model of production and consumption, which involves sharing, leasing, reusing, repairing, refurbishing, and recycling existing materials and products as long as possible. In this way, the life cycle of products is extended to help minimize waste. Energy Vault has a unique approach to the circular economy which involves beneficial reuse of recyclable and energy waste materials into its sustainable production design.

In July 2020, Energy Vault completed mechanical construction of a five MW commercial demonstration unit (CDU) located in Arbedo-Castione, Switzerland based on the EV1 Tower design. In July 2020, the CDU was connected to the Swiss national electricity grid. Following the successful commercial scale deployment of the CDU, Energy Vault announced the new EVx platform in June 2021 concurrent with its announcement of an investment in Energy Vault from Saudi Aramco Energy Ventures investment. EVx will offer performance enhancements designed to have 80%-85% round trip efficiency, a 35-year life, and a flexible, modular design that is 45% lower in height than the EV1 Tower design. To date, Energy Vault has not sold any EVx system.

The Energy Vault sales model is designed to serve the full scope of the addressable market by offering its customers a choice of two programs. Under the first program, Storage Asset Owners, the customer owns both the energy storage system and the service the system provides (the energy storage and dispatch of electricity). Energy Vault anticipates that this program will constitute the substantial majority of future sales and that utility companies, independent power producers and industrial customers that consume large amounts of power or are making a transition to 24/7 renewable power may be interested in being Storage Asset Owners. Under the second program, Storage Service Customers, customers such as community choice aggregators, independent power producers and utility companies would sign long-term power purchase agreements and/or tolling agreements to purchase power on a fixed dollar per kilowatt monthly or hourly basis while Energy Vault and potentially other equity co-investors retain an ownership interest in the system. In this business model, power could also be sold on a merchant market basis to take advantage of large changes in “time of day” pricing of electricity.

The Business Combination

Energy Vault entered into the Business Combination Agreement on September 8, 2021. If the Business Combination is approved by Novus’s stockholders, and the conditions outlined in the Business Combination Agreement and other customary closing conditions are satisfied or waived, Energy Vault will merge with Merger Sub, with Energy Vault surviving as a wholly-owned subsidiary of Novus, which will change its name to “Energy Vault Holdings, Inc.”

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Energy Vault will be deemed the acquiror for accounting purposes and the Combined Company will be the successor SEC registrant, meaning that Energy Vault’s financial statements for previous periods will be disclosed in the Combined Company’s future periodic reports filed with the SEC. Under this method of accounting, Novus will be treated as the acquired company for financial statement reporting purposes. Upon consummation of the Business Combination, and the closing of the PIPE, the most significant change in the Combined Company’s future reported financial position and results are expected to be an estimated increase in cash and cash equivalents to approximately $242.8 million in a maximum redemption scenario and to $461.4 million in a minimum redemption scenario. In either case, approximately $100.0 million in gross proceeds from the PIPE will be contributed to the Combined Company. Total direct and incremental transaction costs of Novus and Energy Vault are estimated at approximately $49.4 and will be treated as a reduction of the cash proceeds with $46.5 million deducted from additional paid-in capital for equity issuance costs and the remaining balance is expensed through accumulated deficits. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

As a result of the Business Combination, Energy Vault will become the successor to a publicly traded company, which will require the hiring of additional personnel and implementation of procedures and processes to comply with public company regulatory requirements and customary practices. The Combined Company will be classified as an Emerging Growth Company, as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted on April 5, 2012. Upon completion of the Business Combination, the Combined Company will be provided certain disclosure and regulatory relief, provided by the SEC by virtue of the JOBS Act, as an Emerging Growth Company.

Key Factors and Trends Affecting our Business

We believe that our performance and future success depend upon several factors that present significant opportunities for us but also pose risks and challenges including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Product Development and Deployment Plan

Energy Vault intends to leverage its technology, competitive strengths, and remediation opportunity to establish its EVx and EVRC systems as viable solutions for short, medium and long-term renewable energy storage solutions.

Our cost projections are heavily dependent upon raw materials (such as steel), equipment (such as motors, inverters and power electronic devices) and technical and construction service providers (such as engineering, procurement, construction firms). The global supply chain, on which Energy Vault relies, has been significantly impacted by the COVID-19 pandemic and other economic uncertainties, resulting in potential significant delays and cost fluctuations, particularly with respect to microchips and many other raw materials that are within the motor and power electronic supply chains. These future timing and financial developments may impact Energy Vault’s performance from both a deployment and cost perspective.

Currently, the only operating energy storage system utilizing Energy Vault’s technologies is the CDU which Energy Vault continues to use for testing and software improvement. Building on its experience with the CDU, Energy Vault has designed its EVx system. The EVx platform is designed to be a scalable, modular product line starting from 40MWh to multi-GWh to address grid resiliency needs in shorter durations while supporting longer duration and power needs in the event of power outages or powering industrial processes over long periods. Using the EVx design as a building block, the EVRC can be custom designed and built out in 10MWh increments that can scale to multi-GW-hour storage capacity to meet the energy storage needs for grid-scale deployment. There are no commercial installations of Energy Vault’s EVx system or EVRC platform at this time.

Energy Storage Industry

Our future revenue growth will be directly tied to the continued adoption of renewable energy storage systems. As the sector is relatively nascent, we expect the markets for renewable energy storage to increase. Furthermore, our systems rely on an alternative technology to the dominant and accepted storage technologies such as lithium-ion, flow batteries and thermal storage. Our business depends on the acceptance of our products, including the EVx systems, in the marketplace. Even if renewable energy and energy storage become more widely adopted than they have been to date, potential customers may choose energy storage products from our competitors that are based on technologies other than our gravity-based energy storage technology.

COVID-19

The spread of the COVID-19 has caused an economic downturn on a global scale, as well as significant volatility in the financial markets. Government reactions to the public health crisis with mitigation measures have created significant uncertainties in the U.S. and global economies. The COVID-19 pandemic had caused delays in the construction of the CDU in Switzerland due to Government-mandated temporary stay-at-home and quarantine orders; however, it did not significantly impact Energy Vault’s other core functions such as research and development and capital raising. Due to the pandemic related uncertainties in global markets and specific restrictions announced by The Canton Government of Ticino in March and April 2020, Energy Vault implemented actions to reduce its operating expense run rate through temporary salary reductions and other discretionary expense reductions. CDU component deliveries into the testing site in Arbedo Castione were also delayed due to the Swiss border being closed and due to the worksite being shut in compliance with the March 2020 lockdown. Furthermore, the Canton Health and Safety Department of Ticino, Switzerland ordered the hiring of a Health and Safety Manager in order to resume onsite operations of the CDU. The extent to which the COVID-19 pandemic impacts Energy Vault’s business, operations and financial results will depend on numerous evolving factors that management may not be able to accurately predict. The ultimate outcome of these matters is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain.

Components of Results of Operations

Revenue

To date, we have not recognized any revenue. We expect to earn revenue from the two complementary sales models based on customer preferences. Under the first program, Storage Asset Owners, the customer owns both the energy storage system and the service the system provides (the energy storage and dispatch of electricity). Energy Vault anticipates that this program will constitute the substantial majority of future sales and that utility companies, independent power producers and industrial customers that consume large amounts of power or are making a transition to 24/7 renewable power may be interested in being Storage Asset Owners. Under the second program, Storage Service Customers, customers such as community choice aggregators, independent power producers and utility companies would sign long-term power purchase agreements and/or tolling agreements to purchase power on a fixed dollar per kilowatt monthly or hourly basis while Energy Vault and other potentially other equity co-investors would retain an ownership interest in the system. We intend to finalize our revenue recognition policies relating to both programs once we finalize definitive agreements with our future customers. We have not recognized any revenue for the years ended December 31, 2020, and 2019 or for the six months ended June 30, 2021.

Operating expenses

Sales and marketing expenses

Sales and marketing expenses consist primarily of expenses relating to professional service costs, trade shows, marketing and sales related promotional materials, public relations expenses, website operating and maintenance costs, and stock-based compensation expenses for marketing, sales personnel, and related support teams. We expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to support the overall growth in our business.

Research and development expenses

Research and development expenses consist primarily of internal and external expenses incurred in connection with our research activities and development programs that include materials costs directly related to the product development, testing and evaluation costs, construction costs including labor and transportation of material, overhead related costs and other direct expenses consisting of stock-based compensation and consulting expenses relating to study of product safety, reliability and development. We expect our research and development costs to increase for the foreseeable future as we continue to invest in these activities to achieve our product design, engineering, and development roadmap.

General and administrative expenses

General and administrative expenses consist of information technology expenses, legal and professional fees, travel cost, personnel-related expenses for our corporate, executive, finance, and other administrative functions including expenses for professional and contract services. Personnel related expenses consist of salaries, benefits, and stock-based compensation expense. To a lesser extent, general and administrative expense includes depreciation, insurance costs, rent, office expenses and maintenance costs. We expect our general and administrative expenses to increase in the foreseeable future as we hire personnel to meet the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations fees and other administrative and professional services.

Inventory write-down

Energy Vault began development of a prototype of the EV1 in March 2020, resulting in the CDU, an EV1 Tower, which was connected to Swiss national grid in July 2020. Thereafter, through design improvements and refinements of its technology, Energy Vault formally launched the new EVx platform in April 2021. The inventory write-down reported for the six months ended June 30, 2021, is attributable to losses incurred due to a damaged component relating to the CDU. Additionally, other components, which were not previously installed, remain in inventory and were adjusted to their estimated net realizable value as Energy Vault intends to eventually sell them. As the EVx system is being developed, the remaining components of the CDU have been reclassified as a demonstration and testing equipment in plant and equipment category of the condensed consolidated balance sheet.

Other income (expense)

Change in fair value of derivative

The gain/(loss) on revaluation of embedded derivatives consists of periodic fair value adjustments associated with the Series B Convertible Preferred Stock issuance right derivative liability.

Interest expense

Interest expense consists primarily of interest related to finance leases and non-cash interest expense related to the discount on the issuance of convertible notes.

Other income (expense), net

Other income (expense), net consists primarily of interest income relating to our investment in money market funds as well as gains and losses related to foreign exchange transactions.

Results of operations

Comparison of six months ended June 30, 2021, and June 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	Six months ended June 30,
	2021	2020	Changes
Operating Expenses: -
Sales and marketing	$273,649	$190,018	$83,631	44.0%
Research and development	3,222,642	3,420,776	(198,134)	-5.8%
General and administrative	4,862,061	3,052,337	1,809,724	59.3%
Inventory write-down	2,743,771	—	2,743,771	N/A
Total operating expense	11,102,123	6,663,131	4,438,992	66.6%
Loss from operations	(11,102,123)	(6,663,131)	(4,438,992)	66.6%
Other income (expenses):
Change in fair value of derivative	—	891,443	(891,443)	N/A
Interest expense	(6,550)	(1,012)	(5,538)	547.2%
Other income (expenses), net	(1,317,082)	294,941	(1,612,023)	-546.6%
Total other income (expenses), net	(1,323,632)	1,185,372	(2,509,004)	-211.7%
Net loss	$(12,425,775)	$(5,477,759)	$(6,948,016)	126.8%

Operating expenses

Sales and Marketing

Sales and marketing expenses increased by $83,631, or 44%, to $273,649 for the six months ended June 30, 2021, from $190,018 for the six months ended June 30, 2020. The increase resulted primarily from increases in stock-based compensation expense due to expanded headcount, particularly at the senior levels, and an increased focus on business development, marketing, and public relations related spending.

Research and Development

Research and development expenses decreased by $198,134, or 5.8%, to $3,222,642 for the six months ended June 30, 2021, from $3,420,776 for the six months ended June 30, 2020. The higher cost during 2020 was the result of a one-time study related to seismic research of the EV1 system to test product stability in different terrains.

General and Administrative

General and administrative expenses increased by $1,809,724, or 59.3%, to $4,862,061 for the six months ended June 30, 2021 from $3,052,337 for the six months ended June 30, 2020. The increase resulted primarily from increased external costs such as accounting, finance, tax compliance, auditing, legal, and other professional costs associated with preparing to become a public reporting entity, depreciation on property and equipment and to a lesser extent in payroll and related costs due to the increase in personnel employed by Energy Vault.

Inventory write-down

Inventory write-down was $2,743,771 for the six months ended June 30, 2021 as compared to $0 for the six months ended June 30, 2020. The increase was due to the write down of components of the CDU that were damaged. This write-off and other related costs have been partially offset by an insurance claim received by Energy Vault against the claim filed for damaged components. Additionally, other components, which were not previously installed, remain in inventory at their estimated net realizable value, as Energy Vault intends to sell them.

Other income, net

Change in fair value of derivative

Gain on revaluation of fair value adjustments decreased by $891,443 to $0 for the six months ended June 30, 2021 from $891,443 for the six months ended June 30, 2020. The derivative liability expired in June 2021 without exercise, resulting in the fair value of the derivative liability becoming $0 for the six months ended June 30, 2021.

Interest expense

Interest expense, net increased by $5,538 to $6,550 for the six months ended June 30, 2021 from $1,012 for the six months ended June 30, 2020. The increase was primarily the result of an increase in finance lease obligations.

Other income (expense), net

Other expense was $1,317,082 for the six months ended June 30, 2021 compared to other income of $294,941 for the six months ended June 30, 2020. The change resulted primarily from fluctuations in foreign currency transaction gain and losses.

Comparison of the year ended December 31, 2020 to year ended December 31, 2019

The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2020 and December 30, 2019 and the changes between periods.

	Year ended December 31,
	2020	2019	Changes

Operating Expenses: -
Sales and marketing	$311,135	$932,905	$(621,770)	-66.6%
Research and development	8,519,541	2,064,590	6,454,951	312.7%
General and administrative	5,674,756	7,015,163	(1,340,407)	-19.1%
Total operating expense	14,505,432	10,012,658	4,492,774	44.9%
Loss from operations	(14,505,432)	(10,012,658)	(4,492,774)	44.9%
Other income (expenses):
Change in fair value of derivative	(11,923,000)	776,407	(12,699,407)	-1635.7%
Interest expense	(128,134)	(1,191,368)	1,063,234	-89.2%
Other income	2,386,395	286,982	2,099,413	731.5%
Total other income (expenses), net	(9,664,739)	(127,979)	(9,536,760)	7451.8%
Loss before income tax expense	(24,170,171)	(10,140,637)	(14,029,534)	138.3%
Income tax expense	(830)	(810)	(20)	2.5%
Net loss	$(24,171,001)	$(10,141,447)	$(14,029,554)	138.3%

Operating expenses

Sales and Marketing

Sales and marketing expenses decreased by $621,770, or 66.6%, to $311,135 for the year ended December 31, 2020 from $932,905 for the year ended December 31, 2019. The decrease was primarily from the impact of the COVID-19 pandemic in early 2020, resulting in reduction of travel related costs, lower number of trade shows and reduced spending on materials and sales consultant costs as a result of the lower level of business development activities.

Research and Development

Research and development expenses increased by $6,454,951, or 312.7%, to $8,519,541 for the year ended December 31, 2020 from $2,064,590 for the year ended December 31, 2019. The increase resulted primarily from an increase in material purchase costs and professional services fees as well as costs incurred for a one-time study related to seismic research of the EV1 to test product stability in different terrains. In 2019, the activities were limited to design of the CDU and in 2020, the product entered the development and construction phase involving higher construction-related costs.

General and Administrative

General and administrative expenses decreased by $1,340,407, or 19.1%, to $5,674,756 for the year ended December 31, 2020 from $7,015,163 for the year ended December 31, 2019. The decrease resulted primarily from lower legal and professional fees and an online theft incident in 2019, a majority of which was recovered through an insurance claim in 2020, partially offset by an increase in payroll and related costs due to increased headcount to support the growth in our operations.

Other income (expense)

Change in fair value of derivative

Loss on revaluation of the derivative instrument was $11,923,000 for the year ended December 31, 2020 compared to a gain of $776,407 for the year ended December 31, 2019. The change resulted from loss on the fair value of the derivative instrument related to Series-B preferred stock.

Interest Expense

Interest expense, net decreased by $1,063,234, or 89.2%, to $128,134 for the year ended December 31, 2020 from $1,191,368 for the year ended December 31, 2019. The decrease resulted primarily from lower discount on the issuance of the Series B-1 convertible notes during 2020 as compared to the higher discount on issuance of the Series A-1 convertible notes during 2019.

Other Income, net

Other income increased by $2,099,413, or 731.5%, to $2,386,395 for the year ended December 31, 2020 from $286,982 for the year ended December 31, 2019. The increase resulted primarily from the increase in foreign currency transaction gains.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance and sale of equity, debt, convertible notes and preferred stock. We have not generated any cash from our operations.

During August and September 2021, we entered into financing arrangements with a large institutional investor and existing stockholders consisting of the sale of 2,182,515 shares of our Series C Preferred Stock at a price of $49.0258 per share for net proceeds of approximately $ 105.4 million. To augment our liquidity position further, we entered into the Business Combination Agreement with Novus on September 8, 2021. The transaction is expected to close in the fourth quarter of 2021 or early 2022. On September 8, 2021, Novus announced that it received Subscription Agreements for the purchase of approximately $100 million of additional capital from the sale of Novus Common Stock in the PIPE, which is expected to close concurrently with the Business Combination.

Our consolidated financial statements do not reflect the transactions contemplated by the above-mentioned Business Combination. However, even assuming maximum redemptions of approximately $218.6 million by Novus stockholders pursuant to the Business Combination, management believes the pro forma cash and cash equivalents of approximately $242.8 million will be adequate to fund operations, manufacturing, research and development, administration as well as sales and marketing costs for at least the next twelve months. Should we enter into definitive collaboration and/or joint venture agreements or engage in business combinations in the future, we may be required to seek additional financing.

We may continue to incur additional losses for the next several years, and we may seek additional capital through equity and/or debt financings depending on market conditions. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

In March 2020, we received $518,645 in aggregate loan proceeds under the Swiss Government COVID-19 Financial Assistance Program. The note does not bear interest and matures in 60 months from the date of issuance. The note was repaid in full on September 8, 2021.

In May 2020, we received $220,020 in aggregate loan proceeds pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. The loan accrued interest at the rate of 1% per annum. The loan was repaid in full on September 3, 2021.

As of June 30, 2021, we had $17,629,828 of cash and cash equivalents. As reflected in our consolidated financial statements included elsewhere in this proxy statement/prospectus, we had an accumulated deficit as of June 30, 2021, and a net loss and net cash used in operating activities for the reporting period then ended. Energy Vault expects to incur losses in the foreseeable future due to its on-going research and development activities and may require additional sources of capital.

Cash Flows

The following table summarizes cash flows from operating, investing, and financing activities for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash (used) in operating activities	$(8,936,657)	$(8,848,331)	$(16,700,304)	$(14,833,341)
Net cash (used) in investing activities	(73,163)	(1,171,176)	(1,754,504)	(1,156,148)
Net cash provided by financing activities	15,066,902	668,375	15,641,814	28,041,780
Effects of exchange rate changes on cash	1,521,595	(11,650)	(1,795,567)	(332,429)
Net increase (decrease) in cash	7,578,677	(9,362,782)	(4,608,561)	11,719,862
Cash, beginning of period	10,051,151	14,659,712	14,659,712	2,939,850
Cash, end of period	$17,629,828	$5,296,930	$10,051,151	$14,659,712

Operating Activities

Net cash used in operating activities was $8,936,657 for the six months ended June 30, 2021, which is comprised of a net loss of $12,425,755, offset by a non-cash increase in inventory write-down by $3,188,991 and other non-cash expense increases of $1,031,084. Net changes in operating assets and liabilities used $730,977 of cash primarily due to a decrease in accounts payable and accrued expenses along with an increase in prepaid expenses and other current assets partially offset by an increase in inventory.

Net cash used in operating activities was $8,848,331 for the six months ended June 30, 2020, which is comprised of a net loss of $5,477,759 offset by changes in fair value of a derivative of $891,443 and other non-cash expenses of $302,848. Net changes in operating assets and liabilities used $2,781,977 of cash primarily due to an increase in inventory, prepaid expenses and other current assets offset by an increase in accounts payable and accrued expenses.

Net cash used in operating activities was $16,700,304 for the year ended December 31, 2020, which principally comprised a net loss of $24,171,001 offset by a change in fair value of a derivative liability of $11,923,000 and other non-cash expenses of $874,213. Net changes in operating assets and liabilities used $5,326,516 of cash primarily due to an increase in inventory, prepaid expenses and other current assets and offset by an increase in accounts payable and accrued expenses.

Net cash used in operating activities was $14,833,341 for the year ended December 31, 2019, which is comprised of a net loss of $10,141,447 increased by a change in fair value of derivative of $776,407 and offset by other non-cash increases in expenses of $1,313,613. Net changes in operating assets and liabilities used $5,229,100 of cash primarily due to an increase in inventory, prepaid expenses and other current assets and offset by an increase in accounts payable and accrued expenses and deferred revenue and other liabilities.

Investing Activities

Net cash used in investing activities was $73,163 and $1,171,176 for the six months ended June 30, 2021 and 2020, respectively, which was comprised of purchases of property and equipment and intangible assets.

Net cash used in investing activities was $1,754,504 and $1,156,148 for the years ended December 31, 2020 and 2019, respectively, which was comprised of purchases of property and equipment and other long-term assets.

Financing Activities

Net cash provided by financing activities was $15,066,902 for the six months ended June 30, 2021, which was comprised of $15,298,947 proceeds from the issuance of Series B-1 preferred stock, net of issuance costs, and $5,499 from the exercise of stock options being offset by a payment of $237,544 in principal towards long-term lease obligations.

Net cash provided by financing activities was $668,375 for the six months ended June 30, 2020, which was comprised of $747,752 in proceeds from the issuance of debt and offset by payments of $79,224 in principal towards long-term lease obligations and $153 for the payment of issuance costs for the issuance of shares.

Net cash provided by financing activities was $15,641,814 for the year ended December 31, 2020, which was comprised of $8,605,850 from the issuance of debt and $7,605,005 from the issuance of shares offset by the payment of $569,041 in principal towards long-term lease obligations.

Net cash provided by financing activities was $28,041,780 for the year ended December 31, 2019, which was comprised of $3,500,000 from the issuance of debt and $25,805,495 from the issuance of shares respectively which is offset by the payment of $163,497 in principal towards long-term lease obligations and the repayment of debt of $1,100,218.

Contractual Obligations, Commitments and Contingencies

Our contractual obligations and other commitments as of June 30, 2021 and December 31, 2020 consisted of preferred stock, notes payable, operating and finance lease commitments and deferred pension obligations. See Note 14 and Note 12 to annual consolidated financial statements and interim condensed consolidated financial statements, respectively, of Energy Vault included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Commitments and Arrangements

Energy Vault has not entered into off-balance sheet arrangements, as defined in the rules and regulations of the SEC as of June 30, 2021.

Critical Accounting Policies and Use of Estimates

Our financial statements are prepared in conformity with GAAP. In preparing our financial statements, we make assumptions, judgments, and estimates based on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions and conditions.

Our significant accounting policies are described in Note 1 to the audited consolidated financial statements of Energy Vault included elsewhere in this proxy statement/prospectus, and we believe that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Stock-Based Compensation

Accounting for stock-based compensation requires us to make a number of judgments, estimates and assumptions. If any of the estimates prove to be inaccurate, Energy Vault’s net loss and operating results could be affected adversely.

The stock-based compensation arrangements are accounted for in accordance with ASC Topic 718, “Share Based Payments”. Compensation expense is recognized over the requisite service period (usually the vesting period) on a straight-line basis and adjusted for actual forfeitures of unvested awards as they occur.

Stock awards that vest solely based on a service condition are measured based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model, which is impacted by the following assumptions:

●	Expected Term — The expected term represents the period that Energy Vault’s awards granted are expected to be outstanding and is determined based upon the simplified method, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
●	Expected Volatility — Since we are privately held and do not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock award grants.
●	Risk-Free Interest Rate — We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.
●	Expected Dividend — Energy Vault has never paid dividends on its common stock and has no plans to pay dividends in the foreseeable future. Therefore, an expected dividend yield of zero was used.

The grant date fair value of our Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).

Defined Benefit Pension Obligation

Energy Vault’s wholly owned subsidiary in Switzerland has a defined benefit pension obligation covering retirement and other long-term benefits for the local employees. The plan is a statutory requirement in accordance with local regulations which is accounted for and disclosed in accordance with the provisions of GAAP relating to the accounting for pension plans. These GAAP provisions require the use of assumptions, such as the discount rate for liabilities and long-term rate of return on assets, in determining the projected benefit obligation, fair value of plan assets and an underfunded net benefit obligation.

Emerging Growth Company Accounting Election

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have irrevocably elected to take advantage of the benefits of this extended transition period for new or revised standard. We are expected to remain an emerging growth company at least through the end of the 2021 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted/unadopted accounting pronouncements are described in Note 2 to the consolidated financial statements of Energy Vault included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates.

Foreign Currency Risk

Our market risk exposure is primarily a result of exposure resulting from potential changes in foreign currency exchange related to the intercompany loan with our subsidiary that are denominated in currency other than the U.S. dollar. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future. A 10% increase or decrease in the value of the Swiss franc to the U.S. dollar would have caused our reported annual net loss to increase or decrease by approximately $2.9 million for the year ended December 31, 2020.

Inflation Risk

Our operations could be adversely impacted by inflation, primarily from higher material, labor, and construction costs. While it is difficult to measure the impact of inflation for such estimates accurately, we believe, if our costs are affected due to significant inflationary pressures, we may not be able to fully offset higher costs through price increases or other corrective measures, which may adversely affect our business, financial condition and results of operations.

CERTAIN ENERGY VAULT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Energy Vault’s Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management After the Business Combination” and “Executive Compensation” and the registration rights described in the section titled “Description of Securities,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

●	Energy Vault has been or is to be a participant;
●	the amount involved exceeded or exceeds $120,000; and
●	any of Energy Vault’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Equity Financings

Sales of Series Seed 1 Preferred Stock

In May 2018, Energy Vault issued an aggregate of 1,652,083 shares of its Series Seed 1 Preferred Stock upon the conversion of approximately $0.8 million in indebtedness. Each share of Energy Vault’s Series Seed 1 Preferred Stock will convert automatically into shares of Energy Vault Common Stock in connection with the conversion, as provided in the Business Combination Agreement.

The following table summarizes purchases of shares of Energy Vault’s Series Seed 1 Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Shares of Series Seed 1 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Robert Piconi(1)	110,161	$50,187
Entities affiliated with Idealab(2)	495,725	$225,843
(1)	Mr. Piconi, the chief executive officer and director of Energy Vault, holds more than 5% of Energy Vault’s capital stock.
(2)	Entities affiliated with Idealab holding shares of Energy Vault’s Series Seed 1 Preferred Stock which are aggregated for purposes of reporting share ownership information include Idealab Studio, LLC and Idealab Holdings LLC. One of Energy Vault’s directors is an affiliate of Idealab.

Sales of Series Seed 2 Preferred Stock

In October 2018, Energy Vault issued an aggregate of 626,994 shares of its Series Seed 2 Preferred Stock upon the conversion of approximately $0.9 million indebtedness. Each share of Energy Vault’s Series Seed 2 Preferred Stock will convert automatically into shares of Energy Vault Common Stock in connection with the Conversion, as provided in the Business Combination Agreement.

The following table summarizes purchases of shares of Energy Vault’s Series Seed 2 Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Shares of Series Seed 2 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Parksea Investment Limited(1)	339,117	$505,132

(1)	Parksea Investment Limited held more than 5% of Energy Vault’s capital stock immediately after this transaction solely as a result of this transaction.

Sales of Series A-1 Preferred Stock

In May 2019, Energy Vault issued an aggregate of 1,025,646 shares of its Series A-1 Preferred Stock upon the conversion of approximately $3.1 million in indebtedness. Each share of Energy Vault’s Series Seed 1 Preferred Stock will convert automatically into shares of Energy Vault Common Stock in connection with the conversion, as provided in the Business Combination Agreement.

The following table summarizes purchases of shares of Energy Vault’s Series A-1 Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Shares of Series A-1 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Robert Piconi(1)	84,069	$252,116
NeoTribe Ventures I, L.P.(2)	840,694	$2,521,174
(1)	Mr. Piconi, the chief executive officer and director of Energy Vault, holds more than 5% of Energy Vault’s capital stock.
(2)	NeoTribe Ventures I, L.P. holds the shares for itself and as nominee for NeoTribe Associates I, L.P. One of Energy Vault's directors is an affiliate of NeoTribe Ventures I, L.P.

Sales of Series A-2 Preferred Stock

In May 2019, Energy Vault sold an aggregate of 750,510 shares of its Series A-2 Preferred Stock at a purchase price of $4.7364 per share for an aggregate purchase price of approximately $3.6 million. Each share of Energy Vault’s Series A-2 Preferred Stock will convert automatically into shares of Energy Vault Common Stock in connection with the conversion, as provided in the Business Combination Agreement.

The following table summarizes purchases of shares of Energy Vault’s Series A-2 Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Shares of Series A-2 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Neotribe Ventures I, L.P.(1)	528,823	$2,504,717
(1)	NeoTribe Ventures I, L.P. holds the shares for itself and as nominee for NeoTribe Associates I, L.P. The shares were issued to NeoTribe Ventures I, L.P. upon the conversion of indebtedness. One of Energy Vault's directors is an affiliate of NeoTribe Ventures I, L.P.

Sales of Series B Preferred Stock

In July 2019, Energy Vault sold an aggregate of 2,163,433 shares of its Series B Preferred Stock at a purchase price of $11.55571 per share for an aggregate purchase price of approximately $25.0 million. Each share of Energy Vault’s Series B Preferred Stock will convert automatically into shares of Energy Vault Common Stock in connection with the conversion, as provided in the Business Combination Agreement.

The following table summarizes purchases of shares of Energy Vault’s Series B Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Shares of Series B Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Entity affiliated SoftBank Vision Fund(1)	2,163,433	$25,000,004
(1)	The entity affiliated with Softbank Vision Fund holding shares of Energy Vault’s Series B Preferred Stock which are aggregated for purposes of reporting share ownership information is SoftBank Vision Fund (AIV M2) L.P. One of Energy Vault's directors is an affiliate of SoftBank Vision Fund.

Sales of Series B-1 Preferred Stock

Between December 2020 and May 2021, Energy Vault sold an aggregate of 2,137,131 shares of its Series B-1 Preferred Stock at a purchase price of $14.50675 per share for an aggregate purchase price of approximately $30.3 million, including the conversion of approximately $7.9 million of indebtedness. Each share of Energy Vault’s Series B-1 Preferred Stock will convert automatically into shares of Energy Vault Common Stock in connection with the conversion, as provided in the Business Combination Agreement.

The following table summarizes purchases of shares of Energy Vault’s Series B-1 Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Shares of Series B-1 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Entities affiliated with Helena(1)	1,715,260	$24,882,870
Entities affiliated with ALM JPC Ventures, LLC(2)	219,690	$3,186,999
(1)	Entities affiliated with Helena holding shares of Energy Vault’s Series B-1 Preferred Stock which are aggregated for purposes of reporting share ownership information include HSI Energy Vault I LLC, HSI Energy Vault II LLC, HSI EV Brasil LLC, HSI Puma LLC and Helena ZePak EV LLC. 544,773 of the shares were issued to Helena upon the conversion of indebtedness. Henry Elkus is one of Energy Vault’s directors and an affiliate of Helena.
(2)	Entities affiliated with ALM JPC Ventures, LLC holding shares of Energy Vault’s Series B-1 Preferred Stock which are aggregated for purposes of reporting share ownership information include EV SPV 6, L.P. and Select X, L.P. 185,224 of the shares were issued to entities affiliated with ALM JPC Ventures, LLC upon the conversion of indebtedness.

Sales of Series C Preferred Stock

In August and September 2021, Energy Vault sold an aggregate of 2,182,515 shares of its Series C Preferred Stock at a purchase price of $49.0258 per share for an aggregate purchase price of approximately $107 million. Each share of Energy Vault’s Series C Preferred Stock will convert automatically into shares of Energy Vault Common Stock in connection with the Conversion, as provided in the Business Combination Agreement.

The following table summarizes purchases of shares of Energy Vault’s Series C Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Shares of Series C Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Entities affiliated with Prime Movers Lab(1)	917,884	$44,999,997
Entities affiliated with Helena(2)	47,118	$2,309.998
Entities affiliated with SoftBank Vision Fund(3)	203,974	$9,999,989
Entities affiliated with ALM JPC Ventures, LLC(4)	10,199	$500,014
(1)	Entities affiliated with Prime Movers Lab holding shares of Energy Vault’s Series C Preferred Stock which are aggregated for purposes of reporting share ownership information include Prime Movers Growth Fund I, LP. One of Energy Vault's directors is an affiliate of Prime Movers Lab.
(2)	Entities affiliated with Helena holding shares of Energy Vault’s Series C Preferred Stock which are aggregated for purposes of reporting share ownership information include Helena ZePak EV LLC and EN Fund I, A Series of Helena Special Investments AL Ventures, LP. Henry Elkus is one of Energy Vault’s directors and an affiliate of Helena. One of Energy Vault's directors is an affiliate of SoftBank Vision Fund.
(3)	Entities affiliated with SoftBank Vision Fund holding shares of Energy Vault’s Series C Preferred Stock which are aggregated for purposes of reporting share ownership information include SoftBank Vision Fund (AIV M2) L.P. acting by its manager, SB Investment Advisers (UK) Limited.
(4)	Entities affiliated with ALM JPC Ventures, LLC holding shares of Energy Vault’s Series C Preferred Stock which are aggregated for purposes of reporting share ownership information include Select X, L.P.

Amended and Restated Investor Rights Agreement

In connection with the issuances of shares of its Series C Preferred Stock in August 2021, Energy Vault entered into an amended and restated investors’ rights agreement (the “Investor Rights Agreement”) with certain holders of Energy Vault’s capital stock, including entities affiliated with Helena, Neotribe Ventures, SoftBank Vision Fund, Prime Movers Lab and entities affiliated with ALM JPC Ventures, LLC, who are each holders of more than 5% of Energy Vault’s capital stock, and Robert Piconi, who is a director and executive officer of Energy Vault and holds more than 5% of our capital stock.

The Investor Rights Agreement provides for, among other things, certain demand, piggyback and Form S-3 registration rights. Such registration rights of any party to the Investors’ Rights Agreement will terminate four years after the closing of the Business Combination or when such party is able to resell all of its registrable shares pursuant to Rule 144 of the Securities Act in a 90-day period, whichever occurs first. The remaining provisions of the Investor Rights Agreement are expected to be terminated upon the Closing of the Business Combination.

Amended and Restated Right of First Refusal and Co-Sale Agreement

In connection with the issuances of shares of its Series C Preferred Stock in August 2021, Energy Vault entered into an amended and restated right of first refusal and co-sale agreement (the “Co-Sale Agreement”) with certain holders of Energy Vault’s capital stock, including entities affiliated with Helena, Neotribe Ventures, SoftBank Vision Fund, Prime Movers Lab and entities affiliated with ALM JPC Ventures, LLC, who are each holders of more than 5% of Energy Vault’s capital stock, Robert Piconi, who is a director and executive officer of Energy Vault and holds more than 5% of our capital stock, and Andrea Pedretti, Chief Technology Officer of Energy Vault, and Merrick Kerr.

The Co-Sale Agreement will terminate upon the Closing of the Business Combination.

Amended and Restated Voting Agreement

In connection with the issuances of shares of its Series C Preferred Stock in August 2021, Energy Vault entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of Energy Vault’s capital stock, including entities affiliated with Helena, Neotribe Ventures, SoftBank Vision Fund, Prime Movers Lab and entities affiliated with ALM JPC Ventures,

LLC, who are each holders of more than 5% of Energy Vault’s capital stock, and Robert Piconi, who is a director and executive officer of Energy Vault and holds more than 5% of our capital stock.

The Voting Agreement provides for, among other things, such holders to vote in accordance with its terms, including in matters related to the composition of the Energy Vault Board, and provides for drag-along rights and rights of first offer, as the case may be, with respect to proposed sales of Energy Vault’s securities. The Voting Agreement will terminate upon the Closing of the Business Combination.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

Energy Vault has entered into indemnification agreements with each of its directors and purchased directors’ and officers’ liability insurance. Under the indemnification agreements, Energy Vault agreed to indemnify its directors to the fullest extent permitted by Delaware law. The indemnification agreements, Energy Vault’s amended and restated certificate of incorporation, as amended, and its bylaws, as amended and currently in effect, require Energy Vault to indemnify its directors and officers to the fullest extent permitted under Delaware law.

The Proposed Certificate of Incorporation, which will be effective upon the completion of the Business Combination, will contain provisions limiting the liability of directors, and the Combined Company’s amended and restated bylaws, which will be effective upon the completion of the Business Combination, will provide that the Combined Company will indemnify each of its directors to the fullest extent permitted under Delaware law. The Proposed Certificate of Incorporation and the amended and restated bylaws will also provide the Combined Company Board with discretion to indemnify officers and employees when determined appropriate by the Combined Company Board.

The Combined Company intends to enter into new indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide that the Combined Company will indemnify each of its directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of the Combined Company’s directors or executive officers, to the fullest extent permitted by Delaware law, the Proposed Certificate of Incorporation and the amended and restated bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Combined Company will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director or executive officer.

Secondary Sales

In August 2019, Energy Vault waived its right of first refusal in connection with secondary sales of its Series FR Preferred Stock by Idealab. Idealab sold 259,611 shares of Energy Vault’s Series FR Preferred Stock to entities affiliated with ALM JPC Ventures, LLC, at $11.55571 per share for aggregate consideration of $2,999,989 pursuant to stock purchase agreements.

In January 2020, Energy Vault waived its right of first refusal in connection with secondary sales of its common stock by Andrea Pedretti, Energy Vault’s Chief Technology Officer. Mr. Pedretti sold 244,224 shares of Energy Vault’s common stock to third-party purchasers, including entities affiliated with Idealab, at $13.72 per share for aggregate consideration of $476,008 pursuant to stock purchase agreements.

In July 2021, Energy Vault waived its right of first refusal in connection with secondary sales of its common stock by Marco Terruzzin, Energy Vault’s Chief Product Officer. Mr. Terruzzin sold 20,000 shares of Energy Vault’s common stock to a third-party purchaser, at $90.00 per share for aggregate consideration of $1,800,000 pursuant to a stock purchase agreement.

In August 2021, Energy Vault waived its right of first refusal in connection with secondary sales of its common stock by Merrick Kerr. Mr. Kerr sold 25,981 shares of Energy Vault’s common stock to an entity affiliated with ALM JPC Ventures, LLC, at approximately $44.12 per share, for aggregate consideration of $1,146,366 pursuant to a stock transfer agreement.

In September 2021, Energy Vault waived its right of first refusal in connection with secondary sales of its capital stock by Idealab. Idealab sold 150,000 shares of Energy Vault Common Stock, 38,296 shares of Energy Vault’s Series FR Preferred Stock and 16,254 shares of Energy Vault’s Series Seed 1 Preferred Stock to an affiliate of ALM JPC Ventures, LLC for $9,500,000 in aggregate consideration. In connection with these transfers, Energy Vault also approved a transfer by one affiliate of ALM JPC Ventures, LLC of 10,199 shares of Series C Preferred Stock and 25,981 shares of Energy Vault Common Stock to another affiliate of ALM JPC Ventures, LLC for $1,643,379 in aggregate consideration.

Consulting Agreement

On October 25, 2019, Energy Vault SA, the wholly owned subsidiary of Energy Vault, Inc., entered into a consulting agreement with Mauro Pedretti, father of Andrea Pedretti. Under the terms of the agreement, Mr. Pedretti’s duties include consulting engineering services and assistance as requested by our Chief Executive Officer and other members of our management team. The term of the agreement commenced in 2019 and continues to be effective. As compensation for his services, Mr. Mauro Pedretti is paid an annual salary of CHF 193,860 (approximately $181,178 based on an exchange ratio of 1.07 CHF to one U.S. dollar).

Commercial Agreements

In 2018, Energy Vault entered into a Services Agreement with Idealab, a California corporation, pursuant to which Energy Vault purchased services relating to, among other things, the use of facilities, human resources, legal services and accounting, totaling $134,267, $203,133 and $56,475 for the years ended December 31, 2020, 2019 and 2018, respectively. In 2018, Energy Vault also purchased intellectual property-related assets pursuant to an Asset Purchase Agreement for aggregate consideration equaling $30,000. $15,000 of the consideration was to be paid in cash with the remaining consideration being delivered as 150,000 shares of Energy Vault Common Stock at a per share price of $0.10. Such sale of Energy Vault Common Stock was also evidenced by a stock purchase agreement dated March 5, 2018. Energy Vault believes the terms of the transactions described above were comparable to terms it could have obtained in arm's-length dealings with unrelated third parties. Idealab is an affiliate of a director of Energy Vault.

Other Agreements with Principal Stockholders

In April 2019, Energy Vault incurred a loss of approximately $1.5 million from a phishing scheme that targeted Idealab and Energy Vault. Idealab loaned Energy Vault $1.0 million as a stop-gap measure in April 2019, which was paid back in full in September 2019. In November 2020, Energy Vault and Idealab reached an agreement to settle all claims relating to this incident. Pursuant to such settlement agreement, Idealab agreed to pay Energy Vault $900,000, and each of the parties agreed to generally release the other party of all claims relating to this incident.

In October 2019, an employee of an affiliate of the SoftBank Vision Fund uploaded confidential information of Energy Vault to a third-party website. The SoftBank Vision Fund affiliate agreed to pay Energy Vault to mitigate some of the costs relating to the breach, and in December 2020, Energy Vault and the SoftBank Vision Fund affiliate reached an agreement to settle all claims relating to this incident. Pursuant to such settlement agreement, SoftBank Vision Fund agreed to pay Energy Vault $412,000 in exchange for a general release of all claims relating to this incident.

Loans to Executive Officers

We previously made loans to certain of our executive officers. As described below, each of the loans has been repaid and terminated.

Merrick Kerr

In February 2019, Energy Vault loaned Merrick Kerr $119,513 with interest at 2.91%, compounded annually, in connection with Mr. Kerr’s early exercise of an option to purchase 259,810 shares of Energy Vault Common Stock. The loan was made pursuant to a recourse promissory note with partial recourse as to the amount of the loan and secured in full by a pledge of 259,810 shares held by Mr. Kerr. In August 2021, Mr. Kerr repaid the outstanding principal and interest due under the loan, and Energy Vault terminated the promissory note. In August 2021, a total of $124,874 including $5,362 in interest, was paid under the loan.

Andrea Pedretti

In July 2019, Energy Vault SA loaned Andrea Pedretti, its Chief Technology Officer, $214,500 and CHF 169,749 with interest at 1.50%, compounded annually, in connection with his Energy Vault-approved relocation from Switzerland to California. The loan was made pursuant to a promissory note and had a maturity date of December 31, 2019 In May 2021, Mr. Pedretti repaid the outstanding principal of $403,811 and interest due under the loan, and Energy Vault terminated the promissory note. The equivalent of a total of $12,472 in interest rate payments was contributed by Energy Vault, to the overall relocations costs incurred in 2019 with respect to Pedretti’s personal and his family’s relocation from Switzerland to California.

A&R Registration Rights Agreement

In connection with the Business Combination, certain holders of Energy Vault’s capital stock plan to enter into an amended and restated registration rights agreement with Energy Vault. See the subsection entitled “The Business Combination — A&R Registration Rights Agreement” for more information relating to the amended and restated registration rights agreement.

Stockholder Support Agreement

On September 8, 2021, Novus, Energy Vault and certain stockholders of Energy Vault entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which such stockholders agreed to vote all of their shares of Energy Vault Common Stock and Energy Vault Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of Energy Vault Common Stock and Energy Vault Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Policies and Procedures for Related Party Transactions

The Energy Vault Board reviews and considers the interests of its directors, executive officers and principal stockholders in its review and consideration of transactions and forms committees of non-interested directors when it determines that the formation of such committees is appropriate under the circumstances.

All of the transactions described in this section will have been entered into prior to the expected adoption of this policy. Although Energy Vault has not had a written policy for the review and approval of transactions with related persons, the Energy Vault Board, which has included Mr. Piconi and at times affiliates of Idealab, Neotribe, Helena, SoftBank Vision Fund and Prime Movers Lab, has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or executive officer’s relationship or interest in the agreement or transaction were disclosed to the Energy Vault Board. The Energy Vault Board took this information into account when evaluating the transaction and in determining whether such transaction was fair to Energy Vault and in the best interest of all Energy Vault Stockholders.

The Combined Company intends to adopt a new written related party transaction policy to be effective upon the completion of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the Combined Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Combined Company without the prior consent of the audit committee, or other independent members of the New Energy Vault Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Combined Company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

INFORMATION ABOUT NOVUS

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation II.

Overview

We are a Delaware blank check company incorporated on September 29, 2020 formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. We were formed to capitalize on the significant experience and contacts of our management team to complete our initial business combination.

The registration statement on Form S-1 (File No. 333-252079) for our IPO was declared effective by the SEC on February 2, 2021. On February 8, 2021, we consummated our IPO of 28,750,000 Novus Units, with each Novus Unit consisting of one-third of one share of Novus Common Stock and one redeemable Novus Warrant. Each Novus Warrant entitles the holder to purchase one share of Novus Common Stock, $0.0001 par value per share, at $11.50 per share. The Novus Warrants will expire at 5:00 p.m., New York City time, five years after the completion of Novus’s initial business combination, or earlier upon redemption or liquidation. The Novus Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $100.0 million.

Simultaneously with the consummation of our IPO, we consummated a private placement in which the Founders purchased an aggregate of 7,187,500 shares of Novus Class B common stock, generating total gross proceeds of approximately $25,000. In addition, the Founders and/or their designees purchased from us an aggregate of 5,166,666 Private Warrants (4,816,666 Private Warrants by the Novus Initial Stockholders and/or their designees and 350,000 Private Warrants by NCCII) at a price of $1.50 per warrant, for an aggregate purchase price of $7.75 million in a private placement that occurred simultaneously with the closing of our IPO.

In connection with the IPO, we incurred transaction costs of $6,224,714, consisting of $5.75 million of underwriting fees and $474,714 of other costs. A total of $287.5 million from the net proceeds of the sale of the Novus Units in the IPO and the private placement were placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.

Initial Business Combination

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. with respect to the satisfaction of such criteria.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Founders and our executive officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of the Business Combination, including the Founder Shares and the shares of Novus Common Stock underlying the Private Warrants, (2) not to redeem any shares of Novus Common Stock or Founder Shares in connection with a stockholder vote to approve the Business Combination, and (3) not sell any shares of Novus Common Stock or Founder Shares in any tender in connection with the Business Combination. As a result, we would need only 10,781,251, or approximately 37.5%, of the 28,750,000 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the Business Combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Novus Common Stock, you (or, ,if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Novus Common Stock.

Permitted Purchases of Our Securities

Although certain of our officers and directors and their affiliates have agreed to purchase an aggregate of 1,100,000 shares of Novus Common Stock in the PIPE, none of our Founders, executive officers, directors, director nominees or their affiliates have indicated any intention to purchase units or shares of Novus Common Stock from persons in the open market or in private transactions. However, in connection with the stockholder vote to approve the proposed Business Combination, the Founders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Energy Vault. None of the Founders, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.

Our Founders, executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Founders, executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination.

We do not currently anticipate that purchases of our Public Shares or Public Warrants by any of our Founders, directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of our Founders, directors, director nominees, officers, advisors or any of their affiliates will purchase shares of Novus Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

We will provide the Public Stockholders with the opportunity to redeem all or a portion of their shares of Novus Common Stock upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interests earned on the funds held in the Trust Account less any taxes then due but not yet paid (which taxes may be paid only from the interest earned on the funds in the Trust Account). As of [ ], 2021, the amount in the Trust Account was approximately $287.5 million, which is equal to approximately $[*] per Public Share. Our Founders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Novus Common Stock, you (or, ,if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Novus Common Stock.

Redemption of Public Shares and Liquidation if No Initial Business Combination

The Existing Certificate of Incorporation provides that we will have until February 8, 2023 to complete an initial business combination. If we have not completed an initial business combination by such date or obtained the approval of Novus’s stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay taxes and any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Novus Warrants, which will expire worthless if we fail to complete our initial business combination within the 18-month time period.

Our Founders, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any Founder Shares and held by them if we fail to complete our initial business combination within the prescribed time period. However, if our Founders or any of our officers, directors or any of their respective affiliates then hold any Public Shares, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if we fail to complete our initial business combination within the allotted time frame to complete our initial business combination.

Our Founders, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our Public Shares if we have not consummated our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to redeem their shares of Novus Common Stock upon approval of any such amendment at a per- share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the estimated $1,000,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

We are required to use our reasonable best efforts to have all third parties (including any vendors or other entities we engage after the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, we cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our underwriters and auditor are the only third parties we are currently aware of that may not execute a waiver. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account.

V Donargo LLC, an entity controlled by Vincent Donargo, our Chief Financial Officer, has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per Public Share; or (2) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account due to reductions in the value of the Trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, V Donargo LLC will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether V Donargo LLC has sufficient funds to satisfy its indemnity obligations and believe that its only assets are stock of our company. Therefore, V Donargo LLC may not be able to satisfy those obligations. We have not asked V Donargo LLC to reserve for such obligations. Therefore, we cannot assure you that it would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below: (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our franchise and income taxes, and V Donargo LLC asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against V Donargo LLC to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against V Donargo LLC to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete an initial business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the 18-month anniversary of the closing of the IPO, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

A Public Stockholder will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) the completion of our initial business combination and then, only in connection with those Public Shares that such stockholder has properly elected to redeem, subject to the limitations described in this prospectus; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by February 8, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of our Public Shares if we have not completed our initial business combination within 24 months from the closing of our IPO, or February 8, 2023, subject to applicable law. In no other circumstances will a Public Stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with our initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. Holders of Novus Warrants will not have any rights of proceeds held in the Trust Account with respect to the Novus Warrants.

Facilities

We currently maintain our principal executive offices at 8556 Oakmont Lane, Indianapolis, IN 46260 which is provided to us by Robert J. Laikin, our Chief Executive Officer, for no fee. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business to acquire has been located, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of an initial business combination.

Directors and Executive Officers

Our directors and executive officers as of the Record Date are listed below:

Name	Age*	Position
Robert J. Laikin	58	Chief Executive Officer and Director
Larry M. Paulson	66	Chairman
Hersch Klaff	68	Director
Vincent Donargo	61	Chief Financial Officer
Jeffrey Foster	44	Director
Heather Goodman	47	Director
Ronald J. Sznaider	62	Director

* As of September 30, 2021.

Robert J. Laikin has served as our Chief Executive Officer and a member of our board of directors since our inception. Mr. Laikin cofounded and served as Chairman of Novus Capital Corporation (NASDAQ: NOVSU; NOVS; NOVSW) since its inception in March 2020 until its business combination with AppHarvest, Inc. in January 2021 and is currently a director at AppHarvest, Inc. (NASDAQ: APPH; APPHW). Mr. Laikin has served as a managing member of Novus Capital Associates, LLC, one of our initial stockholders since its formation in October 2020. Mr. Laikin has been the managing member of L7 Investments LLC, a closely held company that invests primarily in multi-family apartments as well as single purpose buildings, hotels, divestitures and single-family homes, since January 2015. Mr. Laikin serves as the non-executive Chairman of the Board of Washington Prime Group Inc. (NYSE:WPG), where he has held a director role since May 2014. Mr. Laikin held the Lead Independent Director role at Washington Prime Group Inc. until the position was eliminated by the Board in 2016 and he at that time became Chairman of the Board. Mr. Laikin served as Executive Advisor to the CEO and Government Relations Executive of Ingram Micro Inc. (NYSE:IM), a wholesale technology distributor and supply chain management and mobile device lifecycle services company, from November 2012 to December 2019. Previously Mr. Laikin served as the founder, Chief Executive Officer and member of the board of directors of Brightpoint, Inc. (Nasdaq:CELL) from August 1989 until it was acquired by Ingram Micro Inc. in November 2012. Mr. Laikin holds a Bachelor of Science from Indiana University. We believe Mr. Laikin is well qualified to serve on our board of directors because of his significant experience in the areas of executive leadership, corporate management, retail, real estate, business strategy and corporate finance, banking, financing, accounting, corporate management, general business and global business operations, accounting, corporate governance, public company compliance, political/governmental matters, audit/compliance, entrepreneurism, real estate development, sales, charitable/philanthropic matters, marketing, risk management/insurance, legal, investor, media and public relations, negotiation and deal structure.

Larry M. Paulson has served as our non-executive Chairman since our inception. Mr. Paulson co-founded Novus Capital Corporation and has served as its Chief Executive Officer and a director since its inception in March 2020 until its business combination with AppHarvest, Inc. in January 2021. Mr. Paulson served as a managing member of Novus Capital Associates, LLC since its formation in October 2020 and resigned as a managing member on September 24, 2021. He has also served as principal and founder of Rancho Santa Fe Solutions, a wireless industry consulting company he founded in February 2010. From 2013 to January 2020, Mr. Paulson was with Qualcomm (Nasdaq:QCOM) where he served as Vice President of Product Management (2013-16), Vice President and President India and SAARC (2016-2018) and Vice President Sales NA and Australia (2018-Jan 2020). Prior to Qualcomm, he served as Executive Vice President and Chief Marketing Officer of Brightpoint, Inc., a provider of worldwide distribution and integrated logistics services to the wireless communications industry, from 2011 to 2013. Prior to that he served with Nokia (NYSE:NOK) from 1987 to 2009 where he had numerous roles including global Senior Vice President and General Manager CDMA Product line. Mr. Paulson holds a BA in Communications from Point Park University. We believe Mr. Paulson is well qualified to serve as our Chairman because of his more than thirty years of global senior management positions in the tech industry with expertise in wireless communications.

Hersch Klaff has served as a member of our board of directors since our inception. Mr. Klaff is the founder and Chief Executive Officer of Klaff Realty which he formed in 1984. Klaff Realty deploys several entrepreneurial strategies to unlock value for its investors, including its flagship business line of acquiring distressed and under-utilized retail real estate and operating businesses. To date, Klaff Realty (including through partnerships and entities managed by it or its affiliates) has acquired properties and invested in operating entities that control in excess of 200 million square feet with a value in excess of $10 billion. Mr. Klaff is currently on the board of directors of Albertsons Companies, Inc. (NYSE: ACI), Tienda Inglesa (Uruguay), and Chlorum Solutions (Brazil). Mr. Klaff began his career with the public accounting firm of Altschuler, Melvoin and Glasser in Chicago. Mr. Klaff holds a degree in Economics and Accounting from the University of the Witwatersrand in Johannesburg, South Africa. We believe Mr. Klaff is well qualified to serve on our board of directors because of his expertise in the farming industry and retail development, his accounting and investment experience, as well as his extensive knowledge of merger and acquisitions which broadens the scope of our board of directors’ oversight of our financial performance.

Vincent Donargo has served as our Chief Financial Officer since our inception. Mr. Donargo co-founded Novus Capital Corporation and served as its Chief Financial Officer since its inception in March 2020 until its business combination with AppHarvest, Inc. in January 2021. Since August 2020, Mr. Donargo has served as the Chief Accounting Officer for Calumet Specialty Products Partners, LP, a leading producer of specialty hydrocarbons and fuels. From December 2019 to August 2020, Mr. Donargo provided financial advisory and consulting services to private clients. From May 2019 to December 2019, Mr. Donargo served as Executive Vice President and Chief Financial Officer of the Celadon Group Inc. (OTC:CGIPQ). From November 2017 to April 2019, he was Vice President and Chief Accounting Officer of the Celadon Group Inc., where he was brought in to assist with Celadon Group’s financial restructuring. Celadon Group filed a voluntary petition for bankruptcy on December 8, 2019. From August 2016 to November 2017, Mr. Donargo was Executive Vice President and Chief Financial Officer of Beaulieu Group LLC, a North American carpet and flooring manufacturing company, where he assisted the company with its financial restructuring process. Beaulieu Group LLC filed a voluntary petition for bankruptcy on July 16, 2017. Prior to joining Beaulieu Group, Mr. Donargo held senior finance positions at several publicly traded companies, including Executive Vice President and Chief Financial Officer of Brightstar Corporation from April 2014 to August 2016 and Executive Vice President, Chief Financial Officer and Treasurer of Brightpoint, Inc. from September 2005 until it was acquired by Ingram Micro Inc. in November 2012. From 1998 to 2005, Mr. Donargo was the strategic business unit controller, director of finance and corporate controller of Aearo Company, a safety products manufacturing company. Prior to that, from 1990 to 1998, Mr. Donargo was employed in various financial positions with National Starch and Chemical Company, a specialty chemical manufacturing company. Mr. Donargo holds a BA in Accounting from Rutgers University.

Jeffrey Foster has served as a member of our board of directors since our inception. Mr. Foster is an active real estate investor, managing a portfolio of multi-family, commercial and single-family assets. Mr. Foster has been the managing member of New Frontier LLC since its inception in 2012. Mr. Foster was a professional basketball player, playing for the NBA’s Indiana Pacers from 1999 through 2012. Mr. Foster holds a B.A.A.S. from Texas State University. We believe Mr. Foster is well qualified to serve on our board of directors because experience in mergers and acquisitions, investments experience and the healthcare, technology and logistics industries, and his knowledge of the public markets broadens the scope of our board of directors’ oversight of our financial performance.

Heather Goodman has served as a member of our board of directors since our inception. Ms. Goodman has served as a director of Novus Capital Corporation since its inception in March 2020 until its business combination with AppHarvest, Inc. in January 2021. Since March 2007, Ms.  Goodman has served as the Chief Operating Officer and President of True Capital Management, a boutique multi-family office specializing in business management and investment advisory services for athletes, entertainers and high net worth individuals. Previously Ms. Goodman acted as Financial Advisor at Morgan Stanley Smith Barney from February 2002 to February 2007. Ms. Goodman holds a BS in Business Administration with an emphasis in Accounting from California Polytechnic State University, San Luis Obispo. She is a Certified Public Accountant and maintains Series 63, 65 and life insurance licenses. We believe Ms. Goodman is well qualified to serve as a director given her experience in building infrastructures which have created scalable platforms to achieve goals.

Ronald J. Sznaider has served as a member of our board of directors since our inception.  Previously Mr. Sznaider has held executive leadership positions in several global technology companies.  In January 2020, Mr. Sznaider founded Sznaider Consulting LLC, a firm which provides expert business advisory services, and has served as its President since its formation.   Mr. Sznaider serves as a member of the board of directors of the TBG AG ownership group overseeing DTN LLC, where he has served as Vice Chairman since December 2018.  Mr. Sznaider held several executive positions with DTN LLC from 1998 serving as its chief executive officer from November 2018 through his retirement in December 2019. Mr. Sznaider is also currently a member of the

American Meteorological Society Commission on Weather, Water, and Climate Enterprise.   Mr. Sznaider holds a BS from the University of Wisconsin-Madison. We believe Mr. Sznaider is well suited to serve as a Board member because he has significant operational experience in multiple technology business disciplines, considerable M&A experience, and private-public-partnership experience relating to environmental and sustainability topics including active initiatives with the United Nations.

Number, Terms of Office and Election of Executive Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Ms. Goodman and Mr. Sznaider, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Paulson and Klaff, will expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Laikin and Foster, will expire at our third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws will provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a President, Vice Presidents, Assistant Secretaries, and a Treasurer) as our board of directors from time to time may determine.

Executive Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to us.

None of our officers or directors have received any compensation for services rendered to us. Our founders, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsors, officers, directors or our or any of their respective affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will be composed solely of independent directors. Subject to phase-in rules, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee will operate under a charter that will be approved by our board of directors and will have the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of our audit committee are Heather Goodman, Larry M. Paulson and Ronald J. Sznaider. Ms. Goodman serves as chairwoman of the audit committee.

Each member of the audit committee is financially literate and our board of directors has determined that Heather Goodman qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

Our audit committee charter details the purpose and principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;
●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Larry M. Paulson, Heather Goodman and Hersch Klaff. Mr. Paulson serves as chairman of the compensation committee.

Our compensation committee charter details the purpose and responsibilities of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating Committee

The members of our nominating and corporate governance committee are Hersch Klaff, Jeffrey Foster and Ronald J. Sznaider. Mr. Klaff serves as chair of the nominating and corporate governance committee.

Our nominating and corporate governance committee charter details the purpose and responsibilities of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board director candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;
●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Ethics

We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter, nominating committee charter and compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Audit Fees

The firm of Marcum LLP (“Marcum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum for services rendered.

Audit Fees. Audit fees consist of fees for professional services rendered for the review of our quarterly financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees of Marcum for professional services rendered for the review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from September 29, 2020 (date of inception) to December 31, 2020 totaled approximately $25,750. The aggregate fees of Marcum related to audit services in connection with our IPO totaled approximately $32,950. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “ — Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from September 29, 2020 (date of inception) to December 31, 2020, we did not pay Marcum any audit-related fees.

Tax Fees. We did not pay Marcum any fees for tax return services, planning and tax advice for the period from September 29, 2020 (date of inception) to December 31, 2020.

All Other Fees. We did not pay Marcum for any other services for the period from September 29, 2020 (date of inception) to December 31, 2020.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

NOVUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About Novus” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation II.

Overview

We are a blank check company formed under the laws of the State of Delaware on September 29, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of our IPO and the sale of the private warrants, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in the Business Combination:

●	may significantly reduce the equity interest of our stockholders;
●	may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;
●	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and
●	may adversely affect prevailing market prices for our securities.

As indicated in the accompanying financial statements, we had $1,046,586 in cash and investments held in the Trust Account of approximately $287.5 million at June 30, 2021. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Proposed Business Combination

Business Combination Agreement

On September 8, 2021, we entered into the Business Combination Agreement with Merger Sub and Energy Vault, pursuant to which we will affect the Business Combination.

Pursuant to the Business Combination Agreement, at Closing, Merger Sub will be merged with and into Energy Vault, with Energy Vault surviving the Merger as a wholly-owned direct subsidiary of us. At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, Energy Vault or the holders of any of Energy Vault’s securities:

●	all of the then issued and outstanding shares of Energy Vault Common Stock (expressed on a fully diluted basis) will be cancelled and automatically convert into up to 108,963,033 shares of common stock of Novus;
●	all shares of Energy Vault Common Stock and Energy Vault Preferred Stock held in the treasury of Energy Vault shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

●	each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and
●	no certificates or scrip or shares representing fractional shares of Combined Company Common Stock shall be issued upon the exchange of Energy Vault Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Combined Company Common Stock. In lieu of any fractional share of Combined Company Common Stock to which each holder of Energy Vault Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Combined Company Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Earn Out Consideration. Subject to certain exceptions, during the period between the Closing and the third anniversary of the Closing, the holders of Energy Vault Common Stock and Energy Vault Equity Awards as of immediately prior to the Effective Time are eligible to receive up to 9,000,000 additional Combined Company Common Stock in the aggregate in three equal tranches of 3,000,000 Earn Out Shares, respectively, upon the occurrence of Triggering Event I, Triggering Event II and Triggering Event III, respectively.

Additionally, at the Closing, an aggregate of approximately 10,000,000 shares of Novus Common Stock will be issued in connection with the PIPE.

The Closing is subject to certain conditions, including but not limited to the approval of our stockholders and Energy Vault’s stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances.

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Business Combination Agreement.

Lock-Up Agreements

In connection with the Closing, the Founders and certain stockholders of Energy Vault will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period shall terminate upon the earlier of (i) with respect to 50% of the Lock-Up Shares, 180 days after the Closing and (b) with respect to the remaining 50% of the Lock-Up Shares, one year after the Closing; provided however that the Lock-Up Period shall terminate 180 days after the Closing with respect to the Private Warrants and the shares of Combined Company Common Stock issuable upon exercise of the Private Warrants.

Registration Rights Agreement

In connection with the Closing, the Reg Rights Holders will enter into Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus will agree that, no later than the earlier of (i) 30 calendar days after the Closing and 20 business days after the Closing, Novus will file with the SEC (at Novus’s sole cost and expense) the Resale Registration Statement, and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the Founders and the New Holders may each demand up to two registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

Sponsor Support Agreement

On September 8, 2021, Novus, Energy Vault and the Founders entered into the Sponsor Support Agreement pursuant to which the Founders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Founders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock or Founder Shares (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on September 8, 2021, Novus entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell to the Subscribers the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $100 million in the PIPE. The Subscribers include Palantir Technologies Inc. (“Palantir”) who has agreed to invest $8.5 million in the PIPE. On September 3, 2021, Palantir and Energy Vault entered into an agreement (the “Software Agreement”) under which Energy Vault has agreed to purchase a Palantir Foundry cloud subscription (which provides advanced data analytics capability), including support services, updates and related professional services, from Palantir for $7.5 million payable over a term of two and a half years, beginning on December 1, 2021. Energy Vault may terminate the Software Agreement by giving written notice to Palantir within 20 business days of (a) the final expiration of termination of the Subscription Agreement with Palantir before the consummation of such agreement or (b) the failure of the Business Combination to close for any reason. In the event of a termination, Energy Vault shall only owe fees incurred under the Software Agreement before the effective date of termination and any fees relating to infrastructure costs incurred before the effective date of termination.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.

Pursuant to the Subscription Agreements, Novus agreed that, within 30 calendar days after the consummation of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the PIPE Resale Registration Statement, and Novus shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Novus that it will “review” the PIPE Resale Registration Statement) following the Closing and (ii) the 10th business day after the date Novus is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through June 30, 2021 were organizational activities and those necessary to prepare for the Initial Public Offering, described below, and o search for a target business for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held after the IPO. We incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the period from September 29, 2020 (inception) through December 31, 2020, we had a net loss of $1,104, which consisted of formation and operating expenses.

For the six months ended June 30, 2021, we incurred a net loss of $1,634,254, which consisted of operating and formation costs of $461,657, the change in fair value of the warrants of $936,666, transaction costs incurred in connection with warrant liability of $241,311, offset by interest earned on marketable securities held in Trust account of $5,380.

Liquidity and Capital Resources

On February 8, 2021, we consummated our IPO of 28,750,000 Units, at a price of $10.00 per unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 units, generating gross proceeds of $287,500,000. Simultaneously with the closing of our IPO, we consummated the sale of 5,166,666 private warrants to Novus’s initial stockholders, including Cowen Investments (an affiliate of the underwriter in our IPO) at a price of $1.50 per private warrant generating gross proceeds of $7,750,000.

Following our IPO, the full exercise of the over-allotment option, and the sale of the private warrants, a total of $287,500,000 was placed in the trust account. We incurred $6,224,714 in transaction costs, including $5,750,000 of underwriting fees and $474,714 of other offering costs.

For the six months June 30, 2021, cash used in operating activities was $503,597. Net loss of $1,634,254 was affected by interest earned on marketable securities held in the Trust Account of $5,380, change in fair value of warrants of $936,666 and transaction costs incurred in connection with warrant of $241,311. Changes in operating assets and liabilities used $41,939 of cash for operating activities.

As of June 30, 2021, we had cash of $1,046,586. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our founders or affiliates of our founders or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the private warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than described below.

The underwriters are entitled to a cash underwriting discount of $0.20 per Unit, or $5,750,000 which was paid upon the closing of our IPO.

We engaged Cowen, LLC as an advisor in connection with a business combination to assist us in holding meetings with our stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a business combination, provide financial advisory services to assist us in our efforts to obtain any stockholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. We will pay the underwriters a cash fee for such services upon the consummation of a business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of our IPO.

We have engaged Goldman, Cowen and Guggenheim to act as co-placement agents in connection with the PIPE. We will pay the placement agents a fee of $[ ] in connection with the PIPE. Pursuant to the engagement letter with Cowen, Cowen will receive an additional $7.5 million business combination fee upon the consummation of the Business Combination.

Related Party Transactions

Founder Shares

On October 12, 2020, our Founders purchased an aggregate of 7,187,500 shares of Novus Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. In connection with the Business Combination, our Founders have agreed to forfeit 718,750 Founder Shares upon the Closing.

Our Founders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the founder shares until the earlier to occur of: (1) one year after the completion of a business combination or (B) subsequent to a business combination, (x) if the last reported sale price of the Novus Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which Novus completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Novus’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Warrants

Simultaneously with the IPO, the founders purchased an aggregate of 5,166,666 Private Warrants at a price of $1.50 per Private Warrant ($7.75 million in the aggregate) in a private placement. Each Private Warrant entitles the holder to purchase one share of Novus Common Stock at a price of $11.50 per share, subject to adjustment. Proceeds from the Private Warrants were added to the net proceeds from the IPO held in the trust account. If we do not complete an initial business combination within 24 months from the closing of our IPO, or by February 8, 2023, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by our Founders or their permitted transferees.

Registration Rights

Pursuant to a registration rights agreement entered into on February 3, 2021, the holders of the Founder Shares, Private Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Novus Common Stock issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of Working Capital Loans) will have registration rights to require Novus to register a sale of any of the securities for resale (in the case of the Founder Shares, only after conversion to shares of Novus Common Stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Cowen Investments may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of our IPO. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Promissory Note and Potential Related Party Loans

On October 1, 2020, certain of our directors agreed to loan us an aggregate of up to $300,000 to cover expenses related to our IPO pursuant to promissory notes (the “Promissory Notes”). From October 1, 2020 through December 31, 2020, we borrowed an aggregate of $160,000 under the Promissory Notes. The Promissory Notes are non-interest bearing and were payable on the earlier of (i) September 30, 2021 and (ii) the consummation of our IPO. The outstanding balance under the Promissory Notes was fully repaid on February 10, 2021.

In order to finance transaction costs in connection with a business combination, our founders or certain of our directors and officers may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a business combination, the we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants.

Underwriter’s Agreement

The underwriters were entitled to a cash underwriting discount of $0.20 per unit in connection with the IPO and were paid $5,750,000 upon the closing of our IPO.

Business Combination Marketing Agreement

We engaged Cowen, LLC as an advisor in connection with a business combination to assist us in holding meetings with our stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a business combination, provide financial advisory services to assist us in our efforts to obtain any stockholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. We will pay Cowen a cash fee for such services upon the consummation of a business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of our IPO.

Other Arrangements

No compensation or fees of any kind will be paid to the Novus Initial Stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net loss Per Common Share

We apply the two-class method in calculating loss per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net loss is adjusted for the portion of loss that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Novus has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, Novus, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of Novus’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Income Taxes

We follow the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from March 5, 2020 (date of inception) to September 30, 2020. Novus is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. We are subject to income tax examinations by major taxing authorities since inception.

Novus may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. Novus has recorded deferred tax liabilities relating to expenses deferred for income tax purposes as of [ ], 2021 amounting to $[*]. On December 22, 2017, the Tax Act was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced from 35% to 21%, among other changes.

Recent Accounting Pronouncements

Our management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

CERTAIN NOVUS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation II.

In October 2020, the Novus Founders purchased an aggregate of 7,187,500 Founder Shares for an aggregate purchase price of $25,000. In connection with the Business Combination, our Founders have agreed to forfeit 718,750 Founder Shares upon the Closing.

Lock-Up Agreements

In connection with the Closing, the Founders and certain stockholders of Energy Vault will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period shall terminate upon the earlier of (i) with respect to 50% of the Lock-Up Shares, 180 days after the Closing and (ii) with respect to the remaining 50% of the Lock-Up Shares, one year after the Closing; provided however that the Lock-Up Period shall terminate 180 days after the Closing with respect to the Private warrants and the shares of Combined Company Common Stock issuable upon exercise of the Private Warrants.

Registration Rights Agreement

In connection with the Closing, the Reg Rights Holders will enter into Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus will agree that, no later than (i) 30 calendar days after the Closing and (ii) 20 business days after the Closing, Novus will file with the SEC (at Novus’s sole cost and expense) the Resale Registration Statement, and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the Founders and the New Holders may each demand up to two registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

Private Warrants

Simultaneously with the IPO, the Founders purchased an aggregate of 5,166,666 Private Warrants at a price of $1.50 per Private Warrant ($7.75 million in the aggregate) in a private placement. Each Private Warrant entitles the holder to purchase one share of Novus Common Stock at a price of $11.50 per share, subject to adjustment. Proceeds from the Private Warrants were added to the proceeds from the IPO held in the Trust Account. If we do not complete an initial business combination within 24 months from the closing of our IPO, the proceeds from the sale of the Private Warrants will expire worthless. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Founders or their permitted transferees.

Promissory Note and Potential Affiliate Loans

On October 1, 2020, certain of our directors agreed to loan us an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to promissory notes (the “Promissory Notes”). The Promissory Notes are non-interest bearing and are payable on the earlier of (i) September 30, 2021 and (ii) the consummation of the Initial Public Offering. As of December 31, 2020, we had $160,000 outstanding under the Notes, which is currently due on demand. The outstanding balance under the Promissory Note of $80,000 was subsequently repaid on February 8, 2021, while the remaining $80,000 was repaid on February 10, 2021.

In order to meet our working capital needs following the consummation of the Business Combination, the Novus Initial Stockholders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $2.0 million of the notes may be converted into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust

Account to repay such loaned amounts, but no proceeds from our Trust Account other than the interest earned thereon would be used for such repayment.

Sponsor Support Agreement

On September 8, 2021, Novus, Energy Vault and the Founders entered into the Sponsor Support Agreement pursuant to which the Founders agreed to vote all of their Founder Shares and shares of Novus Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Founders have agreed, among other things, not to (a) transfer any of their shares of Founder Shares or Novus Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.

PIPE

In connection with the PIPE, Robert Laikin, our Chief Executive Officer and a director, Larry Paulson, our Chairman, and Hersch Klaff, Jeffrey Foster, Ronald Sznaider and Heather Goodman each a director of Novus, or their affiliates, agreed to purchase 250,000 shares, 50,000 shares, 250,000 shares, 250,0000 shares, 50,000 shares and 250,000 shares, respectively, at a purchase price of $10.00 per share and on the same terms and conditions as the other investors in the PIPE.

Other Arrangements

No compensation or fees of any kind will be paid to the Novus Initial Stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee considers all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Novus Initial Stockholders, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the Business Combination is fair to our unaffiliated stockholders from a financial point of view. We will also need to obtain approval of a majority of our disinterested independent directors.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of its board of directors. It is expected that the directors, executive officers and other key personnel of the Combined Company upon the consummation of the Business Combination will include the following:

Name	Age*	Position
Executive Officers
Robert Piconi	51	Chief Executive Officer and Director
Andrea Wuttke	53	Chief Financial Officer
Andrea Pedretti	47	Chief Technology Officer
Christopher Wiese	61	Chief Operating Officer
Marco Terruzzin	48	Chief Product Officer
Goncagul Icoren	46	Chief People Officer
Richard Espy	45	Chief Information Officer, VP of Software Enablement
Other Key Personnel
Laurence Alexander	56	Chief Marketing Officer
Non-Employee Directors
Larry M. Paulson	66	Director
Henry Elkus	26	Director

* As of September 30, 2021.

Executive Officers

Robert Piconi is Energy Vault’s co-founder and has served as its Chief Executive Officer and as a director on the Energy Vault Board since Energy Vault’s inception. Mr. Piconi has also served as the chairman of the board for Chronos Imaging LLC since 2017. Prior to Energy Vault, Mr. Piconi was founder of Pantheon Healthcare Group and its Chief Executive Officer and a member of its board from 2014 to 2016. Prior to Pantheon Healthcare Group, Mr. Piconi served as Group Executive for the Network Software and Security Platform group companies at Danaher Corporation (NYSE:DHR) from 2012 to 2014. Mr. Piconi’s earlier experience included roles of increasing responsibility at large Fortune 500 public companies, including the diversified energy group Amoco Corporation and British Petroleum (NYSE: BP) after its merger with Amoco in 1998, followed by executive leadership roles of increasing responsibility at Bell Labs Lucent Technologies (now Nokia, NASDAQ: NOK) and as President and Chief Operating Officer at Spirent Communications (LSE:SPT) within the telecommunications network infrastructure industry. Mr. Piconi holds a B.S./B.B.A. from the University of Notre Dame and an M.B.A. from Northwestern University’s Kellogg School of Management. Energy Vault believes Mr. Piconi is qualified to serve as a member of the New Energy Vault Board due to his extensive executive management and leadership experience across a variety of energy and technology companies. We believe Mr. Piconi is well qualified to serve as a director because of his prior leadership roles in Fortune 100 public companies.

Andrea Wuttke has served as Energy Vault’s Chief Financial Officer since April 2021. Prior to Energy Vault, Dr. Wuttke served as Chief Financial Officer for Natel Energy, Inc. from August 2018 to April 2021. Prior to joining Natel Energy, Inc., Dr. Wuttke served as both Managing Director, Corporate Finance & Capital Markets from 2015 to 2018, and Senior Director, Global Asset Sales, for Canadian Solar Inc. (Nasdaq:CSIQ) from 2011 to 2014. Dr. Wuttke holds a B.A. in Business Administration from Regensburg University, a M.A. in Economics and Political Science from Ludwigs-Maximilians University and a Joint Ph.D. in Political Economy and Government from Harvard University, and the Ludwigs-Maximilians University.

Andrea Pedretti is Energy Vault’s co-founder and has served as its Chief Technology Officer since Energy Vault’s inception. Since 2016, Mr. Pedretti has also served as Managing Director for pquadrum engineering SA since 2016. Prior to Energy Vault, Mr. Pedretti served as a scientific advisor to Synhelion SA from 2016 to 2019. Prior to joining Synhelion SA, Mr. Pedretti was co-founder of Airlight Energy and its Chief Technology Officer from 2007 to 2016. Airlight Energy Manufacturing SA declared bankruptcy in August 2016, while Mr. Pedretti was its Chief Technology Officer, which resulted in an investigation by the Public Ministry of the Canton of Ticino of all officers and administrators with signatory power. The related proceeding has not begun yet as of this date.

Prior to co-founding Airlight Energy, Mr. Pedretti was company director and Chief Technology Officer at Airlight Ltd. Mr. Pedretti holds a M.S. in Civil Engineering from the Swiss Federal Institute of Technology (ETH).

Christopher Wiese has served as Energy Vault’s Chief Operating Officer since February 2020 and as Vice President of Engineering from February 2021 to September 2021. Prior to Energy Vault, Mr. Wiese served as Vice President of Global Procurement for Zebra Technologies Corporation (Nasdaq:ZBRA) from 2015 to 2019. Prior to joining Zebra Technologies Corporation, Mr. Wiese served as an executive consultant for Celestica Inc. during 2015 and Chief Operating Officer for Spirent Communications plc from 2007 to 2013. Mr. Wiese began his career at Bell Labs in 1988 and progressed through increasing roles of responsibility within the R&D, Engineering and Supply Chain organizations. Mr. Wiese holds a B.S. and a M.S. in Mechanical Engineering from the University of Wisconsin.

Marco Terruzzin has served as Energy Vault’s Chief Product Officer since October 2019. Dr. Terruzzin also serves as a member of the board and the Executive Committee for California Energy Storage Alliance. Prior to Energy Vault, Dr. Terruzzin was founder of EVfy, Inc. Prior to founding EvFY, Inc., Dr. Terruzzin served as Director of Energy Storage for RWE Renewables GmbH from 2017 to 2019. Prior to joining RWE Renewables GmbH, Dr. Terruzzin served as Head of Energy Storage Edge Platform for Stem, Inc. from 2016 to 2017. Prior to joining Stem, Inc., Dr. Terruzzin served as Managing Director – Americas for Electro Power Systems S.A. from 2015 to 2016. Dr. Terruzzin holds a M.Sc. in Mechanical Engineering and a Ph.D. in Energy Economics from University of Padua (Italy) and an M.B.A. from the University of Virginia Darden School of Business.

Gonca Icoren has served as Energy Vault’s Chief People Officer since September 2021. Prior to Energy Vault, Ms. Icoren served as an Executive Director of HR at Amgen Inc. (Nasdaq:AMGN) from 2017 to 2021 and a Regional HR Lead from 2014 to 2017. Prior to joining Amgen Inc., Ms. Icoren served as Vice President of Global Talent Management at Actavis Pharma, Inc. from 2012 to 2014 and Vice President of Human Resources for Europe from 2009 to 2012. Ms. Icoren holds a B.A. in International Relations from Middle East Technical University and an Executive M.Sc. in International Human Resource Management from Cranfield University Cranfield School of Management.

Richard Espy has served as Energy Vault’s Chief Information Officer and Vice President of Software Enablement since September 2021. Mr. Espy also serves as a member of the board of Code Platoon. Prior to Energy Vault, Mr. Espy was co-founder of Ubiety Technologies, Inc. and its Chief Technology Officer from 2018 to 2021. Mr. Espy was co-founder of WolkOps, Inc. and its Chief Executive Officer from 2017 to 2021. Prior to Ubiety Technologies, Inc. and WolkOps, Inc., Mr. Espy was co-founder of Stratus Solutions Inc. and its Chief Executive Officer from 2009 to 2017. Stratus Solutions Inc. was acquired by Applied Insight LLC in 2019. Mr. Espy holds a B.S. in Information Systems Management, Computer Science and a M.S. in Information Technology, Information Assurance from the University of Maryland Global Campus.

Other Key Personnel

Laurence Alexander has served as Energy Vault’s Chief Marketing Officer since September 2019 pursuant to a consulting agreement between Energy Vault and Wantley Manor Consultancy Ltd. Mr. Alexander has also served as Chairman for Wantley Manor Consultancy Ltd. since 2002 and a board advisor for Chronos Imaging LLC since 2018. Prior to Energy Vault, Mr. Alexander co-founded EarlyWMC Limited and served as its Chairman from 2010 to 2019. Mr. Alexander also served as Vice President Marketing for Danaher Corporation from 2010 to 2015. Prior to Danaher Corporation, Mr. Alexander served as Group Chief Executive Officer for SAB Holdings, LLC from 2009 to 2010. Prior to SAB Holdings, LLC, Mr. Alexander served in roles of increasing responsibility for O2, a brand owned by Telefónica, from 2002 to 2005. Prior to O2, Mr. Alexander served as Chief Executive Officer for Genie, a subsidiary of British Telecom, from 1999 to 2002. Prior to Genie, Mr. Alexander served as Managing Director of Consumer Services and Chief Operating Officer for World Online from 1998 to 1999. Mr. Alexander holds a HND in Business Studies from Greater Brighton MET.

Non-Employee Directors

Larry Paulson has served as Novus’s non-executive Chairman since its inception. Mr. Paulson co-founded Novus Capital Corporation and has served as its Chief Executive Officer and a director since its inception in March 2020 until its business combination with AppHarvest, Inc. in January 2021. Mr. Paulson has served as a managing member of Novus Capital Associates, LLC since its formation in October 2020. He has also served as principal and founder of Rancho Santa Fe Solutions, a wireless industry consulting company he founded in February 2010. From 2013 to January 2020, Mr. Paulson was with Qualcomm

(Nasdaq:QCOM) where he served as Vice President of Product Management (2013-16), Vice President and President India and SAARC (2016-2018) and Vice President Sales NA and Australia (2018-Jan 2020). Prior to Qualcomm, he served as Executive Vice President and Chief Marketing Officer of Brightpoint, Inc., a provider of worldwide distribution and integrated logistics services to the wireless communications industry, from 2011 to 2013. Prior to that he served with Nokia (NYSE:NOK) from 1987 to 2009 where he had numerous roles including global Senior Vice President and General Manager CDMA Product line. Mr. Paulson holds a BA in Communications from Point Park University. We believe Mr. Paulson is well qualified to serve as a director because of his more than thirty years of global senior management positions in the tech industry with expertise in wireless communications.

Henry Elkus was founder of Helena Special Investments and has served as its Chief Executive Officer since September 2015. Mr. Elkus has also served as Social Entrepreneur in Residence for The Boston Consulting Group since 2016 and as Special Advisor for the Berggruen Institute since 2016. In 2020, Mr. Elkus was named to the 2020 Forbes 30 Under 30 list. Mr. Elkus studied Ethics, Politics, Economics and Philosophy at Yale University before dropping out to lead Helena Special Investments full time. We believe Mr. Elkus is well qualified to serve as a director because of his substantial business experience addressing elements of governance reform, exponential technologies and existential risk mitigation.

Merrick Kerr, Energy Vault’s Chief Commercial Officer, notified Energy Vault of his intention to resign from his position and depart prior to the end of 2021 to take a position as chief executive officer of an early stage company not in the stationary storage market.

Family Relationships

There are no family relationships among any of the Combined Company’s directors or executive officers.

Board Composition

Novus’s board of directors is currently authorized to have six members and currently consists of six members including Robert J. Laikin, Larry Paulson, Hersch Klaff, Jeffrey Foster, Heather Goodman and Ronald J. Sznaider. Pursuant to the Business Combination Agreement, all of Novus’s current directors will no longer be members of the Combined Company’s Board immediately after the Effective Time and will resign at or prior to the Effective Time. In accordance with the Proposed Second A&R Charter and second amended and restated bylaws that will be in effect upon the consummation of the Business Combination, the Combined Company’s board of directors will be comprised of six directors and will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The Combined Company’s directors will be divided among the three classes as follows:

●	the Class I directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2022;
●	the Class II directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2023; and
●	the Class III directors will be Robert Piconi and , and their terms will expire at the annual meeting of stockholders to be held in 2024.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.

The Proposed Certificate of Incorporation and amended and restated bylaws that will be in effect upon the completion of this offering provided that only the Combined Company Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

Director Independence

Upon the consummation of the Business Combination, the Combined Company Board anticipates that each of its members, other than Robert Piconi, will qualify as independent, as defined under the listing rules of the NYSE. In addition, the Combined Company will be subject to the rules of the SEC and NYSE relating to the memberships, qualifications and operations of the audit committee, as discussed below.

Role of the Combined Company Board in Risk Oversight

Upon the Closing, one of the key functions of the Combined Company Board will be informed oversight of the Combined Company’s risk management process. The Combined Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. For example, the Combined Company audit committee will be responsible for overseeing the management of risks associated with the Combined Company’s financial reporting, accounting and auditing matters, and the compensation committee will oversee the management of risks associated with the Combined Company’s compensation policies and programs.

Board Committees

Upon the consummation of the Business Combination, the Combined Company Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The Combined Company Board may establish other committees to facilitate the management of the Combined Company’s business. The Combined Company Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Combined Company Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of the Combined Company Board is expected to qualify as an independent director in accordance with the listing standards of the NYSE. Each committee of the Combined Company Board will have a written charter approved by the Combined Company Board. Upon the consummation of the Business Combination, copies of each charter will be posted on the Combined Company’s website at www            .com under the                        section. The inclusion of the Combined Company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Energy Vault’s website into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the Combined Company Board.

Audit Committee

Upon the consummation of the Business Combination, the members of the audit committee will be            ,              and              , each of whom can read and understand fundamental financial statements. The Combined Company Board has determined that each of , and is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. will be the chair of the audit committee. The Combined Company Board has determined that each of and qualify as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the NYSE. The Combined Company’s audit committee will assist the Combined Company Board with its oversight of the following: the integrity of the Combined Company’s financial statements; the Combined Company’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the Combined Company’s independent registered public accounting firm; the design and implementation of the Combined Company’s internal audit function and risk assessment and risk management. Among other things, the Combined Company’s audit committee will be responsible for reviewing and discussing with the Combined Company’s management the adequacy and effectiveness of the Combined Company’s disclosure controls and procedures. The audit committee will also discuss with the Combined Company’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of the Combined Company’s financial statements, and the results of the audit, quarterly reviews of the Combined Company’s financial statements and, as appropriate, will initiate inquiries into certain aspects of the Combined Company’s financial affairs. The Combined Company’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by the Combined Company’s employees of concerns regarding questionable accounting or auditing matters. In addition, the Combined Company’s audit committee will have direct responsibility for the appointment, compensation, retention, and oversight of the work of the Combined Company’s independent registered public accounting firm. The Combined Company’s audit committee will have sole authority to approve the hiring and discharging of the Combined Company’s independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. The Combined Company’s audit committee will review and oversee all related person transactions in accordance with the Combined Company’s policies and procedures.

Compensation Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s compensation committee will be and . will be the chair of the compensation committee. Each member of the Combined Company’s compensation committee is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members. The Combined Company’s compensation committee will assist the Combined Company Board in discharging certain of the Combined Company’s responsibilities with respect to compensating the Combined Company’s executive officers, and the administration and review of the Combined Company’s incentive plans for employees and other service providers, including the Combined Company’s equity incentive plans, and certain other matters related to the Combined Company’s compensation programs.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s nominating and corporate governance committee will be            and           .            will be the chair of the nominating and corporate governance committee. The Combined Company’s nominating and corporate governance committee will assist the Combined Company Board with its oversight of and identification of individuals qualified to become members of the Combined Company Board, consistent with criteria approved by the Combined Company Board, and selects, or recommends that the Combined Company Board selects, director nominees, develops and recommends to the Combined Company Board a set of corporate governance guidelines, and oversees the evaluation of the Combined Company Board.

Compensation Committee Interlocks

None of the intended members of the Combined Company’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Combined Company Board or compensation committee.

Non-Employee Director Compensation

During 2020, no director received cash, equity or other non-equity compensation for service on Novus’s board of directors. Novus currently has no formal arrangements under which directors receive compensation for their service on Novus’s board of directors or its committees. Novus’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

The Combined Company Board is expected to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Following the consummation of the Business Combination, the Combined Company intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Company.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Following the Closing of the Business Combination, the board of directors will adopt a Code of Conduct, or the Code. The Code will apply to all of the Combined Company’s employees, officers and directors, as well as all of the Combined Company’s contractors, consultants, suppliers and agents in connection with their work for the Combined Company. The Code will be available at the investors section of the Combined Company’s website at . Information contained on or accessible through this website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only. Any amendments to the Code, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.

DESCRIPTION OF SECURITIES

The following summary of the material terms of Novus’s securities prior to and following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of Novus’s securities following the Business Combination. The Proposed Certificate of Incorporation is described in “Proposal No. 2 — The Charter Proposals” and the full text of the proposed certificate, which includes the proposed amendments described in Proposal No. 2 and eliminates the provisions of the Existing Certificate of Incorporation that terminate pursuant to their terms upon the closing of the Business Combination is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Novus Common Stock, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Novus Common Stock and Novus Class B Common Stock are, and the shares of Combined Company Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the Record Date for the special meeting, there were 28,750,000 shares of Novus Common Stock held by [*] stockholders of record, 7,187,500 shares of Novus Class B Common Stock and no shares of preferred stock of Novus outstanding, including holders of record of Novus Units.

Combined Company Common Stock Following the Business Combination

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Combined Company Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Combined Company Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Combined Company Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Combined Company Common Stock unless the shares of Combined Company Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Combined Company Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Combined Company Common Stock.

Election of Directors

Following the Business Combination, the Combined Company Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Novus Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. All of the Founders, including the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to all of the Founder Shares held by them at the closing of the IPO and the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of Novus Common Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of Novus’s officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.

The Founders have agreed to vote the Founder Shares and any Public Shares purchased during or after the IPO in favor of the Business Combination. Public stockholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.

Pursuant to the Existing Certificate of Incorporation, if we are unable to complete our initial business combination by February 8, 2023 or obtain the approval of Novus’s stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Founders, executive officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (1) waive their redemption rights with respect to any common stock held by them in connection with the completion of our initial business combination or any amendment to the provisions of the Existing Certificate of Incorporation relating to our pre-initial business combination activity and related stockholders’ rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our business combination within the prescribed timeframe (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold).

Holders of Novus Common Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Novus Common Stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable by us), divided by the number of then outstanding Public Shares, subject to the limitations described herein.

Our board of directors is currently divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. In accordance with the terms of the Existing Certificate of Incorporation, the classification of the board of directors expires on its terms upon consummation of the Business Combination.

Pursuant to the Existing Certificate of Incorporation, any action required or permitted to be taken by Novus’s stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of Novus’s Stockholders other than with respect to the Novus Class B Common Stock with respect to which action may be taken by written consent.

Founder Shares

The Founder Shares are identical to the shares of Novus Common Stock except that: (1) prior to our initial business combination, only holders of the Novus Class B Common Stock have the right to vote on the election of directors and holders of a majority of the outstanding shares of Novus Class B Common Stock may remove members of our board of directors for any reason; (2) our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive: (a) their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of our initial business combination, (b) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our Public Shares if we have not consummated our initial business combination within 24 months from the closing of our IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (c) their rights to liquidating distributions from the trust account with respect to any Founder Shares held by them if we fail to complete our initial business combination within 24 months from the closing of our IPO or during any Extension Period (although they will be entitled to liquidating distributions from the trust account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame); (3) the Founder Shares are subject to certain transfer restrictions, as described in more detail below; (4) the Founder Shares are automatically convertible into shares of our Novus Common Stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein; and (5) the holders of Founder Shares are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders, officers and directors have agreed (and their permitted transferees, as applicable, will agree) to vote any Founder Shares and any Public Shares held by them in favor of our initial business combination.

The shares of Novus Class B Common Stock will automatically convert into shares of Novus Common Stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment as provided herein. In the case that additional shares of Novus Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in our IPO and related to the closing of our initial business combination, the ratio at which shares of Novus Class B Common Stock shall convert into shares of Novus Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of our Novus Class B Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Novus Common Stock issuable upon conversion of all shares of Novus Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding at the completion of our IPO plus all shares of Novus Common Stock and equity-linked securities issued or deemed issued in connection with our initial business combination (net of the number of shares of Novus Common Stock redeemed in connection with our initial business combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Founders, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination, (B) subsequent to our initial business combination, (x) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our Public Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (y) if the last reported sale price of our Novus Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 5,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors are be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock were registered in our IPO.

Novus has no preferred stock outstanding at the date hereof and will have no preferred stock outstanding immediately after the Closing.

Warrants

As of June 30, 2021, there were 14,749,999 Novus Warrants to purchase Novus Common Stock outstanding, consisting of 9,583,333 Public Warrants and 5,166,666 Private Warrants held by our Founders. Each Novus Warrant entitles the registered holder to purchase one share of Novus Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The Novus Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation.

Holders of our Public Warrants cannot pay cash to exercise of their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the five trading days ending on the trading day prior to the date of exercise. The Novus Warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any warrants underlying additional units we issue to the Founders, officers, directors or their affiliates in payment of working capital loans made to us, will be identical to the warrants underlying the units being offered by this proxy statement/prospectus except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Founders or their permitted transferees.

We may call the Novus Warrants for redemption (excluding the private warrants and any warrants underlying additional units issued to the Founders, officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the reported last sale price of the shares of the Novus Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If we call the Novus Warrants for redemption at a time the warrants meet the redemption criteria as described above, our management will have the option to require all holders that wish to exercise Novus Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Novus Warrants for that number of shares of Novus Common

Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Novus Common Stock underlying the warrants, multiplied by the difference between the exercise price of the Novus Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Novus Warrants, each warrant holder will be entitled to exercise its Novus Warrant prior to the scheduled redemption date. However, the price of the Novus Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

In addition to the warrant redemption described above, we may redeem the Novus Warrants commencing ninety days after the Novus Warrants become exercisable, (except as described herein with respect to the private placement warrants):

●	in whole and not in part;
●	at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Novus Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Novus Common Stock except as otherwise described below;
●upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last reported sale price of our Novus Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and
●	if, and only if, there is an effective registration statement covering the issuance of the shares of Novus Common Stock issuable upon exercise of the Novus Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Novus Common Stock that a warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Novus Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Pursuant to the warrant agreement, references above to Novus Common Stock shall include a security other than Novus Common Stock into which the Novus Common Stock has been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the tables below will not be adjusted solely as a result of us not being the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Novus Warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Novus Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Novus Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Novus Warrant.

Fair Market Value of Novus Common Stock

Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Novus Common Stock to be issued for each Novus Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Novus Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Novus Warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Novus Warrants for 0.277 shares of Novus Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Novus Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Novus Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Novus Warrants, holders may choose to, in connection with this redemption feature, exercise their Novus Warrants for 0.298 shares of Novus Common Stock for each whole warrant. In no event will the Novus Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Novus Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the Novus Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Novus Common Stock.

Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants if they exercise their Public Warrants in connection with such redemption (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Novus Warrants for cash (other than the Private Warrants) when the trading price for the Novus Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Novus Warrants (other than the Private Warrants) to be redeemed when the Novus Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of the Novus Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Novus Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Novus Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us an additional mechanism by which to redeem all of the outstanding Novus Warrants, and therefore have certainty as to our capital structure as the Novus Warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the Novus Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Novus Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Novus Warrants when the Novus Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Novus Warrants on a cashless basis for the applicable number of shares of Novus Common Stock. If we choose to redeem the warrants when the Novus Common Stock is trading at a price below the exercise price of the Novus Warrants, this could result in the warrant holders receiving fewer shares of Novus Common Stock than they would have received if they had chosen to wait to exercise their Novus Warrants for shares of Novus Common Stock if and when shares of Novus Common Stock were trading at a price higher than the exercise price of $11.50 per share.

The right to exercise will be forfeited unless the Novus Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s Novus Warrant upon surrender of such Novus Warrant.

The Novus Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Novus Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the Closing, or Novus Warrants, if such modification or amendment is being undertaken after the Closing, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Novus Common Stock issuable on exercise of the Novus Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Novus Warrants will not be adjusted for issuances of shares of Novus Common Stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of Novus Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Novus Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to the Founders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the “fair market value” (as defined below) is below $9.20 per share, the exercise price of the Novus Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the fair market value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities. The “fair market value” for this purpose shall mean the volume weighted average reported trading price of Novus Common Stock for the 20 trading days ending on the trading day prior to the date of the consummation of the Business Combination.

The Novus Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the Novus Warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of Novus Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Novus Common Stock and any voting rights until they exercise their Novus Warrants and receive shares of Novus Common Stock. After the issuance of shares of Novus Common Stock upon exercise of the Novus Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

Dividends

We have not paid any cash dividends on our shares of Novus Common Stock or Novus Class A Common Stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

Consistent with the Existing Certificate of Incorporation, we will not opt out of Section 203 of the DGCL under the Proposed Certificate of Incorporation. Under Section 203 of the DGCL, the Combined Company will be prohibited from engaging in any Business Combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of the Combined Company (the “acquisition”), except if:

●	the Combined Company Board approved the acquisition prior to its consummation;
●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or
●	the Business Combination is approved by the Combined Company Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Combined Company for a three-year period. This may encourage companies interested in acquiring the Combined Company to negotiate in advance with the Combined Company Board because the stockholder approval requirement would be avoided if the Combined Company Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Combined Company Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Special Meeting of Stockholders

Our current bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote. The bylaws that will be in effect upon consummation of the Business Combination provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer and our board of directors pursuant to adoption of a resolution.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our current bylaws provide, and the bylaws to be in effect upon consummation of the Business Combination will provide, that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. Our current bylaws, and the bylaws to be in effect upon consummation of the Business Combination, also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Written Consent by Stockholders

Under the Proposed Certificate of Incorporation, subject to the rights of any series of preferred stock then outstanding, any action required or permitted to be taken by the stockholders of the Combined Company must be effected at a duly called annual or special meeting of stockholders of the Combined Company and may not be effected by any consent in writing by such stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding the Existing Certificate of Incorporation or our amended and restated bylaws; (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. The Proposed Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Existing Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

The Existing Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We will also enter into agreements with our officers and directors to provide contractual indemnification. Our current bylaws permit, and the bylaws to be in effect upon the consummation of the Business Combination will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Novus will have 500,000,000 shares of Novus Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to:

●	154,181,788 shares of Combined Company Common Stock issued and outstanding, assuming that no Public Stockholders exercise their redemption rights and that no Earn Out Shares are issued;
●	130,149,126 shares of Combined Company Common Stock issued and outstanding, assuming that 21,855,202 Public Shares are redeemed and that no Earn Out Shares are issued.

All of the shares of Combined Company Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Novus’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Combined Company Common Stock in the public market could adversely affect prevailing market prices of the Combined Company Common Stock. The foregoing assumes that no Earn Out Shares are issued.

Lock-up Agreements and Registration Rights

Pursuant to the terms of the Subscription Agreement, Combined Company is obligated to file a registration statement to register the resale of the Novus Common Stock purchased by the PIPE Subscribers.

In connection with the Closing, the Founders and certain stockholders of Energy Vault will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period shall terminate (i) with respect to 50% of the Lock-Up Shares, 180 days after the Closing and (ii) with respect to the remaining 50% of the Lock-Up Shares, one year after the Closing; provided however that the Lock-Up Period shall terminate 180 days after the Closing with respect to the Private Warrants and the shares of Combined Company Common Stock issuable upon exercise of the Private Warrants.

In connection with the Closing, that certain registration rights agreement dated February 2, 2021 will be amended and restated and Novus, and the Reg Rights Holders shall enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus will agree that, within the later of 20 business days and 30 calendar days after the closing of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the Resale Registration Statement, and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to two underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

For more information about the Lock-Up Agreement and Registration Rights, see the section titled “Certain Agreements Related to the Business Combination — Lock-Up Agreements” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Rule 144

A person who has beneficially owned restricted shares of Novus Common Stock or restricted Novus Warrants for at least six months would be entitled, subject to any applicable lock-up agreement, to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Novus Common Stock or restricted Novus Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

●	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal approximately [*] shares of Combined Company Common Stock and [*] Novus Warrants, assuming that no Public Shares are redeemed; or
●	the average weekly trading volume of Combined Company Common Stock of the same class or Novus Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Novus under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Novus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 28,750,000 shares of Novus Common Stock, and 7,187,500 shares of Novus Class B Common Stock outstanding. Of these shares, the 28,750,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 7,187,500 shares owned collectively by the Founders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 14,749,999 Novus Warrants outstanding. Each warrant is exercisable for one share of Novus Common Stock, in accordance with the terms of the warrant agreement governing the Novus Warrants. 9,583,333 of these Novus Warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 9,583,333 shares of Novus Common Stock that may be issued upon the exercise of the public Novus Warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Novus Common Stock as of the Record Date (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and PIPE Financing and (ii) expected beneficial ownership of Combined Company Common Stock immediately following the Closing (post-Business Combination) and PIPE Financing, assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares (21,855,202 shares) are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Novus Common Stock or of Combined Company Common Stock;
●	each of our current executive officers and directors;
●	each person who will become an executive officer or director of the Combined Company post-Business Combination; and
●	all executive officers and directors of Novus as a group pre-Business Combination and all executive officers and directors of the Combined Company post-Business Combination.

The following table also assumes that no Earn Out Shares are issued.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options, warrants and restricted stock units held by that person or entity that are currently exercisable, or exercisable or would vest based on time-based vesting conditions within 60 days of the Ownership Date, assuming that the liquidity-event vesting conditions had been satisfied as of such date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity

Unless otherwise indicated and subject to applicable community property laws and other similar laws, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

The beneficial ownership of shares of Novus Common Stock pre-Business Combination is based on 35,937,500 shares of Novus Common stock (consisting of 28,750,000 shares of Novus Common Stock and 7,187,500 Founder Shares) issued and outstanding as of the Ownership Date.

The expected beneficial ownership of shares of the Combined Company Common Stock post-Business Combination and PIPE Financing assumes:

●	no exercise of the 9,583,333 Public Warrants or the 5,166,666 Private Placement Warrants that will remain outstanding post-Business Combination and that may be exercised at a later date;
●	forfeiture of 718,750 Founder Shares upon the Closing;
●	the issuance of approximately 10,000,000 shares of Novus Common Stock to the PIPE Subscribers;
●	that 108,963,033 shares of Combined Company Common Stock are issued to Energy Vault’s stockholders; and
●	that no Earn Out Shares are issued.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming No Redemption in the table below has been determined based upon the following assumptions: (i) no Public Stockholders exercise their redemption rights and (ii) that there are 154,181,788 shares of Combined Company Common Stock outstanding.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming Maximum Redemption in the table below has been determined based upon the following assumptions: (i) that 21,855,202 Public Shares are redeemed for an aggregate payment of approximately $281.6 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account as of [ ], 2021 of approximately $287.5 million) from the Trust Account, (ii) that 2,177,460 shares by the Novus Initial Stockholders and NCCII are forfeited, (iii) that there are 130,149,126 shares of Combined Company Common Stock outstanding, and (iii) that none of the relevant beneficial owners purchase shares of Novus Common Stock in the open market. Such calculations also do not account for Earn Out Shares.

			After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Maximum Redemption
	Number of Shares of Novus		Number of Shares of Combined Company		Number of Shares of Combined Company
Name and Address of Beneficial Owner (1)	Common Stock	%	Common Stock	%	Common Stock	%
Directors and Executive Officers of Novus prior to the Business Combination:
Robert J. Laikin (2)(3)	1,911,111	5.3%	4,193,166	2.7%	3,614,193	2.7%
Hersch Klaff (4)	1,298,828	3.6%	2,167,070	1.4%	1,773,509	1.4%
Larry M. Paulson (5)	966,146	2.7%	1,476,031	*	1,183,336	*
Vincent Donargo (6)(3)	1,475,694	4.1%	3,204,791	2.1%	2,757,728	2.1%
Jeffrey Foster (7)	966,146	2.7%	1,676,031	1.1%	1,383,336	1.1%
Heather Goodman (8)	291,667	0.8%	480,500	*	391,639	*
Ronald J. Sznaider (9)	182,292	0.5%	319,063	*	263,837	*
All Directors and Executive Officers of Novus as a Group prior to the Business Combination (7 Individuals)	5,980,773	16.6%	12,516,652	7.9%	10,704,771	7.9%
Five Percent Holders of Novus prior to the Business Combination:
Highbridge Capital Management, LLC (10)	1,705,105	4.7%	1,705,105	1.1%	1,705,105	1.3%
Adage Capital Advisors, L.L.C. (Adage Capital Partners, L.P.) (11)	1,500,000	4.2%	1,500,000	*	1,500,000	1.2%
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination
Robert Piconi (12)	—	—	15,210,487	9.9%	15,210,487	11.5%
Henry Elkus (13)	—	—	9,969,096	6.5%	9,969,096	7.5%
Andrea Pedretti (14)	—	—	3,649,655	2.3%	3,649,655	2.8%
Andrea Wuttke (15)	—	—	167,993	0.1%	167,993	0.1%
Richard Espy (16)	—	—	69,419	0.0%	69,419	0.1%
Marco Terruzzin (17)	—	—	624,771	0.4%	624,771	0.5%
Chris Wiese (18)	—	—	86,773	0.1%	86,773	0.1%
Goncagul Icoren (19)	—	—	69,419	0.0%	69,419	0.1%
Larry M. Paulson (5)	966,146	2.7%	1,476,031	1.0%	1,476,031	1.1%
All Directors and Executive Officers of the Combined Company as a Group (9 individuals)	966,146	2.7%	29,847,613	19.0%	29,847,613	22.5%
Five Percent Holders of the Combined Company After Consummation of the Business Combination:
Helena (20)	—	—	9,969,096	6.5%	9,969,096	7.5%
Idealab Studio, LLC (21)	—	—	15,970,979	10.4%	15,970,979	12.1%
NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P. (22)	—	—	9,507,050	6.2%	9,507,050	7.2%
Prime Movers Lab (23)	—	—	7,647,891	5.0%	7,647,891	5.8%
SoftBank Vision Fund (AIV M2) L.P. acting by its manager, SB Investment Advisers (UK) Limited (24)	—	—	16,434,303	10.7%	16,434,303	12.4%

* Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of Novus is c/o Novus Capital Corporation II, 8556 Oakmont Lane, Indianapolis, IN 46260. Unless otherwise indicated, the business address of each of the directors and executive officers of the Combined Company is 4360 Park Terrace Drive, Suite 100, Westlake Village, California 93161.

(2)	Includes 1,111,111 Initial Stockholder Shares held by Novus Capital Associates, LLC. The number of shares held post-Business Combination includes shares issuable upon exercise of 2,223,166 private warrants, including 1,666,666 private warrants held by Novus Capital Associates, LLC, that become exercisable 30 days after the completion of the Business Combination.
(3)	Messrs. Laikin and Donargo are the managing members of Novus Capital Associates, LLC. The shares beneficially owned by Novus Capital Associates, LLC may also be deemed beneficially owned by Messrs. Laikin and Donargo.
(4)	Mr. Klaff holds Initial Stockholder Shares through KNC I LLC and KNC II LLC. The number of shares held post-Business Combination includes shares issuable upon exercise of 748,125 private warrants held by KNC I LLC and KNC II LLC that become exercisable 30 days after the completion of the Business Combination. Mr. Klaff has voting and dispositive control over the shares held by these entities and may be deemed to be the beneficial owner of such shares. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(5)	Mr. Paulson holds Initial Stockholder Shares through the Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4, 2019, and any amendments thereto, of which he is a trustee. Consequently, Mr. Paulson may be deemed to be the beneficial owner of such. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The number of shares held post-Business Combination includes shares issuable upon exercise of 556,500 private warrants held by Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4, 2019 that become exercisable 30 days after the completion of the Business Combination.
(6)	Consists of (a) 364,583 Initial Stockholder Shares held by V Donargo LLC and (b) 1,111,111 Initial Stockholder Shares held by Novus Capital Associates, LLC. The number of shares held post-Business Combination includes shares issuable upon exercise of (x) 210,000 private warrants held by V Donargo LLC and (y) 1,666,666 private warrants held by Novus Capital Associates, LLC that become exercisable 30 days after the completion of the Business Combination.
(7)	Mr. Foster holds Initial Stockholder Shares through New Frontier LLC, of which Mr. Foster is the manager. The number of shares held post-Business Combination includes shares issuable upon exercise of 556,500 private warrants held by New Frontier LLC that become exercisable 30 days after the completion of the Business Combination. Mr. Foster has voting and dispositive control over the shares held by New Frontier LLC and may be deemed to be the beneficial owner of such shares. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(8)	The number of shares held post-Business Combination includes shares issuable upon exercise of 168,000 private warrants that become exercisable 30 days after the completion of the Business Combination.
(9)	The number of shares held post-Business Combination includes shares issuable upon exercise of 105,000 private warrants that become exercisable 30 days after the completion of the Business Combination.
(10)	As reported by Highbridge Capital Management, LLC (“Highbridge”) on a Schedule 13G filed with the SEC on June 3, 2021. Highbridge serves as trading manager of Highbridge Tactical Credit Master Fund, L.P. and Highbridge SPAC Opportunity Fund, L.P. The principal business address of Highbridge is 277 Park Avenue, 23rd Floor, New York, New York 10172.
(11)	As reported by Adage Capital Partners on a Schedule 13G filed with the SEC on February 18, 2021, which states that each of Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners, GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson and Phillip Gross hold shared voting and dispositive power over 1,500,000 shares. ACP has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly owns any shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, ACPGP and ACA may be deemed to beneficially own the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly owns any shares. By reason of the provisions of Rule 13d-3 of the Act, each of Mr. Atchinson and Mr. Gross may be deemed to beneficially own the shares beneficially owned by ACP. The principal business address of ACP, ACPGP, ACA, Mr. Atchinson and Mr. Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(12)	Consists of 15,210,487 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing.
(13)	Consists of (a) 1,647,986 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing held directly by Helena ZePak EV LLC; (b) 4,833,131 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing held directly by HSI Energy Vault I LLC; (c) 1,914,111 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing held directly by HSI Energy Vault II LLC; (d) 239,260 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing held directly by HSI EV Brasil LLC; (e) 1,219,921 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing held directly by HSI Puma LLC; and (f) 114,687 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing held directly by EN Fund I, A Series of Helena Special Investments AL Ventures, LP (each such entities, an “Helena Affiliate”). Helena Special Investments LLC has voting and dispositive control over the shares held by each Helena Affiliate, and Helena Special Investments LLC and Mr. Elkus may each be deemed to be the beneficial owner of such securities. The business address of this stockholder is 515 S. Flower St. Suite 5100, Los Angeles, CA 90071.
(14)	Consists of (i) 1,247,987 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing and (ii) 345,967 shares of Combined Company Common Stock issuable pursuant to Energy Vault RSUs that will be vested within 60 days of the Record Date.
(15)	Consists of 167,993 shares of Combined Company Common Stock issuable upon the vesting of Energy Vault RSUs that will be vested within 60 days of the Record Date.
(16)	Consists of 69,419 shares of Combined Company Common Stock issuable upon the vesting of Energy Vault RSUs that will be vested within 60 days of the Record Date.
(17)	Consists of 624,771 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing, of which 63,636 may be repurchased by the Combined Company at the original exercise price.
(18)	Consists of 86,773 shares of Combined Company Common Stock issuable upon the vesting of Energy Vault RSUs that will be vested within 60 days of the Record Date.
(19)	Consists of 69,419 shares of Combined Company Common Stock issuable upon the vesting of Energy Vault RSUs that will be vested within 60 days of the Record Date.
(20)	See footnote 13.
(21)	Consists of 15,970,979 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing held directly by Idealab Studio, LLC. The business address of this stockholder is 130 West Union Street, Pasadena, CA 91103. Bill Gross is chairman of the board and chief executive officer of Idealab Studio, LLC. As such, Mr. Gross may be deemed to have or share beneficial ownership of the common stock held directly by Idealab Studio, LLC. Mr. Gross disclaims any such beneficial ownership of such securities.
(22)	Consists of 10,134,143 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing Energy Vault Common Stock at the Closing held directly by NeoTribe Ventures I, L.P. for itself and as nominee for NeoTribe Associates I, L.P. (“NeoTribe”). The business address of this stockholder is 2477 Sand Hill Road, Suite 150, Menlo Park, CA 94025.
(23)	Consists of (a) 1,360,201 shares of Energy Vault Common Stock issuable upon conversion of the same number of shares of Energy Vault Preferred Stock held directly by Energy Vault PML SPV 1 LP; and (b) 6,792,152 shares of Energy Vault Common Stock issuable upon conversion of the same number of shares of Energy Vault Preferred Stock held directly by Prime Movers Growth Fund I, LP. The business address of this stockholder is PO Box 12829, Jackson, WY 83002.

(24)	Consists of 17,518,324 shares of Energy Vault Common Stock issuable upon conversion of the same number of shares of Energy Vault Preferred Stock held directly by SoftBank Vision Fund (AIV M2) L.P. acting by its manager, SB Investment Advisers (UK) Limited. The business address of this stockholder is 1 Circle Star Way, San Carlos, CA 94070.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Novus Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the Novus Units, Novus Common Stock and Novus Warrants as reported by the NYSE. Prior to February 3, 2021, there was no established public trading market for Novus’s securities. There is no established trading market for the Novus Class B Common Stock.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2021
March 31(1)	$11.36	$9.80	$9.80	$9.58	$1.52	$0.80
June 30	$10.59	$9.90	$10.15	$9.63	$1.79	$0.80
September 30	$10.28	$9.90	$9.96	$9.61	$1.41	$0.75
Through October 11, 2021	$10.26	$10.15	$9.92	$9.84	$1.30	$0.99
(1)	Reflects the high and low trade prices of Novus Units beginning as of February 3, 2021, the first day that the Novus Units began trading on the NYSE, and of Novus Common Stock and Novus Warrants on March 29, 2021, the first day that the Novus Common Stock and Novus Warrants began trading on the NYSE.

Energy Vault Securities

Historical market price information regarding Energy Vault is not provided because there is no public market for Energy Vault’s securities. See the section titled “Energy Vault Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Dividends

Novus has not paid any cash dividends on the Novus Common Stock or Novus Class B Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Novus’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Novus does not expect to hold a 2021 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Novus does not consummate an initial business combination by February 8, 2023 or obtain the approval of Novus’s stockholders to extend the deadline for Novus to consummate an initial business combination, Novus is required to begin the dissolution process provided for in the Existing Certificate of Incorporation. Novus will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Experts

The consolidated financial statements of Energy Vault, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2020 and for the period from September 29, 2020 (Inception) to December 31, 2020 of Novus appearing in this proxy statement/prospectus and Registration Statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Novus and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Novus will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Novus of their requests by calling or writing Novus at its principal executive offices at (317) 590-6959 and 8556 Oakmont Lane, Indianapolis, IN 46260.

HOUSEHOLDING INFORMATION

Unless Novus has received contrary instructions, Novus may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of Novus’s disclosure documents at the same address this year, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Novus’s disclosure documents, the stockholders should follow these instructions:

●	If the shares are registered in the name of the stockholder, the stockholder should contact Novus at its offices at Novus Capital Corporation II, 8556 Oakmont Lane, Indianapolis, IN 46260, Attention: Robert Laikin, by telephone at (317) 590 6959, to inform Novus of his or her request; or
●	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT; WARRANT AGENT AND REGISTRAR

The registrar and transfer agent for the shares of common stock of Novus the warrant agent for Novus Warrants is Continental Stock Transfer & Trust Company. Novus has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Novus files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Novus’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Novus Capital Corporation II

8556 Oakmont Lane

Indianapolis, IN 46260

Telephone: (317) 590-6959

Attention: Secretary

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call collect at: (203) 658-9400)

Email: NXU.info@investor.morrowsodali.com

If you are a stockholder of Novus and would like to request documents, please do so by        , 2021 to receive them before the Novus special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Novus has been supplied by Novus, and all such information relating to Energy Vault has been supplied by Energy Vault. Information provided by either Novus or Energy Vault does not constitute any representation, estimate or projection of any other party.

Neither Novus or Energy Vault has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

TRADEMARK NOTICE

“Energy Vault,” the Energy Vault logo and other trademarks, service marks, and trade names of Energy Vault are registered and unregistered marks of Energy Vault, Inc.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Energy Vault, Inc.

Westlake Village, CA 91361

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Energy Vault, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ BDO USA, LLP

Melville, New York

October 15, 2021

ENERGY VAULT, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$10,051,151	$14,659,712
Prepaid expenses and other current assets	749,922	424,950
Total current assets	10,801,073	15,084,662
Inventory, Long-Term	14,629,896	7,492,209
Property and Equipment, net	2,825,759	1,242,596
Right of Use Assets, net	1,356,523	1,613,718
Loans Receivable From Related Party	406,536	389,793
Other Assets	363,029	338,012
Derivative Asset – Series B Preferred Stock Tranche Rights	—	12,527,000
Total assets	$30,382,816	$38,687,990
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$2,057,518	$1,101,396
Accrued expenses	1,417,491	801,428
Long-term finance leases, current portion	30,133	27,013
Long-term operating leases, current portion	394,262	368,363
Derivative liability – Series B Preferred Stock Tranche Rights	—	604,000
Total current liabilities	3,899,404	2,902,200
Long-Term Liabilities
Deferred pension obligation	833,487	568,389
Deferred revenue	1,500,000	1,500,000
Long-term finance leases	63,152	85,151
Long-term operating leases	875,997	1,147,879
Notes payable, net of current portion	795,667	—
Total long-term liabilities	4,068,303	3,301,419
Total liabilities	7,967,707	6,203,619
Commitments
Convertible Preferred Stock, $0.0001 par value; 13,191,776 shares authorized, 9,419,740 shares issued and outstanding at December 31, 2020; 8,338,666 shares authorized, issued and outstanding at December 31, 2019; liquidation preference of $49,028,024 and $33,345,154 as of December 31, 2020 and 2019, respectively	62,041,682	46,533,769
Stockholders’ Deficit
Common stock, $0.0001 par value; 17,800,000 shares authorized, 2,148,210 shares issued and outstanding at December 31, 2020; 13,000,000 shares authorized, 2,148,210 shares issuance and outstanding at December 31, 2019	215	215
Additional paid-in capital	98,499	70,355
Accumulated deficit	(37,627,611)	(13,456,610)
Accumulated other comprehensive loss	(2,097,676)	(663,358)
Total stockholders’ deficit	(39,626,573)	(14,049,398)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$30,382,816	$38,687,990

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2020 and 2019

	2020	2019
REVENUE	$—	$—
OPERATING EXPENSES
Sales and marketing	311,135	932,905
Research and development	8,519,541	2,064,590
General and administrative	5,674,756	7,015,163
Loss from operations	14,505,432	10,012,658
OTHER INCOME (EXPENSE)
Change in fair value of derivative	(11,923,000)	776,407
Interest expense	(128,134)	(1,191,368)
Other income (expense), net	2,386,395	286,982
Other expense, net	(9,664,739)	(127,979)
Loss before provision for income taxes	(24,170,171)	(10,140,637)
PROVISION FOR INCOME TAXES	(830)	(810)
NET LOSS	(24,171,001)	(10,141,447)
Net loss per share of common stock – basic and diluted	$(18.06)	$(10.92)
Weighted average shares of common stock – basic and diluted	1,338,666	928,597
OTHER COMPREHENSIVE LOSS – NET OF TAX
Actuarial loss on pension	$(183,928)	$(264,307)
Foreign currency translation loss	(1,250,390)	(174,246)
Total Comprehensive Loss	$(25,605,319)	$(10,580,000)

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2020 and 2019

							Accumulated
					Additional		Other	Total
	Convertible Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balance at December 31, 2018	4,399,077	$2,842,548	1,888,400	$189	$38,136	$(3,315,163)	$(224,805)	$(3,501,643)
Issuance of A-1 preferred stock upon conversion of A-1 notes payable	1,025,646	3,075,831	—	—	—	—	—	—
Beneficial conversion feature on A-1 convertible debt	—	788,584	—	—	—	—	—	—
Issuance of A-2 preferred stock upon conversion of A-2 notes payable	528,823	2,504,716	—	—	—	—	—	—
Issuance of A-2 preferred stock for cash	221,687	1,049,998	—	—	—	—	—	—
Issuance of Series B Preferred stock, net of tranche obligation	2,163,433	36,516,593	—	—	—	—	—	—
Series B Preferred Stock issuance costs	—	(244,501)	—	—	—	—	—	—
Stock based compensation	—	—	259,810	26	32,219	—	—	32,245
Net loss	—	—	—	—	—	(10,141,447)	—	(10,141,447)
Actuarial loss on pension	—	—	—	—	—	—	(264,307)	(264,307)
Foreign currency translation loss	—	—	—	—	—	—	(174,246)	(174,246)
Balance at December 31, 2019	8,338,666	46,533,769	2,148,210	215	70,355	(13,456,610)	(663,358)	(14,049,398)
Issuance of B-1 preferred stock upon conversion of B-1 notes payable	544,773	7,902,908	—	—	—	—	—	—
Issuance of B-1 preferred stock for cash	536,301	7,779,985	—	—	—	—	—	—
Preferred stock issuance costs	—	(174,980)	—	—	—	—	—	—
Stock based compensation	—	—	—	—	28,144	—	—	28,144
Net loss	—	—	—	—	—	(24,171,001)	—	(24,171,001)
Actuarial loss on pension	—	—	—	—	—	—	(183,928)	(183,928)
Foreign currency translation loss	—	—	—	—	—	—	(1,250,390)	(1,250,390)
Balance at December 31, 2020	9,419,740	$62,041,682	2,148,210	$215	$98,499	$(37,627,611)	$(2,097,676)	$(39,626,573)

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020 and 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(24,171,001)	$(10,141,447)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	54,648	8,449
Non-cash lease expense	552,457	61,782
Stock based compensation	28,144	32,245
Impairment of long-lived assets	27,696	—
Beneficial conversion interest related to Series A-1 notes	—	788,585
Discount accretion on Series A-1 notes	—	370,000
Interest accrued on convertible notes	125,408	30,547
Change in fair value of derivative	11,923,000	(776,407)
Change in pension obligation	85,860	22,005
Changes in operating assets and liabilities:
Inventory, long-term	(7,550,101)	(7,213,742)
Prepaid expenses and other current assets	(389,049)	(1,108,056)
Accounts payable and accrued expenses	2,612,634	1,554,576
Deferred revenue and other liabilities	—	1,538,122
Net cash used in operating activities	(16,700,304)	(14,833,341)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment and other assets	(1,754,504)	(1,156,148)
Net cash used in investing activities	(1,754,504)	(1,156,148)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	8,605,850	3,500,000
Repayment of debt	—	(1,100,218)
Payment of long-term lease obligations	(569,041)	(163,497)
Proceeds from issue of shares, net of issuance costs	7,605,005	25,805,495
Net cash provided by financing activities	15,641,814	28,041,780
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,795,567)	(332,429)
Net increase (decrease) in cash	(4,608,561)	11,719,862
CASH – beginning of year	14,659,712	2,939,850
CASH – end of year	$10,051,151	$14,659,712
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$810	$810
Derivative – Series B tranche rights	$—	$11,516,593
Notes payable conversion to preferred stock	$7,777,500	$5,550,000
Actuarial loss on pension	$(183,928)	$(264,307)

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

1.ORGANIZATION AND DESCRIPTION OF BUSINESS

Energy Vault, Inc. (the “Company”) was incorporated in the state of Delaware in October 2017 and is headquartered in Los Angeles, California. The Company is engaged in the design and development of gravity and kinetic energy based, long-duration energy storage solutions that will enable deployment of clean and renewable energy and sustainable electricity. The Company is developing a full-scale commercial demonstration unit (the “Prototype”) located in Arbedo-Castione Switzerland. In July 2020, the Prototype achieved mechanical completion and was connected to the Swiss national electricity grid.

The Company has a wholly owned subsidiary, Energy Vault SA, which was formed in December 2017 in Lugano Switzerland to build the Prototype and operate as the Company’s European headquarters.

Since inception, the Company has been primarily involved in research and development activities. The Company devotes substantially all its efforts to product research and development, initial market development and raising capital. The Company is subject to a number of risks similar to those of other early-stage companies, including dependence on key individuals, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of its products and technology.

Basis of Presentation and Liquidity

The consolidated financial statements are prepared on a going concern basis that contemplates the realization of assets and extinguishment of liabilities in the normal course of business. The Company has not yet generated revenues from its principal operations and has incurred net operating losses and negative cash flows from operations since inception. As of December 31, 2020, and 2019, the Company had an accumulated deficit of $37.6 million and $13.5 million, respectively. Management expects to incur additional losses in the future to conduct research and development and will use cash to continue to invest in the development of the Prototype or additional prototypes. To date, the Company’s principal source of liquidity has been net proceeds received from the issuance of preferred stock and convertible debt. The Company will need to raise additional capital to fully implement its business plan. During August and September 2021, the Company closed a private placement with large institutional investors and existing stockholders consisting of the sale of 2,182,515 shares of the Company’s Series C Preferred Stock amounting to $107 million, at a price of $49.0258 per share. Management expects to use the proceeds from the private placement to continue its research efforts and to finance the ongoing operations of the Company. The Company is also seeking to access the capital markets by entering into a definitive business combination agreement dated September 8, 2021 with Novus Capital Corporation II, a Special Purpose Acquisition Company (“SPAC”). The business combination is expected to close by the latter half of 2021, subject to approval from Novus and the Company’s shareholders. Management believes its plans and additional funding raised, alleviates any substantial doubt about the Company’s ability to continue as a going concern.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Energy Vault and its wholly owned subsidiary, Energy Vault SA. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Accounting

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of the consolidated financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis. The Company’s management believes that the estimates, judgment, and assumptions used are reasonable based upon information available at the time they are made. Significant estimates made by management include, among others, valuation of inventory pension obligation, fair value of financial instruments including embedded derivatives, stock-based compensation, valuation of deferred income tax assets, and the useful life of long-lived assets. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash. Risks associated with cash are mitigated by banking with creditworthy institutions. Such balances with any one institution may, at times, be in excess of federally insured amounts (currently $250,000 per depositor). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk due to its accounts being held with large, well-known financial institutions.

Other Risk and Uncertainties

The Company is subject to a number of risks similar to other early-stage clean energy companies, including, but not limited to, the need to obtain sufficient funding to support the significant capital spending required to develop the Prototype, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company’s products, and protection of proprietary technology, among others. These risks could be further complicated by the ongoing COVID-19 pandemic described below.

The spread of the COVID-19 virus during the quarter ended March 31, 2020 has caused an economic downturn on a global scale, as well as significant volatility in the financial markets. In March 2020, the World Health Organization declared the spread of the COVID-19 virus a pandemic. Government reactions to the public health crisis with mitigation measures have created significant uncertainties in the U.S. and global economies. The COVID-19 pandemic caused delays in the construction of the Prototype in Switzerland due to Government mandated temporary stay-at-home and quarantine orders; however, it did not significantly impact the Company’s other core operations such as research and development and fund raising. The extent to which the COVID-19 pandemic impacts the Company’s business, operations and financial results will depend on numerous evolving factors that management may not be able to accurately predict, and which may cause the actual results to differ from the estimates and assumptions that are required to be made in the preparation of financial statements according to U.S. GAAP.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency

Assets and liabilities denominated in a foreign currency are translated into U.S dollars using the exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated at the average exchange rates during the periods. The impact of exchange rate fluctuations from translation of assets and liabilities is included in accumulated other comprehensive income, a component of stockholder’s equity. Gains and losses resulting from foreign currency transactions are included in other income (expense), net in the accompanying consolidated statements of operations.

Fair Value Measurements

ASC Topic 820, “Fair Value Measurement” (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level I — Inputs which include quoted prices in active markets for identical assets and liabilities.

Level II — Inputs other than Level I that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level III — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Segment Reporting

The Company has a single operating and reportable business segment.

Cash Equivalents

Cash equivalents that are readily convertible to cash are stated at cost, which approximates fair value. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2020 and 2019, the Company maintained two money market accounts totaling $7,708,144 and $12,098,170, respectively.

Inventory, Long Term

The Company’s long-term inventory consists of costs incurred to construct the Protype which the Company intends to sell to a customer in the future.

Inventory is valued at the lower of cost, determined on a first in first out basis, or net realizable value. Provisions for excess and obsolete inventories are charged to cost of sales and are permanent reductions to the carrying value of inventories. There were no inventory reserves as of December 31, 2020 and 2019.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The useful lives of property and equipment are as follows:

Brick Machines	6 years
Vehicles	4 years
Office equipment	7 years
Computer equipment	3 years
Leasehold improvements	Shorter of remaining lease-term or estimated life of the assets

Maintenance and repairs are charged to expense as incurred. When assets are retired or sold, the cost and related accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in operating expenses in the period realized.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, primarily comprised of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future net cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the projected undiscounted future net cash flows arising from the asset. In 2020, the Company reported an impairment of leasehold improvements of $27,696 related to architecture design fee of an office location; the Company incurred the cost before the lease negotiation was terminated. There were no such impairments of long-lived assets for 2019.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of salaries and other personnel related expenses, engineering expenses, product development costs and facility costs.

Derivative Instruments

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. Derivatives and embedded derivatives, if applicable, are measured at fair value using Black-Scholes or Monte Carlo pricing model and marked to market and changes in fair value are reflected on the consolidated statement of operations as other (income) expense at each reporting period. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Defined Benefit Pension Obligation

The Company’s wholly owned subsidiary in Switzerland has a defined benefit pension obligation covering retirement and other long-term benefits of the local employees. The plan is a statutory requirement in accordance with local regulations, had a projected benefit obligation of $2,425,078 and $1,552,316, respectively, plan assets with a fair value of $1,591,671 and $983,942, respectively, and an underfunded net benefit obligation of $833,487 and $568,389 at December 31, 2020 and 2019, respectively. The net periodic cost of the plan totaled $101,356 and $48,002 during the years ended December 31, 2020 and 2019, respectively.

Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers.”

The Company recognizes revenue when control of promised goods or services are transferred to a customer in an amount that reflects the consideration expected to be received for those goods or services. Revenue is recognized when or as the performance obligation has been satisfied and control of the product has transferred to the customer. In evaluating the timing of the transfer of control of products to customers, the Company considers several indicators, including significant risks and rewards of products, the right to payment, and the legal title of the products. Deferred revenue represents billings or payments received in advance of services performed.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent the Company believes they will not be realized.

Comprehensive Loss

Assets and liabilities of the Switzerland subsidiary that operates in a local currency environment, where the foreign local currency is the functional currency, are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, with the resulting translation adjustments recorded to a separate component of accumulated other comprehensive income (loss). Income and expense accounts are translated at the average exchange rates during the year. For the year ended December 31, 2020 and 2019, foreign currency translation loss was $1,250,390 and $174,246, respectively.

Transactions in currencies other than each entity’s functional currency are recorded using the exchange rates prevailing at the dates of the transactions. Exchange adjustments arising from the difference between the date a transaction was recognized and the date in which it was settled are recognized in the accompanying consolidated statements of operations and comprehensive loss as other income (expense).

Other comprehensive loss is reflected in the consolidated statements of stockholders’ equity (deficit) and is separately identified on the consolidated statement of operations and comprehensive loss. It consists of cumulative foreign currency translation adjustments, net of taxes, and actuarial loss on pensions.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Loss Per Share of Common Stock

Basic net loss per share of common stock is calculated by dividing net loss by the weighted average number of common shares outstanding for the applicable period. Diluted net loss is computed based on the weighted average number of common shares outstanding increased by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued, including any dilutive effect from convertible preferred stock, outstanding stock options or unvested restricted common stock, and reduced by the number of shares the Company could have repurchased with the proceeds from the issuance of the potentially dilutive shares. Potentially dilutive instruments are excluded from the per share calculation because the Company is in a net loss position and they would therefore be anti-dilutive.

The Company follows the two-class method when computing net loss per share for periods when issued shares that meet the definition of participating securities are outstanding. The two-class method calls for the calculation of net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders to be allocated between common and participating securities based upon their respective rights to received dividends as if all income for the period had been distributed. Net losses are not allocated to the Company’s preferred stockholders as they do not have an obligation to share in the Company’s net losses.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with ASC Topic 718, “Stock Compensation”. The Company measures its stock option awards based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model. Compensation expense is recognized over the requisite service period (usually the vesting period) on a straight-line basis and is adjusted for actual forfeitures of unvested awards as they occur.

On January 1, 2018, the Company adopted Accounting Standard Update (“ASU”) No. 2018-07 that expands the scope of existing share-based compensation guidance for employees. The standard includes share-based payment transactions for acquiring goods and services from nonemployees, whereby share-based payments to nonemployees are measured and recorded at the fair value of the equity instruments that an entity is obligated to issue on the grant date.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, “Leases” (Topic 842). This new standard introduces a new lease model that requires the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The recognition, presentation, and measurement of lease related items in the financial statements will depend on whether the lease is classified as a finance or operating lease. In addition, the new guidance requires disclosures regarding the amount, timing and uncertainty of cash flows arising from leases. The new lease standard applied to lessor accounting remains largely unchanged from legacy U.S. GAAP; however, the new standard does contain some targeted improvements to align with the new revenue recognition guidance, issued pursuant to ASU No. 2014-09 (as amended).

The Company adopted the new standard with an effective date of January 1, 2018. The new standard provides for a number of optional practical expedients. The Company has elected the practical expedient (including for those leases for which the Company is a lessee) to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease or to purchase the underlying asset) and in assessing impairment of the Company’s right of use (ROU) assets.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The new lease standard provides several optional policy elections for an entity’s ongoing accounting. Generally, the Company has decided not to elect the policy to not separate lease and non-lease components in arrangements whereby the Company is the lessee. The Company has elected to exclude short-term leases (with original lease terms of twelve months or less) from the balance sheet. However, the Company has elected to include all expenses related to leases with a term of one month or less (i.e., month-to-month or evergreen leases) in the short-term lease expense disclosure amount in the footnote table.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. The new accounting standard will be effective for the fiscal year beginning on January 1, 2023, including interim periods within that year. The Company does not expect that adoption of this standard will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes. The guidance removes exceptions to the general principles in Topic 740 for allocating tax expense between financial statement components, accounting basis differences stemming from an ownership change in foreign investments and interim period income tax accounting for year-to-date losses that exceed projected losses. The guidance becomes effective for annual reporting periods beginning after December 15, 2020 and interim periods within those fiscal years with early adoption permitted. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In August 2020, FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments. In addition to eliminating certain accounting models, this ASU includes improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021. The Company is still evaluating the effects that the requirements of this ASU will have on its consolidated financial statements.

3.FAIR VALUE MEASUREMENTS

Carrying amounts of certain financial instruments, including cash, accounts payable, and accrued liabilities approximate their fair value due to their relatively short maturities and market interest rates, if applicable.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 were as follows:

	Level I	Level II	Level III	Total
Assets
Derivative – Series B Preferred Stock Rights	$—	$—	$12,527,000	$12,527,000
Total	$—	$—	$12,527,000	$12,527,000
Liabilities
Derivative – Series B Preferred Stock Rights	$—	$—	$604,000	$604,000
Total	$—	$—	$604,000	$604,000

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

3.FAIR VALUE MEASUREMENTS (continued)

Assets measured at fair value on a recurring basis as of December 31, 2020 were as follows:

	Level I	Level II	Level III	Total
Assets/Liabilities
Derivative – Series B Preferred Stock Rights	$—	$—	$—	$—
Total	$—	$—	$—	$—

In December 2020, in connection with issuance of Series B-1 preferred stock, the terms of Tranche 2 in the Series B preferred stock were amended to be identical to the B-1 preferred stock. This resulted in the fair value of the derivative liability associated with the Series B preferred stock right (Note 11) being reduced to zero value. In January 2021, Tranche 3 in the Series B preferred stock expired without exercise; the Company recorded a change in fair value to reduce to zero the value of the derivative asset associated with Tranche 3 as of December 31, 2020 (Note 15).

The fair value of the preferred stock Tranche rights was determined using a Monte Carlo simulation model (Note 11) and the fair value of the embedded derivative was determined using Black-Scholes analysis (Note 9). There were no changes in valuation techniques or transfers between the fair value measurement levels during the years ended December 31, 2020 or 2019.

The following table provides a reconciliation of all assets and liabilities measured at fair value using Level 3 significant unobservable inputs:

		Preferred Stock	Embedded
	Preferred Stock	Tranche	Derivative
	Tranche Asset	Liability	Liability
Balance at January 1, 2019	$—	$—	$370,000
Tranche right/liability upon issuance of Series B preferred stock	12,351,206	834,613	—
Change in fair value	175,794	(230,613)	(370,000)
Balance at December 31, 2019	12,527,000	604,000	—
Change in fair value	(12,527,000)	(604,000)	—
Balance at December 31, 2020	$—	$—	$—

The Company also recorded certain financial instruments at fair value on a non-recurring basis. During the year ended December 31, 2020, the Series B-1 preferred stock was recorded at its estimated fair value of $7,902,908 upon conversion of the Series B-1 convertible notes payable and $7,779,985 in cash proceeds (Note 11). During the year ended December 31, 2019, the Series A-1 preferred stock was recorded at its estimated fair value of $3,075,831 upon conversion the Series A-1 convertible notes payable (Note 11); and the Series A-2 preferred stock was recorded at its estimated fair value of $3,554,714 upon conversion of $2,504,716 in Series A-2 convertible notes payable and $1,049,998 in cash proceeds (Note 11); and the Series B preferred stock was recorded at its estimated fair value of $25,000,000 and the detachable Tranche Rights were bifurcated from the host instrument and valued separately at $11,516,593 (Note 11).

4.PREPAID EXPENSES AND OTHER CURRENT ASSETS

At December 31, 2020 and 2019, prepaid expenses and other assets consisted of the following:

	2020	2019
Tax refund receivable	$357,045	$173,046
Other	392,877	251,904
Total	$749,922	$424,950

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

5.OTHER ASSETS

At December 31, 2020 and 2019, other assets consisted of the following:

	2020	2019
Security deposits	$325,634	$305,838
Other	37,395	32,174
Total	$363,029	$338,012

6.RELATED PARTY TRANSACTIONS

Loans Receivable

The Company has two loans receivable from an officer for funds advanced in connection with a relocation. The notes bear interest at 1.50% per annum and matured on December 31, 2019. The balance of the notes totaled $406,536 in aggregate as of December 31, 2020. In May 2021, the Company received payments in full satisfaction of principal and accrued interest of related party loans receivable.

Note Payable

In April 2019, the Company entered into a $1,000,000 note payable agreement with a shareholder of the Company. The note payable bore no interest and was due March 2020. The Company repaid the note in full in September 2019.

Other

In May 2019, the Company received a $1,500,000 deposit for an “EV1” tower from a customer that is owned by one of its primary shareholders; the order remains outstanding as of December 31, 2020. The deposit and order were received before the owner of the customer became one of the Company's primary shareholders and before it was represented on the Company's board of directors. In 2020 and 2019 the Company paid consulting fees of $191,867 and $187,855, respectively, to the father of one of the Company’s executive officers. In 2020 and 2019, the Company paid $132,932 and $203,349, respectively, to a company owned by one of its primary shareholders in accordance with an agreement to provide certain legal, information technology, human resources, and financial services. In 2020 and 2019 the Company paid Prototype construction labor costs of $278,698 and $28,270, respectively, to a company owned by the brother of an employee.

7.PROPERTY AND EQUIPMENT, NET

At December 31, 2020 and 2019, property and equipment, net consisted of the following:

	2020	2019
Brick machines	$2,534,700	$973,992
Right of use assets – vehicles	135,620	123,796
Furniture and equipment	84,514	—
Leasehold improvements	138,630	155,196
Total property and equipment	2,893,464	1,242,596
Less: accumulated depreciation	(67,705)	(10,388)
Property and equipment, net	$2,825,759	$1,242,596

For the years ended December 31, 2020 and 2019, depreciation expense was $54,648 and $8,449, respectively.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

8.ACCRUED EXPENSES

At December 31, 2020 and 2019, accrued expenses consisted of the following:

	2020	2019
Employee costs	$696,176	$314,523
Prototype costs	483,560	188,564
Professional fees	194,211	224,160
Other	43,544	74,181
	$1,417,491	$801,428

9.CONVERTIBLE NOTES PAYABLE

At December 31, 2020 and 2019, the Company had no outstanding convertible notes payable balance.

2020 Issuances

In September and November 2020, the Company issued Series B-1 convertible notes payable for aggregate cash proceeds of $7,777,500. Interest accrued at 8% per annum and the note matured 12 months after issuance when principal and accrued interest were due. The B-1 notes were convertible on or before maturity into equity securities issued and sold at the close of the Company’s next equity financing (the “B-1 Next Equity Securities”) yielding gross cash proceeds to the Company of at least $10,000,000. The conversion price is equal to the lesser of (A) the lowest price per share of the B-1 Next Equity Securities sold in the Next Equity Financing and (B) the price per equity security equal to $180 million, divided by the full diluted capital of the Company. The B-1 notes were converted to Series B-1 preferred stock in December 2020, see further discussion below in Note 11.

In December 2020, the holders of the B-1 convertible notes payable consented to conversion of the notes to B-1 preferred stock below the $10,000,000 cash proceeds threshold. Because the convertible notes payable were not settled under the original terms, the Company considered the carrying value of the notes payable and accrued interest compared to the fair value of B-1 preferred stock issued in December 2020 and concluded there was no material difference between the values. Therefore, the Company did not record any gain or loss on the modification.

2019 Issuances

In March 2019, the Company issued Series A-2 convertible notes payable for aggregate cash proceeds of $2,500,000. Interest accrued at 2.55% per annum and matured 18 months after issuance when principal and accrued interest were due. The A-2 notes were convertible on or before maturity into equity securities issued and sold at the close of the Company’s next equity financing (the “Next Equity Securities”) yielding gross cash proceeds to the Company of at least $1,000,000. The conversion price is equal to the lesser of (A) 100% of the lowest price per share of the Next Equity Securities sold and (B) the price per equity security equal to $37.5 million, divided by the fully diluted capital of the Company. The A-2 notes were converted to Series A-2 preferred stock in May 2019, see further discussion below.

2018 Issuances

In December 2018, the Company issued Series A-1 convertible notes payable for aggregate cash proceeds of $3,050,000. Interest accrued at 2.76% per annum and matured 18 months after issuance when principal and accrued interest were due. The A-1 notes were convertible on or before maturity into equity securities issued and sold at the close of the Company’s next equity financing (the “Next Equity Securities”) yielding gross cash proceeds to the Company of at least $1,000,000. The conversion price is equal to the lesser of (A) 80% of the lowest price per share of the Next Equity Securities sold and (B) the price per equity security equal to $20 million, divided by the fully diluted capital of the Company. The A-1 notes were converted to Series A-1 preferred stock in May 2019, see further discussion below.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

9.CONVERTIBLE NOTES PAYABLE (continued)

Change of Control Provision

For each of the Company’s convertible notes payable described above, the notes required that in the event of a change of control, then, immediately prior to such change of control, in lieu of the principal and interest that would otherwise be payable on the Maturity Date, the Company would pay the holder an aggregate amount equal to the greater of (A) all outstanding principal and accrued and unpaid interest due under the Note, or (B) the amount the Holder would have received if the Note were converted in accordance with the conversion terms.

Embedded Derivative

The Company analyzed the terms of its convertible notes payable agreements for embedded features that may require bifurcation from the debt host. The Company concluded that, pursuant to ASC Topic 815, “Derivatives and Hedging”, the conversion option in the Series A-1 convertible notes payable includes an option to convert at 80% of the lowest price per share of the next equity securities sold by the Company is akin to a redemption feature and contains a substantial discount. Therefore, the redemption feature is required to be bifurcated and accounted for separately as an embedded derivative. The Company recorded the derivative liability at its estimated fair value of $370,000 on the date of issuance (December 24, 2018) with a corresponding discount to the debt. The Company remeasured the fair value of the derivative at December 31, 2018; there was no material change. The derivative was remeasured again in May 2019 at the time of conversion, and it was determined the value was zero. Accordingly, the Company recognized a gain on the change in fair value totaling $370,000. The debt discount was accreted through the conversion date and recorded as interest expense in the accompanying statements of operations and comprehensive loss. The Company measured the fair value of the embedded derivative at each measurement date using “With” and “Without” method based on the valuation of straight debt plus call option using the Black-Scholes analysis.

Beneficial Conversion Feature

A convertible financial instrument includes a beneficial conversion feature (BCF) if the effective conversion price is less than the company’s market price of common stock on the commitment date. The effective price paid for a common share is the amount allocated to the convertible instrument, divided by the number of shares the holder is entitled to upon conversion. The commitment date is the date that the contract is binding on both parties and usually legally enforceable. At this date, the agreement specifies all significant terms and includes a disincentive for nonperformance that is sufficiently large to make performance probable. At the time of the issuance of the A-1 convertible notes payable, the conversion price was contingent upon the price paid in the next equity financing.

The Company evaluated the conversion features in its convertible notes and determined that the conversion feature in the A-1 convertible notes payable had a BCF. The Company evaluated the BCF and determined that there was not a commitment date upon the issuance of the A-1 convertible notes payable because the conversion price was contingent upon the price paid in a future financing and the terms of such financing were not known. Therefore, the BCF was measured and recorded based on its intrinsic value at the date of conversion of the A-1 convertible notes payable to the A-1 preferred stock. The value of the BCF totaled $788,584 and was recorded as a charge to interest expense in the accompanying statement of operations and comprehensive loss for the year ended December 31, 2019.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

10.NOTES PAYABLE

Paycheck Protection Program

In May 2020, the Company received loan proceeds in the amount of $220,020 under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.

The Company’s management believes the Company met the PPP’s loan forgiveness requirements, and therefore intends to apply for forgiveness during 2021. When and if legal release by the SBA is received, the Company will record the amount forgiven as forgiveness income within the other income section of its statement of operations. If any portion of the Company’s PPP loan is not forgiven, the Company will be required to repay that portion, plus interest, over 2 years in monthly installments with the repayment term beginning at the time that the SBA remits the amount forgiven to the Company’s lender.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

Swiss Government COVID-19 Relief Loan

In March 2020, the Company’s subsidiary received loan proceeds in the amount of $518,645 under the Swiss Government COVID-19 Financial Assistance Program. The note bears no interest and matures 60 months from the date of issuance at which point the unpaid balance of the note is due in full. The Swiss Government COVID-19 Financial Assistance Program provides loans to qualifying business in amounts based on annual turnover and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. These loans are uncollateralized and guaranteed by the Canton Government.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

11.STOCKHOLDERS’ EQUITY

Convertible Preferred Stock

At December 31, 2020, the Company was authorized to issue 13,191,776 shares of preferred stock with a par value of $0.0001 per share, of which 2,120,000 shares were designated Series FR preferred stock, 1,652,083 shares were designated Series Seed 1 preferred stock, 626,994 shares were designated Series Seed 2 preferred stock, 1,025,646 shares were designated Series A-1 preferred stock, 750,510 shares were designated Series A-2 preferred stock, 2,163,433 shares were designated Series B preferred stock, and 4,853,110 shares were designated Series B-1 preferred stock.

The Company’s convertible preferred stocks were classified as temporary or mezzanine equity on the accompanying consolidated balance sheets in accordance with U.S. GAAP for the classification and measurement of redeemable securities as all the series of preferred stocks were contingently redeemable at the option of the holder for reasons outside of the Company’s control. As of December 31, 2020, there was no accretion of the convertible preferred stock to redemption value as at that date the shares were not redeemable or probable of being redeemed.

2020 Issuances

In December 2020, the Company authorized and issued 544,773 shares of its Series B-1 preferred stock upon conversion of the B-1 convertible notes payable (Note 9), and 536,301 shares were issued for cash proceeds totaling $7,902,908.

2019 Issuances

In May 2019, the Company authorized and issued 1,025,646 shares of its Series A-1 preferred stock upon conversion of the A-1 convertible notes payable (Note 9). In addition, the Company authorized the sale and issuance of up to 750,510 shares of its Series A-2 preferred stock, of which 528,823 shares were issued upon the conversion of the A-2 convertible notes payable (Note 9) and 221,687 shares were issued for cash proceeds totaling $1,049,998.

In July 2019, the Company authorized the sale and issuance of up to 2,163,433 shares of its Series B preferred stock and sold and issued an aggregate 2,163,433 shares of the Series B preferred stock for cash proceeds totaling $25,003,011, net of issuance costs of $244,504.

Preferred stock at December 31, 2020 consisted of the following:

	Shares	Issued and	Liquidation
	Designated	Outstanding	Preference
Series B-1 preferred stock	4,853,110	1,081,074	$15,682,870
Series B preferred stock	2,163,433	2,163,433	25,003,011
Series A-2 preferred stock	750,510	750,510	3,554,716
Series A-1 preferred stock	1,025,646	1,025,646	3,075,830
Series Seed 2 preferred stock	626,994	626,994	933,939
Series Seed 1 preferred stock	1,652,083	1,652,083	752,658
Series FR preferred stock	2,120,000	2,120,000	25,000
Balance at December 31, 2020	13,191,776	9,419,740	$49,028,024

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

11.STOCKHOLDERS’ EQUITY (continued)

Preferred stock at December 31, 2019 consisted of the following:

	Shares	Issued and	Liquidation
	Designated	Outstanding	Preference
Series B preferred stock	2,163,433	2,163,433	$25,003,011
Series A-2 preferred stock	750,510	750,510	3,554,716
Series A-1 preferred stock	1,025,646	1,025,646	3,075,830
Series Seed 2 preferred stock	626,994	626,994	933,939
Series Seed 1 preferred stock	1,652,083	1,652,083	752,658
Series FR preferred stock	2,120,000	2,120,000	25,000
Balance at December 31, 2019	8,338,666	8,338,666	$33,345,154

Dividends

The holders of each class of preferred stock are entitled to receive noncumulative dividends at 8% per annum, if and when declared by the board of directors. The board of directors did not declare any dividends during the years ended December 31, 2020 and 2019.

The preferred stock also includes participation rights that states that no dividend shall be paid on the Common Stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the Preferred Stock, and no dividends on the Common Stock shall be paid unless the amount of such dividend on the Common Stock is also paid on the Preferred Stock on an as converted to Common Stock basis.

Conversion

Each class of preferred stock is convertible to common stock at the option of the holder at the conversion price (as defined in the articles of incorporation) which is initially equal to the original issuance price of each of the preferred stock issuances. The preferred stock is automatically converted to common stock upon the earlier of a) a firm commitment underwritten initial public offering to an effective registration statement and sale of common stock to the public of not less than $9.4728 per share (minimum price per share does not apply to Series FR, Seed 1 and Seed 2 preferred stock) with gross proceeds not less than $30 million, or b) by written consent of the holders of a majority of the then outstanding shares of preferred stock voting as single class on an as-converted to common stock basis, with the holders of the Series A, Seed 2, Seed 1, and Series FR preferred stock voting as a separate class on an as-converted basis, and the holders of the Series B voting as a separate class on an as-converted basis, and the holders of the Series B-1 voting as a separate class on an as-converted basis.

The conversion price is subject to adjustment for stock splits and stock dividends, reorganization, reclassifications, or similar events and shall be adjusted proportionately. The conversion price is also adjusted for certain dilutive issuances of common stock or securities exercisable or convertible into common stock at a price below the conversion price in effect at the time (price protection or ratchet feature). The adjustment to the conversion price is determined by multiplying the conversion price by a fraction calculated as the diluted shares pre-issuance at the conversion price divided by the common stock pre-issuance plus the additional stock issued (partial ratchet).

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

11.STOCKHOLDERS’ EQUITY (continued)

Liquidation

Upon liquidation, dissolution, or winding up of the Company, the holders of Series B and Series B-1 preferred stock are entitled to, in preference to the holders of each of the other classes of preferred stock, and to the common stockholder, an amount equal to the original issuance price plus declared but unpaid dividends. After payment in full to the holders of Series B and B-1 preferred stock, and prior to any distribution to the common stockholders, each of the other classes of preferred stock are entitled to receive an amount equal to the original issue price plus declared and unpaid dividends on such shares, payable on a pari passu basis among the Series.

A liquidation, dissolution, or winding up of the Company shall be deemed to have occurred upon completion of any transaction or event that results in a change of control as defined in the articles of incorporation (a “Deemed Liquidation Event”). Upon a Deemed Liquidation Event, the preferred stock becomes redeemable at the option of the holder and the Company is required to provide written notice to the holders of the preferred stock within 90 days of such an event informing them of their right to redeem the preferred stock. For purposes of determining the amount each holder of preferred stock is entitled to receive upon a Deemed Liquidation Event, each class of preferred stock is deemed to have automatically converted their shares into common stock at the as converted value (even if not elected by the holder) immediately prior to such a Deemed Liquidation Event, if the value is greater than the amount that would have been distributed to the holder of the preferred stock if it were not converted.

Voting

Each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock so held could be converted at the record date.

Series B Tranche Rights

The Series B preferred stock purchase agreement includes terms that obligated the investors to purchase, and the Company to sell, two subsequent rounds of Series B preferred stock in tranche closings (the “Tranche Rights”), the first of which is for proceeds totaling $45,000,000 in exchange for shares in the capital of the Company resulting in the holding of 35.27% of the shares of the Company on a fully diluted basis (“Tranche 2”), and the second for proceeds totaling $40,000,000 in exchange for shares in the capital of the Company resulting in the holding of 37.82% of the shares of the Company on a fully diluted basis (“Tranche 3”). The terms of the Tranche 2 and Tranche 3 preferred shares shall be substantially identical to the Series B preferred stock except with respect to purchase price. The issuance of Tranche 2 and Tranche 3 is subject to and conditioned upon the successful deployment of the Prototype and the Company reaching certain commercial milestones as described in the stock purchase agreement. The deadline for completion of the Tranche requirements was 18 months from the closing date of Series B preferred stock purchase agreement or January 2021. In December 2020, in connection with issuance of Series B-1 preferred stock, the terms of Tranche 2 in the Series B preferred stock were amended to be identical to the B-1 preferred stock, and the deadline for the completion of certain milestones in the development of the Prototype was extended to June 30, 2021. In January 2021, the Tranche 3 deadline expired, and the Company has not entered into an agreement to extend the rights set forth therein (Note 15). The Tranche Rights were transferable by the investors, and separately exercisable.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

11.STOCKHOLDERS’ EQUITY (continued)

The Company concluded that the Tranche Rights met the definition of a freestanding financial instrument, as the Tranche Rights were legally detachable and separately exercisable from the Series B preferred stock. Therefore, the Company allocated the net proceeds between the Tranche Rights and the Series B preferred stock. Since the Series B preferred stock was contingently redeemable upon the occurrence of a deemed liquidation event, the Tranche Rights were classified as an asset or liability under ASC Topic 480, “Distinguishing Liabilities from Equity”, and were initially recorded at fair value. The Tranche Rights were measured at fair value at each reporting period. Since the Tranche Rights were subject to fair value accounting, the Company allocated the proceeds to the Tranche Rights based on the fair value at the date of issuance with the remaining proceeds being allocated to the Series B preferred stock. The estimated fair value of the Tranche Rights was determined using a probability-weighted present value model that considered the probability of closing a tranche, the estimated future value of Series B preferred stock at each closing and the investment required at each closing. Future values were converted to present value using a discount rate appropriate for probability-adjusted cash flows.

Tranche 2 was initially recorded as a liability of $834,613 as the purchase price of the additional shares was less than the estimated value of the Series B preferred stock at the expected settlement date. Conversely, Tranche 3 was initially recorded as an asset of $12,351,206 as the purchase price of the additional shares was greater than the estimated price of the Series B preferred stock at the expected settlement date. Tranche 2 and Tranche 3 were remeasured at December 31, 2019 and the Company recorded a net gain on the change in fair value of derivatives totaling $406,407. Tranche 2 and Tranche 3 were remeasured at December 31, 2020 and the Company recorded a net loss on the change in fair value of derivatives totaling $11,923,000. The Company measured the fair value of the Tranche rights at each measuring date using the Monte Carlo simulation model adjusted for probability of future Tranche financing.

Common Stock

As of December 31, 2020 and 2019, the Company was authorized to issue 17,800,000 and 13,000,000, shares of common stock, respectively, with a par value of $0.0001 per share. As of December 31, 2020 and 2019, there were 2,148,210 common shares issued and 1,888,400 outstanding.

As of December 31, 2020 and 2019, the Company had reserved for future issuance the following number of shares of common stock:

	2020	2019
Shares reserved for Series B-1 preferred stock	4,853,110	—
Shares reserved for Series B preferred stock	2,163,433	2,163,433
Shares reserved for Series A-2 preferred stock	750,510	750,510
Shares reserved for Series A-1 preferred stock	1,025,646	1,025,646
Shares reserved for Series Seed 2 preferred stock	626,994	626,994
Shares reserved for Series Seed 1 preferred stock	1,652,083	1,652,083
Shares reserved for Series FR preferred stock	2,120,000	2,120,000
Shares reserved for future issuances under the 2020 Stock Plan	1,921,140	1,921,140
Total shares reserved for future issuance	15,112,916	10,259,806

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

12.STOCK-BASED COMPENSATION

In 2017, the Company adopted its 2017 Stock Incentive Plan (the “2017 Plan”) which provides for the granting of stock options, restricted stock, and restricted stock units (“RSU”) to employees, directors, and consultants of the Company. Options granted under the 2017 Plan were either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). Options under the 2017 Plan may be granted for periods of up to ten years. Under the terms of the 2017 Plan, options may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Company’s board of directors. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Options generally vest over one to four years.

In 2020, the Company adopted its 2020 Stock Incentive Plan (the “2020 Plan”) which superseded the previous 2017 Stock Incentive Plan. The 2020 plan provides for the granting of stock options, restricted stock, and RSU to employees, directors, and consultants of the Company. Options granted under the 2020 Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). Options under the 2020 Plan may be granted for periods of up to ten years. Under the terms of the 2020 Plan, options may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Company’s board of directors. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Options generally vest over one to four years.

Stock Option Activity

Stock option activity under the 2017 and 2020 Plans are set forth below:

	Options Outstanding
			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
	Number of	Price Per	Term	Intrinsic
	Options	Share	(in years)	Value
Balance as of December 31, 2018	314,810	0.40	9.56	$221,278
Stock options granted	30,000	1.60
Stock options exercised	—	—
Stock options forfeited, canceled, or expired	(259,810)	0.46
Balance as of December 31, 2019	85,000	0.63	8.48	$623,100
Stock options granted	—	—
Stock options exercised	—	—
Stock options forfeited, canceled, or expired	—	—
Balance as of December 31, 2020	85,000	0.63	7.48	$422,500
Options exercisable as of December 31, 2020	73,125	0.35		$375,000
Options vested and expected to vest as of December 31, 2020	85,000	0.63	7.48	$422,500

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors and recent transactions.

The Company did not issue any grants in 2020. During the year ended December 31, 2019 the estimated weighted-average grant-date fair value of options granted was $0.71 per share.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

12.STOCK-BASED COMPENSATION (continued)

The estimated fair value of employee stock options granted during the year ended December 31, 2019 was calculated using the Black-Scholes option-pricing model using the following range of assumptions:

Expected volatility	80%
Risk free interest rate	2.50%
Expected dividend yield	—
Expected term (years)	6.25

The methods used to determine the inputs to the estimated fair value of option awards under the Black-Scholes option-pricing model is described below; the inputs are subjective and generally require significant judgment to determine.

Expected Term — The Company’s expected term represents the period that the Company’s options granted are expected to be outstanding and is determined based on the simplified method, as the Company does not have historical exercise data.

Expected Volatility — Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

The fair value of the Company’s shares of common stock underlying its stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Company’s Board of Directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in the Company’s operations, valuations performed by an independent third party, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the energy storage industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock, among other factors.

Unvested Common Stock

The Company has certain common stocks that are subject to repurchase at the election of the Company. These repurchase rights expire over time and therefore are accounted for as unvested common stock. The following table summarizes information about outstanding unvested stock activities:

Unvested
Common
Stock
Balances outstanding at December 31, 2018	1,184,550
New grants or issues	259,810
Common stock vested	(526,184)
Balances outstanding at December 31, 2019	918,176
Common stock vested	(467,753)
Balances outstanding at December 31, 2020	450,424

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

12.STOCK-BASED COMPENSATION (continued)

Compensation Expense

Total stock-based compensation expense recognized for both employees and non-employees was as follows:

	2020	2019
Sales and marketing	$22,805	$22,805
Research and development	—	1,876
General and administrative	5,339	7,564
Total stock-based compensation expense	$28,144	$32,245

As of December 31, 2020, total unamortized stock-based compensation expense related to unvested awards that are expected to vest was $36,986. The weighted-average period over which such stock-based compensation expense will be recognized is approximately 1.5 years.

13.INCOME TAXES

The components of pre-tax loss are as follows:

	2020	2019
United States	$(15,334,965)	$(4,707,771)
Switzerland	(8,835,206)	(5,432,866)
Total loss before tax	$(24,171,001)	$(10,140,637)

The following table presents the principal reasons for the difference between the effective tax rate and the Federal statutory income tax rate:

	2020	2019
US federal statutory income tax rate	21.00%	21.00%
State and local income taxes, net of Federal benefit	0.02%	0.33%
Non-Deductible expenses	(10.51)%	(0.81)%
Credits	0.23%	0.55%
Foreign rate differential	(0.36)%	(0.54)%
Valuation allowance	(10.39)%	(20.54)%
Effective income tax rate	0.00%	(0.01)%

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

13.INCOME TAXES (continued)

The components of the provision for income taxes are as follows for the years ended December 31, 2020 and 2019:

	2020	2019
Current
Federal	$—	$—
State	830	810
Foreign	—	—
Total current tax provision	830	810
Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total deferred tax provision	—	—
Total provision for income taxes	$830	$810

The components of the deferred tax asset as of December 31, 2020 and 2019, are as follows:

	2020	2019
Deferred tax assets
Net operating loss carryforwards	$4,796,086	$2,463,756
Accruals	114,117	69,253
Credits	102,705	51,352
Operating lease liabilities	224,047	329,110
Other	153,924	111,778
Gross deferred tax assets	5,390,879	3,025,248
Less: valuation allowance	(5,114,407)	(2,606,724)
Net deferred tax assets	276,472	418,524
Deferred tax liabilities
Depreciation and amortization	(40,046)	(26,830)
Right of use assets	(209,608)	(351,179)
Other	(26,819)	(40,515)
Total deferred tax assets, net of valuation allowance	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections and availability of taxable income in the carryback period, the Company established a 100% valuation allowance due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

At December 31, 2020, the Company had net operating loss carryforwards of $7,509,498 for federal, $10,182,449 for state, and $15,952,683 for foreign income tax purposes available to offset future taxable income. At December 31, 2019, the Company had net operating loss carryforwards of $4,574,507 for federal, $10,115,459 for state, and $7,391,095 for foreign income tax purposes available to offset future taxable income. The net operating loss carryforwards will begin to expire, if unutilized, beginning in 2038. Based upon the analysis of federal and state deferred tax balances, future tax projections, and availability of taxable income in the carryback period, the Company recorded a valuation allowance against the federal, state, and international deferred tax asset of $5,114,507 and $2,606,724 for the years ended December 31, 2020 and 2019, respectively.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

13.INCOME TAXES (continued)

The Company’s ability to utilize the net operating losses and tax credit carryforwards are subject to limitations in the event of an ownership change as defined in Section 382 of the Internal Revenue Code (“IRC”) of 1986, as amended, and similar state law. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period. The Company has considered Section 382 of the IRC and concluded that a change of ownership may have occurred in May or July of 2019. The Company believes it would not result in a limitation amount that would cause the 2019 pre-change net operating loss carryforwards to expire unused.

At December 31, 2020, the Company had federal and state research tax credit carryforwards of $88,282 and $50,759, respectively.

At December 31, 2020 and 2019, the Company recorded $881,796, and $867,892, respectively, of unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision. During the years ended December 31, 2020 and 2019, the Company recognized no interest and penalties related to uncertain tax positions.

The following table summarizes the activity related to the Company’s unrecognized tax benefits during the year ended December 31, 2019 and 2020:

Unrecognized
Tax Benefits
Balance as of December 31, 2019	$867,892
Increase related to prior year tax positions	—
Decrease related to prior year tax positions	—
Increase related to current year tax positions	—
Decrease related to lapsing status of limitation	13,904
Balance as of December 31, 2020	$881,796
Interest balance as of December 31, 2020	—
Penalties as of December 31, 2020	—

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of December 31, 2020 and December 31, 2019 is $0, due to the valuation allowance that would otherwise be recorded on the deferred tax asset associated with the recognized position.

14.LEASES

The Company has operating leases for its corporate offices and field offices. The Company recognized a right of use asset and lease liability for operating leases based on the net present value of future minimum lease payments. Lease expense is recognized on a straight-line basis over the non-cancelable lease term and renewal periods that are considered reasonably certain.

The Company has finance leases for vehicles. The Company recognized a right of use asset and lease liability for finance leases based on the net present value of future minimum lease payments. Lease expense for the Company’s finance leases is comprised of the amortization of the right of use asset and interest expense recognized based on the effective interest method.

The Company has elected to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease or to purchase the underlying asset) and in assessing impairment of the entity’s right of use assets. Accordingly, management’s decisions regarding lease renewals that are reasonably certain to be exercised have been incorporated as part of the lease term in right of use asset and lease liability calculations. To support these determinations, the Company evaluated each active lease at transition that included a renewal option (or options) to assess whether or not the future renewal options were reasonably certain to be exercised. The periods related to any renewal options deemed not reasonably certain to be exercised were excluded from the lease term for the right of use asset and lease liability calculations.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

14.LEASES (continued)

Future maturities of operating and finance leases as of December 31, 2020 are as follows:

	Operating	Finance
	Leases	Leases
2021	$450,500	$31,608
2022	243,436	39,971
2023	250,739	24,241
2024	258,262	—
2025	220,572	—
Thereafter	—	—
Total	1,423,508	95,820
Less: interest	(153,250)	(2,536)
Total lease liability	$1,270,259	$93,285

The Company uses the rate implicit in the lease, when available, to discount lease payments to present value; however, when the rate implicit in the lease is not available, the incremental borrowing rate is used, which is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at commencement date. The Company used an incremental borrowing rate of 5.37% for the majority of its leases.

Lease Modifications

Westlake Village Office Lease

In May 2020, the Company received COVID-19 related four-month rent deferral for its operating leases for office space. The Company elected to utilize the FASB’s COVID-19 lease accounting relief provisions and chose to account for the concession as if no changes to the lease contract were made.

In September 2020, additional adjustments were agreed to by the lessor which resulted in the abatement of three months of rent and a change to the frequency of the lease payments from semi-annual to monthly. The Company determined that this second set of lease adjustments did substantially change the frequency and the amount of lease payments remaining to be paid through the remainder of the lease term; therefore, these lease adjustments did not qualify for the COVID-19 lease accounting relief provisions. The lease was modified under Topic 842 which required a remeasurement of the lease. The net adjustment to the right-of-use asset of $30,712 is reflected in the footnote table under right-of-use assets obtained in exchange for operating lease liabilities.

In December 2020, the Company received another four-month partial rent deferral under the terms amended in September as a result of a new official lockdown. As with the previous rent deferment, there was no material change to the total amount of the consideration in the lease and the Company elected to utilize the FASB’s COVID-19 lease accounting relief provisions for this deferment.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

14.LEASES (continued)

Arbedo-Castione Land Lease

In June 2020, the Company obtained additional rights to land and structures that were contiguous to its existing land lease. The increase in lease payments related to the lease modification was not commensurate with the standalone price for the additional right of use associated with the land and structures when compared to the original lease. Consequently, these adjustments to the terms of the lease were treated as a modification of the original lease. The net adjustment to the right-of-use asset of $237,516 is reflected in the footnote table under right-of-use assets obtained in exchange for operating lease liabilities.

	2020	2019
Finance lease expense
Amortization of finance ROU assets	$22,178	$7,032
Interest on finance lease liabilities	1,389	606
Finance lease expense	23,567	7,638
Operating lease expense	463,998	75,242
Short-term lease expense	102,698	109,093
Variable lease expense	10,279	5,950
Sublease income	—	—
Total	$600,542	$197,923
Cash paid for amounts included in the measurement of lease liabilities for finance leases
Operating cash flows	$1,389	$606
Financing cash flows	$19,700	$5,947
Cash paid for amounts included in the measurement of lease liabilities for operating leases
Operating cash flows	$436,364	$165,487
Right-of-use assets obtained in exchange for lease liabilities
Finance leases	$—	$93,525
Operating leases	$268,228	$1,676,313
Weighted average remaining lease term (in months)
Finance leases	33	44
Operating leases	46	59
Weighted average discount rate
Finance leases	1.85%	1.84%
Operating leases	5.37%	5.37%
Current portion
Finance leases	$30,133	$27,013
Operating leases	$394,262	$368,363
Long-term portion
Finance leases	$63,152	$85,151
Operating leases	$875,997	$1,147,879

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

15.SUBSEQUENT EVENTS

In January 2021, the Series B convertible preferred stock Tranche 3 deadline expired unexercised (Note 11).

In February 2021, the Company issued 358,453 shares of its Series B-1 convertible preferred stock for cash proceeds totaling $5,199,988. In March 2021, the Company issued 654,866 shares of its Series B-1 convertible preferred stock for cash proceeds totaling $9,499,987. In April 2021, the Company issued 42,738 shares of its Series B-1 convertible preferred stock for cash proceeds totaling $619,989.

In March 2021, the Company issued 55,000 shares of its common stock for cash proceeds totaling $5,500 for an exercise of stock option granted under the 2017 Stock Plan. The shares were fully vested.

In April 2021, the Company signed a three-year licensing contract with Oracle for NetSuite enterprise resource planning (ERP) system. Separately in May 2021, the Company signed a service agreement with the IT consulting firm Sikich to assist in the implementation of the new NetSuite ERP system.

In April 2021, the Company appointed Dr. Andrea Wuttke to the role of Chief Financial Officer. Prior to her role with the Company, Dr Wuttke was the Chief Financial Officer at Natel Energy, Inc. and held executive and senior international finance and capital market roles at Canadian Solar, Deutsche Bank RREEF Global Infrastructure Fund, and JPMorgan.

Merger with Novus Capital Corp II

On September 8, 2021, Novus Capital Corporation II (“Novus”) (NASDAQ:NXU), a SPAC announced that it had entered into a definitive agreement for a business combination that would result in the Company becoming a wholly owned subsidiary of Novus. The transaction is expected to close in the latter half of 2021, subject to approval from Novus and the Company’s shareholders.

Subscription Agreements

In connection with the proposed merger between Novus Capital Corporation II and the Company, Novus has entered into agreements (the “Subscription Agreements”) whereby shares of Novus Common Stock will be issued at a purchase price of $10.00 in a private placement or placements (the “Private Placements”), to be consummated immediately prior to the consummation of the merger. The closing of the sale of shares contemplated is contingent upon the concurrent consummation of the merger. The terms of the Subscription Agreement financing allow for the issuance of additional shares up to an aggregate value of $100 million.

Series C Preferred Stock Purchase Agreement

On August 30, 2021, the Company entered into the Series C Preferred Stock Purchase Agreement (the “Purchase Agreement”) to issue shares of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”). 2,182,515 shares of Series C Preferred Stock have been issued for cash at a purchase price of $49.0258 per share for aggregate proceeds of $107 million. Each share of Series C Preferred Stock are convertible, at the option of the holder, at any time after the date of issuance. In addition, each share of Series C Preferred Stock will automatically be converted into shares of common stock upon an initial public offering, direct listing or SPAC merger.

Repayment of loan received under the Paycheck Protection Program (‘PPP’)

On September 3, 2021, the Company has repaid the outstanding loan amounting to $220,020 along with interest received under the Paycheck Protection Program.

Repayment of loan received under the Swiss Government COVID-19 Relief Loan

On September 8, 2021, the Company has repaid the outstanding loan amounting to $540,000 received under the Swiss Government COVID-19 Relief Loan.

ENERGY VAULT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$17,629,828	$10,051,151
Inventory	82,033	—
Prepaid expenses and other current assets	1,187,927	749,922
Total current assets	18,899,788	10,801,073
Inventory, long-term	—	14,629,896
Property and equipment, net	12,661,341	2,825,759
Intangible assets – under development	149,797	—
Right-of-Use assets, net	1,042,038	1,356,523
Loans receivable from related party	—	406,536
Other assets	342,607	363,029
Total assets	$33,095,571	$30,382,816
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,291,905	$2,057,518
Accrued expenses	1,090,026	1,417,491
Long-term finance leases, current portion	38,581	30,133
Long-term operating leases, current portion	260,513	394,262
Notes payable, current portion	220,020	—
Total current liabilities	2,901,045	3,899,404
Long-Term Liabilities
Deferred pension obligation	630,243	833,487
Deferred revenue	1,500,000	1,500,000
Long-term finance leases	61,052	63,152
Long-term operating leases	777,307	875,997
Notes payable, net of current portion	551,771	795,667
Total long-term liabilities	3,520,373	4,068,303
Total liabilities	6,421,418	7,967,707
Commitments
Convertible preferred stock, $0.0001 par value; 13,191,776 shares authorized, 10,475,797 shares issued and outstanding at June 30, 2021; 13,191,776 shares authorized, 9,419,740 shares issued and outstanding at December 31, 2020; liquidation preference of $64,347,979 and $49,028,024 as of June 30, 2021 and December 31, 2020, respectively	77,340,629	62,041,682
Stockholders’ Deficit
Common stock, $0.0001 par value; 17,800,000 shares authorized, 2,203,210 shares issued and outstanding at June 30, 2021; 17,800,000 shares authorized, 2,148,210 shares issued and outstanding at December 31, 2020	220	215
Additional paid-in capital	353,650	98,499
Accumulated deficit	(50,053,366)	(37,627,611)
Accumulated other comprehensive loss	(966,980)	(2,097,676)
Total stockholders’ deficit	(50,666,476)	(39,626,573)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$33,095,571	$30,382,816

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY VAULT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months ended June 30,
	2021	2020
REVENUE	$—	$—
OPERATING EXPENSES
Sales and marketing	273,649	190,018
Research and development	3,222,642	3,420,776
General and administrative	4,862,061	3,052,337
Inventory write-down	2,743,771	—
Loss from operations	11,102,123	6,663,131
OTHER INCOME (EXPENSE)
Change in fair value of derivative	—	891,443
Interest expense	(6,550)	(1,012)
Other income (expense), net	(1,317,082)	294,941
Other income (expense), net	(1,323,632)	1,185,372
Loss before income taxes	(12,425,755)	(5,477,759)
PROVISION FOR INCOME TAXES	—	—
NET LOSS	(12,425,755)	(5,477,759)
Net loss per share of common stock – basic and diluted	$(7.43)	$(4.44)
Weighted average shares of common stock – basic and diluted	1,671,740	1,232,743
OTHER COMPREHENSIVE INCOME (LOSS) – NET OF TAX
Actuarial gain (loss) on pension	$231,840	$(81,965)
Foreign currency translation gain (loss)	898,856	(65,994)
Total Comprehensive Loss	$(11,295,059)	$(5,625,718)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY VAULT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED

STOCK AND STOCKHOLDERS’ DEFICIT

(UNAUDITED)

For the Six months ended June 30, 2020

							Accumulated
	Convertible				Additional		Other	Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balance at December 31, 2019	8,338,666	$46,533,769	2,148,210	$215	$70,355	$(13,456,610)	$(663,358)	$(14,049,398)
Stock based compensation	—	—	—	—	14,072	—	—	14,072
Series B Preferred Stock issuance costs	—	(153)	—	—	—	—	—	—
Net loss	—	—	—	—	—	(5,477,759)	—	(5,477,759)
Actuarial loss on pension	—	—	—	—	—	—	(81,965)	(81,965)
Foreign currency translation loss	—	—	—	—	—	—	(65,994)	(65,994)
Balance at June 30, 2020	8,338,666	$46,533,616	2,148,210	$215	$84,427	$(18,934,369)	$(811,317)	$(19,661,044)

For the Six months ended June 30, 2021

							Accumulated
	Convertible				Additional		Other	Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balance at December 31, 2020	9,419,740	$62,041,682	2,148,210	$215	$98,499	$(37,627,611)	$(2,097,676)	$(39,626,573)
Issuance of B-1 preferred stock for cash	1,056,057	15,319,955	—	—	—	—	—	—
Series B-1 Preferred stock issuance costs	—	(21,008)	—	—	—	—	—	—
Exercise of stock option	—	—	55,000	5	5,494	—	—	5,499
Stock based compensation	—	—	—	—	249,657	—	—	249,657
Net loss	—	—	—	—	—	(12,425,755)	—	(12,425,755)
Actuarial gain on pension	—	—	—	—	—	—	231,840	231,840
Foreign currency translation gain	—	—	—	—	—	—	898,856	898,856
Balance at June 30, 2021	10,475,797	$77,340,629	2,203,210	$220	$353,650	$(50,053,366)	$(966,980)	$(50,666,476)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY VAULT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended
	June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,425,755)	$(5,477,759)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	447,017	28,310
Non-cash lease expense	299,082	229,218
Stock based compensation	249,657	14,072
Inventory write-down	3,188,991	—
Change in fair value of derivative	—	(891,443)
Change in pension obligation	35,328	31,248
Changes in operating assets and liabilities:
Inventory	(182,622)	(3,792,391)
Prepaid expenses and other current assets	530,526	(230,942)
Accounts payable and accrued expenses	(1,078,881)	1,241,356
Net cash used in operating activities	(8,936,657)	(8,848,331)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(38,917)	(1,171,176)
Payment for intangible assets under development	(34,246)	—
Net cash used in investing activities	(73,163)	(1,171,176)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	—	747,752
Payment of finance lease obligations	(237,544)	(79,224)
Proceeds from issue of shares, net of issuance costs	15,304,446	(153)
Net cash provided by financing activities	15,066,902	668,375
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,521,595	(11,650)
Net increase (decrease) in cash	7,578,677	(9,362,782)
CASH – beginning of the period	10,051,151	14,659,712
CASH – end of the period	$17,629,828	$5,296,930
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$860	$—
Cash paid for interest	6,550	1,012
Reclassification of inventory costs	10,947,585
Actuarial gain (loss) on pension	231,840	(81,965)
Assets acquired on Finance Lease	26,569	—
Purchases of Intangible Assets recorded in Accrued Liabilities	115,551	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Energy Vault, Inc. (the “Company”) was incorporated in the state of Delaware in October 2017 and is headquartered in Los Angeles, California. The Company is engaged in the design and development of gravity and kinetic energy based, long-duration energy storage solutions that will enable deployment of clean and renewable energy and sustainable electricity. The Company is developing a full-scale commercial demonstration unit (the “Prototype”) located in Arbedo-Castione Switzerland. In July 2020, the Prototype achieved mechanical completion and was connected to the Swiss national electricity grid.

The Company has a wholly owned subsidiary, Energy Vault SA, which was formed in December 2017 in Lugano Switzerland to build the Prototype and operate as the Company’s European headquarters.

Basis of Presentation and Liquidity

The Company’s consolidated financial statements are prepared on a going concern basis that contemplates the realization of assets and extinguishment of liabilities in the normal course of business. The Company has not yet generated revenues from its principal operations and has incurred net operating losses and negative cash flows from operations since inception. As of June 30, 2021, and December 31 , 2020, the Company had an accumulated deficit of $50.05 million and $37.63 million, respectively. Management expects to incur additional losses in the future to conduct research and development and will use cash to continue to invest in the development of the Prototype or additional prototypes. To date, the Company’s principal source of liquidity has been net proceeds received from the issuance of preferred stock and convertible debt.

The Company will need to raise additional capital to fully implement its business plan. During August and September 2021, the Company closed a private placement with large institutional investors and existing stockholders consisting of the sale of 2,182,515 shares of the Company’s Series C Preferred Stock amounting to $107 million, at a price of $49.0258 per share. Management expects to use the proceeds from the private placement to continue its research efforts and to finance the ongoing operations of the Company. The Company is also seeking to access the capital markets by entering into a definitive business combination agreement dated September 8, 2021 with Novus Capital Corporation II, a Special Purpose Acquisition Company (‘SPAC’). The business combination is expected to close by the latter half of 2021, subject to approval from Novus and the Company’s shareholders. Management believes its plans and additional funding raised, alleviates any substantial doubt about the Company’s ability to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

These unaudited Interim Condensed Consolidated Financial Statements include Energy Vault Inc. and its wholly owned subsidiary, Energy Vault S.A. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Accounting

The accompanying unaudited Interim Condensed Consolidated Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these unaudited Interim Condensed Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2020. The Condensed Balance Sheet as of December 31, 2020, included herein, was derived from the Consolidated Financial Statements of the Company as of that date.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

These unaudited Interim Condensed Consolidated Financial Statements, in the opinion of management, reflect all adjustments necessary to present fairly the Company’s financial position as of June 30, 2021 and the Company’s results of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit activities, and the cash flows for the six months ended June 30, 2021 and 2020. The results for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any interim period or for any other future year.

The Company has reclassified $598,036 of prepayments in the consolidated balance sheet as of June 30, 2021 to correct an immaterial classification error in inventory as of December 31, 2020. This reclassification did not have any effect on net loss or comprehensive loss for any year or interim period. See Note 5 for additional discussion of the reclassification of inventory balances to property and equipment.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Other Risk and Uncertainties

The spread of the COVID-19 virus during the quarter ended March 31, 2020 had caused an economic downturn on a global scale, as well as significant volatility in the financial markets. During the previous year ended, i.e., in March 2020, the World Health Organization declared spread of the COVID-19 virus a pandemic. Government reactions to the public health crisis with mitigation measures had created significant uncertainties in the U.S. and global economies. The COVID-19 pandemic caused delays in the construction of the Prototype in Switzerland due to Government mandated temporary stay-at-home and quarantine orders; however, it did not significantly impact the Company’s other core operations such as research and development and fund raising. The extent to which the COVID-19 pandemic impacts the Company’s business, operations and financial results will depend on numerous evolving factors that management may not be able to accurately predict, and which may cause the actual results to differ from the estimates and assumptions that are required to be made in the preparation of financial statements according to U.S. GAAP.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of the Consolidated Financial Statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited Interim Condensed Consolidated Financial Statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis. The Company’s management believes that the estimates, judgment, and assumptions used are reasonable based upon information available at the time they are made. Significant estimates made by management include, among others, valuation of inventory, pension obligation, fair value of financial instruments including embedded derivatives, stock-based compensation, valuation of deferred income tax assets, and the estimated useful life of long-lived assets. Due to the inherent uncertainty involved in making assumptions and estimates, changes in circumstances, including those arising from the impacts of the COVID-19 pandemic, could result in actual results differing from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. The new accounting standard will be effective for the fiscal year beginning on January 1, 2023, including interim periods within that year. The Company does not expect that adoption of this standard will have a material impact on its consolidated financial statements.

In August 2020, FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments. In addition to eliminating certain accounting models, this ASU includes improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021. The Company is still evaluating the effects that the requirements of this ASU will have on its consolidated financial statements.

In December 2020, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes. ASU 2019-12 is effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

3. FAIR VALUE MEASUREMENTS

Carrying amounts of certain financial instruments, including cash, accounts payable, and accrued liabilities approximate their fair value due to their relatively short maturities and market interest rates, if applicable.

In December 2020, in connection with issuance of Series B-1 preferred stock, the terms of Tranche 2 (Note 8) in the Series B preferred stock were amended to be identical to the B-1 preferred stock. This resulted in the fair value of the derivative liability associated with the Series B preferred stock right being reduced to zero value as of December 31, 2020, which expired as on June 30, 2021. In January 2021, Tranche 3 (Note 8) expired without exercise and, the Company recorded a change in fair value to reduce to zero the value of the derivative asset associated with Tranche 3 as of December 31, 2020.

The fair values of the preferred stock Tranche rights during the six months ended June 30, 2020 were determined using the Monte Carlo simulation model. There were no changes in valuation techniques or transfers between the fair value measurement levels during the six months period ended June 30, 2020.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

3. FAIR VALUE MEASUREMENTS (continued)

The following table provides a reconciliation of all assets and liabilities measured at fair value using Level 3 significant unobservable inputs for the six-months ended June 30, 2020:

		Preferred Stock
	Preferred Stock	Tranche (Liability)
	Tranche Asset	Asset
Balance at January 1, 2020	$12,527,000	$(604,000)
Change in fair value	(5,086,524)	5,977,967
Balance at June 30, 2020	$7,440,476	$5,373,967

The unobservable inputs for Tranche 2 and Tranche 3, for which changes to the subjective amounts could impact the fair values presented above, were (1) probability to meet the tranche criteria and (2) the present value factor. As of June 30, 2020, the conditions for Tranche 2 were deemed to be 80% likely to be met and conditions for Tranche 3 were deemed to be 40% likely to be met if the Tranche 2 criteria were met. As of June 30, 2020, the present value factor for Tranche 2 was 0.9976 and Tranche 3 was 0.9962.

There were no other assets and liabilities measured at fair value for the six months period ended June 30, 2021.

4. RELATED PARTY TRANSACTIONS

Loans Receivable

The Company had two loans receivable from an officer for funds advanced in connection with a relocation. The notes bore interest at 1.50% per annum and matured on December 31, 2019. The balance of the notes totaled $406,536 in aggregate as of December 31, 2020, which was repaid in full satisfaction of principal and accrued interest during the six months ended June 30, 2021. There was no related party receivable as of June 30, 2021.

Other

In May 2019, the Company received a $1,500,000 deposit for an “EV1” tower from a customer that is owned by one of its primary shareholders; the order remains outstanding as of June 30, 2021. The deposit and order were received before the owner of the customer became one of the Company's primary shareholders and before it was represented on the Company's board of directors. For the six months ended June 30, 2021 and 2020, the Company paid consulting fees of $104,328 and $110,643, respectively, to the father of one of the Company’s executive officers. For the six months ended June 30, 2021 and 2020, the Company paid $37,423 and $74,593, respectively, to a company owned by one of its primary shareholders in accordance with an agreement to provide certain legal, information technology, human resources, public relations and financial services. For the six months ended June 30, 2021 and 2020, the Company paid Prototype construction labor costs of $268,916 and $45,677, respectively, to a company owned by the brother of an employee.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5. PROPERTY AND EQUIPMENT, NET

As of June 30, 2021, and December 31, 2020, property and equipment, net consisted of the following:

	As of
	June 30, 2021	December 31, 2020
Brick machines	$2,411,103	$2,534,700
Right-of-Use assets – vehicles	173,428	135,620
Furniture and equipment	84,514	84,514
Leasehold improvements	148,455	138,630
Demonstration & test equipment	10,349,549	—
Total property and equipment	13,167,049	2,893,464
Less: accumulated depreciation	(505,708)	(67,705)
Property and equipment, net	$12,661,341	$2,825,759

In June 2021, the Company decided to suspend further development of EV1 CDU prototype to focus on the next generation model EVx. The EV1 CDU prototype will continue to be used for the purpose of demonstration and testing. Accordingly, the identified components from the prototype amounting to $10,349,549 has been reclassified from inventory to property and equipment as of June 30, 2021 and the same will be depreciated to salvage value over a useful life of twenty seven months beginning from April 1, 2021.

Further, a component pertaining to EV1 CDU prototype amounting to $417,236 was damaged and therefore written down to $0 by management as of June 30, 2021. This write off has been partially off-set by an insurance claim amounting to $504,781 received by the Company and recorded as part of ‘inventory write-down’ in the consolidated financial statements. Additionally, other components, which weren’t previously installed, remain in inventory at their estimated net realizable value of $82,033, as the Company intends to sell them.

The Company plans to fulfill its contractual obligation for the existing sales order with the next generation EVx model.

For the six months ended June 30, 2021 and 2020, depreciation and amortization related to property and equipment was $447,017 and $28,310, respectively. No impairments of long-lived assets were recorded for the six months ended June 30, 2021 and 2020.

6. INTANGIBLE ASSETS — UNDER DEVELOPMENT

In April 2021, the Company signed a three-year licensing contract with regard to the implementation of an Enterprise Resource Planning (ERP) system. Subsequently, in May 2021, the Company signed a service agreement with an IT consulting firm to assist in the said implementation. As of June 30, 2021, the Company has recorded $149,797 as ‘Intangible assets — under development’.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

7. NOTES PAYABLE

Paycheck Protection Program

In May 2020, the Company received loan proceeds amounting to $220,020 under the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (i.e., eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced, if the borrower terminates employees or reduces salaries and wages by more than 25% during the covered period. Any unforgiven portion is payable over 2 years, if issued before or 5 years if issued after June 5, 2020 at an interest rate of 1% per annum, with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.

The Company’s management has decided not to apply for forgiveness of the PPP loan. Accordingly, as of June 30, 2021, the outstanding loan amount of $220,020 is included as a current liability under ‘Notes payable, current portion’. In September 2021, the Company repaid the full balance of PPP and accrued interest.

Swiss Government COVID-19 Relief Loan

In March 2020, the Company’s wholly owned subsidiary received loan proceeds amounting to $518,645 under the Swiss Government COVID-19 Financial Assistance Program. The note bears no interest and matures 60 months from the date of issuance at which point its due and payable in full and accordingly recorded in the long-term liabilities under Notes payable, net of current portion. The Swiss Government COVID-19 Financial Assistance Program provides loans to qualifying business in amounts based on annual turnover and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. These loans are uncollateralized and guaranteed by the Canton Government. In September 2021, the Company repaid the full balance of the Swiss Government COVID-19 Relief Loan.

8. STOCKHOLDERS’ EQUITY

Convertible Preferred Stock

At June 30, 2021, the Company was authorized to issue 13,191,776 shares of preferred stock with a par value of $0.0001 per share, of which 2,120,000 shares were designated Series FR preferred stock, 1,652,083 shares were designated Series Seed 1 preferred stock, 626,994 shares were designated Series Seed 2 preferred stock, 1,025,646 shares were designated Series A-1 preferred stock, 750,510 shares were designated Series A-2 preferred stock, 2,163,433 shares were designated Series B preferred stock, and 4,853,110 shares were designated Series B-1 preferred stock.

The Company’s convertible preferred stocks were classified as temporary or mezzanine equity in accordance with U.S. GAAP for the classification and measurement of redeemable securities as all the series of convertible preferred stocks were contingently redeemable at the option of the holder for reasons outside of the Company’s control. As of June 30, 2021, there was no accretion of the convertible preferred stock to redemption value as at that date, the shares were not redeemable or probable of being redeemed.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

8. STOCKHOLDERS’ EQUITY (continued)

2021 Issuances

Pursuant to the Series B-1 Preferred Stock Purchase Agreement entered in December 2020, the Company during the six months period ended June 30, 2021 has issued 1,056,057 Preferred Stock to investors for cash amounting to $15,319,955.

2020 Issuances

In December 2020, the Company authorized and issued 544,773 shares amounting to $7,902,908 of its Series B-1 preferred stock upon conversion of the B-1 convertible notes payable, and 536,301 shares were issued for cash proceeds totaling $7,779,985.

Convertible Preferred stock at June 30, 2021 consisted of the following:

	Shares	Issued and	Liquidation
	Designated	Outstanding	Preference
Series B-1 preferred stock	4,853,110	2,137,131	$31,002,825
Series B preferred stock	2,163,433	2,163,433	25,003,011
Series A-2 preferred stock	750,510	750,510	3,554,716
Series A-1 preferred stock	1,025,646	1,025,646	3,075,830
Series Seed 2 preferred stock	626,994	626,994	933,939
Series Seed 1 preferred stock	1,652,083	1,652,083	752,658
Series FR preferred stock	2,120,000	2,120,000	25,000
Balance at June 30, 2021	13,191,776	10,475,797	$64,347,979

Preferred stock at December 31, 2020 consisted of the following:

	Shares	Issued and	Liquidation
	Designated	Outstanding	Preference
Series B-1 preferred stock	4,853,110	1,081,074	$15,682,870
Series B preferred stock	2,163,433	2,163,433	25,003,011
Series A-2 preferred stock	750,510	750,510	3,554,716
Series A-1 preferred stock	1,025,646	1,025,646	3,075,830
Series Seed 2 preferred stock	626,994	626,994	933,939
Series Seed 1 preferred stock	1,652,083	1,652,083	752,658
Series FR preferred stock	2,120,000	2,120,000	25,000
Balance at December 31, 2020	13,191,776	9,419,740	$49,028,024

Dividends

The holders of each class of convertible preferred stock are entitled to receive non-cumulative dividends at 8% per annum, if and when declared by the Board of Directors of the Company. There are no dividends declared or paid as of June 30, 2021 and December 31, 2020 by the Company.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

8. STOCKHOLDERS’ EQUITY (continued)

The convertible preferred stock also includes participation rights that states that no dividend shall be paid on the common stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the convertible preferred stock, and no dividends on the common stock shall be paid unless the amount of such dividend on the common stock is also paid on the convertible preferred stock on an as converted to common stock basis.

Conversion

Each class of preferred stock is convertible to common stock at the option of the holder at the conversion price (as defined in the articles of incorporation) which is initially equal to the original issuance price of each of the preferred stock issuances. The preferred stock is automatically converted to common stock upon the earlier of; (a) a firm commitment underwritten initial public offering to an effective registration statement and sale of common stock to the public of not less than $9.4728 per share (minimum price per share does not apply to Series FR, Seed 1 and Seed 2 preferred stock) with gross proceeds not less than $30 million, or (b) by written consent of the holders of a majority of the then outstanding shares of preferred stock voting as single class on an as-converted to common stock basis, with the holders of the Series A, Seed 2, Seed 1, and Series FR preferred stock voting as a separate class on an as-converted basis, and the holders of the Series B voting as a separate class on an as-converted basis, and the holders of the Series B-1 voting as a separate class on an as-converted basis.

The conversion price is subject to adjustment for stock splits and stock dividends, reorganization, reclassifications, or similar events and shall be adjusted proportionately. The conversion price is also adjusted for certain dilutive issuances of common stock or securities exercisable or convertible into common stock at a price below the conversion price in effect at the time (price protection or ratchet feature). The adjustment to the conversion price is determined by multiplying the conversion price by a fraction calculated as the diluted shares pre-issuance at the conversion price divided by the common stock pre-issuance plus the additional stock issued (partial ratchet).

Liquidation

Upon liquidation, dissolution, or winding up of the Company, the holders of Series B and Series B-1 preferred stock are entitled to, in preference to the holders of each of the other classes of preferred stock, and to the common stockholder, an amount equal to the original issuance price plus declared but unpaid dividends. After payment in full to the holders of Series B and B-1 preferred stock, and prior to any distribution to the common stockholders, each of the other classes of preferred stock are entitled to receive an amount equal to the original issue price plus declared and unpaid dividends on such shares, payable on a pari-passu basis among the Series.

A liquidation, dissolution, or winding up of the Company shall be deemed to have occurred upon completion of any transaction or event that results in a change of control as defined in the articles of incorporation (a “Deemed Liquidation Event”). Upon a Deemed Liquidation Event, the preferred stock becomes redeemable at the option of the holder and the Company is required to provide written notice to the holders of the preferred stock within 90 days of such an event informing them of their right to redeem the preferred stock. For purposes of determining the amount each holder of preferred stock is entitled to receive upon a Deemed Liquidation Event, each class of preferred stock is deemed to have automatically converted their shares into common stock at the as converted value (even if not elected by the holder) immediately prior to such a Deemed Liquidation Event, if the value is greater than the amount that would have been distributed to the holder of the preferred stock if it were not converted.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

8. STOCKHOLDERS’ EQUITY (continued)

Voting

Each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock so held could be converted at the record date.

Series B Tranche Rights

The Series B preferred stock purchase agreement included terms that obligated the investors to purchase, and the Company to sell, two subsequent rounds of Series B preferred stock in tranche closings (the “Tranche Rights”), the first of which is for proceeds totaling $45,000,000 in exchange for shares in the capital of the Company resulting in the holding of 35.27% of the shares of the Company on a fully diluted basis (“Tranche 2”), and the second for proceeds totaling $40,000,000 in exchange for shares in the capital of the Company resulting in the holding of 37.82% of the shares of the Company on a fully diluted basis (“Tranche 3”). The terms of the Tranche 2 and Tranche 3 preferred shares were substantially identical to the Series B preferred stock except with respect to purchase price. The issuance of Tranche 2 and Tranche 3 was subject to and conditioned upon the successful deployment of the Prototype and the Company reaching certain commercial milestones as described in the stock purchase agreement. The deadline for completion of the Tranche requirements was 18 months from the closing date of Series B preferred stock purchase agreement or January 2021. In December 2020, in connection with issuance of Series B-1 preferred stock, the terms of Tranche 2 in the Series B preferred stock were amended to be identical to the B-1 preferred stock, and the deadline for the completion of certain milestones in the development of the Prototype was extended to June 30, 2021. In January 2021, the Tranche 3 deadline expired On June 30, 2021, the Tranche 2 deadline expired. The Tranche Rights were transferable by the investors, and separately exercisable.

The Company concluded that the Tranche Rights met the definition of a freestanding financial instrument, as the Tranche Rights were legally detachable and separately exercisable from the Series B preferred stock. Therefore, the Company allocated the net proceeds between the Tranche Rights and the Series B preferred stock. Since the Series B preferred stock was contingently redeemable upon the occurrence of a deemed liquidation event, the Tranche Rights were classified as an asset or liability under ASC Topic 480, “Distinguishing Liabilities from Equity”, and were initially recorded at fair value. The Tranche Rights were measured at fair value at each reporting period. Since the Tranche Rights were subject to fair value accounting, the Company allocated the proceeds to the Tranche Rights based on the fair value at the date of issuance with the remaining proceeds being allocated to the Series B preferred stock. The estimated fair value of the Tranche Rights was determined using a probability-weighted present value model that considered the probability of closing a tranche, the estimated future value of Series B preferred stock at each closing and the investment required at each closing. Future values were converted to present value using a discount rate appropriate for probability-adjusted cash flows.

Tranche 2 was initially recorded as a liability of $834,613 as the purchase price of the additional shares was less than the estimated value of the Series B preferred stock at the expected settlement date. Conversely, Tranche 3 was initially recorded as an asset of $12,351,206 as the purchase price of the additional shares was greater than the estimated price of the Series B preferred stock at the expected settlement date. Remeasurement of Tranche 2 and Tranche 3 resulted in a net gain on the change in fair value of derivatives totaling $891,443 for the six months ended June 30, 2020. The Company measured the fair value of the Tranche rights at each measuring date using the Monte Carlo simulation model adjusted for probability of future Tranche financing.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

8. STOCKHOLDERS’ EQUITY (continued)

Common Stock

As of June 30, 2021 and December 31, 2020, the Company was authorized to issue 17,800,000, shares of common stock, with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, common shares issued and outstanding were 2,203,210 and 2,148,210, respectively.

As of June 30, 2021 and December 31, 2020, the Company had reserved for future issuance the following number of shares of common stock:

	As of
	June 30, 2021	December 31, 2020
Shares reserved for Series B-1 preferred stock	4,853,110	4,853,110
Shares reserved for Series B preferred stock	2,163,433	2,163,433
Shares reserved for Series A-2 preferred stock	750,510	750,510
Shares reserved for Series A-1 preferred stock	1,025,646	1,025,646
Shares reserved for Series Seed 2 preferred stock	626,994	626,994
Shares reserved for Series Seed 1 preferred stock	1,652,083	1,652,083
Shares reserved for Series FR preferred stock	2,120,000	2,120,000
Shares reserved for future issuances under the 2020 Stock Plan	1,921,140	1,921,140
Total shares reserved for future issuance	15,112,916	15,112,916

9. STOCK-BASED COMPENSATION

In 2017, the Company adopted its 2017 Stock Incentive Plan (the “2017 Plan”) which provides for the granting of stock options, restricted stock, and Restricted Stock Units (“RSU”) to employees, directors, and consultants of the Company. Options granted under the 2017 Plan were either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). Options under the 2017 Plan may be granted for periods of up to ten years. Under the terms of the 2017 Plan, options may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Company’s Board of Directors. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Options generally vest over one to four years.

In 2020, the Company adopted its 2020 Stock Incentive Plan (the “2020 Plan”) which superseded the previous 2017 Stock Incentive Plan. The 2020 plan provides for the granting of stock options, restricted stock, and RSU to employees, directors, and consultants of the Company. Options granted under the 2020 Plan may be either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). Options under the 2020 Plan may be granted for periods of up to ten years. Under the terms of the 2020 Plan, options may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Company’s Board of Directors. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Options generally vest over one to four years.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

9. STOCK-BASED COMPENSATION (continued)

Stock Option Activity

Stock option activity under the 2017 and 2020 Plans for the six months ended June 30, 2021 is as follows:

	Options Outstanding
			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
	Number of	Price Per	Term	Intrinsic
	Options	Share	(in years)	Value
Balance as of December 31, 2020	85,000	$0.63	7.48	$422,500
Stock options granted	107,000	5.43
Stock options exercised	(55,000)	0.10
Stock options forfeited, canceled, or expired	—	—
Balance as of June 30, 2021	137,000	4.59	9.36	$138,190
Options exercisable as of June 30, 2021	76,646	4.34	9.22	$96,811
Options vested and expected to vest as of June 30, 2021	137,000	$4.59	9.36	$138,190

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors and recent transactions. During the six months ended June 30, 2021, 107,000 options to purchase shares of Common Stock were granted. No options were granted during the six months ended June 30, 2020.

The fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

June 30, 2021
Expected volatility	90%
Common stock value	$5.60
Risk free interest rate	0.06%
Expected dividend yield	—
Expected term (years)	6.25

The methods used to determine the inputs to the estimated fair value of option awards under the Black-Scholes option-pricing model is described below; the inputs are subjective and generally require significant judgment to determine.

Expected Term — The Company’s expected term represents the period that the Company’s options granted are expected to be outstanding and is determined based on the simplified method, as the Company does not have historical exercise data.

Expected Volatility — Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

9. STOCK-BASED COMPENSATION (continued)

Expected Dividend — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

The fair value of the Company’s shares of common stock underlying its stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Company’s Board of Directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in the Company’s operations, valuations performed by an independent third party, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the energy storage industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock, among other factors.

Unvested Common Stock

The Company has certain common stocks that are subject to repurchase at the election of the Company. These repurchase rights expire over time and therefore are accounted for as unvested common stock. The following table summarizes information about outstanding unvested stock activities:

Unvested
Common
Stock
Balances outstanding at December 31, 2020	450,424
New grants or issues	55,000
Common stock vested	(288,876)
Balances outstanding at June 30, 2021	216,548

Compensation Expense

Total stock-based compensation expense recognized for both employees and non-employees was as follows:

	Six Months Ended June 30,
	2021	2020
Sales and marketing	$49,806	$11,402
Research and development	155,176	—
General and administrative	44,675	2,670
Total stock-based compensation expense	$249,657	$14,072

As of June 30, 2021, total unamortized stock-based compensation expense related to unvested awards that are expected to vest was $233,044. The weighted-average period over which such stock-based compensation expense will be recognized is approximately 1.67 years.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

10. NET LOSS PER SHARE OF COMMON STOCK

The following table presents the calculation of basic and diluted net loss per share attributable to common shareholders:

	Six Months Ended June 30,
	2021	2020
Net loss	$(12,425,755)	$(5,477,759)
Weighted-average shares outstanding – Basic and Diluted	1,671,740	1,232,743
Net loss per share – Basic and Diluted	$(7.43)	$(4.44)

There is no common stock and convertible preferred stock that were dilutive for the six months ended June 30, 2021 and 2020. Due to net losses for the six months ended June 30, 2021 and 2020, basic and diluted net loss per common share were the same, as the effect of potentially dilutive securities would have been anti-dilutive. The following outstanding balances of common share equivalent securities have been excluded from the calculation of diluted weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

	Six Months Ended June 30,
	2021	2020
Stock options	137,000	85,000
Convertible preferred stock	10,475,797	8,338,666
	10,612,797	8,423,666

11. INCOME TAXES

The Company did not record a tax provision for the six months ended June 30, 2021 and 2020, respectively, due to the losses, and accordingly, has recorded a valuation allowance against substantially all of the Company’s net deferred tax assets. The Company provides for a valuation allowance when it is more likely than not that some portion of, or all of the Company’s deferred tax assets will not be realized. Due to the Company’s history of losses, the Company determined that it is not more likely than not to realize its deferred tax assets.

12. COMMITMENTS AND CONTINGENCIES

Leases

The Company has operating leases for its corporate offices and field offices. The Company recognized a Right-of-Use asset and lease liability for operating leases based on the net present value of future minimum lease payments. Lease expense is recognized on a straight-line basis over the non-cancelable lease term and renewal periods that are considered reasonably certain.

The Company has finance leases for vehicles. The Company recognized a Right-of-Use asset and lease liability for finance leases based on the net present value of future minimum lease payments. Lease expense for the Company’s finance leases is comprised of the amortization of the right of use asset and interest expense recognized based on the effective interest method.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

12. COMMITMENTS AND CONTINGENCIES (continued)

The Company has elected to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease or to purchase the underlying asset) and in assessing impairment of the entity’s Right-of-Use assets. Accordingly, management’s decisions regarding lease renewals that are reasonably certain to be exercised have been incorporated as part of the lease term in right of use asset and lease liability calculations. To support these determinations, the Company evaluated each active lease at transition that included a renewal option (or options) to assess whether or not the future renewal options were reasonably certain to be exercised. The periods related to any renewal options deemed not reasonably certain to be exercised were excluded from the lease term for the right of use asset and lease liability calculations.

Future maturities of operating and finance leases as of June 30, 2021 are as follows:

		Finance
	Operating Leases	Leases
2021 (remainder of year)	$187,132	$20,423
2022	243,436	48,857
2023	250,739	33,790
2024	258,262	—
2025	220,572	—
Thereafter	—	—
Total	1,160,141	103,070
Less: interest	(122,321)	(3,437)
Total lease liability	$1,037,820	$99,633

The Company uses the rate implicit in the lease, when available, to discount lease payments to present value; however, when the rate implicit in the lease is not available, the incremental borrowing rate is used, which is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at commencement date. The Company used an incremental borrowing rate of 5.37% for the majority of its leases.

Lease Modifications

Westlake Village Office Lease

In May 2020, the Company received COVID-19 related four-month rent deferral for its operating leases for office space. The Company elected to utilize the FASB’s COVID-19 lease accounting relief provisions and chose to account for the concession as if no changes to the lease contract were made.

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

12. COMMITMENTS AND CONTINGENCIES (continued)

Arbedo-Castione Land Lease

In June 2020, the Company obtained additional rights to land and structures that were contiguous to its existing land lease. The increase in lease payments related to the lease modification was not commensurate with the standalone price for the additional right of use associated with the land and structures when compared to the original lease. Consequently, these adjustments to the terms of the lease were treated as a modification of the original lease. The net adjustment to the right-of-use asset of $237,516 is reflected in the footnote table under right-of-use assets obtained in exchange for operating lease liabilities.

	Six Months Ended June 30
	2021	2020
Finance lease expense
Amortization of finance ROU assets	$22,586	$14,785
Interest on finance lease liabilities	1,502	996
Finance lease expense	24,088	15,781
Operating lease expense	332,645	231,797
Short-term lease expense	40,935	67,849
Variable lease expense	2,380	5,869
Total	$400,048	$321,296

ENERGY VAULT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

13. SUBSEQUENT EVENTS

Merger with Novus Capital Corp II

On September 8, 2021, Novus Capital Corporation II (“Novus”) (NASDAQ:NXU), a SPAC announced that it had entered into a definitive agreement for a business combination that would result in the Company becoming a wholly owned subsidiary of Novus. The transaction is expected to close in the latter half of 2021, subject to approval from Novus and the Company’s shareholders.

Subscription Agreements

In connection with the proposed merger between Novus Capital Corporation II and the Company, Novus has entered into agreements (the “Subscription Agreements”) whereby shares of Novus Common Stock will be issued at a purchase price of $10.00 in a private placement or placements (the “Private Placements”), to be consummated immediately prior to the consummation of the merger. The closing of the sale of shares contemplated is contingent upon the concurrent consummation of the merger. The terms of the Subscription Agreement financing allow for the issuance of additional shares up to an aggregate value of $100 million.

Series C Preferred Stock Purchase Agreement

On August 30, 2021, the Company entered into the Series C Preferred Stock Purchase Agreement (the “Purchase Agreement”) to issue shares of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”). 2,182,515 shares of Series C Preferred Stock have been issued for cash at a purchase price of $49.0258 per share for aggregate proceeds of $107 million. Each share of Series C Preferred Stock are convertible, at the option of the holder, at any time after the date of issuance. In addition, each share of Series C Preferred Stock will automatically be converted into shares of common stock upon an initial public offering, direct listing or SPAC merger.

Repayment of loan received under the Paycheck Protection Program (‘PPP’)

On September 3, 2021, the Company has repaid the outstanding loan amounting to $220,020 along with interest received under the Paycheck Protection Program (for details refer Note 7 of the unaudited Interim Condensed Consolidated Financial Statements).

Repayment of loan received under the Swiss Government COVID-19 Relief Loan

On September 8, 2021, the Company has repaid the outstanding loan amounting to $540,000 received under the Swiss Government COVID-19 Relief Loan (for details refer Note 7 of the unaudited Interim Condensed Consolidated Financial Statements).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Novus Capital Corporation II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Novus Capital Corporation II (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 29, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 29, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Boston, MA
March 26, 2021

NOVUS CAPITAL CORPORATION II

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current asset - cash	$172,854
Deferred offering costs	37,042
TOTAL ASSETS	$209,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,000
Accrued offering costs	25,000
Promissory notes — related parties	160,000
Total Current Liabilities	186,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 shares(1) authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 500,000,000 shares(1) authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares(1) authorized; 7,187,500 shares(2) issued and outstanding	719
Additional paid-in capital	24,281
Accumulated deficit	(1,104)
Total Stockholders’ Equity	23,896
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$209,896
(1)	Prior to the approval of the Amended and Restated Certificate of Incorporation on February 4, 2021, the Company was authorized to issue 70,000,0000 shares, consisting of 60,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock and 1,000,000 preferred stock.
(2)	Included an aggregate of up to 937,500 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

NOVUS CAPITAL CORPORATION II

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 29, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$1,104
Net Loss	$(1,104)

Weighted average shares outstanding, basic and diluted (1)	6,250,000

Basic and diluted net loss per common share	$(0.00)
(1)

Excludes an aggregate of up to 937,500 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

NOVUS CAPITAL CORPORATION II

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM SEPTEMBER 29, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B
	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance — September 29, 2020 (inception)	—	$—	$—	$—	$—

Issuance of Class B common stock to Founders (1)	7,187,500	719	24,281	—	25,000

Net loss	—	—	—	(1,104)	(1,104)

Balance — December 31, 2020	7,187,500	$719	$24,281	$(1,104)	$23,896
(1)

Included an aggregate of up to 937,500 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

NOVUS CAPITAL CORPORATION II

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 29, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,104)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	1,000
Net cash used in operating activities	(104)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to the Founders	25,000
Proceeds from promissory notes — related parties	160,000
Payment of offering costs	(12,042)
Net cash provided by financing activities	172,958

Net Change in Cash	172,854
Cash – Beginning	—
Cash – Ending	$172,854

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$25,000

The accompanying notes are an integral part of the financial statements.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Novus Capital Corporation II (the “Company”) is a blank check company incorporated in Delaware on September 29, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses that are at the forefront of high technology and are enabling the future evolution of smart technologies, 5G communication, virtual reality, artificial intelligence, spatial computing, cloud analytics, machine learning, hardware and software distribution, value added customized logistics services, sustainable smart city systems and sustainable agricultural technology, or AgTech.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 29, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 3, 2021. On February 8, 2021, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,166,666 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s initial stockholders, including Cowen Investments (an affiliate of one of the underwriters), generating gross proceeds of $7,750,000, which is described in Note 4.

Transaction costs amounted to $6,224,714, consisting of $5,750,000 of underwriting fees, and $474,714 of other offering costs.

Following the closing of the Initial Public Offering on February 8, 2021, an amount of $287,500,000 ($10.00 per Public Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders and Cowen Investments have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

The initial stockholders and Cowen Investments have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within by February 8, 2023 and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the initial stockholders and Cowen Investments acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

The Company will have until February 8, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, V Donargo LLC, an entity controlled by Vincent Donargo, the Company’s Chief Financial Officer, has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, V Donargo LLC will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that V Donargo LLC will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statementsand therefore substantial doubt has been alleviated.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On February 8, 2021, offering costs amounting to $6,224,714 were charged to Stockholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $37,042 of deferred offering costs recorded in the accompanying balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial as of December 31, 2020.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 937,500 shares of Class B common stock that were subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriters (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units, at a purchase price of $10.00 per Unit. Each Unit will consist of one share of the Company’s Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the initial stockholders and Cowen Investments purchased an aggregate of 5,166,666 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,750,000 in the aggregate) in a private placement. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On October 12, 2020, the initial stockholders and Cowen Investments (“Founders”) purchased an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares include an aggregate of up to 937,500 shares subject to forfeiture by the initial stockholders to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The initial stockholders and Cowen Investments have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Notes — Related Parties

On October 1, 2020, certain of the Company’s directors agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to promissory notes (the “Promissory Notes”). The Promissory Notes are non-interest bearing and are payable on the earlier of (i) September 30, 2021 and (ii) the consummation of the Initial Public Offering. As of December 31, 2020, the Company had $160,000 outstanding under the Notes, which is currently due on demand. The outstanding balance under the Promissory Note of $80,000 was subsequently repaid on February 8, 2021, while the remaining $80,000 was repaid on February 10, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on February 3, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will have registration rights to require the Company to register a sale of any of the securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Cowen Investments may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the Initial Public Offering. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a cash underwriting discount of $0.20 per Unit, or $5,750,000 which was paid upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

The Company engaged the underwriters as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, provide financial advisory services to assist the Company in the Company’s efforts to obtain any stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a cash fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of Initial Public Offering.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company was authorized to issue 5,000,000 shares of preferred stock, $0.0001 par value per share. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company was authorized to issue up to 500,000,000 shares of Class A common stock, $0.0001 par value per value. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company was authorized to issue up to 20,000,000 shares of Class B common stock, $0.0001 par value per share. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 7,187,500 shares of Class B common stock issued or outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 7 — STOCKHOLDERS’ EQUITY  (continued)

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 7 — STOCKHOLDERS’ EQUITY  (continued)

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and
●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the fair market value of the Class A common stock;
●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
●	if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

NOVUS CAPITAL CORPORATION II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 7 — STOCKHOLDERS’ EQUITY  (continued)

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NOVUS CAPITAL CORPORATION II

CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$1,046,586	$172,854
Prepaid expenses	179,582	—
Total Current Assets	1,226,168	172,854

Deferred offering costs	—	37,042
Marketable securities held in Trust Account	287,505,380	—
TOTAL ASSETS	$288,731,548	$209,896

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$138,643	$1,000
Accrued offering costs	—	25,000
Promissory note — related party	—	160,000
Total Current Liabilities	138,643	186,000

Warrant liability	17,508,332	—
TOTAL LIABILITIES	17,646,975	186,000

Commitments and Contingencies

Class A common stock subject to possible redemption 26,608,457 and no shares at redemption value at June 30, 2021 and December 31, 2020, respectively	266,084,570	—

Stockholders' Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,141,543 and no shares issued and outstanding (excluding 26,608,457 and none subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	214	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 7,187,500 shares issued and outstanding, at June 30, 2021 and December 31, 2020	719	719
Additional paid-in capital	6,634,428	24,281
Accumulated deficit	(1,635,358)	(1,104)
Total Stockholders’ Equity	5,000,003	23,896
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$288,731,548	$209,896

The accompanying notes are an integral part of the unaudited condensed financial statements.

NOVUS CAPITAL CORPORATION II

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2021	2021
Operating and formation costs	$275,512	$461,657
Loss from operations	(275,512)	(461,657)

Other income (expenses):
Interest earned on marketable securities held in Trust Account	4,295	5,380
Transaction costs incurred in connection with warrant liability	—	(241,311)
Change in fair value of warrants	265,000	(936,666)
Total Other expenses, net	269,295	(1,172,597)

Net loss	$(6,217)	$(1,634,254)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	26,604,351	26,655,848
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	9,333,149	8,628,423
Basic and diluted net loss per share, Non-redeemable common stock	$(0.00)	$(0.19)

The accompanying notes are an integral part of the unaudited condensed financial statements.

NOVUS CAPITAL CORPORATION II

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED June 30, 2021

(UNAUDITED)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — December 31, 2020	—	$—	7,187,500	$719	$24,281	$(1,104)	$23,896

Sale of 28,750,000 Units, net of underwriting discounts, initial value of public warrant and offering expenses	28,750,000	2,875			270,780,389		270,783,264

Cash paid in excess of fair value for Private Placement Warrants					1,911,667		1,911,667

Class A common stock subject to possible redemption	(26,608,978)	(2,661)	—	—	(266,088,123)	—	(266,090,784)

Net loss	—	—	—	—	—	(1,628,037)	(1,628,037)

Balance — March 31, 2021	2,141,022	214	7,187,500	719	6,628,214	(1,629,141)	5,000,006
Change in value of common stock subject to redemption	521	—	—	—	6,214	—	6,214

Net loss						(6,217)	(6,217)
Balance – June 30, 2021	2,141,543	$214	7,187,500	$719	$6,634,428	$(1,635,358)	$5,000,003

The accompanying notes are an integral part of the unaudited condensed financial statements.

NOVUS CAPITAL CORPORATION II

CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

Six Months Ended
June 30,
2021
Cash Flows from Operating Activities:
Net loss	$(1,634,254)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	936,666
Interest earned on marketable securities held in Trust Account	(5,380)
Transaction costs incurred in connection with warrant	241,311
Changes in operating assets and liabilities:
Prepaid expenses	(179,582)
Accounts payable and accrued expenses	137,643
Net cash used in operating activities	(503,596)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(287,500,000)
Net cash used in investing activities	(287,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	281,750,000
Proceeds from sale of Private Placement Warrants	7,750,000
Repayment of promissory note – related party	(160,000)
Payment of offering costs	(462,672)
Net cash provided by financing activities	288,877,328

Net Change in Cash	873,732
Cash – Beginning of period	172,854
Cash – End of period	$1,046,586

Non-Cash investing and financing activities:
Payment of deferred offering costs by the Sponsor in exchange for the issuance of Class B common stock	$35,000
Initial classification of common stock subject to possible redemption	$267,477,334
Change in value of common stock subject to possible redemption	$(1,392,764)

The accompanying notes are an integral part of the unaudited condensed financial statements.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Novus Capital Corporation II (the "Company") is a blank check company incorporated in Delaware on September 29, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the "Business Combination").

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses that are at the forefront of high technology and are enabling the future evolution of smart technologies, 5G communication, virtual reality, artificial intelligence, spatial computing, cloud analytics, machine learning, hardware and software distribution, value added customized logistics services, sustainable smart city systems and sustainable agricultural technology, or AgTech.

As of June 30, 2021, the Company had not commenced any operations. All activity from inception through June 30, 2021 related to the Company’s formation and the initial public offering (the “Initial Public Offering”) and its search for a target business for a Business Combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 3, 2021. On February 8, 2021, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,166,666 warrants (each, a "Private Placement Warrant" and, collectively, the "Private Placement Warrants") at a price of $1.50 per Private Placement Warrant in a private placement to the Company's initial stockholders, including Cowen Investments (an affiliate of one of the underwriters), generating gross proceeds of $7,750,000, which is described in Note 4.

Transaction costs amounted to $6,224,714, consisting of $5,750,000 of underwriting fees, and $ 474,714 of other offering costs.

Following the closing of the Initial Public Offering on February 8, 2021, $287,500,000 ($10.00 per Public Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS  (continued)

The Company will provide its holders of the outstanding Public Shares (the "public stockholders") with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation"), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission ("SEC") and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders and Cowen Investments have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don't vote at all.

The initial stockholders and Cowen Investments have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within by February 8, 2023 and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the initial stockholders and Cowen Investments acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company has until February 8, 2023 to complete a Business Combination (the "Combination Period"). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS  (continued)

In order to protect the amounts held in the Trust Account, V Donargo LLC, an entity controlled by Vincent Donargo, the Company’s Chief Financial Officer, has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, V Donargo LLC will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that V Donargo LLC will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2020, as filed with the SEC on March 26, 2021. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 8, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (continued)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At June 30, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (continued)

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the private placement warrants and public warrants were estimated using a Modified Black Scholes approach and a Modified Monte Carlo Simulation, respectively (see Note 9).

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to start-up costs not being currently deductible, the recording of full valuation allowances on deferred tax assets and permanent differences.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 14,749,999 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s condensed statements of operations include a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per share, basic and diluted, for Class A Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account the weighted average number of Class A Common stock subject to possible redemption outstanding since original issuance.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (continued)

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Class A Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

	Three Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2021	2021
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Class A Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$4,295	$5,380
Less: interest available to be withdrawn for payment of taxes	(4,295)	(5,380)
Net income attributable	$—	$—
Denominator: Weighted Average Class A Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common stock subject to possible redemption	26,604,351	26,655,848
Basic and diluted net income per share, Class A Common stock subject to possible redemption	$0.00	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(6,217)	$(1,634,254)
Add: Net income allocable to Class A Common stock subject to possible redemption	—	—
Non-Redeemable Net Loss	$(6,217)	$(1,634,254)
Denominator: Weighted Average Non-redeemable Common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	9,333,149	8,628,423
Basic and diluted net loss per share, Non-redeemable common stock	$(0.00)	$(0.19)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (continued)

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 8, 2021, the Company sold 28,750,000 Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company's Class A common stock and one-half of one redeemable warrant ("Public Warrant"). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,166,666 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,750,000 in the aggregate), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On October 12, 2020, the Initial Stockholders purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares include an aggregate of up to 937,500 shares subject to forfeiture by the initial stockholders to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are subject to forfeiture.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS  (continued)

Promissory Note — Related Party

On October 1, 2020, certain of the Company's directors agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to promissory notes (the "Promissory Notes"). The Promissory Notes are non-interest bearing and are payable on the earlier of (i) September 30, 2021 and (ii) the consummation of the Initial Public Offering. As of December 31, 2020, the Company had $160,000 outstanding under the Notes. The outstanding balance under the Promissory Note of $80,000 was subsequently repaid on February 8, 2021, while the remaining $80,000 was repaid on February 10, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required ("Working Capital Loans"). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on February 3, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans ) were granted registration rights to require the Company to register a sale of any of the securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Cowen Investments may not exercise its demand and "piggyback" registration rights after five and seven years, respectively, after the effective date of the Initial Public Offering. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company's securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company engaged the underwriters as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business' attributes, introduce the Company to potential investors that are interested in purchasing the Company's securities in connection with a Business Combination, provide financial advisory services to assist the Company in the Company's efforts to obtain any stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a cash fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of Initial Public Offering.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 7. STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 5,000,000 shares of $0.0001 par value preferred stock. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock - The Company is authorized to issue up to 500,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company's common stock are entitled to one vote for each share. At June 30, 2021, there were 2,141,543 shares of Class A common stock issued and outstanding, excluding 26,608,457 shares of Class A common stock subject to possible redemption. At December 31, 2020 there were no Class A common stock issued or outstanding.

Class B Common Stock - The Company is authorized to issue up to 20,000,000 shares of Class B , $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 7,187,500 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 8. WARRANT LIABILITIES

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 8. WARRANT LIABILITIES  (continued)

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days' prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 - Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the fair market value of the Class A common stock;
●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
●	if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company does not complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 8. WARRANT LIABILITIES  (continued)

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Stockholders or their affiliates, without taking into account any Founder Shares held by the Initial Stockholders or such affiliates, as applicable, prior to such issuance) (the "Newly Issued Price"), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company's initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the "Market Value") is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 9. FAIR VALUE MEASUREMENTS  (continued)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

			Significant	Significant
		Quoted Prices	Other	Other
		in Active	Observable	Unobservable
		Markets	Inputs	Inputs
Description	June 30, 2021	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and marketable securities held in Trust Account	$287,505,380	$287,505,380	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$11,308,333	$11,308,333	$—	$—

Warrant Liability – Private Placement Warrants	$6,199,999	$—	$—	$6,199,999

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the six months ended June 30, 2021.

The Warrants are measured at fair value on a recurring basis. The Public Warrants were initially valued using a Modified Monte Carlo Simulation. As of June 30, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The Private Placement Warrants were valued using a Modified Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of our common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the Public Warrants.

The key inputs into the Modified Montel Carlo Simulation and the Modified Black-Scholes Option Pricing model for Warrants were as follows:

	February 8, 2021
	Initial Measurement		June 30, 2021
	Public	Private	Private
Input	Warrants	Warrants	Warrants
Risk-free interest rate	0.48%	0.48%	0.87%
Expected term (years)	5.00	5.00	5.00
Expected volatility	21.0%	21.0%	19.25%
Exercise price	$11.50	$11.50	$11.50
Stock Price	$10.00	$10.00	$9.75

NOVUS CAPITAL CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2021

(UNAUDITED)

NOTE 9. FAIR VALUE MEASUREMENTS  (continued)

The following table presents the changes in the fair value of warrant liabilities:

	Private		Warrant
	Placement	Public	Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 8, 2021	5,838,333	10,733,333	16,571,666
Change in valuation inputs or other assumptions	51,666	1,150,000	1,201,666
Fair value as of March 31, 2021	5,889,999	11,883,333	17,773,332
Change in valuation inputs or other assumptions	310,000	(575,000)	(265,000)
Fair value as of June 30, 2021	$6,199,999	$11,308,333	$17,508,332

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

ANNEX A

EXECUTION

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

NOVUS CAPITAL CORPORATION II,

NCCII MERGER CORP.

and

ENERGY VAULT, INC.

Dated as of September 8, 2021

A-i

A-ii

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Lock-Up Agreement
EXHIBIT C	Sponsor Support Agreement
EXHIBIT D	Form of Sponsor Restricted Stock Agreement
EXHIBIT E	Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT F	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT G	Directors and Officers of the Surviving Corporation and Novus
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Novus Initial Stockholders

A-iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 8, 2021 (this “Agreement”), by and among Novus Capital Corporation II, a Delaware corporation (“Novus”), NCCII Merger Corp., a Delaware corporation (“Merger Sub”), and Energy Vault, Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of Novus;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, Subchapter XV (the “DGCL”), Novus and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus;

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (ii) the Merger and the PIPE Investment, taken together, shall qualify as an exchange described in Section 351 of the Code and (iii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (i) and (ii), the “Intended Tax-Free Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Novus (the “Novus Board”) has (a) determined that the Merger is fair to, and in the best interests of, Novus and its stockholders, (b) unanimously approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, including the unanimous vote of the disinterested members of the Novus Board (the “Disinterested Directors”), and (c) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Novus;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, Novus and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Novus and the Novus Initial Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”) substantially in the form attached hereto as Exhibit C, providing that, among other things, the Initial Novus Stockholders will vote their shares of Novus Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, Novus, certain stockholders of the Company and the Novus Initial Stockholders shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, the Novus Initial Stockholders and certain stockholders of the Company shall enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, Novus, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Novus Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) of at least an aggregate of $100 million (the “Minimum PIPE Commitments”) to be consummated concurrently with the consummation of the transactions contemplated hereby;

WHEREAS, in connection with the Closing, the Novus Initial Stockholders shall enter into a Sponsor Restricted Stock Agreement (the “Sponsor Restricted Stock Agreement”) substantially in the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01Certain Definitions.  For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Sponsor Restricted Stock Agreement, the Lock-Up Agreements, and all other agreements, certificates and instruments executed and delivered by Novus, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software (including Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Company Awards” means all awards of equity issued pursuant to the Company Equity Plans, whether or not exercisable and whether or not vested, immediately prior to the Closing or otherwise, including Company Options, Company Restricted Stock and Company RSUs.

“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated August 27, 2021, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.0001 per share.

“Company Equity Plans” means the Energy Vault, Inc. 2017 Stock Incentive Plan and the Energy Vault, Inc. 2020 Stock Plan, as such may have been amended, supplemented or modified from time to time.

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company and the Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Company Group Member or to which any Company Group Member otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Novus has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries are as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, issued under a Company Equity Plan or otherwise and that are outstanding immediately prior to the Closing.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.01(a) and the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Awards and Company Awards that the Company has committed to grant but has not yet granted as of immediately prior to the Effective Time; except that the Company Outstanding Shares shall not include (i) Company Series C Preferred Stock or (ii) any unissued or uncommitted shares from the Company Equity Plans.

“Company Organizational Documents” means the Company Certificate of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by any Company Group Member.

“Company Preferred Stock” means the Company Series FR Preferred Stock, the Company Series Seed 1 Preferred Stock, the Company Series Seed 2 Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series B-1 Preferred Stock and the Company Series C Preferred Stock.

“Company Restricted Shares” means the shares of Company Common Stock subject to forfeiture restrictions, repurchase restrictions or other restrictions issued pursuant to any Company Equity Plan or otherwise.

“Company RSUs” means all restricted stock units to acquire shares of Company Common Stock issued pursuant to an award granted under any Company Equity Plan or otherwise and that are outstanding as of immediately prior to the Closing.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $.0001 per share.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Series A-2 Preferred Stock, par value $.0001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $.0001 per share.

“Company Series B-1 Preferred Stock” means the shares of the Company’s Series B-1 Preferred Stock, par value $.0001 per share.

“Company Series C Preferred Stock” means the shares of the Company’s Series C Preferred Stock, par value $.0001 per share.

“Company Series C Interim Preferred Stock” means commitments to purchase convertible Series C Preferred Stock issued by the Company in a Company Permitted Interim Financing, on the same terms and conditions as the Series C Preferred Stock, up to $8,650,000 and funded in full two days prior to the filing of the Registration Statement related to the Transactions contemplated by this Agreement.

“Company Series FR Preferred Stock” means the shares of the Company’s Preferred Stock, par value $.0001 per share.

“Company Series Seed 1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $.0001 per share.

“Company Series Seed 2 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $.0001 per share.

“Company Subsidiary Organizational Documents” means with respect to each Company Subsidiary, its certificate of formation and limited liability company agreement, in each case as amended, modified or supplemented from time to time.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Group or any Suppliers or customers of the Group or Novus or its subsidiaries (as applicable) that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Novus’s transfer agent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company intentionally to protect Company IP from misuse.

“Earn Out Notice” has the meaning specified in Section 3.5(a).

“Earn Out Period” means the period beginning on the Closing Date and ending on the date that is the third anniversary of the Closing Date.

“Earn Out Eligible Company Equityholder” means all holders of Company Common Stock, Company Preferred Stock and Company Awards as of immediately prior to the Effective Time.

“Earn Out Pro Rata Share” means the pro rata portion allocated to each Earn Out Eligible Company Equityholder.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any Person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, as applicable, or (b) any Environmental Law, including the alleged or actual violation thereof.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all Permits required under Environmental Laws for the conduct of the business and activities of the Company and its Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 100,000,000 by (b) the Company Outstanding Shares.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Initial Stockholders” means the initial stockholders of Novus listed on Schedule C hereto.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Novus, the actual knowledge of Larry M. Paulson after reasonable inquiry.

“Leased Real Property” means the real property leased by any Company Group Member as tenant, together with, to the extent leased by any Company Group Member, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Company Group Member relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Novus Certificate of Incorporation” means the Amended and Restated Novus Certificate of Incorporation dated February 4, 2021.

“Novus Common Stock” means Novus’s Class A Common Stock, par value $0.0001 per share (“Novus Class A Common Stock”) and Class B Common Stock, par value $0.0001 per share (“Novus Class B Common Stock”).

“Novus Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Novus; or (b) would prevent, materially delay or materially impede the performance by Novus or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Novus Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Novus operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Novus as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Novus is materially disproportionately affected thereby as compared with other participants in the industry in which Novus operate.

“Novus Organizational Documents” means the Novus Certificate of Incorporation, Novus bylaws, and Trust Agreement of Novus, in each case as amended, modified or supplemented from time to time.

“Novus Units” means one share of Novus Class A Common Stock and one Novus Warrant.

“Novus Warrant Agreement” means that certain warrant agreement dated February 3, 2021 by and between Novus and Continental Stock Transfer & Trust Company.

“Novus Warrants” means whole warrants to purchase shares of Novus Common Stock as contemplated under the Novus Warrant Agreement, with each whole warrant exercisable for one share of Novus Common Stock at an exercise price of $11.50.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Merger Consideration” means the number of Shares of Novus Common Stock issuable for each share of Company Common Stock equal to the Exchange Ratio.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company and its Subsidiaries, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of any Company Group Member, from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon:  (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Paragraph F of ARTICLE VI of the Novus Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding, voting together as a single class and (ii) the holders of at least a majority of the Company Preferred Stock (voting together as a class and on an as-converted basis).

“Software” means all computer software (in object code or source code format), data and databases, developer materials, including but not limited to pseudo-code, programmer comments, user manuals, platform specifications, compilation environments and related documentation and materials, including any embedded or linked third party software, libraries or databases.

“Sponsor Restricted Stock Agreement” means the Sponsor Restricted Stock Agreement among Novus, each of the Initial Stockholders and the Company substantially in the form attached as Exhibit D.

subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Novus or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Surviving Pubco” means the surviving public corporation following the Transactions.

“Surviving Pubco Closing Price” means, with respect to a Trading Day, the closing price for such Trading Day of one Surviving Pubco Class A Share on the Trading Market as reported by Bloomberg Financial L.P.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company Group.

“Tax” (and, with correlative meaning, “Taxable” or “Taxes”) means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case supplied or required to be supplied to a Tax authority.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax (U.S. or non-U.S.).

“Trading Day” means any day on which Surviving Pubco Class A Shares are actually traded on the Trading Market.

“Trading Market” means NYSE or such other stock market on which the Surviving Pubco Class A Shares are trading at the time of the determination.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Novus, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event” means each of Triggering Event I, Triggering Event II, Triggering Event III.

“Triggering Event I” means the first date on which the Surviving Pubco Closing Price over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Surviving Pubco Class A Shares occurring on or after the Closing).

“Triggering Event II” means the first date on which the Surviving Pubco Closing Price over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $20.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Surviving Pubco Class A Shares occurring on or after the Closing).

“Triggering Event III” means the first date on which the Surviving Pubco Closing Price over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $30.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Surviving Pubco Class A Shares occurring on or after the Closing).

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Novus in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

SECTION 1.02Further Definitions.  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2021 Balance Sheet	SECTION 4.07(b)
Action	SECTION 4.09
Agreement	Preamble
Alternative Transaction	SECTION 7.05
Annual Financial Statements	SECTION 4.07(a)
Antitrust Laws	SECTION 7.13(a)
Blue Sky Laws	SECTION 4.05(b)
Certificate of Merger	SECTION 2.02(a)
Certificates	SECTION 3.02(b)
Claims	SECTION 6.03
Closing	SECTION 2.02(b)
Closing Date	SECTION 2.02(b)
Code	SECTION 3.02(h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	SECTION 4.03(c)
Company Permits	SECTION 4.06
Company Share Awards	SECTION 4.03(a)
Company Stockholder Approval	SECTION 4.18
Confidentiality Agreement	SECTION 7.04(b)
Continuing Employees	SECTION 7.06(a)
Contracting Parties	SECTION 10.11
Conversion	SECTION 4.03(h)
Data Security Requirements	SECTION 4.13(k)
DGCL	Recitals
Effective Time	SECTION 2.02(a)
Environmental Permits	SECTION 4.15
ERISA Affiliate	SECTION 4.10(c)
Exchange Act	SECTION 3.01(b)(iv)
Exchange Agent	SECTION 3.02(a)
Exchange Fund	SECTION 3.02(a)
Exchanged Option	SECTION 3.01(b)(iv)
Existing Security Agreements	SECTION 4.16(a)(viii)
GAAP	SECTION 4.07(a)

Defined Term	Location of Definition

Governmental Authority	SECTION 4.05(b)
Health Plan	SECTION 4.10(k)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	SECTION 4.07(b)
IRS	SECTION 4.10(b)
IT Systems	SECTION 4.13
Law	SECTION 4.05(a)
Lease	SECTION 4.12(b)
Lease Documents	SECTION 4.12(b)
Letter of Transmittal	SECTION 3.02(b)
Lock-Up Agreement	Recitals
Material Contracts	SECTION 4.16(a)
Maximum Annual Premium	SECTION 7.08(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	SECTION 5.03(b)
Minimum PIPE Commitments Nonparty Affiliates	Recitals SECTION 10.11
Novus	Preamble
Novus Board	Recitals
Novus Preferred Stock	SECTION 5.03(a)
Novus Proposals	SECTION 7.01(a)
Novus SEC Reports	SECTION 5.07(a)
Novus Stockholders’ Meeting	SECTION 7.01(a)
Ordinary Commercial Agreement	SECTION 4.14(b)
Outside Date	SECTION 9.01(b)
Per Share Merger Consideration	SECTION 3.01(b)(i)
Plans	SECTION 4.10(a)
PPACA	SECTION 4.10(k)
Private Placements	Recitals
Proxy Statement	SECTION 7.01(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	SECTION 4.04
Representatives	SECTION 7.04(a)
SEC	SECTION 5.07(a)
Securities Act Sponsor Support Agreement	SECTION 5.07(a) Recitals
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	SECTION 2.01
Terminating Company Breach	SECTION 9.01(f)
Terminating Novus Breach	SECTION 9.01(g)
Trust Account	SECTION 5.13
Trust Agreement	SECTION 5.13
Trust Fund	SECTION 5.13
Trustee	SECTION 5.13
Written Consent	SECTION 7.03

SECTION 1.03Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01The Merger.  Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02Effective Time; Closing.

(a)As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04Certificate of Incorporation; Bylaws.

(a)At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).

(b)At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).

(c)At the Closing, Novus shall amend and restate, effective as of the Effective Time, the Novus Certificate of Incorporation to be as set forth on Exhibit E.

(d)At the Closing, Novus shall amend and restate, effective as of the Effective Time, the Novus bylaws to be as set forth on Exhibit F attached hereto and, as so amended and restated, shall be the bylaws of Novus until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

SECTION 2.05Directors and Officers.

(a)The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit G hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)The parties shall cause the Novus Board and the officers of Novus as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit G, each to hold office in accordance with the DGCL and the Novus Certificate of Incorporation and the bylaws of Novus and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01Conversion of Securities.

(a)Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Section 3 of the Company’s Certificate of Incorporation.  All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b)At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, the Company or the holders of any of the following securities:

(i)each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock) shall be canceled and converted into the right to receive the number of shares of Novus Class A Common Stock equal to the Exchange Ratio; all shares of Company Common Stock subject to forfeiture to or repurchase by the Company shall retain such restrictions following conversion into Novus Class A Common Stock;

(ii)all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(iv)each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed, converted and/or substituted by Novus into an option to purchase a number of shares of Novus Class A Common Stock (each such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, and at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Novus Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Novus Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time;

(v)each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed, converted and/or substituted by Novus into an award of restricted stock units to acquire shares of Novus Class A Common Stock (each, a “Converted RSU Award”). Each Converted RSU Award will represent the right to acquire that number of shares of Novus Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Company RSU award immediately prior to the Effective Time;

(vi)each Company Restricted Share award, whether vested or unvested, shall be assumed, converted and/or substituted by Novus into a restricted stock award with respect to a number of shares of Novus Class A Common Stock (each such restricted stock award, an “Exchanged RSA”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Restricted Share award immediately prior to the Effective Time and (y) the Exchange Ratio, with the same terms and conditions as were applicable under such Company Restricted Share award immediately prior to the Effective Time; and

(vii)At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options, Company RSUs and the Company Restricted Shares pursuant to this subsection, or to cause any disposition or acquisition of equity securities of Novus pursuant to this Sections 3.01(b)(iv) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Novus or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Novus to be exempt under Rule 16b-3 under the Exchange Act.  Effective as of the Effective Time, Novus shall file an appropriate registration statement or registration statements with respect to the shares of Novus Class A Common Stock subject to such Exchanged Options, Converted RSUs and Exchanged RSAs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

By way of example and for illustrative purposes only, if the Company has 14,788,127  Company Outstanding Shares outstanding on a fully diluted basis as of the date of this Agreement, the Exchange Ratio would be approximately 6.7621157. Assuming the Company has outstanding on the date of this Agreement, 2,004,080 shares of Series C Preferred Stock (with an aggregate liquidation value of $98,251,611.91), Novus will issue an aggregate of 13,551,946 shares of Novus Common Stock at Closing, in addition to the 100,000,000 shares of Novus Common Stock to be issued at Closing. Assuming the Company has outstanding on the date of this Agreement, 2,182,524 shares of Series C Preferred Stock (with an aggregate liquidation value of $107,000,000), Novus will issue an aggregate of 14,758,620 shares of Novus Common Stock at Closing, in addition to the 100,000,000 shares of Novus Common Stock to be issued at Closing. In the event that the Company has outstanding a number of shares of Series C Preferred Stock between the amounts set forth above, the number of additional shares of Novus Common Stock that will be issued at Closing will be prorated between two amount of shares of Novus Common Stock.

SECTION 3.02Exchange of Certificates.

(a)Exchange Agent.  On the Closing Date, Novus shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of Novus Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Novus Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”).  Novus shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement.  Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)Exchange Procedures.

(i)As promptly as practicable after the date hereof, Novus shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock and holder of Company Preferred Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Novus and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal.  Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Novus shall cause the Exchange Agent to deliver the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii)Within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Novus shall cause the Exchange Agent to deliver to each holder of Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock not evidenced by Certificates described in Section 3.01(a)) the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(c)Distributions with Respect to Unexchanged Shares of Novus Common Stock.  No dividends or other distributions declared or made after the Effective Time with respect to the Novus Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any surrendered Certificate with respect to the shares of Novus Class A Common Stock to be issued in exchange therefor until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02b).  Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Novus shall pay or cause to be paid to the holder of the shares of Novus Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Novus Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Novus Class A Common Stock.

(d)No Further Rights in Company Common Stock.  The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01a)) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e)Adjustments to Per Share Consideration.  The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Novus Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Novus, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Novus for the Per Share Merger Consideration.  Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Novus free and clear of any claims or interest of any person previously entitled thereto.

(g)No Liability.  None of the Exchange Agent, Novus or the Surviving Corporation shall be liable to any holder of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01a)) for any Novus Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)Withholding.  Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Novus, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law.  To the extent that amounts are so deducted or withheld and timely paid over to the applicable Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made; provided, however, if the Company, the Surviving Corporation, Merger Sub, Novus, and the Exchange Agent (as applicable) determines that it is obligated to deduct or withhold any amounts from any non-compensatory amounts payable or otherwise deliverable pursuant to this Agreement, such person shall (i) provide the applicable recipient with prior written notice of its intent to deduct and withhold (together with information setting forth the basis for such deduction or withholding), and (ii) the parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings and such payee shall have the opportunity to reduce or eliminate such withholding.

(i)Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(j)Fractional Shares.  No certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Class A Common Stock.  In lieu of any fractional share of Novus Common Stock to which each holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up.  No cash settlements shall be made with respect to fractional shares eliminated by rounding.

SECTION 3.03Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates representing Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Novus for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.01.

SECTION 3.04Appraisal Rights.

(a)Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.  Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

(b)Prior to the Closing, the Company shall give Novus (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Novus (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.05Company Earn Out.  Following the Closing, and as additional consideration for the Merger and the other transactions contemplated by this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event:

(a)Following the determination in good faith by the independent members of the Board of Surviving Pubco, Surviving Pubco shall notify in writing (an “Earn Out Notice”) each Earn Out Eligible Company Equityholder (in accordance with its respective Earn Out Pro Rata Share) that they are eligible to receive the following shares of Surviving Pubco Class A Shares, as applicable (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Surviving Pubco Class A Shares occurring on or after the Closing and prior to the date of such issuance, the “Earn Out Shares”. Unless the Earn Out Eligible Company Equityholder has provided written notification to Surviving Pubco within ten (10) Business Days following the receipt of the Earn Out Notice by the Earn Out Eligible Company Equityholder that such Earn Out Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares (in such event Surviving Pubco shall not, and the form of the Earn Out Notice shall specifically state that in such event Surviving Pubco will not, issue any Earn Out Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), Surviving Pubco shall issue or cause to be issued, upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i)Upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of 3,000,000 Earn Out Shares;

(ii)Upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of 3,000,000 Earn Out Shares; and

(iii)Upon the occurrence of Triggering Event III, a one-time issuance of an aggregate of 3,000,000 Earn Out Shares.

For the avoidance of doubt, the Earn Out Eligible Company Equityholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that in no event shall the Earn Out Eligible Company Equityholders be entitled to receive Earn Out Share after the third anniversary of the Closing; provided, further, that each Triggering Event shall only occur once, if at all, and in no event shall the Earn Out Eligible Company Equityholders be entitled to receive more than (i) 3,000,000 Earn Out Shares with respect to a Triggering Event and (ii) an aggregate of 9,000,000 Earn Out Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping Trading Days.

(b)Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Surviving Pubco Class A Shares shall be issued in respect of Earn Out Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Surviving Pubco Class A Shares. In lieu of the issuance of any such fractional shares, the Exchange Agent shall round up or down to the nearest whole share of Surviving Pubco Class A Shares, as applicable, with a fraction of 0.5 or more rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(c)All Earn Out Shares to be issued and delivered in connection with this Article 3 to the Earn Out Eligible Company Equityholders shall be, upon issuance and delivery of such Earn Out Shares, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

(d)Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares shall be treated as an adjustment to the Transaction Share Consideration for income Tax purposes (other than any portion required to be treated as “imputed interest” under the Code) and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Novus and Merger Sub as follows:

SECTION 4.01Organization and Qualification; Subsidiaries.

(a)The Company, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company, or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not individually or in the aggregate expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

(b)A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than with respect to any Company Subsidiary, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02Certificate of Incorporation and Bylaws.  The Company has prior to the date of this Agreement made available to Novus in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the Company Subsidiary Organizational Documents, and such Company Organizational Documents and the Company Subsidiary Organizational Documents (collectively, the “Company Group Organizational Documents”). The Company Group Organizational Documents and are in full force and effect. No Company Group Member is in violation of any of the provisions of its respective Company Group Organizational Documents.

SECTION 4.03Capitalization.

(a)The authorized capital stock of the Company consists of 17,800,000 shares of Company Common Stock and 12,658,321 shares of Company Preferred Stock, consisting of (i) 2,120,000 shares of Company Series FR Preferred Stock, (ii) 1,652,083 shares of Company Series Seed 1 Preferred Stock, (iii) 626,994 shares of Company Series Seed 2 Preferred Stock, (iv) 1,025,646 shares of Company Series A-1 Preferred Stock, (v) 750,510 shares of Company Series A-2 Preferred Stock, (vi) 2,163,433 shares of Company Series B Preferred Stock, (vii) 2,137,131 shares of Company Series B-1 Preferred Stock and (viii) 2,182,524 shares of Company Series C Preferred Stock.  As of the date hereof, (i) 3,038,093 shares of Company Common Stock are issued and outstanding, (ii) 1,652,083 shares of Company Series Seed 1 Preferred Stock are issued and outstanding, (iii) 626,994 shares of Company Series Seed 2 Preferred Stock are issued and outstanding, (iv) 1,025,646 shares of Company Series A-1 Preferred Stock are issued and outstanding, (v) 750,510 shares of Company Series A-2 Preferred Stock are issued and outstanding, (vi) 2,163,433 shares of Company Series B Preferred Stock are issued and outstanding, (vii) 2,004,080 shares of Company Series C Preferred Stock are issued and outstanding; (viii) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (ix) 492,376 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Awards and other purchase rights granted pursuant to the Company Equity Plans, and (x) 12,658,321 shares of Company Common Stock are reserved for future issuance pursuant to the conversion of the Company Preferred Stock.

(b)Other than the Company Awards and the Company Preferred Stock or as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Group Member or obligating any Company Group Member to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, any Company Group Member.  No Company Group Member is a party to, or otherwise bound by, and no Company Group Member has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Company Group Member.  There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or to the Company’s knowledge, among any holder of Company Common Stock, Company Preferred Stock or any other equity interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of any Company Group Member.  Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(c)Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Award outstanding: (i) the name of the Company Award recipient; (ii) the Company Equity Plan, if any, pursuant to which such Company Award was granted; (iii) the number of shares of the Company subject to such Company Award; (iv) the exercise or purchase price of such Company Award; (v) the date on which such Company Award was granted and the vesting schedule, if any; (vi) the date on which such Company Award expires; and (vii) the type of Company Award (Company Option (incentive or non-qualified), Company Restricted Stock, Company RSU or otherwise.  The Company has made available to Novus in the Virtual Data Room accurate and complete copies of the Company Equity Plan pursuant to which Company has granted the Company Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Awards.  No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Awards as of the date such Company Option was granted.  All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any shares of any Company Group Member or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.  No Company Group Member has declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock.

(e)(i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Award as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, and all outstanding Company Awards, and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which any Company Group Member is a party and the applicable Company Group organizational documents.

(f)The stockholders of the Company set forth on Section 4.03(f) of the Company Disclosure Schedule collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock, Company Preferred Stock and Company Awards).  Except for the shares of Company Common Stock and Company Preferred Stock held by the stockholders of the Company and the Company Awards, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.  Section 4.03(f) of the Company Disclosure Schedule sets forth, the following information with respect to each stockholder of the Company: (i) the name of the stockholder; (ii) the number and class of capital stock held by such stockholder; (iii) the purchase price of such shares; and (v) the date on which such shares were purchased or awarded.

(g)All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any preemptive rights and other similar requirements set forth in applicable contracts to which the applicable Company Group Member is a party and the applicable Company Group Organizational Documents. There are no securities or instruments issued by or to which a Company Group Member is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

(h)Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to Section 3 of the Company’s Certificate of Incorporation (the “Conversion”).  Section 4.03(h) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Section 3 of the Company’s Certificate of Incorporation.  After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.  Subject to and upon receipt of the Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

(i)Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Member Organizational Documents.

SECTION 4.04Authority Relative to this Agreement.  The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Novus and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).  The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions.  To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company Group Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Group Member pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06Permits; Compliance.  Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable such Company Group Member or by which any property or asset of such Company Group Member is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07Financial Statements.

(a)The Company has made available to Novus in the Virtual Data Room true and complete copies of the audited consolidated balance sheets of the Company Group as of December 31, 2020 and December 31, 2019, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and shareholders’ deficit and cash flows of the Company Group for the years ended December 31, 2019 and December 31, 2020 and the related notes to the consolidated financial statements (collectively, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule.  Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the periods indicated therein.

(b)The Company has made available to Novus in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company Group as of June 30, 2021 (the balance sheet as of June 30, 2021, the “2021 Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for each of the six months then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule.  The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)Except as and to the extent set forth on the 2021 Balance Sheet, no Company Group Member has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since June 30, 2021 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which any Company Group Member is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)Since inception, (i) no Company Group Member nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Group Member, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Group Member has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)To the knowledge of the Company, no employee of any Company Group Member has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.  None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of any Company Group Member has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Company Group Member in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)All accounts receivable of the Company and the Company Subsidiaries reflected on the 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements.  Such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters.  The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices.  Since June 30, 2021, no Company Group Member has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which any Company Group Member sells goods, fill orders or record sales.

(g)All accounts payable of the Company Group reflected on the 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable.  Since the date of the 2021 Balance Sheet, the Company Group Member has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08Absence of Certain Changes or Events.  Since June 30, 2021, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority; (b) no Company Group Member has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (c) there has not been a Company Material Adverse Effect; (d) there has not been any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect; (e) there has not been any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (f) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect; (g) there has not been any material change to a material contract or agreement by which the Company or any of its assets is bound or subject; (h) there has not been any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder; (i) there has not been any resignation or termination of employment of any officer or key employee of the Company; (j) there has not been any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets; (k) there has not been any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; (l) there has not been any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company; (m) there has not been receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; (n) there has not been to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; (o) there has not been any arrangement or commitment by the Company to do any of the things described in this Section 4.08; and (p) no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09Absence of Litigation.  There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) including but not limited to any action brought by any third party, that is pending or, to the knowledge of the Company, threatened against any Company Group Member, or any property or asset of the Company Group Member, before any Governmental Authority.  No Company Group Member nor any material property or asset of any Company Group Member is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.  Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

SECTION 4.10Employee Benefit Plans.

(a)Section 4.10a) of the Company Disclosure Schedule lists all currently effective employment and consulting agreements as of the date of this Agreement to which any Company Group Member is a party, with respect to which any Company Group Member has any obligation (other than customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid).  Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, Employee Benefit Plans which are maintained, contributed to or sponsored by the Company Group Member or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of any Company Group Member (or their respective beneficiaries or dependents), or under which any Company Group Member or any ERISA Affiliate has or could incur any liability (contingent or otherwise) (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any Company Group Member would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)With respect to each Plan, the Company has made available to Novus in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.  No Company Group Member has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law, or as expressly contemplated by this Agreement.

(c)None of the Plans is, nor has the Company or any ERISA Affiliate ever maintained, sponsored or contributed to or have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d)No Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.  No amount paid or payable by any Company Group Member or any of its Affiliates in connection with the Transactions will be classified as an “excess parachute payment” under Section 280G of the Code.

(e)None of the Plans provides, nor does any Company Group Member or any ERISA Affiliate have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of any Company Group Member after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code.  Each Company Group

Member and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan.  As of the date of this Agreement, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the any Company Group Member or any ERISA Affiliate.  There have been no acts or omissions by any Company Group Member or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary, or any ERISA Affiliate may be liable.

(i)All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company Group or the applicable ERISA Affiliate.

(j)Each Company Group Member and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)Each Company Group Member and each ERISA Affiliate and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been administered and maintained in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.11Labor and Employment Matters.

(a)Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation, including any and all outstanding annual bonuses and deferred bonuses.  As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)(i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of its current or former employees, which Actions would be material to any Company Group Member; (ii) no Company Group Member is, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by any Company Group Member, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Company Group Member before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any Company Group Member.

(c)The Company Group is and have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

SECTION 4.12Real Property; Title to Assets.

(a)The Company Group Member does not own any real property.

(b)Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any Company Group Member leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”).  True, correct and complete copies of all Lease Documents have been made available to Novus in the Virtual Data Room:  (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company Group Member the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company Group Member or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Company Group Member.  There are at least two years remaining under the terms of each Lease.  The Company owned real property and the Leased Real Property constitute all the property used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted on the date hereof.

(c)Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Group Member to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to any Company Group Member.  There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)The Company Group has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to any Company Group Member.

SECTION 4.13Intellectual Property.

(a)Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned by any Company Group Member: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $10,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company Group as currently conducted as of the date hereof.  The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)The Company Group solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP.  All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.  No loss or expiration of any of the Company-Owned IP is threatened in writing or pending.  There are no agreements to which any Company Group Member is a party or by which it is bound that involve the license of any patent, copyright, trademark, trade secret or other proprietary right to or from any Company Group Member (other than (A) the nonexclusive license of the Company’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the forms of which have been uploaded to the Virtual Data Room, (B) the nonexclusive license to the Company of standard, generally commercial available, “off-the-shelf” third party products and services or (C) Open Source Software licenses, or (iii) provisions restricting or affecting in any material respect the development, manufacture or distribution of any Company Group Member’s products or services, or (iv) indemnification by any Company Group Member with respect to infringement of proprietary rights.

(c)The Company Group has taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information.  No Company Group Member has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)(i) There have been no claims filed and served, or threatened in writing (including email), against any Company Group Member, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of any Company Group Member (including the Products) has not and does not to the Company’s knowledge infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) no Company Group Member has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with a Company Group Member, substantially in the form made available to Merger Sub or Novus in the Virtual Data Room, and pursuant to which such persons assigned to the Company Group Member all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company Group Member, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)Neither the Company Group Member nor, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.

(g)Section 4.13(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the general manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Products (including, as applicable, the applicable Product or Products, the manner and extent to which such item of Open Source Software interoperates with any Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).

(h)No Company Group Member uses nor has used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(i)To the Company’s Knowledge, there are no current unresolved material defects, technical concerns or problems in any of the Products currently offered by any Company Group Member which are not of the type that are capable of being remediated in the ordinary course of business without delaying the Company’s or any Company Subsidiary’s commercialization timeline as currently planned.

(j)With respect to Business Systems, which do not constitute Products (the “IT Systems”), the Company or a Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company and the Company Subsidiaries.  The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities.  To the Company’s knowledge since inception, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(k)Each Company Group Member currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of any Company Group Member concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company purports to adhere, and (iv) all contractual commitments that any Company Group Member has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company Group has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data.  The Company’s employees and contractors of the Company Group receive reasonable training on information security issues.  There is no Disabling Device in any of the Business Systems or Product components.  Since inception, no Company Group Member has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(l)The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws and Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.  No Company Group Member is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Novus from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(m)All past and current employees and independent contractors of the Company Group are under written obligation to one or more of the Company Group Members to maintain in confidence all confidential or proprietary information acquired or contributed by them in the course of their employment.

(n)No Company Group Member is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate any Company Group Member to grant or offer to any other person any license or right to any Company-Owned IP.

SECTION 4.14Taxes.

(a)Each Company Group Member: (i) has duly filed all income and other material Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.  The unpaid Taxes of the Company as of the date of the Interim Financial Statements did not materially exceed the reserves for Taxes of the Company set forth in Interim Financial Statements.  The Company has made available to Novus in the Virtual Data

Room true, correct and complete copies of the Tax Returns filed by the Company and the Company Subsidiaries for tax years ended on or after December 31, 2017.

(b)No Company Group Member is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or losses but in each case, excluding (i) customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes, or (ii) agreements between or among the Company and any of its Subsidiaries), nor does any Company Group Member have any liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement.

(c)No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (v) prepaid amount received on or prior to the Closing Date; (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law); or (vii) application of Section 965 of the Code.

(d)Each Company Group Member has withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)No Company Group Member has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes).

(g)No Company Group Member (i) has any request for a ruling in respect of Taxes pending between any Company Group Member and any Tax Authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority.

(h)In the two (2) years prior to the Closing Date, no Company Group Member has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)No Tax Authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Company Group Member any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k)There are no Tax liens upon any assets of any Company Group Member except for Permitted Liens.

(l)No Company Group Member has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m)No written claim has ever been made by a Tax Authority in a jurisdiction in which a Company Group Member does not file Tax Returns that any Company Group Member is or may be subject to taxation in such jurisdiction.

(n)No Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions obtained in the ordinary course of business.

(o)The Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.

(p)No Company Group Member, after consultation with their respective tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.  As of the Closing Date, no Company Group Member has taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

SECTION 4.15Environmental Matters.

(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Group Member (A) is and has been in compliance with applicable Environmental Laws and (B) holds and is and has been in compliance with all Environmental Permits; (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits; and (iii) all Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and each Company Subsidiary to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.

(b)No Company Group Member has been or is the subject of any Environmental Claim, and no Environmental Claim is pending or threatened against the Company or against any Company Group Member whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any Order by any Company Group Member , except for any such Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, any Company Group Member.

(d)No Company Group Member has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim.

(e)No material Lien imposed by any Governmental Authority having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by any Company Group Member.

(f)The Company has provided Novus with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the Company’s possession or, within its control, which were prepared within three years prior to the date hereof or, prior thereto, including any material documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

SECTION 4.16Material Contracts.

(a)Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)each contract and agreement with consideration paid or payable to the Company Group of more than $1,000,000, in the aggregate, over any 12-month period;

(ii)each contract and agreement with suppliers, manufacturers, assemblers or contractors to any Company Group Member for expenditures paid or payable by the Company Group of more than $1,000,000, in the aggregate, over any 12-month period;

(iii)each contract and agreement with customers (including product development or similar agreements) of the Company Group obligating the Company or any Company Subsidiary for development or similar expenditures paid or payable by the Company Group of more than $1,000,000 individually over any 12-month period;

(iv)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which any Company Group Member is a party that are material to the business of the Company;

(v)each management contract (including each contract for employment) involving payments by the Company Group in excess of $100,000 per annum and each contract with consultants and independent contractors involving payments by the Company Group in excess of $100,000 per annum;

(vi)all bonus and commission plans of the Company Group, other than with respect to periodic discretionary bonuses payable under offer letters issued in the ordinary course;

(vii)all contracts or agreements involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of any Company Group Member or income or revenues related to any Product of any Company Group Member to which any Company Group Member is a party;

(viii)all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a security interest in or lien on any of the property or assets of any Company Group Member (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(ix)all partnership, joint venture or similar agreements;

(x)all contracts and agreements, including any grant agreements with any economic development or similar entity, with any Governmental Authority to which any Company Group Member is a party, other than any Company Permits;

(xi)all contracts and agreements that limit, or purport to limit, the ability of any Company Group Member to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xii)all contracts or arrangements that result in any person or entity holding a power of attorney from any Company Group Member that relates to the Company Group or its business;

(xiii)all leases or master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

(xiv)all agreements or instruments guarantying the debts or other obligations of any person;

(xv)all contracts and agreements relating to the purchase of engineering or design services that involve more than $1,000,000, other than those contracts and agreements that have been fully performed and under which no further services are due;

(xvi)all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xvii)contracts which involve the license or grant of rights to any Company Group Member or to Company-Owned IP by any Company Group Member;

(xviii)all contracts or agreements under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xix)all contracts or agreements under which any Company Group Member has agreed to treat any customer or grocer on a “most favored” basis; and

(xx)agreement for the development of Company-Owned IP for the benefit of any Company Group Member (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Novus in the Virtual Data Room).

(b)(i) Each Material Contract is a legal, valid and binding obligation of the applicable Company Group Member and, to the knowledge of the Company, the other parties thereto, and no Company Group Member is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract.  The Company has made available to Novus in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17Insurance.

(a)Section 4.17a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Company Group Member is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18Board Approval; Vote Required.  The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders.  The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.  The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19[RESERVED.]

SECTION 4.20Customers and Suppliers.

(a)Section 4.20(a) of the Company Disclosure Schedule sets forth a complete and list of customers of the Products (each a “Material Customer”), since inception. Except as set forth on Section 4.20(a) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the Knowledge of the Company, oral notice that any

Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member or its purchase of Products.

(b)Section 4.20(b) of the Company Disclosure Schedule sets forth a complete and correct list of up to the ten largest vendors, suppliers, service providers and other similar business relations of the Company Group Member, in each case with expenditures in excess of $1,000,000 (each a “Material Vendor”) since inception, in each case measured by the expenditure by any Company Group Member during such period, and sets forth opposite the name of each Material Vendor the Company’s good faith estimate of the amount of consideration paid to such Material Vendor during such period. Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.

SECTION 4.21Certain Business Practices.  Since inception, no Company Group Member or, to the Company’s knowledge, any directors or officers, agents or employees of any Company Group Member, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 4.22Interested Party Transactions.  Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of any Company Group Member, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that any Company Group Member furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, any Company Group Member, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement any Company Group Member, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22.  The Company Group Member has, since inception, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Company Group Member, or (ii) materially modified any term of any such extension or maintenance of credit.  There are no contracts or arrangements between any Company Group Member and any family member of any director, officer or other affiliate of any Company Group Member.

SECTION 4.23Exchange Act.  No Company Group Member is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.24Information Provided for Novus Private Placement and Proxy Statement.  None of the information regarding the Company or any of its affiliates supplied or to be supplied by the Company or any of its affiliates expressly for inclusion or incorporation by reference, if applicable, in the Proxy Materials will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company.

SECTION 4.25Brokers.  Except for Cowen and Company, LLC, Guggenheim Securities LLC and Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Company has provided Novus with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and each of Cowen and Company, LLC, Guggenheim and Goldman Sachs, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.26Exclusivity of Representations and Warranties.  Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Novus, its affiliates or any of their respective Representatives by, or on behalf of, any Company Group Member, and any such representations or warranties are expressly disclaimed.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Novus, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Group (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Novus, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF NOVUS AND MERGER SUB

Except as set forth in the Novus SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Novus SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Novus SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Novus hereby represents and warrants to the Company as follows:

SECTION 5.01Corporate Organization.

(a)Each of Novus and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Novus Material Adverse Effect.

(b)Merger Sub is the only subsidiary of Novus.  Except for Merger Sub, Novus does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02Organizational Documents.  Each of Novus and Merger Sub has heretofore furnished to the Company complete and correct copies of the Novus Organizational Documents and the Merger Sub Organizational Documents.  The Novus Organizational Documents and the Merger Sub Organizational Documents are in full force and effect.  Neither Novus nor Merger Sub is in violation of any of the provisions of the Novus Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03Capitalization.

(a)The authorized capital stock of Novus consists of (i) 500,000,000 shares of Novus Class A Common Stock, (ii) 20,000,000 shares of Novus Class B Common Stock, and (iii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Novus Preferred Stock”). As of the date of this Agreement (i) 28,750,000 shares of Novus Class A Common Stock and 7,187,500 shares of Novus Class B Common Stock are issued and outstanding (which includes 28,750,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Novus Common Stock are held in the treasury of Novus, (iii) 14,749,999 Novus Warrants are issued and outstanding, and (iv) 14,749,999 shares of Novus Class A Common Stock are reserved for future issuance pursuant to the Novus Warrants. As of the date of this Agreement, there are no shares of Novus Preferred Stock issued and outstanding. Each Novus Warrant is exercisable for one share of Novus Common Stock at an exercise price of $11.50.  At the Effective Time, unless previously converted, each outstanding share of Novus Class B Common Stock shall be automatically converted into a share of Novus Class A Common Stock.

(b)As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”).  As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding.  All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Novus free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)All outstanding Novus Units, shares of Novus Common Stock and Novus Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Novus Organizational Documents.

(d)The Per Share Merger Consideration being delivered by Novus hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Novus Organizational Documents.  The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)Except for securities issued pursuant to the Subscription Agreements, securities issued by Novus as permitted by this Agreement and the Novus Warrants, Novus has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Novus or obligating Novus to issue or sell any shares of capital stock of, or other equity interests in, Novus. All shares of Novus Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Novus nor any subsidiary of Novus is a party to, or otherwise bound by, and neither Novus nor any subsidiary of Novus has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, Novus is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Novus Common Stock or any of the equity interests or other securities of Novus or any of its subsidiaries. There are no outstanding contractual obligations of Novus to repurchase, redeem or otherwise acquire any shares of Novus Common Stock. There are no outstanding contractual obligations of Novus to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04Authority Relative to This Agreement.  Each of Novus, and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by each of Novus and Merger Sub and the consummation by each of Novus and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Novus or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Novus Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Novus Common Stock and the amendment and restatement of the Novus Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Novus Common Stock).  This Agreement has been duly and validly executed and delivered by Novus and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Novus or Merger Sub, enforceable against Novus or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05No Conflict; Required Filings and Consents.

(a)Assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, the execution and delivery of this Agreement by each of Novus and Merger Sub do not, and the performance of this Agreement by each of Novus and Merger Sub will not, (i) conflict with or violate the Novus Organizational Documents or the Merger Sub Organizational Documents, (ii) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Novus or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Novus or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Novus or Merger Sub is a party or by which each of Novus or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Novus Material Adverse Effect.

(b)The execution and delivery of this Agreement by each of Novus and Merger Sub do not, and the performance of this Agreement by each of Novus and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Novus or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06Compliance.  Neither Novus nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Novus or Merger Sub or by which any property or asset of Novus or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Novus or Merger Sub is a party or by which Novus or Merger Sub or any property or asset of Novus or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Novus Material Adverse Effect.  Each of Novus and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Novus or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)Novus has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 3, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Novus SEC Reports”).  Novus has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Novus with the SEC to all agreements, documents and other instruments that previously had been filed by Novus with the SEC and are currently in effect.  As of their respective dates, the Novus SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Novus SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Novus SEC Report.  Each director and executive officer of Novus has filed with the SEC on a timely basis all documents required with respect to Novus by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)Each of the financial statements (including, in each case, any notes thereto) contained in the Novus SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each (as may have been amended), fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Novus as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material).  Novus has no off-balance sheet arrangements that are not disclosed in the Novus SEC Reports.  No financial statements other than those of Novus are required by GAAP to be included in the consolidated financial statements of Novus.

(c)Except as and to the extent set forth in the Novus SEC Reports, neither Novus nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Novus’s and Merger Sub’s business.

(d)Novus is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)Novus has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Novus and other material information required to be disclosed by Novus in the reports and other documents that it files or furnishes under the Exchange

Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Novus’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Such disclosure controls and procedures are effective in timely alerting Novus’s principal executive officer and principal financial officer to material information required to be included in Novus’s periodic reports required under the Exchange Act.

(f)Novus maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Novus maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.  Novus has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Novus to Novus’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Novus to record, process, summarize and report financial data.  Novus has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Novus.  Since February 3, 2021, there have been no material changes in Novus internal control over financial reporting.

(g)There are no outstanding loans or other extensions of credit made by Novus to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Novus has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)Neither Novus (including any employee thereof) nor Novus’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Novus, (ii) any fraud, whether or not material, that involves Novus’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Novus or (iii) any claim or allegation regarding any of the foregoing.

(i)As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Novus SEC Reports.  To the knowledge of Novus, none of the Novus SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08Absence of Certain Changes or Events.  Since February 3, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Novus has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Novus has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Novus Material Adverse Effect, and (d) Novus has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

SECTION 5.09Absence of Litigation.  There is no Action pending or, to the knowledge of Novus, threatened against Novus, or any property or asset of Novus, before any Governmental Authority.  Neither Novus nor any material property or asset of Novus is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Novus, continuing investigation by, any Governmental Authority.

SECTION 5.10Board Approval; Vote Required.

(a)The Novus Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Novus and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Novus approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Novus at the Novus Stockholders’ Meeting.

(b)The only vote of the holders of any class or series of capital stock of Novus necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Novus Common Stock voting together as a single class.

(c)The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii)  recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d)The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11No Prior Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or obtained or incurred any assets, obligation or liability, other than as contemplated by this Agreement or incident to its formation.

SECTION 5.12Brokers.  Other than Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Novus or Merger Sub.

SECTION 5.13Novus Trust Fund.  As of the date of this Agreement, Novus has no less than $287,500,000 in the trust fund established by Novus for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 3, 2021, between Novus and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Novus has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Novus or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Novus and the Trustee that would cause the description of the Trust Agreement in the Novus SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Novus, that would entitle any person (other than stockholders of Novus who shall have elected to redeem their shares of Novus Class A Common Stock pursuant to the Novus Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Novus Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Novus, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Novus shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Novus as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Novus due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Novus who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Novus in connection with its efforts to effect the Merger (including fees owed by Novus to Cowen and Company LLC, pursuant to that certain Business Combination Marketing Agreement, dated February 3, 2021, between Cowen and Company LLC and Novus). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Novus has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Novus at the Effective Time.

SECTION 5.14Employees.  Other than any officers as described in the Novus SEC Reports, Novus and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business.  Other than reimbursement of any out-of-pocket expenses incurred by Novus’s officers and directors in connection with activities on Novus’s behalf in an aggregate amount not in excess of the amount of cash held by Novus outside of the Trust Account, Novus has no unsatisfied material liability with respect to any employee, officer or director.  Novus and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

SECTION 5.15Taxes.

(a)Novus and Merger Sub (i) have duly filed all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to have been paid by Novus or Merger Sub; (iii) have not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b)Neither Novus nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or losses but in each case, excluding (i) customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes, or (ii) agreements between or among the Company and any of its Subsidiaries) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement.

(c)Each of Novus and Merger Sub has withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d)Neither Novus nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)Neither Novus nor Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract or otherwise (other than customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes).

(f)Neither Novus nor Merger Sub (i) has any request for a ruling in respect of Taxes pending between either Novus or Merger Sub and any Tax Authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority.

(g)Neither Novus nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)No Tax Authority or agency has asserted in writing or, to the knowledge of Novus and Merger Sub, has threatened to assert against Novus or Merger Sub, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(i)There are no Tax liens upon any assets of Novus or Merger Sub except for Permitted Liens.

(j)No written claim has ever been made by a Tax Authority in a jurisdiction in which Novus or Merger Sub does not file Tax Returns that Novus or Merger Sub, as applicable, is or may be subject to taxation in such jurisdiction.

(k)Neither Novus nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions obtained in the ordinary course of business.

(l)Novus and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action Novus or Merger Sub have taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.  As of the Closing Date, Novus and Merger Sub have not taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

SECTION 5.16Listing.  The issued and outstanding Novus Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “NXU.U”. The issued and outstanding shares of Novus Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “NXU”. The issued and outstanding Novus Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE Market under the symbol “NXU WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Novus, threatened in writing against Novus by the NYSE or the SEC with respect to any intention by such entity to deregister the Novus Units, the shares of Novus Common Stock, or Novus Warrants or terminate the listing of Novus on the NYSE. None of Novus or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Novus Common Stock, or the Novus Warrants under the Exchange Act.

SECTION 5.17PIPE Investment.  Novus has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Novus with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to purchase shares of Novus Common Stock at a purchase price of $10.00 per share in the Private Placement solely for purposes of consummating the transactions contemplated hereby in an aggregate amount at least equal to the Minimum PIPE Commitment (such arrangement, the “PIPE Investment”). The Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Novus. Each Subscription Agreement is a legal, valid and binding obligation of Novus, enforceable against Novus in accordance with its terms subject to the Remedies Exceptions and, to the knowledge of Novus, is a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between Novus and any PIPE Investor relating to any Subscription Agreement or the Private Placement that could affect the obligation of such PIPE Investors to purchase the shares of Novus Common Stock in the Private Placement equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Novus under any material term or condition of any Subscription Agreement and, as of the date hereof, Novus has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Novus Common Stock in the Private Placement in commitment amount set forth in the Subscription Agreements on the terms therein.

SECTION 5.18Fairness Opinion.  The Novus Special Committee has received an opinion of Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered by Cassel Salpeter in connection with the preparation thereof, the aggregate Per Share Merger Consideration to be issued by Novus in the Merger and aggregate number of shares of Novus Common Stock to be issued by Novus on conversion of the Company Series C Interim Preferred Stock, taken together, and excluding, in each case any Earn Out Shares, was fair, from a financial point of view, to Novus.

SECTION 5.19Novus’s and Merger Sub’s Investigation and Reliance.  Each of Novus and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Novus and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose.  Novus, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions.  Neither Novus nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Company Group Member pursuant to this Agreement.  No Company Group Member, nor any of its respective stockholders, affiliates or Representatives shall have any liability to Novus, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Novus or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.  Novus and Merger Sub acknowledge that no Company Group Member, nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Group Member.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01Conduct of Business by the Company Pending the Merger.

(a)The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Novus shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)the Company, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii)the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.

(b)By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Company Group Member shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Novus (which consent shall not be unreasonably conditioned, withheld or delayed) except in connection with the issuance of the Company Series C Interim Preferred Stock:

(i)amend or otherwise change its Company Group Organizational Documents;

(ii)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Group Member, provided that (1) the exercise or settlement of any Company Award in effect on the date of this Agreement or grants of Company Awards in the ordinary course of business consistent with past practice and the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock in effect on the date of this Agreement, and (2) the issuance or sale of any class of capital stock of the Company in a bona fide financing on the same terms as the Series C Preferred Stock up to an aggregate amount of $8,650,000 shall not require the consent of Novus (a “Company Permitted Interim Financing”); or (B) any material assets of any Company Group Member;

(iii)form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets; provided that the incurrence of Company Permitted Interim Financing shall not require the consent of Novus;

(vii)(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Company Group Member (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company Group may (1) increase base compensation of current directors, officers, employees or consultants as set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, (3) change the title of its employees in the ordinary course of business consistent with past practice, (4) enter into a new employment agreement or provide base compensation and incentives and benefits in the ordinary course of business consistent with past practice to any employee or consultant hired after the date of this Agreement who will be making less than $200,000 per annum,  and (5) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Letter or put in place in the ordinary course of business consistent with past practice for any employee or consultant hired after the date of this Agreement that will be making less than $200,000 per annum;

(viii)other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that any Company Group Member is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Company Group Member;

(ix)adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi)(A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to any Company Group Member, except in the ordinary course of business;

(xiii)enter into any contract, agreement or arrangement that obligates any Company Group Member to develop any Intellectual Property related to the business of any Company Group Member or the Products, other than where the results of the Company’s or any Company Subsidiary’s performance would be Company-Owned IP;

(xiv)intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP; or

(xv)transfer, sublet, modify, terminate or otherwise amend any Lease or fail to satisfy the Company’s obligations under any Lease or other Contract;

(xvi)enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require any Company Group Member to obtain consent from Novus to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Novus, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing Date.  Prior to the Closing Date, each of Novus and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02Conduct of Business by Novus and Merger Sub Pending the Merger.  Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), except as set forth on Section 6.02 of the Company Disclosure Schedule delivered by the Novus in connection with this Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Novus agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Novus and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice.  By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Novus nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)amend or otherwise change the Novus Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Novus other than Merger Sub;

(b)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Novus Organizational Documents;

(c)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Novus Common Stock or Novus Warrants except for redemptions from the Trust Fund;

(d)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Novus or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Novus or Merger Sub, and in connection with a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated hereby;

(e)acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Novus, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated hereby;

(g)make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)(A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)(A) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (B) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee of Novus or Merger Sub;

(j)liquidate, dissolve, reorganize or otherwise wind up the business and operations of Novus or Merger Sub;

(k)amend the Trust Agreement or any other agreement related to the Trust Account; or

(l)enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Novus to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Novus prior to the Closing Date.  Prior to the Closing Date, each of Novus and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03Claims Against Trust Account.  The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Novus on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”).  Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Novus, Merger Sub or any other person (a) for legal relief against monies or other assets of Novus or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Novus (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Novus consummates a business combination transaction with another party.  In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Novus shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Novus prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01Proxy Statement.

(a)As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, Novus (with the assistance and cooperation of the Company as reasonably requested by Novus) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Novus relating to the meeting of Novus’s stockholders (including any adjournment or postponement thereof, the “Novus Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Merger, (ii) approval of the issuance of Novus Class A Common Stock as contemplated by this Agreement and the Subscription Agreements, (ii) the second amended and restated Novus Certificate of Incorporation as set forth on Exhibit E and (iii) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Novus Proposals”).  Novus shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Novus Class A Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the stockholders of Novus immediately prior to the Effective Time. Novus and the Company shall each pay one half of all registration and filing fees and expenses due in connection with the Registration Statement. The Company shall furnish all information concerning the Company as Novus may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Novus and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Novus shall use commercially reasonable efforts to take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Novus Class A Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Novus shall mail the Registration Statement on Form S-4 and the Proxy Statement to its stockholders. Each of Novus and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Novus and the Company each shall use their reasonable best efforts to (x) cause the Proxy Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement.  As promptly as practicable following the clearance of the Proxy Statement by the SEC, Novus shall mail the Proxy Statement to its stockholders.  Each of Novus and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b)No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Novus or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Novus and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Novus Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Novus and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c)Novus represents that the information supplied by Novus for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Novus, (iii) the time of the Novus Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Novus or Merger Sub, or their respective officers or directors, should be discovered by Novus which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Novus shall promptly inform the Company. All documents that Novus is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Novus, (iii) the time of Novus’ Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Group Member, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Novus. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02Novus Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a)Novus shall call and hold the Novus Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Novus Proposals, and Novus shall use its reasonable best efforts to hold the Novus Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Novus may postpone or adjourn the Novus Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Novus Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Novus Proposals or otherwise take actions consistent with Novus’s obligations pursuant to Section 7.10 of this Agreement.  Novus shall use its reasonable best efforts to obtain the approval of the Novus Proposals at the Novus Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Novus Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.  The Novus Board shall recommend to its stockholders that they approve the Novus Proposals and shall include such recommendation in the Proxy Statement.

(b)Promptly following the execution of this Agreement, Novus shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

SECTION 7.03Company Stockholders’ Written Consent.  Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to Novus, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective and deliver a copy of the Written Consent to Novus and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock and Company Preferred Stock for the purpose of voting solely upon the adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

SECTION 7.04Access to Information; Confidentiality.

(a)From the date of this Agreement until the Effective Time, the Company and Novus shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.15(b).  Notwithstanding the foregoing, neither the Company nor Novus shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated February 2021 (the “Confidentiality Agreement”), between Novus and the Company.

(c)Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05Exclusivity.

(a)From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Novus, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions, (ii) any purchase of shares of Novus Common Stock in any Private Placement, or (iii) any issue of shares of Company Preferred Stock or Company Common Stock or any Company Series C Interim Preferred Stock or indebtedness or other securities convertible into or exercisable for any such Company Preferred Stock or Company Common Stock permitted without the consent of Novus in accordance with Section 6.01(b), including in any Company Permitted Interim Financing (a “Company Business Combination Proposal”) other than with Novus, its stockholders and their respective affiliates and Representatives or the PIPE Investors with respect to the Private Placement; provided that the foregoing shall not apply to, or restrict the Company from soliciting, structuring, entering into or consummating a Company Permitted Interim Financing.

(b)After the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, Novus shall not, nor shall Novus permit any of its controlled affiliates or Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Novus, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Novus Organizational Documents), in each case, other than the Transactions (a “Novus Business Combination Proposal”). In addition, Novus shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Novus Business Combination Proposal.

SECTION 7.06Employee Benefits Matters.

(a)The parties shall cooperate to establish an equity incentive award plan that will allow the parties to effectuate the actions set forth in Section 3.01(b)(iv), which may include Novus assuming the Company Equity Plans or establishing a new equity incentive plan pursuant to which it may issue substitution awards. Novus, Merger Sub and the Company shall cooperate to take all actions necessary for the adoption of the Company Equity Plans to take place prior to the Effective Time.

(b)The Company shall cause all notices to be timely provided to each recipient of a Company Award under a Company Equity Plan as required by the applicable Company Equity Plan.

(c)Novus shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and any Company Subsidiary who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with any Company Group Member; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  In addition, subject to the terms of all governing documents, Novus shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.  Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d)The Company shall cause all outstanding loans to persons who will be a director or executive officer following the Closing, to be repaid in full prior the Closing.

(e)The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits.  Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Novus, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.07Adoption of Equity Plan.  Prior to the effectiveness of the Proxy Statement and Registration Statement, Novus will adopt a customary equity incentive plan, which is reasonably acceptable to the Company. All awards under these plans shall be reserved for prior to Closing, provided, however, that the approval and actual issuance shall take place immediately following Closing.

SECTION 7.08Directors’ and Officers’ Indemnification.

(a)The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.  From and after the Effective Time, Novus agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Group Organizational Documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)Prior to the Effective Time, Novus shall or shall cause Merger Sub to, purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s, Novus’ and Merger Sub’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company, Novus and Merger Sub, as applicable.

(c)The Company shall obtain directors’ and officers’ liability insurance and Side A coverage, which shall include the acts or omissions of Novus’ officers and directors prior to the Closing (including with respect to the Transactions), in an amount of at least $10,000,000 of coverage to be bound at the Effective Time (the “D&O Policy”).

(d)On the Closing Date, Novus shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Novus with the post-Closing directors and officers of Novus, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.09Notification of Certain Matters.  The Company shall give prompt notice to Novus, and Novus shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.10Further Action; Reasonable Best Efforts.

(a)Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger.  In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions.  No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference.  Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.  Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby.  No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)Notwithstanding the generality of the foregoing, Novus shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, and the Company shall cooperate with Novus in such efforts.  Novus shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 8.01(g) to fail.

SECTION 7.11Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Novus and the Company.  Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NYSE, each of Novus and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party.  Furthermore, nothing contained in this Section 7.11 shall prevent Novus or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.  Neither party shall provide statements or give interviews of any description without the prior consent of the other party.

SECTION 7.12Stock Exchange Listing.  Novus will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the NYSE at Closing.  Novus and the Company shall each pay one half of all filing fees and expenses due in connection with any such listing. During the period from the date hereof until the Closing, Novus shall use its reasonable best efforts to keep the Novus Class A Common Stock and Novus Warrants listed for trading on the NYSE.

SECTION 7.13Antitrust.

(a)To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Novus each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. Novus and the Company shall each pay one half of all administrative filing fees and expenses due in connection with any such required filing. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)Novus and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c)No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person.  The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14Trust Account.  As of the Effective Time, the obligations of Novus to dissolve or liquidate within a specified time period as contained in Novus’s Certificate of Incorporation will be terminated and Novus shall have no obligation whatsoever to dissolve and liquidate the assets of Novus by reason of the consummation of the Merger or otherwise, and no stockholder of Novus shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Novus shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Novus (to be held as available cash on the balance sheet of Novus, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.15Tax Matters.

(a)After the Closing, each of Novus, Merger Sub, the Company and their respective affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Novus for the taxable year that includes the Merger), and (B) except to the extent otherwise required by a “determination” as such term is used in

Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)Each of Novus, Merger Sub, and the Company and their respective affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.  Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Merger to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Merger may not qualify for the Intended Tax-Free Treatment; and (iii) in the event either Novus or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.  Notwithstanding anything in this Agreement to the contrary, no party shall be required to undertake any of the following in order to cause the Merger to qualify for the Intended Tax-Free Treatment: (x) modify the Per Share Merger Consideration; or (y) surrender, undermine or alter any of its other economic or legal rights pursuant to this Agreement to an extent that materially and adversely affects the benefits intended to be conferred upon Novus and its shareholders, initial stockholders, or any Affiliates thereof (as contemplated by this Agreement prior to giving effect to any surrendering, undermining or alteration of such rights).

(c)For U.S. federal income Tax purposes, each of Novus, the Company and their respective affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Merger within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d)For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreement; (ii) is aware of the Tax consequences of the Transactions; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement (including pursuant to Section 7.15(b)), is not relying upon any representation or warranty from any party in determining the Tax treatment of the Transactions.

(e)Each of Novus, Merger Sub, the Company and their respective affiliates and Representatives shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes.  Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Novus, Merger Sub, the Company and their respective affiliates and Representatives shall retain all books and records with respect to Tax matters pertinent to the Company Group relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(f)All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Company, and the parties to this Agreement will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

SECTION 7.16Directors.  Novus shall take all necessary action so that immediately after the Effective Time, the board of directors of Novus is comprised of the individuals designated on Exhibit G.

SECTION 7.17Novus Expense Limitation.  Novus agrees that its liability for fees and expenses of its and Merger Sub’s advisors in connection with the Transactions shall not exceed Fifteen Million Dollars ($15,000,000); provided, however, that such $15,000,000 shall exclude any (i) deferred underwriting fees and (ii) any fees and expenses relating to the Private Placement.

SECTION 7.18Company Financial Statements. The Company shall deliver to Novus such financial statements reviewed in accordance with PCAOB accounting standards, necessary for the filing of the Registration Statement (“Financial Statements”) within 15 days of the date of this Agreement.

SECTION 7.19IP Assignments. On or prior to the Closing, the Company shall deliver any assignments necessary to transfer to the Company any Intellectual Property that should be Company IP, as Novus requests.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01Conditions to the Obligations of Each Party.  The obligations of the Company, Novus and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)Company Stockholder Approval.  The Company Stockholder Approval shall have been delivered to Novus.

(b)Novus Stockholders’ Approval.  The Novus Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Novus in accordance with the Proxy Statement, the DGCL, the Novus Organizational Documents and the rules and regulations of the NYSE.

(c)Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d)No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e)HSR.  All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)Consents.  All consents, approvals and authorizations set forth on Section 8.01(f) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(g)PIPE Closing.  The sale and issuance by Novus of Novus Common Stock in an aggregate amount at least equal to the Minimum PIPE Commitments shall have been consummated in accordance with the terms of the Subscription Agreements.

(h)Stock Exchange Listing.  The shares of Novus Class A Common Stock shall be listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

SECTION 8.02Conditions to the Obligations of Novus and Merger Sub.  The obligations of Novus and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties.  The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 4.04 and Section 4.25 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except, in the case of Section 4.03(c), to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement) (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time  as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Novus, Merger Sub or their affiliates and (iv) the other provisions of ARTICLE IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)Officer Certificate.  The Company shall have delivered to Novus a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)Resignation.  Other than those persons identified as continuing directors on Exhibit G, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f)Registration Rights Agreement; Sponsor Restricted Stock Agreement.  All parties to the Registration Rights Agreement, and the Sponsor Restricted Stock Agreement (other than Novus and the Novus stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Registration Rights Agreement, and the Sponsor Restricted Stock Agreement, duly executed by all such parties.

(g)Lock-Up Agreements.  All parties to the Lock-Up Agreements shall have delivered, or cause to be delivered, to Novus copies of the Lock-Up Agreements duly executed by all such parties.

(h)FIRPTA Tax Certificates.  The Company shall deliver to Novus in a form reasonably acceptable to Novus, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Novus with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i)PIPE Closing.  The sale and issuance by Novus of Novus Common Stock in an aggregate amount at least equal to the Minimum PIPE Commitments shall have been consummated in accordance with the terms of the Subscription Agreements.

(j)Insurance Matters.  The Company shall have paid in full the D&O Policy and shall have provided Novus with the D&O Policy insurance binder.

(k)Minimum Cash.  As of the Closing, after consummation of the Private Placements and after distribution of the Trust Fund pursuant to Section 7.14, deducting all amounts to be paid pursuant to the exercise of Redemption Rights, Novus shall have cash on hand equal to or in excess of $170,000,000 (for the avoidance of doubt, such cash shall be determined prior to the payment of any transaction fees, costs and expenses paid or required to be paid by Novus prior to Closing and the payment of such fees, costs and expenses shall be paid or payable out of such cash on hand).

(l)Officer Loans.  All loans between the Company and any person who shall serve as a director or officer of Novus post-Closing shall have been paid off in full prior to the Closing.

SECTION 8.03Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)Representations and Warranties.  The representations and warranties of Novus and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Novus, Merger Sub or their affiliates and (iv) the other provisions of ARTICLE V shall be true and correct in all respects (without giving effect to any “materiality,” “Novus Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Novus Material Adverse Effect.

(b)Agreements and Covenants. Novus and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)Officer Certificate.  Novus shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Novus, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)Material Adverse Effect. No Novus Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)Registration Rights Agreement; Sponsor Restricted Stock Agreement.  All parties to the Registration Rights Agreement,  and the Sponsor Restricted Stock Agreement (other than the Company and the Company stockholders party thereto, if applicable) shall have delivered, or cause to be delivered, to the Company copies of the Registration Rights Agreement and the Sponsor Restricted Stock Agreement, duly executed by all such parties.

(f)Trust Fund. Novus shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Novus immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Novus in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of Novus’s fees and expenses incurred in connection with this Agreement and the Transactions.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Novus, as follows:

(a)by mutual written consent of Novus and the Company; or

(b)by either Novus or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)by either Novus or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d)by either Novus or the Company if any of the Novus Proposals shall fail to receive the requisite vote for approval at the Novus Stockholders’ Meeting; or

(e)by Novus if the Company shall have failed to deliver the Written Consent to Novus within ten (10) days of the registration statement becoming effective; or

(f)by Novus upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Novus has not waived such Terminating Company Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Novus may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Novus to the Company; or

(g)by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Novus and Merger Sub set forth in this Agreement, or if any representation or warranty of Novus and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Novus Breach”); provided that the Company has not waived such Terminating Novus Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Novus.

(h)By Novus if the Financial Statements shall not have been delivered to Novus by the Company on or before not later than 15 days from the date hereof.

SECTION 9.02Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03Expenses.  Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.  For avoidance of doubt, all filing, registration and listing fees and expenses shall be paid one half by each of the parties hereto.

SECTION 9.04Amendment.  This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.

SECTION 9.05Waiver.  At any time prior to the Effective Time, (i) Novus may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Novus or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Novus or Merger Sub contained herein or in any document delivered by Novus and/or Merger pursuant hereto and (c) waive compliance with any agreement of Novus or Merger Sub or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Novus or Merger Sub:

Novus Capital Corporation
8556 Oakmont Lane

Indianapolis, IN 4626
Attention: Larry M. Paulson, Chairman and, Robert J. Laikin, CEO
Email: larrympaulson@gmail.com; robertjlaikin@gmail.com

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10019

Attention: Robert J. Mittman and Kathleen Cunningham
Email: rmittman@blankrome.com, kcunningham@blankrome.com

if to the Company:

Energy Vault, Inc.
130 West Union Street

Pasadena, CA 91103

Attention: Robert Piconi
Email: rob@energyvault.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Bush Plaza, 12th Floor
San Francisco, CA 94104
Attention: Michael H. Irvine
Email: mirvine@gunder.com

SECTION 10.02Nonsurvival of Representations, Warranties and Covenants.  None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04Entire Agreement; Assignment.  This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.  The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09Counterparts.  This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10Specific Performance.

(a)The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(b)The parties further agree that the Company would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Subscription Agreements do not perform their obligations under the provisions of such Subscription Agreements (including failing to take such actions as are required of them thereunder to consummate the Private Placement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) if the parties to the Subscription Agreements do not perform their obligations under the provisions of the Subscription Agreements, then (1) the Company shall have the right to either (at the Company’s election) (I) on behalf of Novus, seek an injunction, specific performance, or other equitable relief, to prevent breaches of such Subscription Agreements and to enforce specifically the terms and provisions thereof, without proof of damages or (II) seek an injunction, specific performance, or other equitable relief, to cause Novus to prevent breaches of the Subscription Agreements and to cause Novus to enforce specifically the terms and provisions thereof, without proof of damages, in each case of the foregoing clauses (I) and (II), prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which it is entitled under this Agreement, and (2) Novus shall not object or otherwise oppose any Action pursuant to which the Company is exercising its rights pursuant to the foregoing clause (1), and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement.

(c)Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

SECTION 10.11No Recourse.  All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11.  No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature Page Follows.]

IN WITNESS WHEREOF, Novus, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOVUS CAPITAL CORPORATION II

By	/s/ Robert J. Laikin
Name:	Robert J. Laikin
Title:	CEO

NCCII MERGER CORP.

By	/s/ Robert J. Laikin
Name:	Robert J. Laikin
Title:	CEO

ENERGY VAULT, INC.

By	/s/ Robert Piconi
Name:	Robert Piconi
Title:	Co-Founder and Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A

Form of Amended and Restated Registration Rights Agreement

[Attached]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of __, 2021 (the “Effective Date”) by and among Novus Capital Corporation II, a Delaware corporation (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, NCCII Merger Corp., a Delaware corporation and Energy Vault, Inc., a Delaware corporation (“Energy Vault”) are party to that certain Business Combination Agreement and Plan of Reorganization dated as [__] __, 2021 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Energy Vault, with Energy Vault surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of February 3, 2021 (the “Prior Agreement”);

WHEREAS, certain of the Holders currently hold an aggregate of [___] shares of the Company’s Class B common stock, par value $0.0001 per share, which upon consummation of the Merger will be converted to an equal number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Business Day” means any day other than a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall mean the Demanding New Holders and/or Demanding Original Holders, as the case may be.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” shall have the meaning given in subsection 2.1.1.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or, in the case of a Prospectus, an untrue statement of material fact or an omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“New Holders” shall have the meaning given in the Recitals hereto.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Original Holders” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Warrants” means Warrants of the Company purchased by certain of the Original Holders at the time of the Company’s initial public offering.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Original Holder as of the date of this Agreement, (b) any of the Business Combination Shares held by the New Holders as of the date of this Agreement, (c) any of the Private Warrants and any shares of Common Stock issuable upon the exercise thereof, and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (A) a Registration Statement with respect to the offer or sale of such securities shall have become effective under the Securities Act; (B) such security shall have been otherwise transferred by a Holder, a new certificate or book-entry for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (C) such security shall have ceased to be outstanding; (D) such security may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions, limitations or conditions) or (E) such security has been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company, including the cost of rendering any opinion or negative assurance letter;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the cost of rendering any comfort letter; and

(F) reasonable fees and expenses of one (1) legal counsel for all holders of registrable securities to be registered for offer and sale in the applicable Registration, selected by (i) holders of the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) holders of the majority-in-interest of Original Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, or (iii) holders of the majority-in-interest of New Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, and (iv) Robert J. Laikin and Larry M. Paulson on behalf of the Original Holders in the case of a Resale Shelf Registration Statement; provided, however, that such reimbursable fees and expenses shall not exceed $50,000, per Registration Statement.

“Registration Statement” shall mean any registration statement (including a registration statement filed pursuant to Rule 462(b) of the Securities Act) that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Sponsor Restricted Stock Agreement” shall mean that certain Sponsor Restricted Stock Agreement, by and among the Company, the stockholders of the Company identified therein and Energy Vault, dated as of [•], 2021.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1      Demand Registration.

2.1.1            Request for Registration.  Subject to the provisions of Subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is 90 days prior to the final expiration (the “Expiration Date”) of the lock-up provisions set forth in the Lock-up Agreement between the Company and the New Holders or the Original Holders being entered into as of the Effective Date, (i) New Holders holding at least 20% of the then-outstanding number of Registrable Securities held by all New

Holders (such New Holders, the “Demanding New Holders”) or (ii) Original Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Original Holders (such Original Holders, the “Demanding Original Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (“Form S-3”) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount, not to be less than $25 million, and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”).  The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company.  Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file the form, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, and in no case prior to the Expiration Date, for the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration.  Under no circumstances shall the Company be obligated to effect more than an aggregate of (i) two (2) Registrations pursuant to a Demand Registration on behalf of the Demanding Original Holders and (ii) two (2) Registrations pursuant to a Demand Registration on behalf of the Demanding New Holders under this subsection 2.1.1.

2.1.2            Effective Registration.  Notwithstanding the provisions of Subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (y) such stop order or injunction is removed, rescinded or otherwise terminated, and (z) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3            Underwritten Offering.  Subject to the provisions of Subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company with approval from the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4            Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the

Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5            Demand Registration Withdrawal.  A majority-in-interest of the Demanding New Holders, in the case of a Registration under subsection 2.1.1 initiated by the New Holders, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration.  If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2      Piggyback Registration.

2.2.1            Piggyback Rights.  If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) on Form S-4 filed in connection with the Business Combination or (vi) filed pursuant to Section 2.3 hereof, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities then outstanding as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”).  The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2            Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3            Piggyback Registration Withdrawal.  Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration.  The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights.  For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3      Resale Shelf Registration Rights

2.3.1            Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than the later of (i) thirty (30) calendar days following the closing of the Business Combination and (ii) twenty (20) Business Days following the closing of the Business Combination, a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-1. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the  Registration Statement) following the closing of the Business Combination and (ii) the tenth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the restrictions provided in the Sponsor Restricted Stock Agreement and the Lock-up Agreement between the Company and the relevant Holders, each being entered into as of the date hereof), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders. Promptly following the date upon which the Company becomes eligible to use a Registration Statement on Form S-3, the Company shall file a post-effective amendment on Form S-3 to the Resale Shelf Registration Statement (an “S-3 Conversion”).

2.3.2            Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.3.3            Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3  and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.3.4            Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced in order to include first, the number of shares of Common Stock included in the Resale Shelf Registration Statement that are held by PIPE Investors (as defined in the Business Combination Agreement), and second, the Registrable Securities under this Agreement, on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.5            Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

Section 2.4      Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement.  In such event, the Company shall have the right to defer a filing pursuant to Section 2.1 for the shortest period of time determined in good faith by the Company to be necessary for such purpose, but in any event no longer than a period of more than thirty (30) days.

ARTICLE III

COMPANY PROCEDURES

Section 3.1      General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4            prior to any public offering of Registrable Securities, use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9            at least five (5) days prior to the filing of any Registration Statement or Prospectus, furnish a copy thereof to counsel for the sellers of such Registrable Securities;

3.1.10          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11          permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to such managing Underwriter;

3.1.13          on the date the Registrable Securities are delivered for sale pursuant to an Underwritten Registration, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Underwritten Registration, addressed to the Underwriters covering such legal matters with respect to the Underwritten Registration in respect of which such opinion is being given as the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such managing Underwriter;

3.1.14            in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16            if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $100,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2      Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company.  It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of one legal counsel representing the Holders not to exceed $50,000 per Registration.

Section 3.3      Requirements for Participation in Underwritten Offerings.  No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person

(i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4      Suspension of Sales.  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the filing or effectiveness of a Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any Misstatement, the Holders agree that (i) they will immediately discontinue offers and sales of the Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Holders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the Misstatements referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) they will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena.  If so directed by the Company, the Holders will deliver to the Company or, in each Holder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5      Reporting Obligations.  As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings.  The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.  Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6      Limitations on Registration Rights. From and after the date of this Agreement, other than the registration rights granted in subscription agreements with the PIPE Investors (as defined in the Business Combination Agreement), the Company shall not, without the prior written consent of holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders herein.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1      Indemnification

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any actual or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any actual or alleged Misstatement, but only to the extent that such actual or alleged Misstatement is made in reliance on and in conformity with any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.  The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 hereof from the indemnifying party is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any actual or alleged Misstatement, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability.  The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

GENERAL PROVISIONS

Section 5.1            Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 5.2           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by confirmation from the recipient of such notice or communication), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 5.3           Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer, assignment or delegation made other than as provided in this Section 5.3 shall be null and void.

Section 5.4           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties (including by electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 5.5           Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by (i)  the Company, (ii) holders of a majority of the Registrable Securities held by the Original Holders at such time, and (iii) holders of  a majority of the Registrable Securities held by the New Holders at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 5.6           Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 5.7           Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.8           Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Section 5.9Term. This Agreement shall terminate upon the earlier of (i) the fifth (5th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article 4 shall survive any termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

NOVUS CAPITAL CORPORATION II

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

HOLDER:

SCHEDULE A

ORIGINAL HOLDERS:

NEW HOLDERS:

[To come – Energy Vault Holders]

EXHIBIT B

Form of Lock-Up Agreement

[Attached]

, 2021

Novus Capital Corporation

8556 Oakmont Lane

Indianapolis, IN 46260

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement and Plan of Reorganization (the “BCA”) entered into by and among Novus Capital Corporation II, a Delaware corporation (the “Company”), NCCII Merger Corp., a Delaware corporation (“Merger Sub”) and Energy Vault, Inc., a Delaware corporation (“EV”), pursuant to which, among other things, Merger Sub will be merged with and into EV on the date hereof (the “Merger”), with EV surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1.

Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the Board of Directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 365 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below in respect of 50% of the Lock-up Shares; provided, however, that if any party who enters into a letter agreement relating to the subject matter hereof as contemplated by the BCA (each, a “Lock-Up Stockholder”) on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), the less restrictive terms and conditions in such letter agreement with such Lock-Up Stockholder shall apply to the Securityholder.

2.	The restrictions set forth in paragraph 1 shall not apply to:
(i)

in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution or transfer to direct or indirect members, general partners, limited partners or shareholders of the undersigned, or each of their employees or officers;

(ii)

in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)

in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, Transfers to a beneficiary of the trust or to the estate of a beneficiary of such trust;
(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(viii)

Transfers of any shares of Common Stock or other securities acquired as part of the Private Placements with PIPE Investors (each as defined in the BCA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements with PIPE Investors;

(ix)	Transfers of shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger
(x)

the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards or restricted stock unit awards of Common Stock, it being understood that all such shares of Common Stock received by the undersigned upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period, and (x) any related transfer of shares of Common Stock to the Company in connection therewith (1) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (2) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or restricted stock unit awards, or as a result of the vesting of such shares of Common Stock; (y) solely with respect to shares of Common Stock underlying the restricted stock units set forth on Schedule A hereto, any related sale of shares of Common Stock solely to cover the tax withholding liability related to such vesting of restricted stock unit awards through a broker in accordance with the terms of the applicable equity incentive plan or arrangement approved by the Company’s Board of Directors;

(xi)

Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)

the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act (as may be amended from time to time), provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)

transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property;

(xiv)

transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(xv)

the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any Common Stock of the Company in connection with a bona fide loan transaction provided that the Lock-Up Shares transferred in connection with enforcement of such loan transaction remain subject to the terms of this letter and any lender transferee agrees in writing to be bound by the restrictions set forth herein.

provided, however, that (A) in the case of clauses (i) through (vii) and clause (xiii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this agreement, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended; and

provided, further, that with respect to the Securityholders which were securityholders of Novus prior to the closing date of the Merger, the Lock-up Shares shall only include those shares of Common Stock that were purchased or acquired by the Securityholder as part of the initial 6,468,750 founders shares of the Company (after giving effect to the forfeiture of 718,750 founder shares), 5,166,666 warrants held by the Securityholders (the “Founder Warrants”) and the shares of Common Stock issuable upon the exercise of the Founder Warrants, the number of which is set forth on the signature page hereto.

3.

With respect to 50% of the Lock-up Shares (half of which may be Restricted Shares, as defined in the Sponsor Restricted Stock Agreement by and among the Company, stockholders of the Company identified therein and EV) (the “Early Release Shares”), the Lock-Up Period shall terminate upon 180 days after the closing date of the Merger. With respect to the shares held by the undersigned that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger. With respect to the Founder Warrants and the shares of Common Stock issuable upon exercise of the Founder Warrants, the Lock-Up Period shall terminate 180 days after the closing date of the Merger.

4.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) the undersigned  Securityholder, (ii) the Company and (iii) the Novus’s designee to the Board of Directors of the Company listed on Exhibit H to the BCA or, if such person is not serving as a Director of the Company, Robert J. Laikin or Larry Paulson.

6.

No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

7.

This letter shall only be binding upon the undersigned if all individuals who are officers and directors of EV, immediately prior to the effective time of the merger and holders of at least one percent (1%) or more of the aggregate capital stock of EV outstanding immediately prior to the effective time (together with the officers and directors of EV as of immediately prior to the effective time of the merger, the “EV Release Parties”) enter into letters with substantially identical terms and such agreements remain in full force and effect for the same duration as this letter (or any obligations are released on a pro rata basis as between all signatories of such letters).  In the event that a release is granted to any such EV Release Party, who is a party to a lock-up agreement relating to the restrictions set forth above, a number of shares of Common Stock held by the undersigned shall be immediately, fully and irrevocably released in the same manner and on the same terms from any remaining restrictions set forth above on a pro rata basis (calculated based on the percentage of ownership held by the EV Release Party of capital stock of EV outstanding as of immediately prior to the effective time of the merger and, for the avoidance of doubt, without regard to shares sold in the Private Placements to the PIPE Investors)  and the Company shall notify the undersigned of any such requested release within two (2) business days of such granted request. Notwithstanding the foregoing, the provisions of the previous sentence will not apply in the case of any secondary underwritten public offering of shares of Common Stock (including a secondary underwritten public offering with a primary component).

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.	This Letter Agreement shall terminate upon the earlier to occur of (i) the termination of the Lock-up Period, as provided herein, and (ii) the termination of the BCA.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

If stockholder is an individual:

Signature:
Print Name:

If stockholder is an entity:
Name of Stockholder:

Signature:
Name:
Title:
[Number of Lock-up Shares: ]

[Signature Page to Lock-Up Agreement]

EXHIBIT C

Sponsor Support Agreement

[Attached]

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of  September 8, 2021 (this “Agreement”), is entered into by and among Novus Capital Corporation II, a Delaware corporation (“Novus”), Energy Vault, Inc., a Delaware corporation (the “Company”), and certain Persons whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”), in each case, solely in such Stockholder’s capacity as a Stockholder (and not in any other capacity).

WHEREAS, Novus, NCCII Merger Corp., a Delaware corporation and wholly owned subsidiary of Novus (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement a copy of which has been made available to the Stockholders (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus; and

WHEREAS, as of the date hereof, each Stockholder owns of record and/or beneficially the number of shares of Novus Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Novus Common Stock and any shares of Novus Common Stock of which ownership of record or the power to vote or dispose is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”; provided however with respect to NCCII Co-Invest LLC, the term “Shares” shall mean only the shares of Novus Class B Common Stock held by such holder.)

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.Agreement to Vote. Each Stockholder, by this Agreement, with respect to his, her or its Shares, severally and not jointly, (unless this Agreement shall have been terminated in accordance with Section 9) hereby agrees to vote (or cause to be voted), in person or by proxy,  at any meeting of the stockholders of Novus, all of such Stockholder’s Shares held by such Stockholder at such time (a) in favor of (1) the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, (2) the approval of the issuance of Novus Common Stock as contemplated by the BCA and the Subscription Agreements, (3) the approval and adoption of the second amended and restated Certificate of Incorporation of the Surviving Corporation as set forth on Exhibit E of the BCA, (4) the approval and adoption of an equity incentive plan, as set forth in Section 7.01 and Section 7.07 of the BCA, and (5) any other action, proposal that the Company and Novus deem necessary to effect the Transactions (collectively, the “Novus Proposals”) and (b) against any action, agreement or transaction or proposal that would reasonably be expected to result in the failure of the Transactions from being consummated. Each Stockholder acknowledges that a copy of the BCA has been made available to such Stockholder.

2.Redemption. Unless this Agreement shall have been terminated in accordance with Section 9, each Stockholder, severally and not jointly, hereby agrees that such Stockholder shall waive any and all Redemption Rights with respect to the Novus Proposals and shall not elect to cause Novus to redeem any Shares beneficially owned or owned of record by such Stockholder in connection with the Novus Proposals. Each Stockholder hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account with respect to the shares of Novus Common Stock owned by the Stockholder.

3.Transfer of Shares. Unless this Agreement shall have been terminated in accordance with Section 9, each Stockholder, severally and not jointly, agrees that it shall not (a) sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except to another stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, except as permitted in clause (a) of this Section 3; provided, that the foregoing shall not prohibit the transfer of the Shares to (i) if Stockholder is an individual (A) to any affiliate of such Stockholder, member of such Stockholder’s immediate family, or to a trust for the direct or indirect benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (B) as a bona fide gift to any charitable organization or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; or (ii) if Stockholder is an entity, any equityholder, partner, member, or affiliate of Stockholder, or any investment fund or other entity controlling, controlled by, managed by or under common control with the Stockholder or affiliates of the Stockholder, but only if, in the case of clause (i) and (ii), such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4.Exclusivity. Unless this Agreement shall have been terminated in accordance with Section 9, each Stockholder, severally and not jointly, agrees not to, and shall cause its Representatives not to, directly or indirectly, solicit, initiate, continue, or engage in any discussions or negotiations with, or enter into any agreement with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or commence due diligence with respect to, or otherwise cooperate in any way, with any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning, relating to, or which is intended or is reasonably likely to give rise to or result in, a Novus Business Combination Proposal, as such term is defined in the BCA. Each Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Novus Business Combination Proposal (other than the transactions contemplated by the BCA) to the extent required by the BCA.

5.Entry into Closing Agreements.  Each Stockholder is delivering, simultaneously herewith, a Stockholder Rights Agreement with Novus, the Company and the stockholders of the Company.  Unless this Agreement shall have been terminated in accordance with Section 9, each Stockholder, severally and not jointly, agrees that such Stockholder shall execute and deliver to Novus a copy of each of the Sponsor Restricted Stock Agreement and the Amended and Restated Registration Rights Agreement (each in substantially the form attached to the BCA) at Closing.

6.Loans and Advances.  Each Stockholder waives any rights under any contract or arrangement with Novus to convert all or any portion of any amounts loaned or advanced to Novus or its subsidiaries at any time prior to or at the Closing into warrants to purchase shares of Novus Common Stock.

7.Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to Novus as follows:

(a)The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or Governmental Authority, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents or any agreement (including any voting agreement or letter agreement with Novus) to which such Stockholder is a party.

(b)As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to, and/or owns beneficially, the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any Liens of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws,  (iii) the Novus Organizational Documents and (iv) the Insider Letter Agreement, as defined below, to vote in accordance with this Agreement and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c)Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

(d)As of the date hereof, there are no outstanding loans or advances from such Stockholder or their respective Affiliates to Novus or its subsidiaries.

8.Restricted Share Legend.

(a)Each Stockholder agrees that the Shares shall be subject to the restrictions set forth herein, including as set forth in Section 3.

(b)Each Stockholder agrees that, in connection with the Transactions, the Shares, the Restricted Shares (as defined in the Sponsor Restricted Stock Agreement) and certain shares of the Novus Common Stock subject to lock-up restrictions pursuant to the Lock-Up Agreement (the “Lock-Up Shares” and together with the Shares and the Restricted Shares, the “Restricted Sponsor Shares”) shall, concurrently with the Closing, have the Legend (as defined below) affixed to them as set forth in this Section 8. The restrictions set forth pursuant to Section 3 above, the Sponsor Restricted Stock Agreement, and the Lock-Up Agreement are collectively referred to as the “Transfer Restrictions”).  Each Stockholder acknowledges and agrees that the Restricted Sponsor

Shares shall be subject to the Transfer Restrictions until such Transfer Restrictions expire in accordance with the terms of this Agreement, the Lock-Up Agreement, and/or the Sponsor Restricted Stock Agreement, as applicable, respectively.

(c)Legends.  The books and records of Novus evidencing the Restricted Sponsor Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR RESTRICTED STOCK AGREEMENT, DATED AS OF [•], 2021, THE LOCK-UP AGREEMENT, DATED AS OF [•], 2021 AND THE SPONSOR SUPPORT AGREEMENT DATED AS OF September [•], 2021, BY AND AMONG NOVUS CAPITAL CORPORATION II AND THE OTHER PARTIES THERETO.

(d)Procedures Applicable to the Restricted Sponsor Shares.  As soon as practicable, and in any event within two (2) business days after the removal of the Transfer Restrictions in accordance with this Agreement, the Lock-Up Agreement and the Sponsor Restricted Stock Agreement, respectively, Novus shall remove, or cause to be removed, the Legend from the books and records of Novus evidencing the Restricted Sponsor Shares with respect to which such Transfer Restrictions have been removed and such shares shall no longer be subject to any of the terms of this Section 8.

9.Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms; and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 9 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination.  The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

10.Miscellaneous.

(a)Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 10(b)):

If to Novus, to it at:

Novus Capital Corporation

8556 Oakmont Lane

Indianapolis, IN 4626

Attention: Robert J. Laikin, Chairman and Larry M. Paulson, President & CEO

Email: robertjlaikin@gmail.com, larrympaulson@gmail.com

with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Robert J. Mittman and Kathleen Cunningham

Email: rmittman@blankrome.com; kcunningham@blankrome.com

if to the Company:

Energy Vault, Inc.

130 West Union Street

Pasadena, CA 91103

Attention: Robert Piconi, CEO

Email: rob@energyvault.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Bush Plaza, 12th Floor

San Francisco, CA 94104

Attention: Michael H. Irvine

Email: mirvine@gunder.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c)If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)This Agreement, together with the BCA, the Sponsor Restricted Stock Agreement and the Lock-Up Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the Letter Agreement (the “Insider Letter Agreement”) entered into in February 2021, between the Stockholders and Novus and  delivered to Novus and the Representative, as defined therein, to the extent any of the provisions hereof are inconsistent therewith, it being acknowledged that the Insider Letter Agreement will terminate by its terms upon the Effective Date and shall continue in full force and effect, unamended hereby upon the termination of this Agreement pursuant to Section 9 (b) or (c)  hereof.   Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Novus and (iii) the holders of a majority of the Shares. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of Novus and the Company.

(e)Except as set forth below, this Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Novus’ permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.  The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other contract between such Stockholder, on the one hand, and the Company or Novus, on the other hand.  The existence of any claim or cause of action by any such Stockholder against the Company or Novus shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder.  Nothing in this Agreement shall limit any of the rights or remedies of Novus or the Company under the BCA, or any of the rights or remedies of Novus or the Company or any of the obligations such Stockholder under any agreement between such Stockholder or the Company or any certificate or instrument executed by such Stockholder in favor of Novus or the Company; and nothing in the BCA or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of  the Company or any of the obligations of such Stockholder under this Agreement.

(f)The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

(g)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)At the request of Novus or the Company, in the case of any Stockholder, at the request of Novus, in the case of the Company, or at the request of the Company, in the case of Novus, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)This Agreement shall not be effective or binding upon any Stockholder until such time as the BCA is executed and delivered by the Company, Novus and Merger Sub.

(k)Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10(k).

(l)Stockholder signs this Agreement solely in Stockholder’s capacity as a holder of Shares of Novus, and not in Stockholder’s capacity as a director, officer or employee of Novus or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Novus in the exercise of his or her fiduciary duties as a director or officer of Novus or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Novus or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary, provided that nothing contained in this Section 10(l) shall obviate any of the Stockholder’s obligations under Sections 1, 2, 3, 5 and 6 of this Agreement.

(m)Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.  The word “or” shall be disjunctive but not exclusive.  References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.  All references to currency amounts in this Agreement shall mean United States dollars.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NOVUS CAPITAL CORPORATION II

By:	/s/ Robert J. Laikin
Name:	Robert J. Laikin
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ENERGY VAULT, INC.

By:	/s/ Robert Piconi
Name:	Robert Piconi
Title:	Co-Founder and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDERS:
RONALD J. SZNAIDER

By:	/s Ronald J. Sznaider

HEATHER GOODMAN AND DOUG RAETZ, TENANTS IN COMMON

By:	/s/ Heather Goodman
Heather Goodman

By:	/s/ Doug Raetz
Doug Raetz

V DONARGO LLC

By:	/s/ Vincent Donargo
Name:	Vincent Donargo
Title:	CFO

NCCII CO-INVEST LLC

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	Authorized Person

LARRY M PAULSON AND GRETCHEN V PAULSON FAMILY TRUST DATED SEPT 4, 2019, AND ANY AMENDMENTS THERETO

By:	/s/ Larry Paulson
Name:	Larry Paulson
Title:	CEO

NEW FRONTIER LLC

By:	/s/ Jeffrey Foster
Name:	Jeffrey Foster
Title:	Manager

ROBERT J. LAIKIN

By:	/s/ Robert J. Laikin
COOPER LAIKIN

By:	/s/ Cooper Laikin
HANNA LAIKIN

By:	/s/ Hanna Laikin

ZAK LAIKIN

By:	/s/ Zak Laikin

KNC I LLC

By:	Hersch Klaff
Name:	Hersch Klaff
Title: President of KRL Ltd, GP of Klaff Realty, LP

KNC II LLC

By:	Hersch Klaff
Name:	Hersch Klaff
Title:	President of KRL Ltd, GP of Klaff Realty, LP

NOVUS CAPITAL ASSOCIATES, LLC

By:	/s/ Robert J. Laikin
Name:	Robert J. Laikin
Title:	CEO

CLIFF VENTURES LLC

By:	/s/ Ryan Levy
Name:	Ryan Levy
Title:	Authorized Signer

EXHIBIT A

Name and Address of Stockholder	Number of Shares
Robert J. Laikin 8556 Oakmont Lane Indianapolis, IN 46260	800,000
Zak Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382
Hanna Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382
Cooper Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382
Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4 , 2019, and any amendments thereto PO Box 675133 Rancho Santa Fe, CA 92067	966,146
New Frontier LLC C/o Jeff Foster 517 Buckeye Trail West Lake Hills, TX 78746	966,146
Cliff Ventures LLC c/o Ryan Levy 1340 S Michigan Ave #104 Chicago, IL 60605	432,942
V Donargo LLC 2002 Stanhope Street Carmel, IN 46032	364,583
KNC I LLC 35 E Wacker Dr, Suite 2900 Chicago, IL 60601	1,082,357
KNC II LLC 35 E Wacker Dr, Suite 2900 Chicago, IL 60601	216,471
Ronald J. Sznaider 216 Radio Road River Falls, WI 54022	182,292
NCCII Co-Invest LLC 599 Lexington Ave, 25th Floor New York, NY 10022	607,639
Novus Capital Associates, LLC 8556 Oakmont Lane Indianapolis, IN 46260	1,111,111
Heather Goodman and Doug Raetz, Tenants in Common 3242 Divisadero Street San Francisco, CA 94123	291,667
Total:	7,187,500

EXHIBIT D

Form of Sponsor Restricted Stock Agreement

[Attached]

SPONSOR RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT, dated as of [·], 2021 (“Agreement”), by and among NOVUS CAPITAL CORPORATION II, a Delaware corporation (“Novus”), the stockholders of Novus listed on Exhibit A hereto (the “Stockholders”) and Energy Vault, Inc., a Delaware corporation (the “Company”).

WHEREAS, Novus was formed for the purpose of completing a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

WHEREAS, 7,187,500 shares of common stock of Novus, par value $0.0001 per share, (“Novus Common Stock”) are held by the Stockholders (the “Founders Shares”).

WHEREAS, reference is made to the Investment Management Agreement (“Investment Management Agreement”) between Novus and Continental Stock Transfer & Trust Company, a New York corporation, Novus’ transfer agent, as Trustee (“CST”) dated February 3, 2021 pursuant to which the Trustee holds the trust account consisting of $287,500,000 together with additional property as described in the Investment Management Trust Agreement (the “Trust Account”) for the benefit of Novus and its public stockholders.

WHEREAS, Novus, NCCII Merger Corp., a Delaware corporation and wholly owned subsidiary of Novus (“Merger Sub”), and the Company have entered into a business combination agreement and plan of reorganization (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus.

WHEREAS, the Stockholders are entering into this Agreement as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, including the Closing of the Merger.

WHEREAS, upon the Closing of the Merger, the Restricted Shares will be placed in escrow pursuant to an escrow agreement by and among Novus, the Stockholders and CST, as escrow agent (the “Escrow Agreement”).

WHEREAS, as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, Novus and the Stockholders have entered into a Stockholder Support Agreement, dated as of September 8, 2021 (the “Support Agreement”)] and are entering into a Sponsor Lock-Up Agreement, dated on or about the date hereof (the “Lock-Up Agreement”).

1.Forfeiture by of Founder Shares.  Novus and each Stockholder agree that effective upon the Closing, the Stockholders shall irrevocably and automatically forfeit and surrender to Novus for cancellation, for no additional consideration and without action on the part of any other person, an aggregate of 718,7501 Founder Shares (the “Forfeited Shares”).  The number of shares of Common Stock each Stockholder shall forfeit as Forfeiture Shares shall be determined on a pro rata basis, relative to the number of Founder Shares owned by each Stockholder immediately prior to the Closing, such that a number of Founder Shares held by each Stockholder equal to (i) the product of the aggregate number of Forfeited Shares and (ii) a fraction equal to the aggregate number of Founder Shares held by such Stockholder immediately prior to the Closing, divided by 7,187,500 as set forth on Exhibit A hereto shall be subject to the restrictions set forth in this Agreement.

2.Share Restriction. The Company, Novus and the Stockholders hereby agree that concurrently with the Closing, the Founders Shares (other than those Founders Shares forfeited pursuant to Section 2) shall be held in escrow pursuant to the Escrow Agreement and that Novus shall instruct CST that the Restricted Shares (as defined below) shall be subject to potential forfeiture until vested in accordance with Section 4 and the further restrictions on transfer set forth in this Agreement the Sponsor Support Agreement and the Lock-Up Agreement.

[1]	NTD: Calculated at 10% of the total Founders Shares

3.Restricted Shares.

3.1Novus and each Stockholder agree that the Aggregate Number of Restricted Shares shall be subject to the restrictions set forth in this Agreement (“Restricted Shares”). The number of Restricted Shares of each Stockholder shall be determined on a pro rata basis, relative to the number of Founders Shares owned by each Stockholder immediately prior to the Closing, such that a number of Founder Shares equal to (i) the product of the Aggregate Number of Restricted Shares and (ii) a fraction equal to the aggregate number of Founder Shares held by such Stockholder immediately prior to the Closing, divided by 7,187,500 as set forth on Exhibit A hereto shall be subject to the restrictions set forth in this Agreement. The Stockholders acknowledge that the Restricted Shares will be legended to reflect the transfer restrictions applicable to the Restricted Shares under this Agreement.

3.2The Aggregate Number of Restricted Shares shall be 4,851,562. The Founders Shares means the 7,187,500 shares of common stock of Novus held by the Stockholders.

3.3Legends.  The books and records of Novus evidencing the Restricted Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR RESTRICTED STOCK AGREEMENT, DATED AS OF [__________________], 2021, THE LOCK-UP AGREEMENT, DATED AS OF [__________________], 2021 AND THE STOCKHOLDER SUPPORT AGREEMENT DATED AS OF August [•], 2021, BY AND AMONG NOVUS CAPITAL CORPORATION II AND THE OTHER PARTIES THERETO.

4.Vesting and Forfeiture of Founder Shares.

4.1The Restricted Shares shall be subject to the transfer restrictions set forth herein until satisfaction of the following trigger events (each, a “Triggering Event”):

(a)808,594 Founders Shares (approximately 11.125% of the Founders Shares) shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) exceeds $12.50 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE (as defined in the Business Combination Agreement) through the thirty-six (36) month anniversary of the closing of the Merger (the “Closing Date”) or (y) Novus consummates a sale, merger, liquidation, exchange offer, transaction after the Merger (a “Subsequent Transaction”) which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation in good faith by the board of directors of Novus),

(b)808,594 Founders Shares (approximately 11.125% the Founders Shares shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six (36) month anniversary of the Closing Date or (y) Novus consummates a Subsequent Transaction which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, in good faith by the board of directors of Novus), and

(c)3,234,375 Founders Shares (approximately 66 2/3% of the 67.5% of the Founders Shares not subject to Section 2 or Section 4.1(a) or (b) above, (or 45.0% of the Founders Shares), shall be subject to forfeiture (the “Forfeiture Percentage”) proportionately with redemptions of cash from the Trust Account held by the Trustee in excess of $25,000,000. The Forfeiture Percentage shall be calculated by (1) dividing (A) the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 by (B) $287,500,000 and then (2) multiplying the quotient obtained in subsection (c)(1) by 45.0%. The Forfeiture Percentage shall be multiplied by the total Founders Shares held by each Stockholder as set forth on Exhibit A attached hereto to determine the number of Founders Shares forfeited by such Stockholder.

(d)For example, if holders of SPAC shares redeem 9,687,500 which reduces the cash in the SPAC Trust Account by $96.875 million ($25,000,000 plus 25% of $287,500,000), the Founders Shares would be treated as follows:

$71,875,000 = 25% the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 (based on $96,875,000 total redeemed from the Trust Account)

$71,875,000/$287,500,000 = 25% (45.0% of 75% of the Founders Shares impacted negatively by 25%, which is the Forfeiture Percentage).

45.0% of the Founders Shares would be reduced by the Forfeiture Percentage of 25% (i.e., 11.25% of the Founders Shares would be forfeited).

(e)The remaining 1,617,187 Founders Shares (approximately 22.5% of the Founders Shares are not subject to the vesting restrictions or forfeiture provisions set forth in Section 2 or Section 4.1, (a)-(c).

4.2Notwithstanding anything to the contrary, the Stockholders hereby agree that in the event that (i) the Trigger Event set forth in Section 4.1 (a) does not occur prior to the third (3rd) anniversary of the Closing Date (such period of time during which the Restricted Shares are subject to the transfer restrictions set forth herein, the “Restricted Period”), the number of Restricted Shares subject to forfeiture  pursuant to Section 4.1(a) shall be forfeited to Novus and canceled and no Stockholder shall have any rights with respect thereto and (ii) the Trigger Event set forth in Section 4.1 (b) does not occur prior to the third (3rd) anniversary of the Closing Date (such period of time during which the Restricted Shares are subject to the transfer restrictions set forth herein, the “Restricted Period”), the number of Restricted Shares subject to forfeiture  pursuant to Section 4.1(b) shall be forfeited to Novus and canceled and no Stockholder shall have any rights with respect thereto.

4.3As soon as practicable, and in any event within two (2) business days after the occurrence of a Triggering Event with respect to the applicable Restricted Shares as set forth in Section 3.1, Novus shall cause any legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement to be removed from such vested Restricted Shares. For the avoidance of doubt, to the extent then-applicable, such shares will remain subject to the restrictions set forth in the Lock-Up Agreement.

5.Rights of Stockholders in the Restricted Shares.

5.1Voting Rights as a Stockholder. Subject to the terms of the Support Agreement described in Section 4.1 hereof and except as herein provided, the Stockholders shall retain all of their rights as stockholders of Novus as long as any shares are held in escrow  pursuant to this Agreement, including, without limitation, the right to vote such shares.

5.2Dividends and Other Distributions in Respect of the Restricted Shares. For as long as any shares are Restricted Shares, all dividends payable in cash with respect to such Restricted Shares shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) (for the avoidance of doubt, excluding stock or other non-cash property issued pursuant to share splits, share capitalizations, reorganizations, recapitalizations and similar transactions) shall be set aside and not paid until the Restricted Shares have been vested and released to the Stockholder or, if the Restricted Shares are not vested and released in accordance with this Agreement, then all such distributions declared on such Restricted Shares shall be forfeited. As used herein, the term “Restricted Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

5.3Restrictions on Transfer. During the Restricted Period, each Stockholder, severally and not jointly, agrees that it shall not sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Restricted Shares or otherwise agree to do any of the foregoing, except to another stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof, deposit any Restricted Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Restricted Shares, except to such other stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof (including by executing a joinder agreeing to be bound by this Agreement); provided, that the foregoing shall not prohibit the transfer of the Restricted Shares to (i) if Stockholder is an individual (A) to any affiliate of such Stockholder, member of such Stockholder’s immediate family, or to a trust for the direct or indirect benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (B) as a bona fide gift to any charitable organization or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; or (ii) if Stockholder is an entity, any equityholder, partner, member, or affiliate of Stockholder, or any investment fund or other entity controlling, controlled by, managed by or under common control with the Stockholder or affiliates of the Stockholder, but only if, in the case of clause (i) and (ii), such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

6.Miscellaneous.

6.1Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

6.2Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

6.3Entire Agreement. This Agreement, together with the BCA, the Stockholder Support Agreement and the Lock-Up Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof.  Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Novus and (iii) the holders of a majority of the Founders Shares, or following the Closing, a majority of the Restricted Shares. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.4Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to Novus, prior to the Closing, to:

Novus Capital Corporation II
8556 Oakmont Lane
Indianapolis, Indiana 46260
Attention: Larry M. Paulson, Chairman and Robert J. Laikin, CEO
Email: larrympaulson@gmail.com; robertjlaikin@gmail.com

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Robert J. Mittman and Kathleen A. Cunningham
Email: rmittman@blankrome.com; kcunningham@blankrome.com

If to the Company or to Novus, following the Closing, to:

Energy Vault, Inc.

130 West Union Street

Pasadena, CA 91103
Attention: Robert Piconi, CEO
Email: rob@energyvault.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Bush Plaza, 12th Floor
San Francisco, CA 94104
Attention: Michael H. Irvine
Email: mirvine@gunder.com

If to a Stockholder, to his/her/its address set forth in Exhibit A.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.8Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

6.9Parties in Interest. Except as set forth below, this Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Novus’ permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.  The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other contract between such Stockholder, on the one hand, and the Company or Novus, on the other hand.  The existence of any claim or cause of action by any such Stockholder against the Company or Novus shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder.  Except as otherwise provided herein, nothing in this Agreement shall limit any of the rights or remedies of Novus or the Company under the BCA, or any of the rights or remedies of Novus or the Company or any of the obligations such Stockholder under any agreement between such Stockholder and  the Company or any certificate or instrument executed by such Stockholder in favor of Novus or the Company; and nothing in the BCA or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of such Stockholder under this Agreement.

6.10Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

6.11Further Assurances. At the request of Novus or the Company, in the case of any Stockholder, at the request of Novus, in the case of the Company, or at the request of the Company, in the case of Novus, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6.12Effectiveness. This Agreement shall not be effective or binding upon any Stockholder until such time as the BCA is executed and delivered by the Company, Novus and Merger Sub and, if there no Closing as defined in the BCA and the BCA is terminated, this Agreement shall terminate.

6.13Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.13.

6.14Stockholder Obligations. Each Stockholder signs this Agreement solely in Stockholder’s capacity as a holder of Shares of Novus, and not in Stockholder’s capacity as a director, officer or employee of Novus or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.

6.15Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.  The word “or” shall be disjunctive but not exclusive.  References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.  All references to currency amounts in this Agreement shall mean United States dollars.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

NOVUS CAPITAL CORPORATION II

By:
Name:
Title:

[Signature Page to Sponsor Restricted Stock Agreement]

STOCKHOLDERS:

RONALD J. SZNAIDER

By:

HEATHER GOODMAN AND DOUG RAETZ, TENANTS IN COMMON

By:

Heather Goodman

By:
Doug Raetz

V DONARGO LLC

By:
Name:
Title:

NCCII CO-INVEST LLC

By:
Name:
Title:

LARRY M PAULSON AND GRETCHEN V PAULSON FAMILY TRUST DATED SEPT 4, 2019, AND ANY AMENDMENTS THERETO

By:
Name:
Title:

NEW FRONTIER LLC

By:
Name:
Title:

[Signature Page to Sponsor Restricted Stock Agreement]

ROBERT J. LAIKIN

By:

COOPER LAIKIN

By:

HANNA LAIKIN

By:

ZAK LAIKIN

By:

KNC I LLC

By:
Name:
Title:

KNC II LLC

By:
Name:
Title:

NOVUS CAPITAL ASSOCIATES, LLC

By:
Name:
Title:

CLIFF VENTURES LLC

By:
Name:
Title:

[Signature Page to Sponsor Restricted Stock Agreement]

WITNESS the execution of this Agreement as of the date first above written.

ENERGY VAULT, INC.

By:
Name:
Title:

[Signature Page to Sponsor Restricted Stock Agreement]

EXHIBIT A

Name and Address of Stockholder	Number of Shares
Robert J. Laikin 8556 Oakmont Lane Indianapolis, IN 46260	800,000
Zak Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382
Hanna Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382
Cooper Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382
Larry M Paulson and Gretchen V Paulson Family
Trust dated Sept 4 , 2019, and any amendments thereto PO Box 675133 Rancho Santa Fe, CA 92067	966,146
New Frontier LLC C/o Jeff Foster 517 Buckeye Trail West Lake Hills, TX 78746	966,146
Cliff Ventures LLC c/o Ryan Levy 1340 S Michigan Ave #104 Chicago, IL 60605	432,942
V Donargo LLC 2002 Stanhope Street Carmel, IN 46032	364,583
KNC I LLC 35 E Wacker Dr, Suite 2900 Chicago, IL 60601	1,082,357
KNC II LLC 35 E Wacker Dr, Suite 2900 Chicago, IL 60601	216,471
Ronald J. Sznaider 216 Radio Road River Falls, WI 54022	182,292
NCCII Co-Invest LLC 599 Lexington Ave, 25th Floor New York, NY 10022	607,639
Novus Capital Associates, LLC 8556 Oakmont Lane Indianapolis, IN 46260	1,111,111
Heather Goodman and Doug Raetz, Tenants in Common 3242 Divisadero Street San Francisco, CA 94123	291,667
Total:	7,187,500

[Signature Page to Sponsor Restricted Stock Agreement]

EXHIBIT E

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

[Attached]

Energy Vault Holdings, Inc.

Second Amended and Restated Certificate of Incorporation

Novus Capital Corporation II, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.The name of the corporation is Novus Capital Corporation II, which was the name under which the corporation was originally incorporated. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 29, 2020.

2.This Second Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of the stockholders of the corporation in accordance with the General Corporation Law of the State of Delaware.

3.The certificate of incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Energy Vault Holdings, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A.Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.Ranking.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.Voting.  Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3.Dividends.  Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.Liquidation.  Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

B.Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a)the designation of the series, which may be by distinguishing number, letter or title;

(b)the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d)the dates on which dividends, if any, shall be payable;

(e)the redemption rights and price or prices, if any, for shares of the series;

(f)the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g)the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)restrictions on the issuance of shares of the same series or any other class or series;

(j)the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k)any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH:  This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.Number of Directors; Election of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.Classes of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board.  The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D.Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

E.Vacancies.  Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

F.Removal.  Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 662/3% in voting power of the stock of the Corporation entitled to vote thereon.

G.Committees.  Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H.Stockholder Nominations and Introduction of Business.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH:  Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:  To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH:  The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

NINTH:  Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.

TENTH:  Except as otherwise required by law and subject to the terms of any series of preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of such meeting.

ELEVENTH:  If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH.  Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, Article EIGHTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

TWELFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board.  Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

THIRTEENTH:

A.Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

B.Personal Jurisdiction.  If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this ___________ day of ___________, 2021.

By:	/s/
Name:	[ ]
Title:	[ ]

EXHIBIT F

Form of Amended and Restated Bylaws of Surviving Corporation

[Attached]

Energy Vault Holdings, Inc.

Amended and Restated Bylaws

Article I

Stockholders

1.1Place of Meetings.  All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Energy Vault Holdings, Inc. (the “Corporation”), the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal executive office of the Corporation.  The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

1.2Annual Meeting.  The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held).  The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders.  For purposes of these Amended and Restated Bylaws (the “Bylaws”), the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

1.3Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called at any time by a resolution adopted by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons.  The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4Notice of Meetings.  Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.  Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given.  The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting).  The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.  If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.  If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5Voting List.  The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation.  If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.  Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6Quorum.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter.  A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

1.7Adjournments.  Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum.  If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8Voting and Proxies.  Each stockholder shall have such number of votes, if any, for each share of stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation.  Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law.  No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9Action at Meeting  When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of a majority of the votes cast (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the affirmative vote of a majority of the votes cast by shares of such class or series), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws.  For the avoidance of doubt, neither abstentions nor broker non-votes will be counted as votes cast for or against such matter.  Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Voting at meetings of stockholders need not be by written ballot.

1.10Nomination of Directors.

(a)Except for (1) any directors entitled to be elected by the holders of Preferred Stock, (2) any directors elected in accordance with Section 2.9 hereof by the Board to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election or re-election as directors.  Nomination for election to the Board at a meeting of stockholders may be made (i) by or at the direction of the Board (or any committee thereof) or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

(b)To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement and Plan of Reorganization, dated as of

September [    ], 2021, by and between Novus Capital Corporation II, NCCII Merger Corp., and Energy Vault, Inc., be deemed to have occurred on [       ] of such year); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, has determined will be filled at such special meeting, not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of the Corporation, and (6) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, and any Stockholder Associated Person (as defined below), (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder, such beneficial owner or such Stockholder Associated Person to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination.  Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.10 are hereinafter referred to as a “Nominee Solicitation Statement.”  Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date.  In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders.  The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines.  A stockholder shall not have complied with this Section 1.10(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.  For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c)Without exception, no person shall be eligible for election or re-election as a director of the Corporation at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 1.10.  In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.  The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including the previous sentence of this Section 1.10(c)), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(e)Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation.  For purposes of this Section 1.10, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)For purposes of this Section 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 1.10 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Section 1.10 shall be the exclusive means for a stockholder to make nominations.  Nothing in this Section 1.10 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

1.11Notice of Business at Annual Meetings.

(a)At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (3) properly brought before the annual meeting by a stockholder.  For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 1.11(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of Business Combination be deemed to have occurred on [May 15] of such year); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth:  (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner and of any Stockholder Associated Person, (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any material interest of such stockholder, such beneficial owner or any Stockholder Associated Person and the respective affiliates and associates of, or others acting in concert with, such stockholder, such beneficial owner or any Stockholder Associated Person in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal.  Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.11 are hereinafter referred to as a “Business Solicitation Statement.”  Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date.  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.11.  A stockholder shall not have complied with this Section 1.11(b) if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.11.

(c)Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 1.11.  In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.  The chairman of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.11 (including the previous sentence of this Section 1.11(c)), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)Except as otherwise required by law, nothing in this Section 1.11 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any proposal submitted by a stockholder.

(e)Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(f)For purposes of this Section 1.11, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.10.

(g)Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.11; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.11 (including paragraph (a)(3) hereof), and compliance with paragraph (a)(3) of this Section 1.11 shall be the exclusive means for a stockholder to submit business.  Nothing in this Section 1.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

1.12Conduct of Meetings.

(a)Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board.  The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting.  Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed.  After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)In advance of any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof.  One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation.  Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.  The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.  Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

Article II

Directors

2.1General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2Number, Election and Qualification.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board.  Election of directors need not be by written ballot.  Directors need not be stockholders of the Corporation.

2.3Chairman of the Board; Vice Chairman of the Board.  The Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation.  If the Board appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws.  If the Board appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board.  Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.

2.4Classes of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated:  Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board.  The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.  If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

2.5Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, and except as set forth in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

2.6Quorum.  A majority of the Whole Board shall constitute a quorum of the Board.  If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.  A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.7Action at Meeting.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law or by the Certificate of Incorporation or these Bylaws.

2.8Removal.  Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.

2.9Vacancies.  Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.

Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

2.10Resignation.  Any director may resign only by delivering a resignation in writing or by electronic transmission to the Chairman of the Board or the Chief Executive Officer.  Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.11Regular Meetings.  Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination.  A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.12Special Meetings.  Special meetings of the Board may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.13Notice of Special Meetings.  Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Chairman of the Board, the Chief Executive Officer, the Secretary or by the officer or one of the directors calling the meeting.  Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting.  A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.14Meetings by Conference Communications Equipment.  Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.15Action by Consent.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.16Committees.  The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.  Each such committee shall keep minutes and make such reports as the Board may from time to time request.  Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board.  Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.17Compensation of Directors.  Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine.  No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

Article III

Officers

3.1Titles.  The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board and shall include, but not be limited to, a Chief Executive Officer, a President and a Chief Financial Officer.  Additional Executive Officers may be appointed by the Board from time to time.  In addition to the Executive Officers of the Corporation described above, there may also be such “Non-Executive Officers” of the Corporation as may be designated and appointed from time to time by the Board or the Chief Executive Officer of the Corporation in accordance with the provisions of Section 3.2 of these Bylaws. In addition, the Secretary and Assistant Secretaries of the Corporation may be appointed by the Board from time to time.

3.2Appointment.  The Executive Officers of the Corporation shall be chosen by the Board, subject to the rights, if any, of an Executive Officer under any contract of employment.  Non-Executive Officers of the Corporation shall be chosen by the Board or the Chief Executive Officer of the Corporation.

3.3Qualification.  No officer need be a stockholder.  Any two or more offices may be held by the same person.

3.4Tenure.  Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5Removal; Resignation.  Subject to the rights, if any, of an Executive Officer under any contract of employment, any Executive Officer may be removed, either with or without cause, at any time by the Board at any regular or special meeting of the Board.  Any Non-Executive Officer may be removed, either with or without cause, at any time by the Chief Executive Officer of the Corporation or by the Executive Officer to whom such Non-Executive Officer reports.  Any officer may resign only by delivering a resignation in writing or by electronic transmission to the Chief Executive Officer.  Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

3.6Vacancies.  The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.

3.7President; Chief Executive Officer.  Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation.  The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board.  The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

3.8Chief Financial Officer.  The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer.  In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

3.9Vice Presidents.  Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe.  The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.

3.10Secretary and Assistant Secretaries.  The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe.  In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11Salaries.  Executive Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board or a committee thereof.

3.12Delegation of Authority.  The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

3.13Execution of Contracts.  Each Executive Officer and Non-Executive Officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances or any other document or instrument which (i) is authorized by the Board or (ii) is executed in accordance with policies adopted by the Board from time to time, except in each case where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

Article IV

Capital Stock

4.1Issuance of Stock.  Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.

4.2Stock Certificates; Uncertificated Shares.  The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares.  Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form.  Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3Transfers.  Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws.  Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation.  Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require.  Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.4Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

4.5Record Date.  In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such action.  If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

4.6Regulations.  The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

4.7Dividends.  Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

Article V

General Provisions

5.1Fiscal Year.  Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2Corporate Seal.  The corporate seal shall be in such form as shall be approved by the Board.

5.3Waiver of Notice.  Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person.  Neither the business nor the purpose of any meeting need be specified in any such waiver.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4Voting of Securities.  Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Chief Financial Officer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to, the securities of any other entity which may be held by this Corporation.

5.5Evidence of Authority.  A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6Certificate of Incorporation.  All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

5.7Severability.  Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8Pronouns.  All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9Electronic Transmission.  For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article VI

Amendments

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Whole Board or by the stockholders as expressly provided in the Certificate of Incorporation.

Article VII

Indemnification and Advancement

7.1Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.  Subject to Section 7.3, the Corporation shall indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

7.2Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.  Subject to Section 7.3, the Corporation shall indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3Authorization of Indemnification.  Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.  Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation.  To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4Good Faith Defined.  For purposes of any determination under Section 7.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise.  The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent.  The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or 7.2, as the case may be.

7.5Right of Claimant to Bring Suit.  Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if a claim under Sections 7.1 or 7.2 of the Article VII is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable.  It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct.  If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6Expenses Payable in Advance.  Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid, to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended, by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII.

7.7Nonexclusivity of Indemnification and Advancement of Expenses.  The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law.  The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9Certain Definitions.  For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.  For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11Limitation on Indemnification.  Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit or proceeding (or part thereof):

(a)for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 7.5 or (iv) otherwise required by applicable law; or

(e)if prohibited by applicable law.

7.12Contract Rights.  The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

EXHIBIT G

Directors and Officers of the Surviving Corporation and Novus

Directors

1.  Larry M. Paulson

2.  Robert Piconi

3.  Bill Gross

4.  Henry Elkus

5.  Krishna Kolluri

6.  Tahsinul Zia Huque

Officers

1.Robert Piconi – Chief Executive Officer

2.Andrea Wuttke – Chief Financial Officer

3.Andrea Pedretti – Chief Technical Officer

ANNEX B

Energy Vault Holdings, Inc.

Second Amended and Restated Certificate of Incorporation

Novus Capital Corporation II, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.The name of the corporation is Novus Capital Corporation II, which was the name under which the corporation was originally incorporated. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 29, 2020.

2.This Second Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of the stockholders of the corporation in accordance with the General Corporation Law of the State of Delaware.

3.The certificate of incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Energy Vault Holdings, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A.Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.Ranking.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.Voting.  Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3.Dividends.  Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.Liquidation.  Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

B.Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a)the designation of the series, which may be by distinguishing number, letter or title;

(b)the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d)the dates on which dividends, if any, shall be payable;

(e)the redemption rights and price or prices, if any, for shares of the series;

(f)the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g)the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)restrictions on the issuance of shares of the same series or any other class or series;

(j)the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k)any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH:  This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.Number of Directors; Election of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.Classes of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board.  The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D.Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

E.Vacancies.  Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

F.Removal.  Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

G.Committees.  Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H.Stockholder Nominations and Introduction of Business.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH:  Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:  To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH:  The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

NINTH:  Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.

TENTH:  Except as otherwise required by law and subject to the terms of any series of preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of such meeting.

ELEVENTH:  If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH.  Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, Article EIGHTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

TWELFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board.  Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66 1/2% in voting power of the stock of the Corporation entitled to vote thereon.

THIRTEENTH:

A.Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

B.Personal Jurisdiction.  If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this ___________ day of ___________, 2021.

By:	/s/
Name:	[ ]
Title:	[ ]

ANNEX C

[To be filed by amendment]

C-1

ANNEX D

LETTERHEAD OF CASSEL SALPETER & CO., LLC

September 6, 2021

Novus Capital Corporation II

8556 Oakmont Lane

Indianapolis, IN 4626

Attention: Special Committee of the Board of Directors

Members of the Special Committee of the Board of Directors:

We understand that Novus Capital Corporation II (“Novus”) intends to enter into a Business Combination Agreement and Plan of Reorganization (the “Agreement”) by and among Novus, NCII Merger Corp. (“Merger Sub”) and Energy Vault, Inc. (“Energy Vault”).  We have been advised that pursuant to the Agreement, among other things (i) Merger Sub will merge with Energy Vault (the “Merger”), (ii) Energy Vault will survive the Merger as a wholly owned subsidiary of Novus, and (iii) the outstanding shares of common stock, par value $0.0001 per share (“Energy Vault Common Stock”), of Energy Vault (including shares of preferred stock of Energy Vault (“Energy Vault Preferred Stock”) that have been converted to shares of Energy Vault Common Stock (other than shares of Energy Vault Series C Preferred Stock)) and the outstanding shares of Energy Vault Series C Preferred Stock will be converted into the right to receive, in the aggregate, a number of shares of Class A Common Stock, par value $0.0001 per share (“Novus Class A Common Stock”), of Novus (the “Aggregate Closing Merger Consideration”), (iv) immediately prior to the Merger, Novus will assume obligations of Energy Vault related to amounts funded for unissued shares of Series C preferred stock of Energy Vault (the “Energy Vault Interim Period Convertible Preferred Obligation”) and (v) in connection with the Merger, the principal and accrued interest payable in respect of the Energy Vault Interim Period Convertible Preferred Obligation will be converted into a number of shares (in the aggregate, the “Aggregate Energy Vault Interim Period Convertible Preferred Conversion Consideration” and, together with the Aggregate Closing Merger Consideration, the “Aggregate Closing Consideration”) of Novus Class A Common Stock.  We also have been advised that (i) prior to the Merger, all outstanding shares of Energy Vault Preferred Stock (other than shares of Energy Vault Series C Preferred Stock) will be converted into shares of Energy Vault Common Stock and (ii) following the Merger, certain former holders of Energy Vault equity will have the right to be issued additional shares of Novus Class A Common Stock (the “Earnout Shares”) in accordance with and subject to the conditions set forth in the Agreement.

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors of Novus (the “Board”) as to whether, as of the date of this Opinion, the Aggregate Closing Consideration to be issued by Novus in connection with the Merger pursuant to the Agreement is fair, from a financial point of view, to Novus.  For purposes of our analyses and this Opinion we have, at your direction, assumed that (i) each share of Novus Class A Common Stock has a value equal to $10.00 per share (with such $10.00 value being based on the Novus’s initial public offering and Novus’s approximate cash per outstanding share of Novus Class A Common Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Class B Common Stock, par value $0.0001 per share (“Novus Class B Common Stock” and, together with the Novus Class A Common Stock, the “Novus Common Stock”), of Novus or any warrants to purchase Novus Common Stock and notwithstanding the price at which shares of Energy Vault Series C Preferred Stock have been or will be issued)), (ii) the Aggregate Closing Consideration will consist of 114,760,000 shares of Novus Class A Common Stock, and (iii) the Aggregate Closing Consideration has a value equal to $1,147,600,000.  In addition, for purposes of our analyses and this Opinion, at your direction, we did not evaluate or take into account the Earnout Shares.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

•	Reviewed a draft, dated September 6, 2021, of the Agreement.
•	Reviewed certain publicly available financial information and other data with respect to Novus and Energy Vault that we deemed relevant.
•

Reviewed certain other information and data with respect to Novus and Energy Vault made available to us by Novus and Energy Vault, including financial projections with respect to the future financial performance of Energy Vault prepared by management of Energy Vault as adjusted by management of Energy Vault (the “Projections”) and other internal financial information furnished to us by or on behalf of Novus and Energy Vault.

•	Considered and compared the financial and operating performance of Energy Vault with that of companies with publicly traded equity securities that we deemed relevant.
•	Discussed the business, operations, and prospects of Energy Vault and the proposed Merger with Novus’s and Energy Vault’s management and certain of Novus’s and Energy Vault’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Aggregate Closing Consideration to be issued by Novus in connection with the Merger pursuant to the Agreement is fair, from a financial point of view, to Novus.  It does not address any other terms, aspects, or implications of the Merger, the Agreement or any related or other transaction or agreement, including, without limitation, (i) the Amended and Restated Registration Rights Agreement to be entered into by Novus, certain stockholders of Energy Vault and certain stockholders of Novus; the Lock-Up Agreement to be entered into by certain stockholders of Energy Vault and certain stockholders of Novus; the subscription agreements with certain investors pursuant to which such investors will agree to purchase shares of Novus Common Stock at a purchase price of $10.00 per share in a private placement or placements (the “Private Placements”); the Sponsor Support Agreement to be entered into certain stockholders of Novus; or the Sponsor Restricted Stock Agreement to be entered into by certain stockholders of Novus, (ii) the Earnout Shares, (iii) the fairness of the portion of the Aggregate Closing Consideration to be issued to holders of Energy Vault Common Stock or the fairness of the portion of the Aggregate Closing Consideration to be issued to holders of Energy Vault Series C Preferred Stock or holders of the Energy Vault Interim Period Convertible Preferred Obligations taken separately or relative to one another, (iv) the fairness of the Merger, or all or anyportion of the Aggregate Closing Consideration, to any security holders of Novus, Energy Vault or any other person or any creditors or other constituencies of Novus, Energy Vault or any other person, (v) the appropriate capital structure of Novus or whether Novus should be issuing debt or equity securities or a combination of both in connection with the Merger, (vi) any capital raising or financing transaction contemplated by Novus or Energy Vault, including, without limitation, the Private Placements, nor (vii) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Aggregate Closing Consideration or otherwise.  We are not expressing any view or opinion as to what the value of shares of Novus Common Stock or any other security of Novus actually will be when issued in connection with the Merger or the prices at which Novus Common Stock, Energy Vault Common Stock, Energy Vault Preferred Stock or any other security of Novus or Energy Vault may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for Novus, or the merits of the underlying decision by the Committee, the Board or Novus to engage in or consummate the Merger.  The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us.  In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving Novus.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of Novus’s and Energy Vault’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  We also have relied upon, without independent verification, the assessments of the management of Novus and Energy Vault as to Energy Vault’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development and marketing of such technology, products and services; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion.  We are not legal, tax, accounting, environmental, regulatory, technology or science advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, regulatory, technology or science matters relating to Novus, Energy Vault, the Merger, or otherwise.  We understand and have assumed that the Committee has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, technology, science and other professionals, that such advice is sound and reasonable and that the Committee and Novus has acted or will act in accordance therewith.

Energy Vault has advised us and we have with your agreement assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Energy Vault with respect to the future financial performance of Energy Vault, and we have assumed, at your direction, that the Projections provide a reasonable basis upon which to analyze and evaluate Energy Vault and form an opinion.  At your direction, we have used and relied upon the Company Projections for purposes of our analyses and this Opinion.  We express no view or opinion with respect to the Projections or the assumptions on which they are based.  We have not evaluated the solvency or creditworthiness of Novus, Energy Vault or any other party to the Merger, the fair value of Novus, Energy Vault or any of their respective assets or liabilities, or whether Novus, Energy Vault or any other party to the Merger is paying or receiving reasonably equivalent value in connection with the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of Novus, Energy Vault or any other party to the Merger to pay its obligations when they come due.  We have not physically inspected Novus’s or Energy Vault’s properties or facilities and have not made or obtained any evaluations or appraisals of Novus’s or Energy Vault’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities).  We have not attempted to confirm whether Novus and Energy Vault have good title to their respective assets.  Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Committee, the Board, Novus, or any other party.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Novus, Energy Vault or the Merger.  We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion.  We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement.  We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Merger or the issuance of the Earnout Shares set forth in the Agreement will be satisfied.  You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Transaction, the securities, assets, businesses or operations of Novus, Energy Vault or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board, Novus or any other party with respect to alternatives to the Merger.  Our analyses and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof.  Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Committee for the use and benefit of the members of the Committee (in their capacities as such) and, as requested by the Committee, for the use and benefit of the members of the Board (in their capacities as such) in connection with the Committee’s and, as applicable, the Board’s evaluation of the Merger.  This Opinion is not intended to and does not constitute advice or a recommendation to any of Novus’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise, including, without limitation, whether any such stockholder should redeem their shares or whether any party should participate in the Private Placements.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger.  In addition, Novus has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion.  In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Aggregate Closing Consideration to be issued by Novus in connection with the Merger pursuant to the Agreement is fair, from a financial point of view, to Novus.

Very truly yours,

/s/Cassel Salpeter & Co., LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, Energy Vault will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that Energy Vault will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Energy Vault will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Energy Vault arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.   Exhibits and Financial Statement Schedules

Exhibit		Incorporated by Reference
Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date

2.1	Business Combination Agreement and Plan of Reorganization, dated September 8, 202, by and among Novus, Merger Sub and Energy Vault (included as Annex A to this proxy statement/prospectus)	Form 8-K	001-39982	2.1	September 9, 2021
3.1	Certificate of Incorporation of Novus	Form S-1	333-252079	3.1	January 13, 2021
3.2	Amended and Restated Certificate of Incorporation of Novus (included as Annex B to this proxy statement/prospectus)	Form 8-K	001-39982	3.1	February 8, 2021

Exhibit		Incorporated by Reference
Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date

3.3	Bylaws of Novus	Form S-1	333-252079	3.3	January 13, 2021
3.4	Form of Amended and Restated Certificate of Incorporation of Combined Company (included in Exhibit 2.1)	Form 8-K	001-39982	2.1	September 9, 2021
3.5	Form of Amended and Restated Bylaws of Combined Company (included in Exhibit 2.1)	Form 8-K	001-39982	2.1	September 9, 2021
4.1	Specimen Unit Certificate of Novus	Form S-1	333-252079	4.1	January 13, 2021
4.2	Specimen Class A Common Stock Certificate of Novus	Form S-1	333-252079	4.2	January 13, 2021
4.3	Specimen Warrant Certificate of Novus	Form S-1	333-252079	4.3	January 13, 2021
4.4+	Specimen Common Stock Certificate of Combined Company
4.5	Warrant Agreement, dated February 3, 2021, by and between Continental Stock Transfer & Trust Company and Novus	Form 8-K	001-39982	4.1	February 8, 2021
5.1+	Opinion of Blank Rome LLP regarding the validity of the securities
10.1	Business Combination Marketing Agreement, dated February 3, 2021, between Novus and Cowen	Form 8-K	001-39982	1.2	February 8, 2021
10.2	Investment Management Trust Agreement, dated February 3, 2021, by and between Continental Stock Transfer & Trust Company and Novus	Form 8-K	001-39982	10.2	February 8, 2021
10.3	Registration Rights Agreement, dated February 3, 2021, by and among Novus and certain stockholders	Form 8-K	001-39982	10.3	February 8, 2021
10.4	Form of Amended and Restated Registration Rights Agreement, by and among Novus, Novus Initial Stockholders and New Holders (included in Exhibit 2.1)	Form 8-K	001-39982	2.1	September 9, 2021
10.5	Form of Promissory Note of Novus	Form S-1	333-252079	10.1	January 13, 2021
10.6	Stockholder Support Agreement, dated September 8, 2021, by and among Novus and certain stockholders	Form 8-K	001-39982	10.1	September 9, 2021
10.7	Sponsor Support Agreement, dated as of September 8, 2021, by and among Novus and the Initial Stockholders	Form 8-K	001-39982	10.2	September 9, 2021
10.8	Form of PIPE Subscription Agreement	Form 8-K	001-39982	10.3	September 9, 2021
10.9	Warrant Subscription Agreement, dated February 2, 2021, by and between Novus and NCCII	Form S-1	333-252079	10.7	January 13, 2021
10.10	Form of Letter Agreement from Novus’s officers and directors and other initial stockholders	Form S-1	333-252079	10.2	January 13, 2021
10.11	Form of Lock-Up Agreement (included in Exhibit 2.1)	Form 8-K	001-39982	2.1	September 9, 2021
10.12	Form of Sponsor Restricted Stock Agreement, by and among Novus, Novus Initial Stockholders and Energy Vault	Form 8-K	001-39982	2.1	September 9, 2021
10.13+	Energy Vault Holdings, Inc. 2021 Equity Incentive Plan (included as Annex C to this proxy statement/prospectus)

Exhibit		Incorporated by Reference
Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date

10.14	Form of Indemnity Agreement	Form S-1	333-252079	10.11	January 13, 2021
10.15**	Energy Vault, Inc. 2017 Stock Incentive Plan
10.16**	Energy Vault, Inc. 2020 Stock Plan
10.17**	Offer Letter, dated September 16, 2019, by and between Energy Vault, Inc. and Robert Piconi.
10.18**	Employment Agreement, dated January 1, 2018, by and between Energy Vault SA and Robert Piconi.
10.19**	Amendment No. 1 to Employment Agreement, dated December 4, 2020, by and between Energy Vault SA and Robert Piconi.
10.20**	Amendment No. 2 to Employment Agreement, dated December 4, 2020, by and between Energy Vault SA and Robert Piconi.
10.21**	Offer Letter, dated September 17, 2019, by and between Energy Vault, Inc. and Marco Terruzzin.
10.22**	Offer Letter, dated October 12, 2020, by and between Energy Vault, Inc. and Andrea Pedretti.
10.23**	Employment Agreement, dated August 1, 2019, by and between Energy Vault SA and Andrea Pedretti
10.24**	Updated Offer Letter, dated January 12, 2021, by and between Energy Vault and Richard Cooperstein.
10.25**	Separation Agreement and Release, dated July 30, 2021, by and between Energy Vault, Inc. and Richard Cooperstein.
10.26**	Offer Letter, dated February 11, 2021, by and between Energy Vault, Inc. and Christopher Wiese.
10.27**	Employment Agreement, dated August 1, 2019, by and between Energy Vault SA and Merrick Kerr.
10.28**	Offer Letter, dated March 29, 2021, by and between Energy Vault, Inc. and Andrea Wuttke.
10.29**	Offer Letter, dated August 27, 2021, by and between Energy Vault, Inc. and Richard Espy.
10.30**	Offer Letter, dated August 30, 2021, by and between Energy Vault, Inc. and Gonca Icoren.
10.31**	Series B-1 Preferred Stock Purchase Agreement, dated December 22, 2020, by and among Energy Vault, Inc. and the purchasers listed on Exhibit A thereto.

Exhibit		Incorporated by Reference
Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date

10.32**	Series C Preferred Stock Purchase Agreement, dated August 30, 2021, by and among Energy Vault, Inc. and the purchasers listed on Exhibit A thereto.
10.33**	Amended and Restated Investor Rights Agreement, dated August 30, 2021, by and among Energy Vault, Inc. and the investors listed on Schedule A thereto.
10.34**	Lease Agreement, dated October 15, 2019, by and between Westlake Partners and Energy Vault, Inc.
10.35**	Lease Agreement, dated October 14, 2019, by and between Castim SA and Energy Vault SA.
10.36**	Amendment to Lease Agreement, dated June 26, 2020, by and between Castim SA and Energy Vault SA.
10.37**	Extension to Lease Agreement, dated September 30, 2021, by and between Castim SA and Energy Vault SA.
23.1**	Consent of Marcum LLP, independent registered public accounting firm of Novus
23.2**	Consent of BDO USA, LLP, independent registered public accounting firm of Energy Vault
23.3+	Consent of Blank Rome LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to this Registration Statement on Form S-4)
99.1**	Consent of Robert Piconi to be named as a director
99.2**	Consent of Henry Elkus to be named as a director
99.3**	Consent of Cassel Salpeter & Co., LLC, financial advisor
99.4+	Preliminary Proxy Card
101.INS	XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
#	Indicates management contract or compensatory plan or arrangement.

+	To be filed by amendment.

*	Certain portions of this Exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.
**	Filed herewith.

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings

The undersigned registrant hereby undertakes:

A.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 15, 2021.

NOVUS CAPITAL
CORPORATION II

By:	/s/ Robert J. Laikin
Name: Robert J. Laikin
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert J. Laikin and Vincent Donargo, as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry M. Paulson	Chairman	October 15, 2021
Larry M. Paulson

/s/ Robert J. Laikin	Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2021
Robert J. Laikin

/s/ Vincent Donargo	Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2021
Vincent Donargo

/s/ Heather Goodman	Director	October 15, 2021
Heather Goodman

/s/ Hersch Klaff	Director	October 15, 2021
Hersch Klaff

/s/ Jeffrey Foster	Director	October 15, 2021
Jeffrey Foster

/s/ Ronald J. Sznaider	Director	October 15, 2021
Ronald J. Sznaider